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As filed with the Securities and Exchange Commission on June 1, 2004

Registration No. 333-115315

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIRVA, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4213 (Primary Standard Industrial Classification Code Number)	52-2070058 (I.R.S. Employer Identification Number)
700 Oakmont Lane Westmont, Illinois 60559 (630) 570-3000 (Address, including ZIP code, and telephone number, including area code, of Registrant's principal executive offices)

Ralph A. Ford
SIRVA, Inc.
Senior Vice President, General Counsel and Secretary
700 Oakmont Lane
Westmont, Illinois 60559
(630) 570-3000
(Name, address, including ZIP code, and telephone
number, including area code, of Registrant's agent for service)

Copies to:
Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Ronald Cami, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated June 1, 2004.

18,500,000 Shares

Common Stock

        The shares of common stock offered hereby are being sold by the selling stockholders identified in this prospectus. SIRVA, Inc. will not receive any of the proceeds from the sale of the shares being sold in this offering.

        Our common stock is listed on the New York Stock Exchange under the symbol "SIR". The last reported sale price of our shares on the New York Stock Exchange on May 28, 2004 was $24.73 per share.

        See "Risk Factors" beginning on page 10 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Selling Shareholders
Per Share	$	$	$
Total	$	$	$

        To the extent that the underwriters sell more than 18,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 2,775,000 shares from the selling stockholders at the offering price less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on                          , 2004.

Credit Suisse First Boston	Goldman, Sachs & Co.	Morgan Stanley

Deutsche Bank Securities

Banc of America Securities LLC

Citigroup

JPMorgan

Prospectus dated                          , 2004.

[Front Cover Fold Out Description: Map of world depicting SIRVA Relocation, northAmerican, Global, Pickfords, Maison Huet, ADAM, Kungsholms and Majortrans in the regions in which they operate, as well as triangles depicting where SIRVA's operating centers are located.]

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

PROSPECTUS SUMMARY

        The following is a summary of some of the information contained in this prospectus. It may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including "Risk Factors" beginning on page 10 and our consolidated financial statements and notes to those consolidated financial statements included in this prospectus, before making any investment decision. In this prospectus, the terms "SIRVA," "we" and "our" refer to SIRVA, Inc. and its subsidiaries and their respective predecessors in interest, unless the context otherwise requires. When we refer to "North American Van Lines" or "NAVL," we are referring to our wholly owned subsidiary, North American Van Lines, Inc., together with its subsidiaries and their predecessors in interest, unless the context otherwise requires.

Our Business

        We are a world leader in the global relocation industry, providing our solutions to a well-established and diverse customer base. We handle more than 365,000 relocations per year, including transferring corporate and government employees and moving individual consumers. We operate in more than 40 countries under well-recognized brand names including Allied®, northAmerican®, Global® and SIRVA Relocation in North America, Pickfords® in the United Kingdom, Maison Huet® in France, Kungsholms in Sweden, ADAM in Denmark, Majortrans Flytteservice in Norway and Allied Pickfords in the Asia Pacific region. We are redefining the global relocation market by combining our relocation service offerings with our proprietary moving services network on a global basis. This unique combination is driving our growth by addressing our corporate and government customers' needs for a comprehensive service offering with global reach from a single supplier. In addition, we offer a variety of services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside our proprietary agent network.

        Our service offerings include the following:

Global Relocation Solutions		Network Services
Home Sale	High-Value Products Moving	Insurance
Household Goods Moving	Storage	Vehicle Repair and Maintenance
Home Purchase	Office Moving	Group Purchasing Organization
Mortgage Services	Records Management	Fuel and Tire Discount Programs
Expatriate Services	Visa and Work Permits
Real Estate Title Services	Expense Management

        The market for relocation and related services is large and highly fragmented. We estimate that the worldwide aggregate annual value of these services provided by in-house and third-party providers is more than $50 billion. We are a leader in the outsourced portion of this market. The outsourcing of relocation services has been increasing, driven by the administrative and cost efficiencies and superior service levels offered by outside providers. We believe that, over time, third-party providers will continue to increase their share of corporate relocation spending.

        Our financial results reflect our ability to grow market share and improve our operating performance even in a difficult economic environment. For the twelve months ended March 31, 2004, we had operating revenues and income from operations of $2.4 billion and $129.8 million, respectively. These represent increases of 8% and 28% over our operating revenues and income from operations, respectively, for the twelve-month period ended March 31, 2003, resulting from a combination of internally generated and acquisition growth. We would also expect our future financial results to benefit from an improving economy as corporations increase spending on relocation.

        Our business operates in four segments: Relocation Solutions—North America, Relocation Solutions—Europe & Asia Pacific, Network Services and Transportation Solutions. We sometimes refer to our Relocation Solutions—North America and Relocation Solutions—Europe & Asia Pacific segments together as Global Relocation Solutions.

Income from Operations by Segment for the twelve months ended March 31, 2004	Income from Operations by Geography for the twelve months ended March 31, 2004

  Global Relocation Solutions.

        We offer a comprehensive suite of relocation solutions to our more than 2,500 corporate and government customers around the world, providing a wide variety of services including the sale of employees' homes, movement of their household goods, purchase of their new homes and provision of destination services. In addition, we provide our corporate customers with moving services for products that require special handling and constant monitoring due to their high value. Our relocation solutions services are provided by a team of over 6,000 employees around the world and a network of agents and other service providers.

        While most of the corporate relocations originate from the United States and the United Kingdom, our relocation services are provided through our operating centers throughout the world to meet the global relocation needs of our corporate customers: six in the United States, five in the United Kingdom, two in Australia, one in Belgium and one in Hong Kong. In each of these locations, our customer service and account management personnel interact with our corporate clients and their transferring employees on a regular basis.

        Our moving services for our corporate, military/government and consumer markets are provided through our worldwide proprietary agent network. Our corporate, military/government and consumer businesses around the world completed approximately 134,000, 46,000 and 185,000 relocations, respectively, in 2003.

        In North America, we provide our moving services through our proprietary branded network of 750 agents who own the trucks and trailers used in moves and are responsible for packing, hauling, storage and distribution of household goods. We act as a network manager for our agents, providing, among other things, brand management, load optimization, billing, collection and claims handling. Outside of North America, we provide moving services through a network of company-owned and agent-owned locations in Europe and the Asia Pacific region.

  Network Services.

        We offer a variety of services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside our network. We developed these services using the knowledge of the needs of truck drivers, fleet owners and agents that we have accumulated from managing our proprietary agent network, operating our own fleets and drivers and from our frequent interactions with independent owner/operators.

        Services offered include insurance coverage such as vehicle liability, occupational accident, physical damage, and inland marine insurance coverage, as well as truck maintenance and repair services and group purchasing. In addition, we offer a suite of services including fuel, cell phone, tire services, legal assistance and retirement programs to the members of the National Association of Independent Truckers, or NAIT, an association of independent contract truck drivers we acquired in April 2002. This association currently has approximately 27,900 owner/operator members, and we believe there is substantial opportunity for continued growth.

  Transportation Solutions.

        Our transportation solutions business provides inventory management solutions, using proprietary asset management technology, to coordinate a variety of services such as order fulfillment, project-specific delivery management, and the tracing of products through customers' supply chains.

Our Competitive Strengths

        Global Industry Leader.    Our history in the industry, together with our relentless focus on delivering high-quality service and innovative solutions to our customers, have made our brands among the most recognized and trusted in the industry. We believe that we are the fastest growing global provider of relocation services, due in part to our high levels of customer satisfaction. Our Allied brand ranked first and our northAmerican brand ranked fourth in brand awareness and recognition among all U.S. moving companies in 2003. Allied and northAmerican had a 17% and 12% market share, respectively, in the U.S. moving industry in 2003. We believe that our Pickfords brand is a leading moving services brand in the United Kingdom and that ADAM, Kungsholms and Majortrans Flytteservice together are leaders in the Scandinavian market. With relocation operating centers in Chicago, Denver, Connecticut, Minneapolis, New Jersey, Cleveland, the United Kingdom, Belgium, Hong Kong and Australia and relocation service counselors and coordinators speaking over 30 languages, we can handle clients relocating to and from virtually anywhere in the world.

Worldwide	Worldwide	North America	North America
est. 2002	est. 1928	est. 1933	est. 1957

United Kingdom	Asia Pacific	France
est. 1756	est. 1926	est. 1898

        Comprehensive Relocation Solutions.    We can deliver our relocation services through a single point of contact, which provides our corporate customers and their employees with high-quality service at a low cost. Our single source solution offers an attractive value proposition for corporations looking to reduce the administrative costs and burdens associated with employee relocations. As a leading global relocation solutions provider with a proprietary global moving services fulfillment network, we are able to provide moving capacity and quality to customers even during periods of peak demand. Our product breadth allows us to deliver innovative and tailored solutions to better meet our customers' needs. For example, we offer both a traditional cost-plus model to corporate customers and a fixed fee alternative, set as a percentage of the value of a relocating employee's home. Our fixed fee alternative is gaining increasing recognition and usage from our clients who seek to reduce their overall cost and risk.

        Diverse and Stable Revenue Base.    We believe that the diversified nature of our business, which results from our geographic reach, range of product offerings and broad customer base, creates a stable business platform with predictable service volumes that mitigates the effects of economic cycles. During 2003, no single customer, other than the U.S. military/government, accounted for more than 2% of our operating revenues. The U.S. military/government business comprised approximately 7% of our operating revenues in 2003, generated from services provided to over 160 military bases and 70 government service agencies worldwide each of which typically makes its own carrier selection. The following table of our 2003 relocations illustrates the global breadth and diversity of our relocation business:

	North America	Europe	Asia Pacific	Total
	(rounded to nearest thousand)
Corporate	71,000	27,000	36,000	134,000
Military/Government	39,000	5,000	2,000	46,000
Consumer	129,000	36,000	20,000	185,000

Total	239,000	68,000	58,000	365,000

        Attractive Financial Model.    Our business has several attractive financial features, including:

  •
  Strong Cash Flow and Low Capital Requirements. Due to our asset-light business model, limited need for additional working capital as we grow and moderate capital expenditures, our business generates strong cash flows that are available for reinvestment in our business, debt service, acquisitions and other uses.

  •
  Positioned to Benefit from an Improving Economy. With our strong market share among corporate customers, we believe that we are well-positioned to benefit from any increased volume of corporate relocations that may result from an improving economy. For the first time in three years, we experienced a year-over-year increase in moving volumes in the quarter ended March 31, 2004, compared to the first quarter of 2003. We expect that these increases in the volume of our relocations should result in high incremental operating profit because our infrastructure can support significant revenue growth without a proportional increase in expenditures.

  •
  Multiple Opportunities for Profitable Growth. Our broad base of customers, wide range of product and service offerings and geographic breadth provide multiple opportunities to grow profitably.

Our Strategies

        We intend to focus on the following strategies to grow our revenues and profits:

  Grow Relocation Solutions.

  •
  Cross-Sell Services to Existing SIRVA Customers. We believe that cross-selling our full suite of relocation solutions to our existing U.S. corporate customers represents a substantial growth opportunity. Of our 2,500 corporate customers, only 136 purchase both relocation and moving services from us. We believe that we have the opportunity, on average, to more than triple our revenue from a customer by converting it from one utilizing only our moving services to one using our combined offering of moving and relocation services. To address this opportunity, we have realigned our corporate sales and marketing functions, as well as our agents, to better present this combined service offering to our corporate customers around the world.

  •
  Grow Corporate Customer Base. We intend to continue to use our comprehensive product offering, high customer satisfaction ratings, well-recognized brands and the trend towards corporate outsourcing to grow our corporate customer base and increase our share of our existing customer base. In the twelve months ended March 31, 2004, we won approximately 225 new contracts from corporate customers, which helped to drive our revenue growth. In the quarter ended March 31, 2004, this growth continued as our relocation initiations increased 27% compared to the first quarter of 2003, a portion of which was driven by new corporate customers. We expect new relocation contracts to continue to be a major driver of growth for the remainder of 2004, although there can be no assurances because many of our contracts are terminable by the customer on short notice and none of them specifies a minimum transaction volume.

  •
  Expand Geographically. We intend to increase our market share internationally as we continue to develop our global relocation solutions platform. We believe that the European and Asian market opportunities are considerable, as the markets are large and the corporate outsourcing trend is at an earlier stage of development. We are approaching this international opportunity from a position of strength, with leading market share positions in Europe, Australia and Asia.

        Grow Network Services.    We intend to continue to grow our Network Services business as we focus on the needs of our agents, independent owner/operators and small fleet owners. We have accumulated a deep knowledge of this market from managing our proprietary agent network, operating our own fleets and drivers around the world and from frequent interactions with independent owner/operators. This gives us an advantage in bringing value-added services, like our insurance programs, to this historically underserved market. In addition, our ability to grow our independent owner/operator driver base has been enhanced by our acquisition of NAIT in 2002, whose membership has grown from approximately 13,300 members in April 2002, when we acquired NAIT, to approximately 27,900 as of March 31, 2004.

        Continue to Improve Operating Efficiency.    We continually seek to improve our financial and operating performance through cost savings and productivity improvements. Our operating revenues per employee for the three months ended March 31, 2004 were 7.9% higher than they were for the three months ended March 31, 2003. We are very focused on improving our cost position in every area of our business. We continuously drive variable cost and fixed cost productivity across each business segment and believe there is significant potential to increase productivity in the future.

        Pursue Targeted Acquisitions.    We have a history of successfully integrating acquisitions to fill out our service offerings and geographic needs. Our industry expertise and brand strength have enabled us to improve the performance of the companies we acquire. We will continue to target opportunistic acquisitions that appropriately expand our capabilities. For example, we recently acquired PRS Europe, a Belgian-based relocation services provider, and Rettenmayer Internationale, a German-based moving and relocation business, to expand our geographic reach, as well as Relocation Dynamics, to expand our customer base. We also recently acquired MovePak, a program administrator for a moving and storage insurer, which opened up a new customer channel to enhance growth opportunities in the Network Services segment.

Corporate History

        Clayton, Dubilier & Rice Fund V Limited Partnership, our largest stockholder, organized us to acquire North American Van Lines, which we acquired on March 29, 1998. North American Van Lines was originally organized in 1933. Since 1998, we have completed other acquisitions, including the acquisition of the Allied and Pickfords businesses from Exel plc on November 19, 1999. As we built our strength in moving services, we saw a significant opportunity to use this strength to become a leading provider of comprehensive relocation services for our corporate moving customers. To take advantage of this opportunity, we added comprehensive relocation capabilities in 2002 through our acquisitions of the relocation services business of Cooperative Resource Services, Ltd., or CRS, now known as SIRVA Relocation, and Rowan Simmons Relocation Ltd.

        We completed an initial public offering and a listing of shares of our common stock on the New York Stock Exchange, or NYSE, on November 25, 2003.

* * *

Principal Stockholders

        Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership own approximately 39.3% and 16.3% of our outstanding common stock, respectively, and will own approximately 23.3% and 9.7%, respectively, following the completion of this offering. They are private investment funds managed by Clayton, Dubilier & Rice, Inc. Of the nine members of our board of directors, two are principals of Clayton, Dubilier & Rice, Inc.

* * *

        Our principal executive offices are located at 700 Oakmont Lane, Westmont, Illinois 60559. Our phone number is (630) 570-3000.

The Offering

Shares of common stock offered by selling stockholders	18,500,000
Shares of common stock outstanding after the offering	73,225,608
Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.
New York Stock Exchange Symbol	SIR

        Unless we specifically state otherwise, all information in this prospectus:

  •
  assumes no exercise of the over-allotment option granted by the selling stockholders to the underwriters; and

  •
  assumes that the outstanding warrant issued to an affiliate of Exel plc at an exercise price of $12.62 per share will be exercised in full prior to the completion of the offering and that 2,773,116 shares of common stock will be issued upon such exercise.

        The above information regarding shares outstanding before and after the offering is based on the number of shares of common stock outstanding as of May 27, 2004. The number of shares outstanding excludes 12,096,672 shares reserved for issuance under stock option and incentive plans, of which options to purchase 5,911,486 shares at an average exercise price of $10.70 were outstanding as of May 28, 2004.

Risk Factors

        You should consider carefully all the information included in this prospectus and, in particular, the specific factors set forth under "Risk Factors" beginning on page 10 for risks involved in investing in our common stock.

 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table presents our summary consolidated financial and other data as of and for the periods indicated. You should read the following financial information in conjunction with "Capitalization," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. Share and per share information set forth below have been adjusted to reflect the split of each share of our common stock into 3.17 shares of common stock by way of reclassification that was approved by our board of directors on November 7, 2003 and that became effective on November 24, 2003.

        We derived our summary consolidated statement of operations data for each of the years in the three year period ended December 31, 2003 from our audited consolidated financial statements included elsewhere in this prospectus. Our summary consolidated balance sheet and statement of operations data as of and for the three months ended March 31, 2004 and our summary consolidated statement of operations data for the three months ended March 31, 2003, respectively, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements reflect all adjustments, including usual recurring adjustments, which in the opinion of management, are necessary for the fair presentation of that information as of and for the periods presented. Our results for the interim periods are not necessarily indicative of the results that you should expect for the full year or in the future.

	Years Ended December 31,			(Unaudited) Three Months Ended March 31,
	2001	2002	2003	2003	2004
	(Dollars in millions except per share data)
Statement of Operations Data:
Operating revenues(1)
Relocation Solutions—North America	$1,652.1	$1,544.4	$1,602.9	$315.5	$325.0
Relocation Solutions—Europe & Asia Pacific	387.1	408.0	478.2	101.3	131.3

Global Relocation Solutions	2,039.2	1,952.4	2,081.1	416.8	456.3
Network Services	84.2	125.0	163.2	35.5	46.5
Transportation Solutions	125.9	108.2	105.6	21.9	26.2

Total Operating Revenues	$2,249.3	$2,185.6	$2,349.9	$474.2	$529.0

Purchased Transportation Expense(1)	$1,438.8	$1,303.2	$1,299.9	$255.9	$263.3
Other direct expense	$426.4	$463.9	$576.1	$123.6	$154.9

Gross margin	$384.1	$418.5	$473.9	$94.7	$110.8

Income from operations(2)
Relocation Solutions—North America	$15.1	$41.0	$59.8	$1.9	$2.1
Relocation Solutions—Europe & Asia Pacific	26.0	24.8	30.2	3.6	5.3

Global Relocation Solutions	41.1	65.8	90.0	5.5	7.4
Network Services	18.5	26.5	36.7	8.1	9.5
Transportation Solutions	(6.3)	3.3	4.1	(0.5)	0.5
Corporate	(0.8)	(1.3)	(4.6)	(0.3)	(1.0)

Total income from operations	$52.5	$94.3	$126.2	$12.8	$16.4

Net income (loss)(2)	$(16.9)	$20.8	$19.0	$(1.5)	$6.4

Per Share Data:
Net income (loss) per share—basic(2)(3)	$0.33	$0.33	$0.29	$(0.05)	$0.09
Net income (loss) per share—diluted(2)(3)	$0.33	$0.33	$0.27	$(0.05)	$0.09

	Years Ended December 31,			(Unaudited) Three Months Ended March 31,
	2001	2002	2003	2003	2004
Weighted average common shares outstanding
Basic	42,308,361	51,712,625	58,104,742	56,557,091	70,445,673
Diluted	42,308,361	51,832,236	60,933,868	56,557,091	75,236,074
	Years Ended December 31,			(Unaudited) Three Months Ended March 31,
	2001	2002	2003	2003	2004
	(Dollars in millions except percentage data)
Other Data:
EBITDA(2)(4)	$100.9	$137.8	$137.1	$24.8	$29.1
Capital expenditures	48.3	33.5	28.6	3.9	5.5
Depreciation and amortization(5)	48.7	44.2	48.1	12.1	12.8
Gross margin as a percentage of operating revenues	17.1%	19.1%	20.2%	20.0%	20.9%
As of March 31, 2004
Actual
(Dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$73.9
Property and equipment, net	177.1
Total assets	1,552.1
Long-term debt(6)	493.2
Stockholders' equity	402.1

(1)
Our operating revenues represent amounts billed to our customers for all aspects of the services that we provide. Where we fulfill the transportation service element using our independent agent network or other third-party service providers, we incur purchased transportation expense, or PTE, which is included in the amount billed to our customers. The level of PTE generally increases or decreases in proportion to the operating revenues generated from our transportation services.

(2)
For the year ended December 31, 2003 and the three months ended March 31, 2004, we recognized $3.5 million and $0.5 million, respectively, of non-cash equity-based compensation expense in relation to stock subscriptions and stock option grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of our common and redeemable common stock on the date of grant in accordance with APB 25. The total non-cash equity-based compensation expense to be recognized by us in respect of these transactions is $6.8 million. We expect to recognize $1.5 million, $0.9 million, $0.5 million, $0.3 million and $0.1 million in each of 2004, 2005, 2006, 2007 and 2008, respectively.

For the year ended December 31, 2003, we also recognized $37.6 million of debt extinguishment expense in connection with our initial public offering, consisting of $25.0 million of bond tender premium on our senior subordinated notes and a $12.6 million write-off of deferred debt issuance costs related to our old senior credit facility and indenture.

(3)
We adopted Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") with effect from January 1, 2002. In accordance with SFAS 142, we no longer amortize goodwill and indefinite-lived intangibles, but rather will test such assets at least annually for impairment. If previously reported net income and earnings per share were adjusted for the exclusion of goodwill and indefinite-lived intangibles amortization, basic net income (loss) per ordinary share would have been $(0.25) for the year ended December 31, 2001 and diluted net income (loss) per ordinary share would have been $(0.25) for the year ended December 31, 2001. For further information, see note 7 to "Selected Consolidated Financial and Other Data" and note 7 to our consolidated financial statements included elsewhere in this prospectus.

(4)
EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization.

EBITDA is calculated as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	(Dollars in millions)
Net income (loss)	$(16.9)	$20.8	$19.0	$(1.5)	$6.4
Interest expense	69.2	61.2	60.3	15.0	6.7
Provision (benefit) for income taxes	(0.1)	11.6	9.7	(0.8)	3.2
Depreciation and amortization	48.7	44.2	48.1	12.1	12.8

EBITDA	$100.9	$137.8	$137.1	$24.8	$29.1

We believe that EBITDA is a relevant measurement for assessing performance since it attempts to eliminate variances caused by the effects of differences in taxation, the amount and types of capital employed and depreciation and amortization policies. EBITDA is not a measure determined in accordance with generally accepted accounting principles and should not be considered by investors as an alternative to income from operations or net income as an indicator of our performance. The EBITDA disclosed here is not necessarily comparable to EBITDA disclosed by other companies because EBITDA is not uniformly defined.

For the year ended December 31, 2003 and the three months ended March 31, 2004, we recognized $3.5 million and $0.5 million of equity-based compensation expense, respectively. For the year ended December 31, 2003, we also recognized $37.6 million of debt extinguishment expense in connection with our initial public offering. See Note 2 above.

(5)
Includes depreciation expense for property and equipment and amortization expense for intangible assets and deferred agent contract expenditures. Excludes amortization expense for deferred debt issuance costs, which are recorded as part of interest expense.

(6)
Long-term debt consists of (i) long-term debt excluding the current portion of long-term debt, (ii) capital lease obligations and (iii) amounts outstanding under the revolving credit facility forming part of our senior secured credit facilities.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with other information in this prospectus, before buying shares of our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results could be materially and adversely affected. The trading price of our common stock could decline and you may lose all or part of the money you paid to buy our common stock. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in those forward-looking statements as a result of certain factors including the risks faced by us described below and elsewhere in this prospectus. See "Forward-Looking Statements" on page 20.

Risks Relating to Our Company

If we do not successfully compete within the highly competitive industries in which we operate, our operating revenues and profitability could be adversely affected.

        The global relocation industry is highly competitive. In relation to relocation services, our main competitors are other corporate relocation service providers such as Prudential Relocation and Cendant Mobility who are larger than us, have been in the business longer and are also the two biggest customers of our moving services business. The moving services industry is extremely fragmented. We compete primarily with other large moving companies such as Atlas Van Lines Inc., United Van Lines, Inc. and Mayflower Transit, Inc., as well as truckload carriers and independent contractors and, with respect to certain aspects of our business, intermodal transportation, railroads and less-than-truckload carriers. There are many small private participants that have strong positions in local markets. Intermodal transportation (the hauling of truck trailers or containers on rail cars or ships) has increased in recent years as reductions in train crew size and the development of new rail technology have reduced costs of intermodal shipping. The segment of the insurance services business in which we operate is also highly competitive. Our main competitors include Vanliner Insurance Company, Royal & Sun Alliance Insurance Group and Protective Insurance Company.

Competition may force us to lower our prices thereby adversely affecting our operating revenues and profitability.

        Competition in the relocation solutions and insurance industries and potential new entrants into these industries may force us to lower our prices, thereby affecting our operating revenues and profitability. If we do not successfully compete within these highly competitive industries, we will lose customers, in which case our operating revenues and profitability would also be adversely affected. As we are subject to intense competition, we may not be able to achieve our growth objectives in a timely fashion, if at all.

Our business and financial condition could be adversely affected by future economic downturns and other external events.

        We serve numerous industries and customers that experience significant fluctuation in demand based on economic conditions and other factors beyond our control. As our operating results are subject to customer demand, a downturn in the business of our corporate customers or a decrease in the frequency of household moves could materially adversely affect the performance of our business. For instance, our results of operations have in the past been negatively impacted by economic downturns.

        Similarly, terrorist attacks or other acts of violence or war may affect the financial markets, in general, or our business, financial condition and results of operation, in particular. We cannot assure you that there will not be future terrorist attacks affecting any of the markets we serve. Any such attacks or armed conflict may directly affect our physical facilities or those of our customers and vendors. In addition, these events could cause consumer confidence and spending to decrease or could result in increased volatility in the U.S. and world financial markets and economy.

Until recently, we had a history of net losses, and we may not be profitable in the future.

        We had net losses of $16.9 million, $21.9 million and $20.5 million for the years ended December 31, 2001, December 31, 2000 and December 25, 1999, respectively. We cannot assure you that we will not report net losses in future periods. We cannot predict what impact potential net losses might have on our ability to finance our operations in the future or on the market value of our common stock.

Our success depends in part on our relatively new and unproven strategy of offering a global comprehensive relocation solution to customers.

        Historically, a majority of our operating revenues and income from operations was derived from our moving services businesses. A significant element of our growth model, however, is our new and unproven strategy of offering a global comprehensive relocation solution to customers by combining our higher-margin relocation services with our proprietary moving services network. We embarked on this strategy two years ago with the acquisition of the relocation services business of Cooperative Resources Services, Ltd., and have not yet proven that it will succeed in the long term, especially in Europe and Asia.

Our global relocation solutions business exposes us to some of the risks of the real estate industry, including risks relating to the purchase, ownership and resale of transferred employees' homes at a loss.

        The growth of our relocation solutions business exposes us to the risks of engaging in the real estate business. As part of our global relocation solutions package, we offer corporate customers home purchase and sale services for their employees. If a transferee's home cannot be sold within a given period of time, we may have to purchase the home for our own account and we may ultimately have to sell the home to a third party at a loss. In addition, a decline in the volume or value of existing home sales due to adverse economic changes could increase the number of homes that we may have to purchase and we may have to sell those homes at a loss for our own account thereby adversely affecting our results of operations. Further, we offer mortgage origination services to the employees of our corporate customers, which we fund through a warehouse mortgage facility, thereby potentially increasing our own level of debt.

Our network services business exposes us to some of the risks of the insurance industry.

        In connection with our network services business, we have a wholly owned subsidiary insurance company organized under the laws of Illinois named Transguard Insurance Company of America, Inc. The potential for growth of our network services may be offset by the risks of engaging in the insurance business. Investment returns are an important part of the overall profitability of our insurance business, and therefore fluctuations in the fixed income or equity markets could have a material adverse effect on our results of operations. Our investment returns are also susceptible to changes in the general creditworthiness of the specific issuers of debt securities and equity securities held in our portfolio. Where the credit rating of an issuer falls so low that we are forced by regulatory bodies to dispose of our investment, we may realize a significant loss on our investment.

        The reserves we maintain in our insurance business may prove to be inadequate to cover our actual losses sustained. Claims reserves do not represent an exact calculation of liability, but rather are estimates of the expected liability. To the extent that reserves are insufficient to cover actual losses, loss adjustment expenses or future policy benefits, we would have to add to our claim reserves and incur a charge to our earnings.

        Transguard is a party to reinsurance agreements pursuant to which it cedes the liabilities under a portion of its issued insurance policies. These agreements may be terminated by the reinsurer upon notice or upon a change of control of our insurance subsidiary. If any of these reinsurance agreements are terminated, we cannot assure you that we can replace them on short notice or on favorable terms, in which case our exposure to claims under the underlying policies would be increased.

        The A.M. Best rating of Transguard was downgraded in 2003 from A to A- with negative implications due, in large part, to our financial leverage prior to our initial public offering. As a result of our initial public offering and resulting improvement in our financial ratios, we have recently provided A.M. Best with updated financial information and the A- rating has been reaffirmed, without negative implications, and a stable outlook assigned. However, we can provide no assurance that Transguard's rating or outlook will not be downgraded again in the future. Any such action could affect the marketability of the insurance policies underwritten by Transguard, from which we derive the vast majority of the income from our Network Services segment, and thereby adversely affect our profitability.

We may not be able to recruit and retain a sufficient number of agents, representatives or owner/operators to carry out our growth plans.

        Our moving services operations in North America rely on the services of agents to market our services and to act as intermediaries with customers, and on agents and owner/operators to provide a significant portion of our packing, warehousing and hauling services. Although we believe our relationships with our agents and owner/operators are good, we have had some difficulty obtaining or retaining qualified owner/operators in the past.

        Our agents are independent businesses that provide moving and storage services to our and their own customers, and 20 of our 750 agents account for approximately 40% of our moving and storage business in North America. If an agent were to terminate its relationship with us, we might not be able to recruit a replacement to service the same geographic region. Generally, there are few additional new entrants into this business and thus recruiting new agents often requires the conversion of an agent from a competing van line. Competing companies also recruit our agents.

        Our agency contract covering most of our Allied agents will expire in early 2005. There is no assurance that we will be successful in negotiating a new agency contract to replace the current contract or that every Allied agent will agree to execute a new contract.

        Owner/operators are independent contractors who own their own trucks and provide hauling and other services. Fluctuations in the economy and fuel prices, as well as a lifestyle that requires drivers to be away from home often from four to eight weeks at a time, create challenges for new entrants into that business. Further, competition for long haul owner/operators is strong among competing moving companies.

        We cannot assure you that we will be successful in retaining our agents or owner/operators or that agents or owner/operators that terminate their contracts can be replaced by equally qualified personnel. A loss in the number of qualified drivers could lead to an increased frequency of accidents, potential claims exposure and, indirectly, insurance costs. Because agents have the primary relationship with customers, we expect that some customers would terminate their relationship with us were the agent that handles such customers' business to terminate its relationship with us. In addition, a loss of agents could impair our ability to guarantee moving capacity to our relocation customers.

Actions taken by our agents may harm our brands or reputation, or result in legal actions against us.

        We believe that our strong brand names, including Allied® and northAmerican®, are among our most valuable assets. Our proprietary network of agents in North America operate their businesses using our brand names, including, in the case of most intrastate moves, without our involvement. Our agents are independent third parties with their own financial objectives, and actions taken by them, including breaches of their contractual obligations to us, could harm our brands or reputation or result in legal actions against us. Any negative publicity associated with our agents may affect our reputation and thereby adversely impact our results of operations.

Potential liability associated with accidents in the trucking industry is severe and occurrences are unpredictable. In addition, an increase in liability, property or casualty insurance premiums could cause us to incur significant costs.

        We use the services of a significant number of drivers in connection with our pick-up and delivery operations, and from time to time such drivers are involved in accidents, including accidents occurring in operations that do not involve us. Potential liability associated with accidents in the trucking industry may be severe and occurrences are unpredictable. We are also subject to substantial exposure due to workers' compensation and cargo claims expense, whether or not injuries or damage occur in the context of a traffic accident.

        We carry insurance to cover liability and workers' compensation claims. We cannot assure you, however, that our insurance will be adequate to cover all of our liabilities. To the extent we were to experience a material increase in the frequency or severity of accidents, cargo claims or workers' compensation claims, or in the unfavorable resolution of existing claims, we might be required to incur substantial costs to cover these claims. In addition, our results of operations would be adversely affected if the premiums for our liability, workers' compensation and casualty claims were to increase substantially.

If we lost one or more of our government licenses or permits or became subject to more onerous government regulations, including the new federal safety rules on truck driver work hours and the new federal consumer protection regulations governing the moving industry, we could be adversely affected.

        Our operations are subject to a number of complex and stringent transportation, environmental, labor, employment, insurance and other laws and regulations. These laws and regulations generally require us to maintain a wide variety of certificates, permits, licenses and other approvals. For example, in the United States, we maintain licenses and permits issued by the Surface Transportation Board, the Federal Motor Carrier Safety Administration and the Department of Transportation as well as the Federal Maritime Commission and insurance and banking regulators. In Europe, we hold "O" (operators) licenses and international transport licenses in 11 countries issued by the relevant local authorities. In the Asia Pacific region, we hold various commercial vehicle licenses, as well as other licenses for international relocation.

        Our failure to maintain required certificates, permits or licenses, or to comply with applicable laws, ordinances or regulations, could result in substantial fines or possible revocation of our authority to conduct our operations, which in turn could restrict our ability to conduct our business effectively and to provide competitive customer services and thereby have an adverse impact on our financial condition.

        We cannot assure you that existing laws or regulations will not be revised or that new more restrictive laws or regulations will not be adopted or become applicable to us. For example, new federal safety rules on truck driver work hours came into effect in January 2004, which, among other things, increase the time that truck drivers must rest while off duty, and decrease the total time that truck drivers can be on-duty. Additionally, new federal consumer protection regulations which became effective May 5, 2004, deal with consumer moving transactions, and changed, among other things, the requirements relating to estimating and collection practices of movers. We cannot assure you that new more restrictive laws or regulations, including these new rules and regulations, will not materially and adversely affect our productivity and efficiency. We also cannot assure you that we will be able to recover any or all increased costs of compliance from our customers or that our business and financial condition will not be materially and adversely affected by these or future changes in applicable laws and regulations.

We are subject to litigation or governmental investigations as a result of our operations.

        We are subject to litigation resulting from our operations, including litigation resulting from accidents involving our agents and drivers. Such accidents have involved, and in the future may involve, serious injuries or the loss of lives. Such litigation may result in liability to us or harm our reputation. While the impact of this litigation is typically immaterial, there can be no assurance that its impact will not be material in the future.

        We have received grand jury subpoenas issued in connection with an investigation being conducted by attorneys in the Department of Justice Antitrust Division through a grand jury in the Eastern District of Virginia. We are cooperating with this investigation and understand that numerous other companies have received similar subpoenas. We believe that the investigation relates to the transportation of U.S. military members' household goods between the United States and foreign countries, which is managed and administered by the Military Transportation and Management Command of the U.S. Army, utilizing private moving companies. While the investigation is ongoing and exposes us to potential criminal, civil, and administrative penalties, it is difficult to predict its outcome with certainty at this time before the government makes its decisions and advises us of them. Management believes that, based on information currently available to it, the investigation's outcome will not have a material adverse impact on our overall operations or financial condition, although there can be no assurance that it will not. Any potential fines, penalties or judgments, however, may have a material impact on our earnings in the period in which they are recognized.

        Some of our moving services operations in Europe are being investigated by European antitrust regulators. The investigations are in the very early stages and involve certain anticompetitive practices. The relevant operations represented less than 2% of our consolidated operating revenues in the aggregate for the years ended December 31, 2001, 2002 and 2003, and the three months ended March 31, 2004. The investigations could expose us to administrative and other penalties. We are cooperating with the investigations, which we expect will take several years to complete. Management believes that, based on information currently available to it, the outcome of the investigations will not have a material adverse impact on our overall operations or financial condition, although there can be no assurance that it will not. Any potential penalties, however, may have a material impact on our earnings in the period in which they are recognized. For further information, see "Business—Legal Proceedings."

Contingent or future environmental liabilities could cause us to incur significant costs and adversely affect our operations.

        We are subject to a wide range of environmental laws and regulations under the foreign, U.S., state and local laws that govern our operations. Among other things, these requirements regulate discharges of pollutants into the water, air and land, the use, management and disposal of hazardous substances, and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and civil or criminal penalties, third-party property damage or personal injury claims, or the reduction or suspension of our operations as a result of violations of or liabilities under environmental laws or non-compliance with the environmental permits required at our facilities. Contaminants have been detected at some of our present or former sites, principally in connection with historical operations. In addition, we own or lease, or in the past have owned or leased, facilities at which underground storage tanks are located, some of which have leaked in the past. We have been, and may in the future be responsible for investigating and remediating contamination at these sites, or at off-site locations where we sent hazardous wastes for disposal. While we regularly make capital and operating expenditures to stay in compliance with environmental laws, future or contingent environmental liabilities, including remediation costs, could have a material effect on our business. See "Business—Environmental Matters."

Our business is highly seasonal, which leads to fluctuations in our operating results and working capital needs.

        The relocation business is highly seasonal due to the increase in moving activity during the summer months. With respect to our Global Relocation Solutions business, our results of operations and cash flow fluctuate significantly from quarter to quarter due to the higher shipment amounts associated with the summer months. Certain of our operating expenses are fixed, and cannot be reduced during the fall and winter months when there is decreased demand for relocation services. If we are unable to capitalize on the peak summer season or successfully manage the decreased activity during other parts of the year, our annual performance may be materially adversely affected. The seasonal nature of the moving business results in increased short-term working capital requirements in summer months.

Our owner/operators are currently not considered to be employees by taxing and other regulatory authorities. Should these authorities change their position and consider our owner/operators to be our employees, our costs related to our tax, unemployment compensation and workers' compensation payments could increase significantly.

        From time to time, certain parties, including the Internal Revenue Service, state authorities and the owners operators themselves, have sought to assert that owner/operators in the trucking industry are employees rather than independent contractors. To date, these parties have not been successful in making these assertions against us. We consider all of our owner/operators to be independent contractors. We cannot assure you that tax authorities will not successfully challenge this position, that interpretations supporting our position will not change, or that federal and state tax or other applicable laws will not change. If owner/operators were deemed to be employees, our costs related to tax, unemployment compensation, and workers' compensation could increase significantly. In addition, such changes may be applied retroactively, and if so we may be required to pay additional amounts to compensate for prior periods.

The international scope of our operations may adversely affect our business.

        We face certain risks because we conduct an international business, including:

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  restrictions on foreign ownership of subsidiaries;

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  tariffs and other trade barriers;

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  political risks; and

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  potentially adverse tax consequences of operating in multiple jurisdictions.

        In addition, an adverse change in laws or administrative practices in countries within which we operate or where our information systems support and application software development are performed could have a material adverse effect on us.

We are exposed to currency fluctuations, which may have an adverse effect on us.

        A large portion of our operating revenues are from operations outside of the United States. These operating revenues are denominated in the local currency of the countries in which our international subsidiaries own their primary assets. Although the majority of expenses are incurred in the same currency in which corresponding operating revenues are generated, we are exposed to fluctuation in foreign currencies in the translation of the applicable currencies into U.S. dollars. Any appreciation in the value of the U.S. dollar relative to such currencies could have an adverse effect on us.

Fuel is a significant cost element in the trucking transportation industry. Fuel prices are currently high and may continue to rise and they, and the availability of fuel, have been subject to volatility in the past.

        We utilize numerous trucks and tractor trailers in the performance of day to day services in the household goods, specialized transportation and office moving lines of our business, which are a part of our Global Relocation Solutions business, that are dependent on fuel. We often employ the services of third-party transportation providers, particularly owner/operators in the U.S. domestic moving business, who are also dependent on fuel and are subject to variations in fuel prices as a result. We cannot assure you that fuel prices will remain stable, or that supplies of fuel will always be available. Should costs escalate, we may not be able to fully recover the cost increase by increasing the price for our services. Third parties who provide transportation services to us may be unwilling to continue to do so without an increase in compensation. As a result, our operating margins could decrease and thereby adversely affect our profitability.

We are a holding company with no significant independent operations and therefore rely on our subsidiaries to make funds available to us.

        We are a holding company with no significant independent operations and no significant assets other than the capital stock of our subsidiaries, including SIRVA Worldwide, Inc., or SIRVA Worldwide. We, therefore, are dependent upon the receipt of dividends or other distributions from our subsidiaries. SIRVA Worldwide's senior secured credit facilities contain restrictions on distributions from SIRVA Worldwide to us, other than for certain specified purposes. Our inability to receive funds from our operating subsidiaries could adversely affect our ability to meet our obligations and to make dividend payments and other distributions to holders of our common stock.

We have had substantial existing debt and may incur substantial additional debt in the future, and the agreements governing our debt contain restrictions that could significantly restrict our ability to operate our business.

        As of March 31, 2004, we have total outstanding long-term debt of $493.2 million, total outstanding short-term debt of $91.8 million and stockholders' equity of $402.1 million. We may incur additional debt in the future, which would result in a greater portion of our cash flow from operations being dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes.

        Our senior secured credit facilities contain a number of significant covenants that, among other things, restrict our ability to incur additional indebtedness, pay dividends, make acquisitions or engage in mergers or consolidations and make capital expenditures. In addition, under our senior secured credit facilities, we are required to comply with specified financial ratios and tests, including consolidated leverage ratio and consolidated interest coverage ratio requirements. Compliance with these covenants for subsequent periods may be difficult if current market and other economic conditions deteriorate. See "Description of Our Indebtedness."

        Our ability to comply with the covenants and restrictions contained in our debt instruments may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default or cross default under our debt instruments and would permit the lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of our senior secured lenders to make further extensions of credit under our senior secured credit facilities could be terminated. If we were unable to repay our indebtedness to our senior secured lenders, these lenders could proceed against the collateral securing such indebtedness.

Any difficulties with our information systems or our information systems providers could delay or disrupt our ability to service our customers and impair our competitiveness.

        Sophisticated information systems are vital to our growth and our ability to manage and monitor the flow of goods we are transporting and to provide attractive logistics solutions services, which depend on technologically advanced systems. As these systems are evolving rapidly, we will need to continually enhance them. We may encounter difficulties in enhancing these systems or in integrating new technology into our systems in a timely and cost-effective manner. Such difficulties could have a material adverse effect on our ability to operate efficiently and to provide competitive customer service.

        To compete effectively, we must anticipate and adapt to technological changes and offer, on a timely basis, competitively priced services that meet evolving industry standards and customer preferences. We may choose new technologies that later prove to be inadequate, or may be forced to implement new technologies at substantial cost to remain competitive. In addition, competitors may implement new technologies before we do, allowing such competitors to provide lower priced or enhanced services and superior quality compared to those we provide. This development could have a material adverse effect on our ability to compete.

        Two third-party vendors together provide 100% of our information systems infrastructure and at least 50% of our application software development, respectively. While we have a disaster recovery plan in conjunction with these vendors, we can provide no assurance that the plan will be adequate in the event of an actual disaster. Adverse conditions affecting the financial condition and other important aspects of these vendors' operations may adversely affect our ability to operate efficiently or to continue operations under certain adverse conditions.

We are dependent on our highly trained executive officers and employees. Any difficulty in maintaining our current employees or in hiring similar employees would adversely affect our ability to operate our business.

        Our operations are managed by a small number of key executive officers. The loss of any of these individuals could have a material adverse effect on us. In addition, our success depends on our ability to continue to attract, recruit and retain sufficient qualified personnel as we grow. Competition for qualified personnel is intense. We cannot assure you that we will be able to retain senior management, integrate new managers, or recruit qualified personnel in the future.

If we acquire any companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value or have an adverse effect on our results of operations.

        We intend to expand our business primarily through internal growth, but from time to time we may consider strategic acquisitions. Any future acquisition would involve numerous risks including:

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  potential disruption of our ongoing business and distraction of management;

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  difficulty integrating the operations and products of the acquired business;

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  unanticipated expenses related to technology integration;

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  exposure to unknown liabilities, including litigation against the companies we may acquire;

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  additional costs due to differences in culture, geographic locations and duplication of key talent; and

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  potential loss of key employees or customers of the acquired company.

        If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

Risks Relating to Our Common Stock and This Offering

A few significant stockholders exercise significant influence over the direction of our business. If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing important corporate decisions.

        Following the completion of this offering, Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership will beneficially own approximately 23.3% and 9.7%, respectively, of the outstanding shares of our common stock. As a result, Clayton, Dubilier & Rice Fund V Limited Partnership, together with Clayton, Dubilier & Rice Fund VI Limited Partnership, will continue to exercise significant influence over matters requiring stockholder approval, and over our policy and affairs. In addition, Clayton, Dubilier & Rice, Inc., which manages Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, will continue to provide us with financial advisory and management consulting services following the completion of this offering and it will be entitled to receive fees, including financial advisory fees, in the future. See "Certain Relationships and Related Transactions."

        The concentrated holdings of Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership and the presence of Clayton, Dubilier & Rice Fund V Limited Partnership's designees may result in a delay or the deterrence of possible changes in control of our company, which may reduce the market price of our common stock. The interests of our principal stockholders may conflict with the interests of our other stockholders. Our board of directors has adopted corporate governance guidelines that require each director to avoid taking actions or having interests that might result in a conflict of interest with our interests. Each director is required to ethically handle all actual or apparent conflicts of interest between personal and professional relationships, including promptly informing the corporate secretary if such a conflict arises and recusing himself or herself from any discussion or decision affecting his or her personal interests. Accordingly, our directors who are employees of Clayton, Dubilier & Rice, Inc., will be required to recuse themselves from any discussion or decision regarding any transaction with our principal stockholders. In addition, we have adopted a code of business conduct that, among other things, requires our employees to avoid actions or relationships that might conflict or appear to conflict with their job responsibilities or the interests of SIRVA, and to disclose their outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to management or corporate counsel. These guidelines and code do not, by themselves, prohibit transactions with our principal stockholders.

Our ownership of insurance subsidiaries imposes limits on the amount of our common stock that investors may purchase and of the cash that can be distributed to us.

        Under the Illinois Insurance Code, no person may acquire control of SIRVA, and thus indirect control of Transguard, without the prior approval of the Illinois Director of Insurance. Under the Illinois Insurance Code, any person who acquires ownership of 10% or more of our outstanding shares of common stock would be presumed to have acquired such control, unless the Illinois Director of Insurance upon application determines otherwise. In addition, persons who do not acquire ownership of more than 10% of our outstanding shares of common stock may be deemed to have acquired such control if the Illinois Director of Insurance determines that such persons, directly or indirectly, exercise a controlling influence over the management or policies of Transguard.

        In addition, Transguard and our other insurance subsidiaries such as The Baxendale Insurance Company Ltd. are subject to extensive supervision and regulation by insurance regulators in their respective jurisdictions, including regulations limiting the payments of dividends from such insurance subsidiaries to their affiliates, including us.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

        Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:

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  our quarterly or annual earnings or those of other companies in our industry;

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  the public's reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission;

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  changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

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  new laws or regulations or new interpretations of laws or regulations applicable to our business;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events; and

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  sales of common stock by our directors and executive officers.

        In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

This offering will result in a substantial amount of previously unregistered shares of our common stock being registered, which may depress the market price of our common stock.

        The 21,052,632 shares of common stock that were sold in our initial public offering are freely tradable on the NYSE without restriction or further registration under the Securities Act of 1933, as amended, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The sale by the selling stockholders of the shares of common stock in this offering could depress the market price of our common stock.

Our share price may decline due to the large number of shares eligible for future sale.

        Sales of substantial amounts of common stock, or the possibility of such sales, may adversely affect the price of the common stock and impede our ability to raise capital through the issuance of equity securities.

        After the offering, there will be 73,225,608 shares of our common stock outstanding. Of these shares, the 21,052,632 shares that were sold in our initial public offering are, and the 18,500,000 shares of common stock to be sold in this offering, as well as the additional 2,775,000 shares that may be sold by the selling stockholders in the event that the underwriters exercise their over-allotment option, will be, freely transferable without restriction or further registration under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 33,672,976 shares of common stock outstanding, including the remaining shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership, Clayton, Dubilier & Rice Fund VI Limited Partnership and Exel International Holdings (Netherlands 2) BV will be restricted securities within the meaning of Rule 144, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 and the lock-up provisions described below.

        The lock-up provisions contained in the stock subscription agreements we have entered into with our stockholders, and in the Registration and Participation Agreement with respect to holders of registrable securities, provide that if we file a registration statement under the Securities Act with respect to a public offering of our common stock, such stockholders may not effect any public sale or distribution of any shares of their stock during the 20 days before and the 180 days after the effective date of the registration statement (other than as part of the public offering). In connection with this offering, we have waived these lock-up provisions to permit such stockholders to sell their shares at any time following the seventh day after the effective date of the registration statement related to this offering. Thereafter, 2,474,334 shares of our common stock will be eligible for future sale, subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. Further, we, Clayton, Dubilier & Rice Fund V Limited Partnership, Clayton, Dubilier & Rice Fund VI Limited Partnership, Exel International Holdings (Netherlands 2) BV, our directors and certain officers have agreed to a "lock-up", meaning that neither we nor they will sell any shares without the prior consent of Goldman, Sachs & Co., Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated for 90 days after the date of this prospectus. Following the expiration of this 90 day lock-up period, all of these 33,672,976 shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future. In addition, we have granted certain stockholders registration rights. See "Certain Relationships and Related Transactions—Registration and Participation Agreement" for a description of the Registration and Participation Agreement.

        In November 2003, we filed a registration statement on Form S-8 under the Securities Act to register an aggregate of 12,128,372 shares of our common stock reserved for issuance under our stock incentive programs. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 are available for sale into the public market.

Our certificate of incorporation, by-laws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

        Provisions in our restated certificate of incorporation and amended and restated by-laws may delay, defer, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. These provisions include:

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  authorization of the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

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  establishment of a classified board of directors with staggered, three-year terms;

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  provisions giving the board of directors sole power to set the number of directors;

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  limitation on the ability of stockholders to remove directors;

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  prohibition on stockholders from calling special meetings of stockholders;

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  establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

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  requirement of the approval by the holders of at least 75% of our outstanding common stock for the amendment of our by-laws and provisions of our certificate of incorporation governing:

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  the classified board of directors,

  •
  the removal of directors only for cause by holders of at least 75% of our outstanding common stock,

  •
  the liability of directors, and

  •
  the elimination of stockholder actions by written consent.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

        Our restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, defer or prevent a change in our control, which may not be in the best interests of our stockholders.

        See "Description of Capital Stock" for additional information on the anti-takeover measures applicable to us.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." You should not place undue reliance on these statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some important factors include:

  •
  our ability to continue to compete successfully;

  •
  changes in the market for our services;

  •
  general economic conditions being less favorable than expected;

  •
  global political conditions and the outbreak or escalation of war or hostilities or the occurrence of any terrorist attacks, including any nuclear, biological or chemical events;

  •
  our ability to grow our relocation services business;

  •
  risks associated with the real estate industry;

  •
  our reliance on, and our ability to attract, agents and owner/operators;

  •
  changes in the regulatory environment, including antitrust, environmental and insurance laws and regulations, that could negatively affect the operation of our business;

  •
  changes in Transguard's A.M. Best rating or outlook;

  •
  risks associated with operating in foreign countries;

  •
  loss of our key executive officers;

  •
  our ability to consummate and integrate potential acquisitions; and

  •
  the other factors included in "Risk Factors."

        In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur and you should not place undue reliance upon them. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation beyond that required by law to update any forward-looking statements, whether as a result of new information, future events or otherwise.

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the 18,500,000 shares being offered in this offering, or the additional shares that would be sold by the selling stockholders if the underwriters exercised their over-allotment option.

PRICE RANGE OF COMMON STOCK

        Our common stock began trading on November 25, 2003 on the NYSE, under the symbol "SIR". Prior to that date, there was no trading market for our common stock.

        On May 28, 2004, the last quoted price per share of our common stock on the NYSE was $24.73. As of May 13, 2004, there were approximately 170 stockholders of record and approximately 1,800 beneficial holders of our common stock.

        The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE:

	High	Low
2003
Fourth Quarter (beginning November 25)	$19.69	$17.68
2004
First Quarter	$24.50	$19.60
Second Quarter (through May 31, 2004)	$26.00	$21.22

DIVIDEND POLICY

        We have not paid, and do not expect for the foreseeable future to pay, dividends on our common stock. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business. The payment of dividends by us to holders of our common stock is limited by our senior credit agreement, which restricts our operating subsidiaries' ability to pay dividends to SIRVA. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, restrictions imposed by applicable law and our contracts, and other factors deemed relevant by our board of directors.

CAPITALIZATION

        The following table sets forth our actual capitalization as of March 31, 2004, on a consolidated basis.

        We will not receive any proceeds from the offering of shares contemplated by this prospectus.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Our Indebtedness" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

As of March 31, 2004
Actual
(in thousands)
Cash(1)	$73,940
Short-Term Debt
Current Portion of Long-Term Debt and Capital Leases	5,625
Foreign Lines of Credit	256
Relocation Financing Facilities(2)	40,403
Mortgage Warehouse Facility(3)	45,550
Long-Term Debt
Revolving Credit Facility(4)	49,745
Term Loans	413,952
Senior Subordinated Notes	11,025
Capital Leases and Other Debt	18,519

Total long-term debt	493,241

Stockholders' equity:
Common stock, $.01 par value	731
Additional paid-in capital	446,394
Common stock purchase warrant	655
Unearned compensation expense	(2,755)
Accumulated other comprehensive loss	(18,583)
Accumulated deficit	(14,247)

Total paid-in capital and accumulated deficit	412,195
Less treasury stock	(10,118)

Total stockholders' equity	402,077

Total capitalization	$987,152

(1)
Includes $46,022 of cash held at our wholly owned insurance subsidiaries that requires regulatory agency approval prior to being used for non-insurance related purposes.

(2)
As part of our relocation product offering, we provide home equity advances to relocating corporate employees and sometimes purchase the employees' homes under buy-out programs. In the United Kingdom and for traditional relocations in the United States, the corporate customer guarantees us repayment of these amounts to the extent proceeds from the sale of the home are insufficient. These advances and purchased homes are classified as current assets on our balance sheet. In the United Kingdom, these equity advances and home purchases are financed through our relocation financing facilities. Because of the guarantees by our corporate customers of these advances, we believe the risk of loss is very low. For internal purposes, we treat these items as a current liability, not as debt.

(3)
We provide mortgage services to our clients, underwriting the mortgage for a transferee's home purchase. Before a mortgage is underwritten, we obtain the agreement of one of various third-party financial institutions to purchase the mortgage from us. There is a processing lag of 20 to 30 days between the time we write mortgages and the time we complete the sale. During this time, the mortgages are carried as current assets and financed through our mortgage warehouse facility. Because of the credit quality of our counterparties, we believe that there is very little risk associated with the mortgage warehouse facility and for internal purposes we treat it as a current liability, not as debt.

(4)
Relocation activity, and thus our business, is highly seasonal, with significantly more relocations in the second and third quarters than during the rest of the year. Our need for working capital financing is subject to these seasonal trends.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table presents our selected consolidated financial and other data as of and for the periods indicated. You should read the following financial information in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus. Share and per share information set forth below have been adjusted to reflect the split of each share of our common stock into 3.17 shares of common stock by way of reclassification that was approved by our board of directors on November 7, 2003 and that became effective on November 24, 2003.

        We derived our selected consolidated balance sheet data as of December 31, 2002 and 2003 and our selected consolidated statement of operations data for each of the years in the three-year period ended December 31, 2003 from our audited consolidated financial statements included elsewhere in this prospectus. Selected consolidated balance sheet and statement of operations data as of and for the year ended December 25, 1999 and balance sheet data as of December 31, 2000 and 2001, have been derived from our audited consolidated financial statements which are not included in this prospectus. Our selected consolidated balance sheet and statement of operations data as of and for the three months ended March 31, 2004 and 2003, respectively, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements reflect all adjustments, including usual recurring adjustments, which in the opinion of management, are necessary for the fair presentation of that information as of and for the periods presented. Our results for the interim periods are not necessarily indicative of the results that you should expect for the full year or in the future.

						(Unaudited) Three Months Ended March 31,
		Years Ended December 31,
	Year Ended December 25, 1999(2)(3)
		2000(3)	2001(3)	2002	2003	2003	2004
	(Dollars in millions)
Statement of Operations Data:
Operating revenues(1)
Relocation Solutions—North America	$933.3	$1,791.8	$1,652.1	$1,544.4	$1,602.9	$315.5	$325.0
Relocation Solutions—Europe & Asia Pacific	99.9	372.8	387.1	408.0	478.2	101.3	131.3

Global Relocation Solutions	1,033.2	2,164.6	2,039.2	1,952.4	2,081.1	416.8	456.3
Network Services	8.8	75.8	84.2	125.0	163.2	35.5	46.5
Transportation Solutions	117.8	138.3	125.9	108.2	105.6	21.9	26.2

	$1,159.8	$2,378.7	$2,249.3	$2,185.6	$2,349.9	$474.2	$529.0

Purchased Transportation Expense(1)	$732.6	$1,559.8	$1,438.8	$1,303.2	$1,299.9	$255.9	$263.3
Other direct expense	223.8	433.8	426.4	463.9	576.1	123.6	154.9

Gross margin	$203.4	$385.1	$384.1	$418.5	$473.9	$94.7	$110.8

Income from operations(4)
Relocation Solutions—North America	$(10.5)	$8.1	$15.1	$41.0	$59.8	$1.9	$2.1
Relocation Solutions—Europe & Asia Pacific	2.7	23.7	26.0	24.8	30.2	3.6	5.3

Global Relocation Solutions	(7.8)	31.8	41.1	65.8	90.0	5.5	7.4
Network Services	3.8	17.4	18.5	26.5	36.7	8.1	9.5
Transportation Solutions	2.9	0.3	(6.3)	3.3	4.1	(0.5)	0.5
Corporate	—	(0.1)	(0.8)	(1.3)	(4.6)	(0.3)	(1.0)

	$(1.1)	$49.4	$52.5	$94.3	$126.2	$12.8	$16.4

Income (loss) before cumulative effect of accounting change(4)	$(20.5)	$(21.9)	$(16.6)	$20.8	$19.0	$(1.5)	$6.4
Cumulative effect of accounting change, net of tax(5)	—	—	(0.3)	—	—	—	—

Net income (loss)(4)	$(20.5)	$(21.9)	$(16.9)	$20.8	$19.0	$(1.5)	$6.4

						(Unaudited) Three Months Ended March 31,
			Years Ended December 31,
	Year Ended December 25, 1999(2)(3)
		2000(3)	2001(3)	2002	2003	2003	2004
	(Dollars in millions except percentage, share and per share data)
Per Share Data(4):
Income (loss) per share before cumulative effect of accounting change—basic(6)	$(0.89)	$(0.68)	$(0.47)	$0.33	$0.29	$(0.05)	$0.09
Income (loss) per share before cumulative effect of accounting change—diluted(6)	$(0.89)	$(0.68)	$(0.47)	$0.33	$0.27	$(0.05)	$0.09
Net income (loss) per share—basic(6)(7)	$(0.89)	$(0.68)	$(0.48)	$0.33	$0.29	$(0.05)	$0.09
Net income (loss) per share—diluted(6)(7)	$(0.89)	$(0.68)	$(0.48)	$0.33	$0.27	$(0.05)	$0.09
Weighted average common shares outstanding:
Basic	23,285,669	39,065,685	42,308,361	51,712,625	58,104,742	56,557,091	70,445,673
Diluted	23,285,669	39,065,685	42,308,361	51,832,236	60,933,868	56,557,091	75,236,074
Balance Sheet Data:
Cash and cash equivalents	$25.2	$43.5	$32.1	$45.5	$63.1	$52.6	$73.9
Property and equipment, net	165.9	158.7	165.4	171.3	181.0	166.3	177.1
Total assets	1,152.5	1,199.6	1,074.0	1,357.5	1,549.4	1,335.0	1,552.1
Short-term debt(8)	78.3	99.1	68.2	99.7	101.5	101.1	91.8
Long-term debt(9)	511.5	504.8	505.0	571.8	445.5	573.3	493.2
Redeemable common stock(10)	7.0	6.1	3.3	7.4	—	7.0	—
Redeemable junior preferred stock(11)	24.6	26.4	28.3	30.4	—	30.9	—
Stockholders' equity	99.8	94.0	61.9	128.3	395.3	122.2	402.1
Other Data:
EBITDA(4)(12)	$26.2	$103.6	$100.9	$137.8	$137.1	$24.8	$29.1
Depreciation and amortization(13)	31.2	53.9	48.7	44.2	48.1	12.1	12.8
Gross margin as a percentage of operating revenues	17.5%	16.2%	17.1%	19.1%	20.2%	20.0%	20.9%

(1)
Our operating revenues represent amounts billed to our customers for all aspects of the services that we provide. Where we fulfill the transportation service element using our independent agent network or other third-party service providers, we incur purchased transportation expense, or PTE, which is included in the amount billed to our customers. The level of PTE generally increases or decreases in proportion to the operating revenues generated from our transportation services.

(2)
Effective for fiscal year 2000, we changed our year end to December 31. Prior to fiscal year 2000, the fiscal year ended on the Saturday nearest to December 31 each year.

(3)
Includes financial data of the Allied and Pickfords businesses from November 19, 1999. On November 19, 1999, we completed the acquisition of the Allied and Pickfords businesses, which was accounted for as a purchase. The acquisition resulted in an adjustment to goodwill. See note 2 to the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(4)
For the year ended December 31, 2003 and the three months ended March 31, 2004, we recognized $3.5 million and $0.5 million respectively, of non-cash equity-based compensation expense in relation to stock subscriptions and stock option grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of our common and redeemable common stock on the date of grant in accordance with APB 25. The total non-cash equity-based compensation expense to be recognized by us in respect of these transactions is $6.8 million. We expect to recognize $1.5 million, $0.9 million, $0.5 million, $0.3 million and $0.1 million in each of 2004, 2005, 2006, 2007 and 2008, respectively.

For the year ended December 31, 2003, we also recognized $37.6 million of debt extinguishment expense in connection with our initial public offering, consisting of $25.0 million of bond tender premium on our senior subordinated notes and a $12.6 million write-off of deferred issuance costs related to our old senior credit facility and indenture.

(5)
Effective January 1, 2001 we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") as amended, which resulted in a change in method of accounting. The cumulative effect of this accounting change was a loss of $0.5 million ($0.3 million, net of tax), or $0.01 per share, both on a basic and diluted basis. In 2001, basic and diluted loss per share before cumulative effect of accounting change was $0.47. See note 1(r) to the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(6)
Earnings (loss) per share and weighted average common shares outstanding give effect to the split of each share of our common stock by way of reclassification into 3.17 shares of common stock that became effective on November 24, 2003.

(7)
We adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") with effect from January 1, 2002. In accordance with SFAS 142, we no longer amortize goodwill and indefinite-lived intangibles, but rather will test such assets at least annually for impairment. A reconciliation of previously reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill and indefinite-lived intangibles amortization is presented below. Earnings per ordinary share adjusted for goodwill charges is calculated by adding back the goodwill and indefinite-lived intangibles charges to net income and dividing by the weighted average ordinary shares outstanding for all periods presented.

	Year Ended December 25,	Years Ended December 31,
	1999	2000	2001	2002	2003
	(Dollars in millions except per share amounts)
Net income (loss), as reported	$(20.5)	$(21.9)	$(16.9)	$20.8	$19.0
Amortization of goodwill and trademarks	3.1	11.0	10.9	—	—
Income tax provision	(0.9)	(1.0)	(1.0)	—	—

Adjusted net income (loss)	$(18.3)	$(11.9)	$(7.0)	$20.8	$19.0

Basic net income (loss) per share, as reported	$(0.89)	$(0.68)	$(0.48)	$0.33	$0.29
Amortization of goodwill and trademarks	0.14	0.28	0.25	—	—
Income tax provision	(0.04)	(0.02)	(0.02)	—	—

Adjusted basic net income (loss) per share	$(0.79)	$(0.42)	$(0.25)	$0.33	$0.29

Diluted net income (loss) per share, as reported	(0.89)	$(0.68)	$(0.48)	$0.33	$0.27
Amortization of goodwill and trademarks	0.14	0.28	0.25	—	—
Income tax provision	(0.04)	(0.02)	(0.02)	—	—

Adjusted diluted net income (loss) per share	$(0.79)	$(0.42)	$(0.25)	$0.33	$0.27

(8)
Short-term debt consists of the current portion of long-term debt, amounts outstanding under our mortgage warehouse credit facility and our relocation financing facility, and other short-term debt.

(9)
Long-term debt consists of (i) long-term debt excluding the current portion of long-term debt, (ii) capital lease obligations and (iii) amounts outstanding under the revolving credit facility forming part of our senior secured credit facilities.

(10)
Prior to our initial public offering of common stock, certain of our key employees could have required us to repurchase all of the shares and the exercisable portion of options held upon death, disability, retirement at normal age or termination without cause (as defined in the SIRVA, Inc. Stock Incentive Plan). Such securities are classified as "Redeemable Shares of Common Stock" within mezzanine equity. This repurchase right terminated upon the consummation of the initial public offering, and as a result, these securities were reclassified as common stock.

(11)
In connection with the acquisition of the Allied and Pickfords businesses, we issued 24,500 shares of junior preferred stock, due in 2010, to an affiliate of Exel plc. Effective July 1, 2003, we adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which resulted in a reclassification of our redeemable junior preferred stock from mezzanine equity to a liability. The dividend rate on this junior preferred stock, which was redeemed in its entirety using a portion of the proceeds of our initial public offering, was 12.4% compounded quarterly and was cumulative.

(12)
EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization.

  EBITDA is calculated as follows:

						Three Months Ended March 31,
		Years Ended December 31,
	Year Ended December 25, 1999
		2000	2001	2002	2003	2003	2004
	(Dollars in millions)
Net income (loss)	$(20.5)	$(21.9)	$(16.9)	$20.8	$19.0	$(1.5)	$6.4
Interest expense	22.1	73.4	69.2	61.2	60.3	15.0	6.7
Provision (benefit) for income taxes	(6.6)	(1.8)	(0.1)	11.6	9.7	(0.8)	3.2
Depreciation and amortization	31.2	53.9	48.7	44.2	48.1	12.1	12.8

EBITDA	$26.2	$103.6	$100.9	$137.8	$137.1	$24.8	$29.1

  We believe that EBITDA is a relevant measurement for assessing performance since it attempts to eliminate variances caused by the effects of differences in taxation, the amount and types of capital employed and depreciation and amortization policies. EBITDA is not a measure determined in accordance with generally accepted accounting principles and should not be considered by investors as an alternative to income from operations or net income as an indicator of our performance. The EBITDA disclosed here is not necessarily comparable to EBITDA disclosed by other companies because EBITDA is not uniformly defined.

For the year ended December 31, 2003 and the three months ended March 31, 2004, we recognized $3.5 million and $0.5 million of non-cash equity-based compensation expense, respectively. For the year ended December 31, 2003, we also recognized $37.6 million of debt extinguishment expense in connection with our initial public offering. See note 4 above.

(13)
Includes depreciation expense for property and equipment and amortization expense for intangible assets and deferred agent contract expenditures. Excludes amortization expense for deferred debt issuance costs, which are recorded as part of interest expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion and analysis of our financial condition and results of operations for the fiscal years ended December 31, 2001, 2002 and 2003, and for the three month periods ended March 31, 2003 and 2004. You should read this discussion and analysis together with our consolidated financial statements and notes to those consolidated financial statements included elsewhere in this prospectus. This discussion may contain forward-looking statements and involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a world leader in the global relocation industry, providing our solutions to a well-established and diverse customer base. We handle more than 365,000 relocations per year, including transferring corporate and government employees and moving individual consumers. We operate in more than 40 countries, under well-recognized brand names including Allied®, northAmerican®, Global® and SIRVA Relocation in North America, Pickfords® in the United Kingdom, Maison Huet® in France, Kungsholms in Sweden, ADAM in Denmark, Majortrans Flytteservice in Norway and Allied Pickfords in the Asia Pacific region. We are redefining the global relocation market by combining our relocation service offerings with our proprietary moving services network on a global basis. This unique combination is driving our growth by addressing our corporate and government customers' needs for a comprehensive service offering with global reach from a single supplier. In addition, we offer a variety of services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside our proprietary agent network.

Our Historical Development

        In 1998, Clayton, Dubilier & Rice Fund V Limited Partnership organized us to acquire North American Van Lines, Inc., one of the largest U.S. moving services companies by number of shipments and a significant provider of specialty transportation services, from Norfolk Southern Corporation. In 1999, we acquired the Allied and Pickfords businesses from NFC plc, now known as Exel plc. The integration of these two businesses drove substantial operating synergies as a result of back-office rationalization, significant scale economies and an expanded international service offering. The acquisitions of Allied and Pickfords also brought us additional specialty transportation businesses and Transguard, a leading provider of insurance services to moving agents, fleet owners and owner/operator drivers. We have since completed a number of acquisitions to fill out our global moving footprint. In June 2002, we acquired Maison Huet, solidifying our market position in France. In June 2003, we acquired Scanvan, a leading moving services company in Scandinavia, operating under the brand names of Kungsholms in Sweden, ADAM in Denmark and Majortrans Flytteservice in Norway and employing an asset-light network-manager model very similar to our U.S. moving services business. The integration of these market-leading businesses into a single company has created a proprietary moving services fulfillment network with unmatched global reach and capabilities.

        In the late 1990s, we recognized an increasing trend for corporate customers to outsource all aspects of an employee relocation, including household goods relocation, to relocation service providers. We viewed this trend as an opportunity to offer our customers higher value services, deepen our customer relationships and move into a complementary and growing market. Consequently, we began a thorough review of the industry for an acquisition candidate that would both meet our requirements for innovative, high-quality services and make us a leader in providing comprehensive relocation services to corporate customers.

        As a result of this effort, we acquired the relocation services business of CRS in May 2002. CRS was a leading independent provider of outsourced relocation services with an innovative and differentiated fixed fee product offering. Later that year, we acquired Rowan Simmons, a leading independent provider of outsourced relocation services in the United Kingdom. With the 2003 opening of our office in Hong Kong, the December 2003 acquisition of PRS Europe, a Belgium-based relocation services provider, the March 2004 acquisition of Relocation Dynamics, or RDI, a U.S.-based moving specialty relocation services provider, and the April 2004 acquisition of Rettenmayer Internationale, a German-based moving and relocation business, we enhanced our global relocation services capability that, when combined with our worldwide moving services network, is unique in the industry.

        In addition, we also made two acquisitions to help support continued growth in our Network Services segment. Historically, the primary market for our insurance programs and other services provided to truck drivers, fleet owners and agents was our own network. With the acquisition of NAIT, an association of independent contract truck drivers, in April 2002, and the purchase of MovePak, a program administrator for a moving and storage insurer, in December 2003, we opened up new customer channels, thereby enhancing our growth opportunities in the Network Services segment.

        In November 2003, we completed an initial public offering of shares of our common stock. Our common stock is listed on the NYSE under the symbol, "SIR."

        In addition, we announced in April 2004 that over the next six months, we intend to evaluate our strategic options with respect to our specialized transportation business.

Operating Segments

        Our business operates in four segments: Relocation Solutions—North America, Relocation Solutions-Europe & Asia Pacific, Network Services and Transportation Solutions. We sometimes refer to our Relocation Solutions—North America and Relocation Solutions—Europe & Asia Pacific segments together as Global Relocation Solutions.

        Global Relocation Solutions:    We offer a comprehensive suite of relocation solutions to our more than 2,500 corporate and government customers around the world. We offer a wide variety of employee relocation services including the sale of employees' homes, movement of their household goods, purchase of their new homes and provision of destination services. In addition, we provide our corporate customers with moving services for products that require special handling and constant monitoring due to their high value. Our relocation solutions services are provided by a team of over 6,000 employees around the world and a network of agents and other service providers.

        Relocation Solutions—North America:    We provide our moving services through our proprietary branded network of 750 agents who own the trucks and trailers used in moves and are responsible for packing, hauling and storage, and distribution of household goods. We act as a network manager for our agents, providing, among other things, brand management, load optimization, billing, collection and claims handling. Historically, our operating revenues for this segment have been derived predominantly from our moving services business.

        Relocation Solutions—Europe & Asia Pacific:    We provide moving services through a network of company-owned and agent-owned locations in the United Kingdom, continental Europe and the Asia Pacific region. To date, our operating revenues for this segment have been derived predominantly from our moving services business.

        Network Services:    We offer a variety of services for truck drivers, fleet owners and agents, both inside and outside our network. Services offered include insurance coverage such as vehicle liability, occupational accident, physical damage and inland marine insurance coverage, as well as truck maintenance and repair services and group purchasing. In addition, we offer a suite of services including fuel, cell phone, tire services, legal assistance and retirement programs to the members of NAIT, an association of independent contract truck drivers. As of March 31, 2004, the association had approximately 27,900 owner/operator members.

        Transportation Solutions:    We provide inventory management solutions, using proprietary asset management technology, to coordinate a variety of services such as order fulfillment, project-specific delivery management and the tracing of products through a customer's supply chain.

Critical Accounting Policies

        Our accounting policies are described in Note 1 to our consolidated financial statements included elsewhere in this prospectus. The preparation of financial statements requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. Application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

        Revenue recognition:    For our moving services, we recognize estimated gross operating revenues to be invoiced to the transportation customer and all related transportation expenses on the date a shipment is delivered or services are completed. Calculations by shipment are based upon estimated weights resulting from a survey of the home and the known distance between origin and destination. The estimate of revenue remains in a receivable account called Delivered Not Processed, or DNP, until the customer is invoiced. Concurrent with the DNP estimate, we recognize an accrual for purchased transportation expenses, or PTE, to account for the estimated costs of packing services, transportation expenses and other such costs associated with the service delivery. The estimate for PTE is not adjusted until we determine actual charges in accordance with agent compensation guidelines, or until we are invoiced for actual charges, which is typically within 30 days of the estimate.

        For our real estate related relocation services, fees are paid to us by corporate customers at either a fixed price per transferred employee or based upon a fixed percentage of the home's selling price. In either case, revenue is recognized when a home sale contract with the ultimate buyer is signed. Additionally, fees are paid to us by company-qualified real estate agents for the home sale listing or home purchase referral of a transferred employee and are recognized as revenue when a home sale contract with the buyer is signed.

        In connection with the adoption of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent", we performed an initial review of our different revenue streams to assess the appropriate presentation of each source of revenue. Since that time, and as the underlying business has developed, we review each new revenue stream and periodically reassess our analysis of existing revenue streams to determine the appropriate presentation. Based on these assessments and the guidance contained in EITF 99-19, we recognize the majority of our operating revenues on a gross basis.

        Insurance reserves:    We have first-dollar insurance coverage, subject to specified deductibles, for principally all insurable business risks except cargo damage claims, delay claims and claims in our insurance business. Our multiple-line property and commercial liability insurance group sets its reserve rates based on a percentage of earned premium. The percentage is based on historical data, run rates and actuarial methods. At March 31, 2004 and December 31, 2003, our insurance reserves totaled $51.7 million and $53.7 million, respectively; however, actual results may be materially different from our current estimates.

        Claims reserves:    We estimate costs relating to cargo damage based principally on actuarial methods applied to historical trends. Both the frequency of claims and the severity of claims influence claim costs. Claim frequency, measured by the ratio of claims to shipments, generally falls within a relatively small range and is influenced by the volume of shipments and the type of product being transported. Claim severity, measured as the average cost per claim, is influenced by the type of product transported as well as by the coverage level chosen by the customer.

        These historical metrics are used to record a provision in the current period for the cost to settle claims that have been incurred but will be settled in future periods. The customer generally files a claim for damage shortly after the service is completed, but the settlement process can extend from a period of a few months to several years. As a result of the length of the settlement cycle, it is necessary to utilize frequency and severity trends to estimate current period claims expenses that are derived from prior years, as these years contain more fully developed claims experience. An analysis is performed each quarter comparing open and closed claim costs, as well as estimates for incurred but not reported claim costs, to the original estimates, and changes to those estimates are recorded as appropriate. Cargo claims expense was $33.8 million, $26.1 million and $39.2 million for the years ended

December 31, 2003, 2002 and 2001, respectively. Claim frequency and severity improved in 2001 and 2002 as compared to historical trends. The frequency improvement was due primarily to lower shipment volumes and quality-control initiatives. As the volume of shipments declined, the need to pack and load household goods shipments on one truck and then transfer the shipment to another truck for the movement and ultimate delivery to destination, a practice necessary in the peak summer season when hauling is near full capacity, also declined. In addition, lower specialized transportation volumes resulted in less congested warehouse facilities, a condition that can favorably affect product handling. With the freight being handled fewer times, the opportunity for damage is reduced and claim frequency generally declines. We also implemented quality-control initiatives including driver training and modified packing procedures that contributed to the lower level of claims. The shipment volume declines and quality-control initiatives were considered as part of the cargo claims estimates; however, our actual experience was better than management's original estimates. At March 31, 2004 and December 31, 2003, our claims reserves totaled $19.6 million and $22.4 million, respectively; however, actual results may be materially different from our current estimates.

        Allowance for doubtful accounts:    An allowance for doubtful accounts and notes receivable is maintained for estimated losses resulting from the inability of our customers or agents to make required payments. If the financial condition of our customers and agents were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Our allowances for doubtful accounts and notes receivable as of March 31, 2004 and December 31, 2003 amounted to $20.6 million and $21.1 million, and represented 5.2% and 5.4% of our accounts receivable balances, respectively. Actual results may be materially different from our current estimates.

        Goodwill and intangible assets:    We amortized goodwill and other intangible assets over their useful lives prior to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), on January 1, 2002. Useful lives were based on management's estimates of the periods that the assets will generate operating revenues. Following our adoption of SFAS 142, we no longer amortize goodwill and intangible assets having indefinite useful lives; however, we were required to perform an initial impairment review in 2002, which did not result in an impairment charge. This standard also requires that an annual impairment review be performed, which requires us to place a fair value on the individual reporting units of our business. This impairment test is performed during the fourth quarter each year. This required us to select an appropriate method of valuation for our business using discounted estimated cash flows and to assess assumptions inherent in such a method on an annual basis. In addition, whenever events or changes in circumstances indicate that the carrying value of goodwill and other intangible assets might not be recoverable, we will perform an impairment review.

        The judgments we make in determining whether our goodwill and other intangible assets are impaired will directly affect our reported operating income, since any time we determine that any of these assets are impaired, we will be required to recognize a charge in our statement of operations for the relevant period equal to the decline in value of such assets. Our goodwill and other intangible assets totaled $583.7 million at March 31, 2004 and $583.5 million at December 31, 2003, which in each case included $408.7 million related to the original purchase of North American Van Lines, Inc. and the Allied and Pickfords businesses.

        Intangible assets with finite lives are amortized over their useful lives using a straight-line amortization method for all time periods presented. For customer and member relationships, those lives range from 7 to 18 years and for covenants not to compete, lives range from 2 to 5 years. Since October 1, 2003, we have been amortizing customer and member relationship intangible assets over their remaining useful lives using an accelerated amortization method to more closely reflect the pattern in which economic benefits of the intangible assets are utilized. Under this method, approximately 50% of the intangible asset will be amortized over the first 5 years of their respective useful lives, which average 14.5 years, thereby resulting in approximately half of the amortization expense being recognized over the first third of the intangible's useful life.

        Pensions and other postretirement benefits:    We provide a range of benefits to our current and retired employees, including defined benefit retirement plans, postretirement health care and life insurance benefits and postemployment benefits (primarily severance). We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, or GAAP, which include various actuarial assumptions, such as discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As required by GAAP, the effect of the modifications is generally recorded or amortized over future periods. We believe that the assumptions utilized in recording our obligations under our plans are reasonable based on our experience and advice from our actuaries.

        Impairment of long-lived assets:    We periodically assess impairments of our long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("SFAS 144"). An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that we consider include, but are not limited to, significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends. When we determine that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above impairment indicators, we estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of these expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, we calculate an impairment loss. An impairment loss is equal to the difference between the fair value of the asset and its carrying value. Fair value is generally determined using a discounted cash flow methodology.

        As discussed in our consolidated financial statements, certain software modules were reviewed for impairment in connection with a change in business strategy at the end of 2002. As a result of this exercise, we recorded asset impairment charges of $7.1 million for the year ended December 31, 2002.

        Commitments and contingencies:    We evaluate contingent liabilities including threatened or pending litigation in accordance with SFAS No. 5, "Accounting for Contingencies" ("SFAS 5"), and record accruals when the outcome of these matters is deemed probable and the liability is reasonably estimable. We make these assessments based on the facts and circumstances and in some instances based in part on the advice of outside counsel.

        Income taxes:    We follow SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis. At March 31, 2004 and December 31, 2003, our gross deferred tax assets totaled $89.5 million and $93.3 million, respectively, with a corresponding valuation allowance of $0.7 million at March 31, 2004 and December 31, 2003.

        Allowance for relocation properties held for resale:    An allowance is maintained for the amount by which the estimated price of our homes in inventory is less than the purchase price. If we experience a reduction in the market value of the homes in inventory, additional allowances may be required. Our allowances for loss on the disposition of homes in inventory as of March 31, 2004 and December 31, 2003 amounted to $1.8 million and $2.2 million, respectively. As of December 31, 2003, we had reduced our allowance for relocation properties held for resale to 4.3% of our at-risk home inventory from 7.0% at December 31, 2002, which resulted in an increase in income of approximately $1.4 million. The reserve had been increased in 2002 and early 2003 due to concerns about a housing bubble and a product mix change to shorter marketing periods prior to our acquiring the home into inventory; however, neither of these two concerns have materialized, and the allowance was adjusted accordingly.

Seasonality

        Our operations are subject to seasonal trends. Operating revenues and income from operations for the quarters ending in March and December are typically lower than the quarters ending in June and September. The stronger performance in the second and third quarters is due to the higher shipment count associated with the summer moving season, which also allows for somewhat higher pricing than in the winter months.

        The seasonal impact on our quarterly operating revenues and income from operations is illustrated by the following table showing quarterly operating revenues and income from operations as a percent of the total for the indicated full fiscal year:

	2003				2002
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Operating revenues	20%	25%	31%	24%	20%	24%	31%	25%
Income from operations	10%	20%	44%	26%	6%	25%	49%	20%

Foreign Currency Translation

        The vast majority of our operations incur expenses in the same currency in which the corresponding operating revenues are generated. As a consequence, the effects of foreign currency fluctuations on our operating results are limited principally to the translation of our activities outside of the United States from their local currency into the U.S. dollar. Income from operations for 2003 from non-U.S. operations amounted to $32.6 million, or 36.8% of our consolidated income from operations. Operating revenues for the three months ending March 31, 2004 from non-U.S. operations amounted to $138.9 million, or 26.3% of our total operating revenues. Additionally, a total of 38.6% and 40.7%, of our long-lived assets at March 31, 2004 and at December 31, 2003, respectively, were denominated in currencies other than the U.S. dollar. The functional currency for our non-U.S. subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. We have operations in several foreign countries including those that use the Canadian dollar, the British pound sterling, the Australian dollar or the euro as their functional currencies.

        The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period. The effect of U.S. dollar currency exchange rates in Canada, the United Kingdom, the euro zone, Australia and other countries in which we operate produced net currency translation adjustment gains of $0.9 million, $10.3 million and $6.7 million, net of tax, respectively, which were recorded as an adjustment to stockholders' equity as an element of other comprehensive income, for the three months ended March 31, 2004, the year ended December 31, 2003 and the year ended December 31, 2002, respectively.

Taxation

        For the three months ended March 31, 2004, and for the years ended December 31, 2003 and 2002, our estimated provision for income taxes was lower than the amount computed by applying the U.S. federal and state statutory rates. This favorable difference is due primarily to (1) differences in the mix of the statutory rates between the United States and countries where we have permanently reinvested earnings and (2) tax incentive programs that we have qualified for under the laws of certain jurisdictions.

Results of Operations

        The following table sets forth information concerning our results of operations for the three months ended March 31, 2003 and March 31, 2004 and the years ended December 31, 2001, 2002 and 2003, also expressed as a percentage of our operating revenues for the respective periods.

	Years Ended December 31,						Three Months Ended March 31,
	2001		2002		2003		2003		2004
	(Dollars in millions)
Operating revenues	$2,249.3	100.0%	$2,185.6	100.0%	$2,349.9	100.0%	$474.2	100.0%	$529.0	100.0%
Operating expenses:
Purchased transportation expense	1,438.8	64.0%	1,303.2	59.6%	1,299.9	55.3%	255.9	54.0%	263.4	49.8%
Other direct expenses	426.4	19.0%	463.9	21.2%	576.1	24.5%	123.7	26.1%	154.9	29.3%

Gross margin	384.1	17.1%	418.5	19.1%	473.9	20.2%	94.6	19.9%	110.7	20.9%
General and administrative expense	315.8	14.0%	319.9	14.6%	338.1	14.4%	80.3	16.9%	91.9	17.4%
Goodwill and intangibles amortization	10.9	0.5%	3.9	0.2%	6.1	0.3%	1.5	0.3%	1.9	0.3%
Restructuring and other unusual items	4.9	0.2%	0.4	0.0%	3.5	0.1%	—	—	0.5	0.1%

Income (loss) from operations(1)	52.5	2.3%	94.3	4.3%	126.2	5.4%	12.8	2.7%	16.4	3.1%
Other expense (income)	—	—	0.6	0.0%	0.4	0.0%	—	—	0.1	0.0%
Debt extinguishment expense(2)	—	—	—	—	37.6	1.6%	—	—	—	—
Interest expense	69.2	3.1%	61.2	2.8%	60.3	2.6%	15.0	3.2%	6.7	1.3%
Provisions (benefit) for income taxes	(0.1)	0.0%	11.7	0.5%	9.7	0.4%	(0.7)	(0.2)%	3.2	0.6%
Cumulative effect of accounting change, net of tax	(0.3)	0.0%	—	—	—	—	—	—	—	—

Net income (loss)	$(16.9)	(0.8)%	$20.8	1.0%	$19.0	0.8%	$(1.5)	(0.3)%	$6.4	1.2%

(1)
For the year ended December 31, 2003 and the three months ended March 31, 2004, we recognized $3.5 million and $0.5 million, respectively, of non-cash equity-based compensation expense in relation to stock subscriptions and stock option grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of our common and redeemable common stock on the date of grant in accordance with APB 25. The total non-cash equity-based compensation expense to be recognized by us in respect of these transactions is $6.8 million. We expect to recognize $1.5 million, $0.9 million, $0.5 million, $0.3 million and $0.1 million in each of 2004, 2005, 2006, 2007 and 2008, respectively.

(2)
For the year ended December 31, 2003, we recognized $37.6 million of debt extinguishment expense in connection with our initial public offering.

        Operating Revenues.    Our operating revenues are derived from our Global Relocation Solutions, Network Services and Transportation Solutions operations.

        Operating revenues from our Global Relocation Solutions operations are comprised of amounts billed to each of our corporate, government and military and consumer customers upon the completion of relocation or transportation services. These include the provision of relocation and global mobility services such as home sale and purchase, realty and mortgage assistance, as well as comprehensive moving and storage services both at origin and destination. In addition, we bill our corporate customers for providing specialized transportation services for high value products that require specialized handling capabilities. In our U.S. and Canadian moving operations, a high percentage of the operating revenues generated is for services provided under exclusive contracts with our affiliated agents and owner/operators, the costs of which are included in PTE.

        Operating revenues from our Network Services segment include premiums billed for the provision of insurance coverage such as auto liability, occupational accident, physical damage and inland marine insurance coverage. Our operating revenues also include certain earned commissions for referring our clients to other insurance providers. Additionally, our operating revenues also include fees charged to independent truck drivers as members of NAIT for access to a suite of services to independent truck drivers that includes fuel, cell phone, tire services, legal assistance and retirement programs, and the provision of maintenance and repair services.

        Operating revenues from our Transportation Solutions segment represent charges billed for our inventory management expertise which coordinates a variety of services such as purchased transportation, order fulfillment, project-specific delivery management, and the tracing of products through the customer's supply chains.

        Purchased transportation expense.    PTE represents amounts paid by us to independent third parties, such as agents, owner/operators, and third-party carriers for providing capabilities for the fulfillment of our customer moving and transportation needs.

  •
  In our Relocation Solutions—North America segment, PTE consists of amounts paid to owner/operators for transportation services; packing and loading service fees as well as associated accessorial services; agent commissions; and other third-party transportation services.

  •
  In our Relocation Solutions—Europe & Asia Pacific segment, where we own most of our fulfillment network, our PTE consists of amounts paid to third parties for supplemental transportation, packing and loading services provided during peak periods, and costs associated with other modes of transportation, such as ocean freight.

  •
  In our Transportation Solutions segment, PTE consists of amounts paid for owner/operator transportation, fees associated with providing specialized handling and delivery services, as well as third-party carrier costs of various modes, such as air freight costs.

        Given the structure of our overall business model, which uses independent agents, owner/operators and third-party carriers of various modes to provide transportation, including trucks and trailers, as well as warehouse facilities for storage and delivery programs, a high proportion of overall operating expenses are represented by PTE. The level of PTE generally increases or decreases in proportion to the operating revenues generated from moving and transportation services provided by our independent agent network, as PTE compensation rates are typically determined based on a percentage of revenue that is set by contracts between us and our agents and owner/operators.

        Other direct expenses:    Other direct expenses are comprised of our own facility and equipment costs; employee labor costs; commissions paid to realtors, home closing costs and other relocation service fees in addition to transportation cargo loss and damage expenses and claims costs and loss adjustment expenses associated with our various insurance offerings. Relocation Solutions—Europe & Asia Pacific and Transportation Solutions have more significant levels of direct expenses than our moving services operations in North America.

        Gross margin:    Our gross margin in absolute terms is equal to our operating revenues less direct expenses. Gross margin as a percentage of operating revenues, or gross margin rate, is largely dependent on the mix of our services to customers, and can differ between each of our four operating segments. As discussed above, our Relocation Solutions—North America segment operates with an asset-light model, utilizing our proprietary branded network of agents and independent contractors to service our customers. This results in a significantly higher level of expenses being paid to our agents and independent contractors and thus a lower gross margin in percentage terms than our Relocation Solutions—Europe & Asia Pacific business, which predominantly utilizes an owned network to fulfill customer requirements. This is contrasted by a traditionally lower level of general and administrative costs as a percentage of our operating revenues in Relocation Solutions—North America as compared to Relocation Solutions—Europe & Asia Pacific. Recently, the increase in non-moving relocation services in the United States also has a margin mix impact as compared to our moving operations, as such relocation services have proportionally lower PTE and other direct expenses, resulting in a higher gross margin, but also resulting in higher general and administrative expense, or G&A expense, associated with coordinating and administering these services.

        Gross margin as a percentage of operating revenues in our Network Services and Transportation Solutions businesses also differ from those experienced in our Global Relocation Solutions operations. Traditionally, the gross margin rate in our Network Services segment, which is predominantly an insurance business (premiums less claim expenses), and in our Transportation Solutions segment (operating revenues less direct expenses) have been higher, with a proportionally higher G&A expense as compared to our moving services and specialized transportation operations in North America.

        General and administrative expense:    G&A expense includes employee compensation and benefit costs, which account for over 50% of expenses in this category, as well as IT infrastructure and communication costs, office rent and supplies, professional services and other general corporate expenses. Relocation Solutions—Europe & Asia Pacific, Transportation Solutions, Network Services and our relocation services operations in North America have a more significant level of G&A expenses than do our moving services and specialized transportation operations in North America.

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003.

        Operating revenues:    Our operating revenues were $529.0 million for the three months ended March 31, 2004, which represents a $54.8 million, or an 11.6%, increase compared to $474.2 million for the three months ended March 31, 2003. The increase in operating revenues was a result of favorable currency impacts of $20.9 million, gains in our existing businesses of $16.1 million and growth due to acquisitions of $17.8 million, quarter-over-quarter. The average value of the U.S. dollar decreased in value relative to the British pound sterling, Australian dollar, Canadian dollar and euro in the three months ended March 31, 2004 as compared to the three months ended March 31, 2003 by 15%, 29%, 15% and 16%, respectively. Organic growth of $14.5 million occurred in the relocation services unit of Relocation Solutions—North America, $7.8 million in Network Services and $4.3 million in Transportation Solutions offset in part by a decline of $7.8 million in the specialized transportation unit of Relocation Solutions—North America. The majority of the acquisition impact resulted from the June 2003 acquisition of Scanvan, which generated $12.7 million of operating revenues in the 2004 quarter, with the remaining $5.1 million generated from the acquired businesses of PRS Europe and MovePak, purchased in December 2003, and RDI, purchased in March 2004.

        Gross margin:    Gross margin was $110.7 million for the three months ended March 31, 2004, which represents a $16.1 million, or 17.0%, increase compared to $94.6 million for the three months ended March 31, 2003. The increase in gross margin was a result of favorable currency impacts of $6.1 million, improved gross margin rate due to a more favorable business mix of $5.4 million and growth due to acquisitions of $4.6 million, quarter-over-quarter.

        Our gross margin as a percentage of operating revenues for the three months ended March 31, 2004 was 20.9%, which represents a 1.0 percentage point increase, compared to 19.9% for the three months ended March 31, 2003. The change in gross margin as a percentage of operating revenues is explained later in our segment analysis.

        General and administrative expense:    G&A expense for the three months ended March 31, 2004 was $92.4 million, which represents a $12.1 million, or 15.1%, increase compared to $80.3 million for the three months ended March 31, 2003. The increase in general and administrative expense was a result of unfavorable currency impacts of $5.2 million, growth due to acquisitions of $4.0 million and increases in existing business spending of $2.9 million, quarter-over-quarter. The higher organic spending is primarily related to sales and marketing efforts in support of our operating revenue growth plans and professional fees associated with Sarbanes-Oxley Act compliance. In addition, for the three months ended March 31, 2004, we recognized $0.5 million of non-cash equity-based compensation expense in relation to stock subscription and stock option grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of our common and redeemable common stock on the date of grant in accordance with APB 25.

        Our G&A expense as a percentage of operating revenues was 17.4% and 16.9% for the three months ended March 31, 2004 and 2003, respectively. The negative mix effect of growth in businesses with a higher proportion of G&A expense as a percentage of revenue was partially offset by continued improvements in productivity. Operating revenues per employee at March 31, 2004 were $315,300, which represents a $23,200, or 7.9%, increase compared to $292,100 at March 31, 2003. Reflecting this improved productivity, our consolidated headcount was 7,676 as of March 31, 2004, which represents a 466 person, or 6.5%, increase from 7,210 as of March 31, 2003. We have both streamlined our organization and initiated business process improvement projects which allowed us to hold the headcount increase below the operating revenues increase. We define operating revenues per employee as operating revenues for the twelve-month period ending on the date indicated, divided by the corresponding twelve-month average of company-wide end-of-month employee headcount.

        Intangibles amortization:    Amortization for the three months ended March 31, 2004 was $1.9 million, which represents a $0.4 million increase, compared to $1.5 million for the three months ended March 31, 2003. This increase is directly related to the acquisitions made in 2003.

        Income from operations:    Income from operations was $16.4 million for the three months ended March 31, 2004, which represents a $3.6 million, or 28.1%, increase compared to $12.8 million for the three months ended March 31, 2003. The increase is due to the operating revenue growth in all segments combined with cost efficiency gains and fixed cost leverage resulting in income from operations as a percentage of operating revenues of 3.1% for the three months ended March 31, 2004 compared to 2.7% for the three months ended March 31, 2003.

        Interest expense:    Interest expense was $6.7 million for the three months ended March 31, 2004, which represents an $8.3 million, or 55.3%, decrease compared to $15.0 million for the three months ended March 31, 2003. The decrease is due primarily to a reduction in our debt levels following our 2003 initial public offering and debt refinancing.

        Income tax:    For the three months ended March 31, 2004, our estimated provision for income taxes was $3.2 million based on pre-tax income of $9.6 million, an effective tax rate of 33.3%. For the three months ended March 31, 2003, our estimated provision for income taxes was a benefit of $0.7 million based on a pre-tax loss of $2.2 million, an effective tax rate of 34.4%. The reduction in our tax rate is primarily due to (1) differences in the statutory rates between the United States and countries where we have reinvested earnings, and (2) tax incentive programs for which we have qualified under the laws of certain jurisdictions.

        Net income (loss):    Net income was $6.4 million, or $0.09 per share for the three months ended March 31, 2004, which represents a $7.9 million, or $0.14 per share, increase compared to a $1.5 million or $0.05 per share net loss for the three months ended March 31, 2003. This improvement reflects the success of our strategy of focusing on relocation services and its associated growth in operating revenues and income from operations, along with the impact of our acquisitions, which continue to enhance our global service offering.

Segment Analysis

        The following table sets forth information with respect to our segments:

	Three Months Ended March 31, 2004
	Relocation Solutions
	North America	Europe & Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
	(Dollars in millions)
Operating revenues	$325.0	$131.3	$46.5	$26.2	$—	$529.0
Operating expenses:
Purchased transportation expense	220.5	35.6	—	7.3	—	263.4
Other direct expenses	61.1	51.0	31.6	10.9	0.3	154.9

Gross margin	$43.4	$44.7	$14.9	$8.0	$(0.3)	$110.7

Gross margin as a percentage of operating revenues	13.4%	34.0%	32.0%	30.5%	—	20.9%
Income (loss) from operations	$2.1	$5.3	$9.5	$0.5	$(1.0)	$16.4

	Three Months Ended March 31, 2003
	Relocation Solutions
	North America	Europe & Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
	(Dollars in millions)
Operating revenues	$315.5	$101.3	$35.5	$21.9	$—	$474.2
Operating expenses:
Purchased transportation expense	223.4	27.9	—	4.6	—	255.9
Other direct expenses	50.9	39.0	23.5	10.2	0.1	123.7

Gross margin	$41.2	$34.4	$12.0	$7.1	$(0.1)	$94.6

Gross margin as a percentage of operating revenues	13.1%	34.0%	33.8%	32.4%	—	19.9%
Income (loss) from operations	$1.9	$3.6	$8.1	$(0.5)	$(0.3)	$12.8

Key Performance Indicators, 2004 vs. 2003:
Percent change in operating revenues	3.0%	29.6%	31.0%	19.6%	—	11.6%
Percentage point change in gross margin as a percentage of operating revenues	0.3	—	(1.8)	(1.9)	—	1.0

Relocation Solutions—North America

        Operating revenues were $325.0 million for the three months ended March 31, 2004, which represents a $9.5 million, or 3.0%, increase compared to $315.5 million for the three months ended March 31, 2003.

        Operating revenues for our relocation services business increased $15.4 million for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. This is due to a 27% increase in the number of our corporate relocation initiations caused by new customer activity as well as expansion of business with existing customers. Additionally, operating revenues from our household goods moving services business increased $1.6 million for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. Household goods shipments increased 1.5% and moving transportation revenue per shipment increased 1.1% over this time period resulting in higher operating revenues. These increases were partially offset by a decline in our specialized transportation business of $7.5 million, reflecting 7.6% fewer shipments in the three months ended March 31, 2004 compared to the three months ended March 31, 2003.

        Gross margin was $43.4 million for the three months ended March 31, 2004, representing a $2.2 million, or 5.3%, increase compared to $41.2 million for the three months ended March 31, 2003. The increase in gross margin was primarily due to higher operating revenues, which were up 3.0%, and a better margin rate due to a shift in product mix to relocation services which has a higher gross margin rate than our traditional moving services operations. Gross margin as a percentage of operating revenues was 13.4% for the three months ended March 31, 2004, which represents a 0.3 percentage point increase, compared to 13.1% for the three months ended March 31, 2003.

        Income from operations was $2.1 million for the three months ended March 31, 2004, which represents a $0.2 million, or 10.5%, increase compared to $1.9 million for the three months ended March 31, 2003, reflecting the increased gross margin rate associated with the high proportion of relocation services, offset in part by higher G&A expense. During the three months ended March 31, 2003, we standardized certain employee benefit programs resulting in a reduction in accruals of $1.1 million.

Relocation Solutions—Europe & Asia Pacific

        Operating revenues were $131.3 million for the three months ended March 31, 2004, which represents a $30.0 million, or 29.6%, increase compared to $101.3 million for the three months ended March 31, 2003.

        The increase in operating revenues is primarily a result of $19.6 million of favorable currency impact as, during the three months ended March 31, 2004, the average value of the U.S. dollar was weaker as compared to the British pound sterling, the Australian dollar and the euro for the three months ended March 31, 2003 by approximately 15%, 29% and 16%, respectively. The remainder of the increase was primarily the result of the strategic acquisitions of Scanvan and PRS Europe completed to enhance our European growth platform.

        Gross margin was $44.7 million for the three months ended March 31, 2004, which represents a $10.3 million, or 29.9%, increase compared to $34.4 million for the three months ended March 31, 2003. The dollar increase is primarily due to $5.9 million of favorable currency impact and the Scanvan and PRS Europe acquisitions. Gross margin as a percentage of operating revenues was 34.0% for the three months ended March 31, 2004, the same as the three months ended March 31, 2003.

        Income from operations was $5.3 million for the three months ended March 31, 2004, which represents a $1.7 million, or 47.2%, increase compared to $3.6 million for the three months ended March 31, 2003. This improvement in income was driven by our ongoing efforts to rationalize the infrastructure and expense base of our international operations following several acquisitions. To that point, during the three months ended March 31, 2004, we incurred incremental costs of $1.9 million in sales, marketing and business development expense and $0.5 million in severance and recruiting costs to support our strategic growth initiatives, offset by a $2.6 million property sale gain realized as part of our ongoing business plan. Each of these items was recorded as a component of G&A expense.

Network Services

        Operating revenues were $46.5 million for the three months ended March 31, 2004, which represents an $11.0 million, or 31.0%, increase compared to $35.5 million for the three months ended March 31, 2003. This increase is attributable to organic growth of $7.8 million and the favorable impact of the MovePak acquisition of $3.2 million.

        Gross margin was $14.9 million for the three months ended March 31, 2004, which represents a $2.9 million, or 24.2%, increase compared to $12.0 million for the three months ended March 31, 2003. The increase in gross margin is due to $1.8 million of organic revenue growth and $1.1 million from the MovePak acquisition. Gross margin as a percentage of operating revenues was 32.0% for the three months ended March 31, 2004, which represents a 1.8 percentage point decrease, compared to 33.8% for the three months ended March 31, 2003. This change was caused primarily by the impact of growth in the moving and storage business within insurance services following the acquisition of MovePak, which has a slightly lower margin rate than the owner/operator business of NAIT.

        Income from operations was $9.5 million for the three months ended March 31, 2004, representing a $1.4 million, or 17.3%, increase compared to $8.1 million for the three months ended March 31, 2003. This increase reflects the gross margin growth of NAIT, growth in our existing business, the acquisition impact of MovePak and G&A expense efficiencies driven by our progressive integration of our network services operations.

Transportation Solutions

        Operating revenues were $26.2 million for the three months ended March 31, 2004, which represents a $4.3 million, or 19.6%, increase compared to $21.9 million for the three months ended March 31, 2003. This increase was primarily due to growth with existing customers.

        Gross margin was $8.0 million for the three months ended March 31, 2004, representing a $0.9 million, or 12.7%, increase compared to $7.1 million for the three months ended March 31, 2003. The increase in gross margin dollars is directly related to the organic revenue growth offset in part by a lower gross margin rate. Gross margin as a percentage of operating revenues was 30.5% for the three months ended March 31, 2004, which represents a 1.9 percentage point decrease, compared to 32.4% for the three months ended March 31, 2003. This reduction is primarily due to a change in the many customized service packages that we provide to our customer base.

        Income from operations was $0.5 million for the three months ended March 31, 2004, which represents a $1.0 million increase, compared to a $0.5 million loss for the three months ended March 31, 2003. The increase in operating income is principally in line with the increase in gross margin.

Corporate

        For the three months ended March 31, 2004, we incurred $1.0 million of corporate expense composed of $0.5 million of non-cash equity-based compensation expense and $0.5 million of general corporate expenses. For the three months ended March 31, 2003, we incurred $0.3 million of general corporate expenses.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Operating revenues:    Our operating revenues were $2,349.9 million for the year ended December 31, 2003, which represents a $164.3 million, or 7.5%, increase compared to $2,185.6 million for the year ended December 31, 2002.

        The increase in operating revenues was primarily a result of growth in our Relocation Solutions—Europe & Asia Pacific, Relocation Solutions—North America and Network Services segments, which reported increases in operating revenues of $70.2 million, $58.5 million and $38.2 million, respectively, year-over-year. These increases are a result of the significant growth of Relocation Services and NAIT since their acquisitions by us and the acquisition of Scanvan in June 2003. From April 2002 through December 31, 2003, we have grown the number of members of NAIT by nearly 100%. The number of corporate relocation initiations in the relocation services business involving more than simple household goods movement increased by 22% during the year ended December 31, 2003 compared to the year ended December 31, 2002. For comparative purposes, the number of initiations includes four months of operating data for CRS in 2002 prior to the acquisition. Operating revenues in Relocation Solutions—Europe & Asia Pacific increased year-over-year, largely as a result of $50.1 million of favorable currency impact and the June 2003 acquisition of Scanvan. These gains were offset in part by a $2.6 million decrease in operating revenues from Transportation Solutions due primarily to lower program volumes.

        Gross margin:    Gross margin was $473.9 million for the year ended December 31, 2003, which represents a $55.4 million, or 13.2%, increase compared to $418.5 million for the year ended December 31, 2002. The growth in gross margin dollars was due to an overall increase in operating revenues driven by the growth in NAIT and SIRVA Relocation, an overall improvement in gross margin rate and a $15.2 million favorable currency impact.

        Our gross margin as a percentage of operating revenues for the year ended December 31, 2003 was 20.2%, which represents a 1.1 percentage point increase compared to 19.1% for the year ended December 31, 2002. The change in gross margin as a percentage of operating revenues is explained later in our segment analysis.

        General and administrative expenses:    G&A expenses for the year ended December 31, 2003 were $338.1 million, which represents an $18.2 million, or 5.7%, increase compared to $319.9 million for the year ended December 31, 2002. The dollar increase in G&A expense is primarily due to additional costs from the inclusions of SIRVA Relocation and Scanvan in 2003, as well as $13.9 million of unfavorable currency impact.

        Our G&A expenses as a percentage of operating revenues were 14.4% and 14.6% for the years ended December 31, 2003 and 2002, respectively. G&A costs were unfavorably impacted by the negative mix effect of growth in businesses with a higher proportion of G&A as a percentage of operating revenues, the impact of $1.7 million of severance costs and $2.6 million of outside legal expense associated with the DOJ and European antitrust matters. These items were offset by continued improvements in productivity and favorable impacts of $1.8 million from the reduction in accruals for unclaimed property, $2.6 million of gains on the sale of an investment in a joint venture and a building, $2.8 million from the reversal to income of unclaimed accounts receivable credits and $2.7 million associated with standardizing employee benefit programs. Our consolidated headcount was 7,772 as of December 31, 2003, which represents a 272-person, or 3.6%, increase from 7,500 as of December 31, 2002. Operating revenues per employee at December 31, 2003 were $307,600, which represents a $23,800, or 8.4%, increase compared to $283,800 at December 31, 2002.

        We have both streamlined our organization and initiated business process improvement projects that allowed us to hold the headcount increase below the operating revenues increase. We define operating revenues per employee as operating revenues for the year ending on the date indicated, divided by the corresponding yearly average of company-wide end-of-month employee headcount.

        Intangibles amortization:    Amortization for the year ended December 31, 2003 was $6.1 million, which represents a $2.2 million increase compared to $3.9 million for the year ended December 31, 2002. This increase is directly related to the acquisitions made in 2002 and 2003.

        Equity-based compensation expense:    For the year ended December 31, 2003, we recognized $3.5 million of non-cash equity-based compensation expense in relation to stock subscription and stock option grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of our common and redeemable common stock on the date of grant in accordance with APB 25. There was no equity-based compensation expense in 2002.

        Asset impairment charge:    There were no asset impairment charges in 2003. For the year ended December 31, 2002, we incurred $7.1 million of software impairment charges. In the fourth quarter of 2002, it became clear that the forecasted growth in our specialized transportation business unit that had been central to our previous i2 investment decision was not expected to be as significant as originally anticipated. As a consequence, we made a decision to change our IT implementation strategy and scale back future IT investment in these operations. Accordingly, in December 2002, we wrote off costs capitalized in relation to those modules that had been purchased but would no longer be implemented.

        Curtailment and other gains:    There were no curtailment and other gains in 2003. For the year ended December 31, 2002, we incurred $10.4 million of curtailment and other gains consisting of a $7.4 million curtailment gain resulting from the freezing of the U.S. pension plan and the reduction of retiree medical benefits and a $3.0 million gain from the sale of our U.K. industrial moving business.

        Restructuring and headquarters move:    There were no restructuring or headquarters move charges in 2003. For the year ended December 31, 2002, we incurred $3.7 million of restructuring and headquarters move expense consisting of $4.6 million of expenses related to the December 2002 SIRVA headquarters move, partially offset by $0.9 million of restructuring credit pertaining to the parts centers restructuring that we started in 2001, principally as a result of our entering into subleases of certain parts centers facilities earlier than originally estimated.

        Income from operations:    Income from operations was $126.2 million for the year ended December 31, 2003, which represents a $31.9 million, or 33.8%, increase compared to $94.3 million for the year ended December 31, 2002. The increase is due to the improved operating results in most of our businesses, caused by the year-over-year operating revenue growth following our acquisitions, a 1.1 percentage point increase in gross margin as a percent of operating revenues and a reduction in G&A expenses as a percentage of operating revenues.

        Debt extinguishment expense:    In connection with our initial public offering, for the year ended December 31, 2003, we recognized $37.6 million of debt extinguishment expense, consisting of $25.0 million of bond tender premium on our senior subordinated notes and a $12.6 million write-off of deferred debt issuance costs on the prior senior credit facility and indenture.

        Interest expense:    Interest expense was $60.3 million for the year ended December 31, 2003, which represents a $0.9 million, or 1.5%, decrease compared to $61.2 million for the year ended December 31, 2002. The decrease is due primarily to lower interest rates. For the year ended December 31, 2003, we recorded $1.8 million of interest expense that had been previously treated as accretion of junior preferred stock dividends as a result of our adoption of SFAS 150. For the year ended December 31, 2003, we wrote off $1.3 million of unrecognized hedging losses to interest expense in connection with our debt refinancing.

        Income tax:    For the year ended December 31, 2003, our estimated provision for income taxes was $9.7 million based on pre-tax income of $28.7 million, an effective tax rate of 33.9%. For the year ended December 31, 2002, our estimated provision for income taxes was $11.6 million based on pre-tax income of $32.5 million, an effective tax rate of 35.8%. The reduction in our tax rate is primarily due to (1) differences in the statutory rates between the United States and countries where we have reinvested earnings and (2) tax incentive programs for which we have qualified under the laws of certain jurisdictions.

        Net income:    Net income was $19.0 million, or $0.27 per share, for the year ended December 31, 2003, which represents a $1.8 million, or $0.06 per share, decrease compared to a $20.8 million, or $0.33 per share, net income for the year ended December 31, 2002. This decrease was due to debt extinguishment and equity-based compensation expense, partially offset by the success of our strategy of focusing on relocation services and its associated growth in operating revenues and income from operations, along with the impact of our acquisitions, which continue to enhance our global service offering. The expenses related to our November 2003 initial public offering and recapitalization were $28.0 million after tax, or $0.46 per share.

Segment Analysis

        The following table sets forth information with respect to our segments:

	Year Ended December 31, 2003
	Relocation Solutions
	North America	Europe and Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
	(Dollars in millions)
Operating revenues	$1,602.9	$478.2	$163.2	$105.6	$—	$2,349.9
Operating expenses:
Purchased transportation expense	1,144.9	127.2	—	27.8	—	1,299.9
Other direct expenses	240.4	182.4	110.7	42.2	0.4	576.1

Gross margin	$217.6	$168.6	$52.5	$35.6	$(0.4)	$473.9

Gross margin as a percentage of operating revenues	13.6%	35.3%	32.2%	33.7%	—	20.2%
Income (loss) from operations(1)	$59.8	$30.2	$36.7	$4.1	$(4.6)	$126.2

	Year Ended December 31, 2002
	Relocation Solutions
	North America	Europe and Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
	(Dollars in millions)
Operating revenues	$1,544.4	$408.0	$125.0	$108.2	$—	$2,185.6
Operating expenses:
Purchased transportation expense	1,164.8	110.5	—	27.9	—	1,303.2
Other direct expenses	182.8	153.2	83.6	44.1	0.2	463.9

Gross margin	$196.8	$144.3	$41.4	$36.2	$(0.2)	$418.5

Gross margin as a percentage of operating revenues	12.7%	35.4%	33.1%	33.5%	—	19.1%
Income (loss) from operations	$41.0	$24.8	$26.5	$3.3	$(1.3)	$94.3
Key Performance Indicators, 2003 vs. 2002:
Percent change in operating revenues	3.8%	17.2%	30.6%	(2.4)%	—	7.5%
Percentage point change in gross margin as a percentage of operating revenues	0.9	(0.1)	(0.9)	0.2	—	1.1

(1)
For the year ended December 31, 2003, we recognized $3.5 million of non-cash equity-based compensation expense in relation to stock subscriptions and stock option grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of our common and redeemable common stock on the date of grant in accordance with APB 25. The total non-cash equity-based compensation expense to be recognized by us in respect of these transactions is $6.8 million. We expect to recognize $1.5 million, $0.9 million, $0.5 million, $0.3 million and $0.1 million in each of 2004, 2005, 2006, 2007 and 2008, respectively.

Relocation Solutions—North America

        Operating revenues were $1,602.9 million for the year ended December 31, 2003, which represents a $58.5 million, or 3.8%, increase compared to $1,544.4 million for the year ended December 31, 2002.

        Operating revenues from our relocation services offering increased $81.1 million for the year ended December 31, 2003 as compared to the year ended December 31, 2002. This is due to the significant growth of SIRVA Relocation since the acquisition of CRS by SIRVA. Reflecting the successful integration of CRS into SIRVA Relocation, the number of corporate relocation initiations involving more than simple household goods movement increased by 22% during the year ended December 31, 2003 compared to the year ended December 31, 2002. For comparative purposes, the number of initiations includes four months of operating data for CRS in 2002 prior to the acquisition. Additionally, operating revenues from our household goods moving services offerings increased by $12.6 million in the year ended December 31, 2003 compared to the year ended December 31, 2002. Household goods shipments decreased 1.9% for the year ended December 31, 2003 compared to the year ended December 31, 2002; however, the volume decrease was more than offset by an increase in revenue per shipment during the same period. These increases were partially offset by a decline in our specialized transportation service offering of $35.2 million, reflecting 1.7% fewer shipments in 2003 when compared to 2002.

        Gross margin was $217.6 million for the year ended December 31, 2003, representing a $20.8 million, or 10.6%, increase compared to $196.8 million for the year ended December 31, 2002. Growth in gross margin dollars was primarily attributable to the year-over-year effect of the CRS acquisition, which occurred in May 2002, and the margin associated with the growth that has been achieved since the acquisition. Gross margin as a percentage of operating revenues was 13.6% for the year ended December 31, 2003, which represents a 0.9 percentage point increase compared to 12.7% for the year ended December 31, 2002. This reflects a shift in product mix to relocation services, which has a higher gross margin rate than our traditional moving services operations.

        Income from operations was $59.8 million for the year ended December 31, 2003, which represents an $18.8 million, or 45.9%, increase compared to $41.0 million for the year ended December 31, 2002, reflecting the increased gross margin rate associated with the CRS acquisition and the subsequent growth of SIRVA Relocation offset in part by the G&A costs associated with the acquired business.

        In addition, G&A costs were lower for the year ended December 31, 2003 due to the favorable impacts of $1.8 million from the reduction in accruals for unclaimed property, $2.8 million from the reversal to income of unclaimed accounts receivable credits and $2.7 million associated with standardizing employee benefit programs. G&A costs were negatively impacted by $1.6 million of outside legal expenses associated with the Department of Justice investigation and severance costs of $1.4 million.

Relocation Solutions—Europe & Asia Pacific

        Operating revenues were $478.2 million for the year ended December 31, 2003, which represents a $70.2 million, or 17.2%, increase compared to $408.0 million for the nine months ended December 31, 2002.

        The increase in operating revenues is primarily a result of $50.1 million of favorable currency impact as, during the year ended December 31, 2003, the average value of the British pound sterling, the Australian dollar and the euro were stronger as compared to the U.S. dollar for the year ended December 31, 2002 by approximately 8%, 16% and 17%, respectively. The remainder of the increase was the result of the continued expansion of our records management business and strategic acquisitions completed to enhance our European growth platform offset by the divestiture of a non-core industrial moving business in the United Kingdom.

        Gross margin was $168.6 million for the year ended December 31, 2003, which represents a $24.3 million, or 16.8%, increase compared to $144.3 million for the year ended December 31, 2002. The dollar increase is primarily due to $15.2 million of favorable currency impact and the Scanvan acquisition. The gross margin as a percentage of operating revenues was 35.3% for the year ended December 31, 2003, which represents a 0.1 percentage point decrease compared to 35.4% for the year ended December 31, 2002, reflecting U.K. domestic business price pressures partially offset by growth in records management and the 2002 divestiture of a low-margin industrial moving business in the United Kingdom.

        Income from operations was $30.2 million for the year ended December 31, 2003, which represents a $5.4 million, or 21.8%, increase compared to $24.8 million for the year ended December 31, 2002. This increase was primarily driven by higher gross margins and lower G&A costs as a percentage of operating revenues, reflecting the results of a strict cost-control program imposed as a result of the sluggish economy. During the year ended December 31, 2003, we sold our Sydney, Australia, facility for a gain of $1.8 million and our investment in a joint venture for a gain of $0.8 million. In addition, we incurred $1.0 million of outside legal expenses in relation to the European antitrust investigation.

Network Services

        Operating revenues were $163.2 million for the year ended December 31, 2003, which represents a $38.2 million, or 30.6%, increase compared to $125.0 million for the year ended December 31, 2002. This growth is primarily attributable to the inclusion of NAIT for a full twelve months in the 2003 period compared to only nine months in 2002, and the integration of NAIT into SIRVA, which has enabled us to offer our pre-existing range of fleet and insurance services to the NAIT membership base. In addition to the growth in our client base, operating revenues have increased due to the insurance environment since September 11, 2001, which has generally resulted in certain premiums increasing in the year ended December 31, 2003 compared to the year ended December 31, 2002.

        Gross margin was $52.5 million for the year ended December 31, 2003, which represents an $11.1 million, or 26.8%, increase compared to $41.4 million for the year ended December 31, 2002. Growth in gross margin dollars was primarily attributable to the significant growth of NAIT since its acquisition by us, which occurred at the beginning of April 2002. Gross margin as a percentage of operating revenues was 32.2% for the year ended December 31, 2003, which represents a 0.9 percentage point decrease compared to 33.1% for the year ended December 31, 2002. The decrease was primarily driven by a $1.7 million return of premium from one of our reinsurance providers in the year ended December 31, 2002, which increased gross margin in that period. This impact was partially offset by the substantial increase in our independent contractor insurance portfolio, which has higher gross margin rate characteristics than our agent and small fleet insurance packages as well as our fleet maintenance operations.

        Income from operations was $36.7 million for the year ended December 31, 2003, representing a $10.2 million, or 38.5%, increase compared to $26.5 million for the year ended December 31, 2002. This increase reflects the gross margin gains associated with the acquisition and subsequent growth of NAIT, growth in our existing business, higher overall premium rates due to market conditions and G&A expense efficiencies driven by our progressive integration of our network services operations and increased investment income.

Transportation Solutions

        Operating revenues were $105.6 million for the year ended December 31, 2003, which represents a $2.6 million, or 2.4%, decrease compared to $108.2 million for the year ended December 31, 2002. This reduction was primarily due to a continued decrease in program activity for the technology sector customers we serve.

        Gross margin was $35.6 million for the year ended December 31, 2003, representing a $0.6 million, or 1.7%, decrease compared to $36.2 million for the year ended December 31, 2002. The decrease in gross margin dollars is primarily a result of the aforementioned decline in operating revenues. The gross margin as a percentage of operating revenues was 33.7% for the year ended December 31, 2003, which represents a 0.2 percentage point increase compared to 33.5% for the year ended December 31, 2002. This increase is primarily due to a change in the mix of the many customized service packages that we provide to our customer base.

        Income from operations was $4.1 million for the year ended December 31, 2003, which represents a $0.8 million, or 24.2%, increase compared to $3.3 million for the year ended December 31, 2002. The increase in operating income is primarily due to $2.5 million of reduced general and administrative expenses. In addition, the year ended December 31, 2002 included a $0.9 million restructuring credit pertaining to the parts centers previously operated through June 2001.

Corporate

        For the year ended December 31, 2003, we incurred $4.6 million of corporate expense composed of $3.5 million of non-cash equity-based compensation expense and $1.1 million of general corporate expenses. The non-cash equity-based compensation expense is related to stock subscriptions and stock option grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of our common and redeemable common stock on the date of grant in accordance with APB 25. For the year ended December 31, 2002, we incurred $1.3 million of general corporate expenses.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Operating revenues:    Our operating revenues were $2,185.6 million for the year ended December 31, 2002, which represents a $63.7 million, or 2.8% decrease, compared to $2,249.3 million for the year ended December 31, 2001.

        The change in operating revenues was most significant in Relocation Solutions—North America, where the decrease of 6.5% was largely driven by reduced demand for our household goods moving and specialized transportation services. Household goods shipments decreased by 9.5% for the year ended December 31, 2002 compared to the year ended December 31, 2001, and were significantly influenced by fewer transferees in the corporate sector due to a sharp fall off in relocations in the months following the events of September 11, 2001 and, we believe, to the sluggish economy. Specialized transportation shipments for the year ended December 31, 2002 were down approximately 3.5%, compared to 2001 and revenue per shipment decreased approximately 12.3% year-over-year. We believe these are both a direct result of the substantial falloff in activities in the telecommunications and technology sectors as the economy slowed. This slowdown in the telecommunications and technology sectors also affected our Transportation Solutions segment which, although smaller, was down 14.1%.

        Partly offsetting the operating revenues decline in our moving and specialized transportation service offerings was the impact of our acquisitions during the year ended December 31, 2002, including $73.4 million of operating revenues in relocation services following the CRS acquisition. The year-over-year revenue effect above includes the growth achieved as these two businesses were integrated into the larger SIRVA organization. By facilitating access to our corporate customer base and offering them a new suite of relocation services, we were able to increase the number of corporate relocation initiations in the relocation services business involving more than simple household goods movement by 17.1% during the year ended December 31, 2002. For comparative purposes, the number of initiations includes operating data for CRS for all of 2001 and four months of 2002 prior to the acquisition.

        Also offsetting the aforementioned revenue decline, operating revenues in our Relocation Solutions—Europe & Asia Pacific were up 5.4%, primarily as a result of $22.3 million of favorable currency impact.

        Gross margin:    Our gross margin was $418.5 million for the year ended December 31, 2002, which represents a $34.4 million, or 9.0% increase, compared to $384.1 million for the year ended December 31, 2001, despite the 2.8% decrease in our operating revenues. The gains were most significant in Relocation Solutions—North America and Network Services. Contributing to the improved gross margin in 2002 versus 2001 was a reduction in cargo claims expense. A cargo claims analysis is performed each quarter comparing open and closed claim costs, as well as estimates for incurred but not reported claim costs, to the original estimates, and changes to those estimates are recorded as appropriate. We recognized favorable accrual adjustments related to prior year estimates of $5.4 million for the year ended December 31, 2002. These favorable adjustments were a result of improved experience, when compared to historical trends and estimates, for claims made in policy years 2001 and prior that were finalized in 2002. This improved claims experience was attributable to a combination of reduced shipment volumes and new quality control initiatives implemented by us during 2001 that reduced the frequency of claims.

        Our gross margin as a percentage of operating revenues was 19.1% for the year ended December 31, 2002, which represents a 2.0 percentage point increase, compared to 17.1% for the year ended December 31, 2001. The change in gross margin as a percentage of operating revenues is explained in our segment analysis below.

        General and administrative expenses:    G&A expenses were $319.9 million for the year end December 31, 2002, which represents a $4.1 million, or 1.3% increase, compared to $315.8 million for the year ended December 31, 2001. The dollar increase in G&A expense is a result of an increase associated with our acquisitions of CRS and NAIT, along with unfavorable currency impact of $5.4 million. These increases were offset by reductions in headcount and other G&A costs in our moving services, specialized transportation and transportation solutions business in order to align expenses with lower operating revenues. Our G&A expenses as a percentage of operating revenues for the year ended December 31, 2002 was 14.7%, which represents an increase of 0.7 percentage points, as compared to 14.0% for the year ended December 31, 2001. The percentage change is largely due to the increased proportion of our Relocation Services and Network Services businesses within our overall business mix and currency-related increases to our foreign G&A costs, partially offset by productivity improvements throughout our transportation and solutions businesses.

        Reflecting this improved efficiency, our consolidated head count decreased to 7,500 as of December 31, 2002, a decrease of 295, or 3.4%, from 7,795 as of December 31, 2001. Operating revenues per employee were $283,800 as of December 31, 2002, which represents a $2,900, or 1.0% increase, compared to $280,900 as of December 31, 2001. We both streamlined our organization and reduced headcount in order to align expenses with lower operating revenue.

        Goodwill and intangibles amortization:    Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets", under which goodwill and other indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment. As a result, amortization expense was $3.9 million for the year ended December 31, 2002, which represents a $7.0 million, or 64.2% decrease, compared to $10.9 million for the year ended December 31, 2001, related to SFAS 142, offset by additional intangible amortization of $3.9 million from our acquisitions in the year ended December 31, 2002.

        Asset impairment charge:    For the year ended December 31, 2002, we incurred $7.1 million of software impairment charges. In the fourth quarter 2002, it became clear that the forecast growth in our specialized transportation business unit that had been central to our previous software investment decision was not expected to be as significant as originally anticipated. As a consequence, we made a decision to change our IT implementation strategy and scale back future IT investment in these operations. Accordingly, in December 2002 we wrote off costs capitalized in relation to those modules that had been purchased but would no longer be implemented.

        Curtailment and other gains:    For the year ended December 31, 2002, we incurred $10.4 million of curtailment and other gains consisting of a $7.4 million curtailment gain resulting from the freezing of the U.S. pension plan and the reduction of retiree medical benefits and a $3.0 million gain from the sale of our U.K. industrial moving business.

        Restructuring and headquarters move:    For the year ended December 31, 2002, we incurred $3.7 million of restructuring and headquarters move expense consisting of $4.6 million of expenses related to the December 2002 SIRVA headquarters move, partially offset by $0.9 million of restructuring credit pertaining to the parts centers restructuring that we started in 2001, principally as a result of our entering into subleases of certain parts centers facilities earlier than originally estimated. Restructuring expense for the year ended December 31, 2001 was due primarily to the parts center restructuring.

        Income from operations:    Income from operations was $94.3 million for the year ended December 31, 2002, which represents a $41.8 million, or 79.6% increase, compared to $52.5 million for the year ended December 31, 2001. The substantial gain principally reflects the impact of our acquisitions and an increase in gross margin as a percent of operating revenues. Additionally, we ceased amortization of goodwill, which reduced our amortization expense by $10.9 million compared to the year ended December 31, 2001.

        Interest:    Interest expense was $61.2 million for the year ended December 31, 2002, which represents a $8.0 million, or 11.6% decrease, compared to $69.2 million for the year ended December 31, 2001, due primarily to lower interest rates and lower average borrowings.

        Income Tax:    Income tax expense was $11.7 million for the year ended December 31, 2002, based on pre-tax income of $32.5 million, given an effective rate of 36.0%. For the year ended December 31, 2001, the income tax benefit was $0.1 million based on a pre-tax loss of $16.7 million.

        Net Income:    Net income was $20.8 million or $0.33 per share for the year ended December 31, 2002, which represents a $37.7 million or $0.81 per share increase, compared to a loss of $16.9 million or $0.48 per share for the year ended December 31, 2002. This improvement reflects the substantial gains in operating income combined with the reduction in our interest expense over the year ended December 31, 2001. The impact, net of taxes, of the favorable accrual adjustments to our cargo claims reserves in the year ended December 31, 2002 was $3.4 million or $0.07 per share-basic, or $0.07 per share-diluted.

Segment Analysis

        The following table sets forth information with respect to our segments, which provides a more complete understanding of the key drivers of our operating performance:

	Year Ended December 31, 2002
	Relocation Solutions
	North America	Europe & Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
			(Dollars in millions)
Operating revenues	$1,544.4	$408.0	$125.0	$108.2	$—	$2,185.6
Operating expenses:
Purchased transportation expense	1,164.8	110.5	—	27.9	—	1,303.2
Other direct expenses	182.8	153.2	83.6	44.1	0.2	463.9

Gross margin	$196.8	$144.3	$41.4	$36.2	$(0.2)	$418.5

Gross margin as a percentage of operating revenues	12.7%	35.4%	3.1%	33.5%	—	19.1%
Income from operations	$41.0	$24.8	$26.5	$3.3	$(1.3)	$94.3

	Year Ended December 31, 2001
	Relocation Solutions
	North America	Europe & Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
			(Dollars in millions)
Operating revenues	$1,652.1	$387.1	$84.2	$125.9	$—	$2,249.3
Operating expenses:
Purchased transportation expense	1,309.0	105.6	—	24.2	—	$1,438.8
Other direct expenses	161.6	140.7	61.5	62.6	—	$426.4

Gross margin	$181.5	$140.8	$22.7	$39.1	$—	$384.1

Gross margin as a percentage of operating revenues	11.0%	36.4%	27.0%	31.1%	—	17.1%
Income from operations	$15.1	$26.0	$18.5	$(6.3)	$(0.8)	$52.5

Key Performance Indicators, 2002 vs. 2001:
Percent change in operating revenues	(6.5)%	5.4%	48.5%	(14.1)%	—	(2.8)%
Percentage point change in gross margin as a percentage of operating revenues	1.7	(1.0)	6.1	2.4	—	2.0

Relocation Solutions—North America

        Operating revenues were $1,544.4 million for the year ended December 31, 2002, representing a $107.7 million, or 6.5% decrease, compared to $1,652.1 million for the year ended December 31, 2001.

        Operating revenues for our household goods moving and specialized transportation service offerings decreased by approximately 10.4% and 12.9% respectively, driven principally by reduced demand. Household goods shipments for the year ended December 31, 2002, decreased 9.5% from the year ended December 31, 2001, and were significantly influenced by fewer transferees in the corporate sector due to a sharp fall off in relocations following the events of September 11, 2001 and, we believe, to the sluggish economy. Specialized transportation shipments for the year ended December 31, 2002 were also down approximately 3.5%, compared to 2001, and revenue per shipment decreased approximately 12.3% year-over-year. We believe these are both a direct result of the substantial decline in activities in the telecommunications and technology sectors as the economy slowed.

        Partly offsetting the decline in moving and specialized transportation service offerings was an increase in operating revenues of $73.4 million from our relocation services operations following the CRS acquisition in May 2002. With the benefit of joining the much larger SIRVA organization and gaining access to its expansive list of corporate moving customers, our relocation services offering has also experienced an accelerated growth rate. Specifically, the number of CRS corporate relocation initiations in the relocation services business involving more than simple household goods movement increased by 17.1% during the year ended December 31, 2002 compared to the year ended December 31, 2001. For comparative purposes, the number of initiations includes operating data for CRS for all of 2001 and four months of 2002 prior to the acquisition.

        Gross margin was $196.8 million for the year ended December 31, 2002, representing a $15.3 million, or 8.4% increase, compared to $181.5 million for the year ended December 31, 2001, despite the 6.5% decrease in our operating revenues. Within this segment, gross margin dollars in our moving services and specialized transportation business decreased by $13.9 million for the year ended December 31, 2002 as compared to 2001. The decrease was due to lower shipment volumes in both units, reduced gross margin as a percentage of operating revenues in specialized transportation, due to lower revenue per shipment and a higher proportion of fixed costs, partially offset by lower cargo loss and damage and other direct expenses in our moving services operations.

        This decline in gross margin dollars, however, was more than offset by the acquisition of CRS and the inclusion of its results from May 2002 forward.

        Gross margin as a percentage of operating revenues was 12.7% for the year ended December 31, 2002, which represents an increase of 1.7 percentage points, compared to 11.0% for the year ended December 31, 2001. The improved gross margin rate is due in large measure to the enhanced mix resulting from acquiring and selling more high margin, value-added relocation services. Due to the significance of PTE expenses paid to owner/operators and agents who provide equipment and labor, there is a lower gross margin percentage associated with moving and specialized transportation operating revenues than with relocation services. Our mix was enhanced by the faster growth in relocation services.

        Income from operations was $41.0 million for the year ended December 31, 2002, which represents a $25.9 million, or 171.5% increase, compared to $15.1 million for the twelve months ended December 31, 2001.

        The most significant factor leading to the increase in income from operations during 2002 was the acquisition in May 2002 of CRS which added $10.6 million of operating profit for the eight months following acquisition. The impact of the CRS acquisition on our results for 2002 can be summarized as follows:

$ in millions
Revenue	71.2
Gross margin	26.9
G&A	16.3
Income from operations	10.6

        Income from operations in our moving services business also increased $15.3 million due to lower general and administrative expenses, goodwill amortization and internet development costs offsetting lower gross margins and a software impairment charge. The decline of $16.5 million in general and administrative expenses was driven by substantial headcount reductions and additional cost and program cuts. The lower goodwill amortization of $6.1 million was the result of adoption of SFAS 142. In 2002 we significantly reduced our development of a web-based moving services solution aimed at the consumer market resulting in lower expense of $11.3 million. These favorable impacts were partially offset by a decline in gross margin of $12.9 million due to lower shipment activity and the $5.7 million impairment charge associated with the abandonment of certain modules of the previously capitalized i2 software that had been planned for use in our specialized transportation operations.

Relocation Solutions—Europe & Asia Pacific

        Operating revenues were $408.0 million for the year ended December 31, 2002, representing a $20.9 million, or 5.4% increase, compared to $387.1 million for the year ended December 31, 2001.

        The increase in operating revenues is predominantly a result of $22.3 million of favorable currency impact as, during the year ended December 31, 2002, the average values of the British pound sterling, the Australian dollar and the euro were stronger against the U.S. dollar compared to the year ended December 31, 2001 by approximately 4%, 5% and 5%, respectively. In addition, operating revenues in our U.K. records management business and the domestic and international moving business in Australia were somewhat higher year-over-year.

        Gross margin was $144.3 million for the year ended December 31, 2002, which represents a $3.5 million or 2.5% increase, compared to $140.8 million for the year ended December 31, 2001. While gross margin increased $7.5 million largely as a result of the currency driven increase in operating revenue, gross margin as a percentage of operating revenues was 35.4% for the year ended December 31, 2002, a 1.0 percentage point decrease, compared to 36.4% for the year ended December 31, 2001. The decrease is associated with overall price pressure, particularly in our industrial moving business, which we sold at the end of 2002. In addition, we experienced higher employee benefits costs.

        Income from operations was $24.8 million for the year ended December 31, 2002, which represents a $1.2 million, or 4.6% decrease, compared to $26.0 million for the year ended December 31, 2001. The increase in aggregate gross margin dollars of $3.5 million, and the favorable impact of eliminating goodwill amortization of $4.2 million were more than offset by $5.5 million of unfavorable currency impact in G&A, higher employee benefit costs and a $2.4 million severance charge taken during the year to adjust headcount to the reduced business needs.

Network Services

        Operating revenues were $125.0 million for the year ended December 31, 2002, which represents a $40.8 million, or 48.5% increase, compared to $84.2 million for the year ended December 31, 2001. Growth in operating revenues was a result of two key factors: the acquisition of NAIT in April 2002, which increased our underwriting volume, as well as growth in this business. In addition to the growth in our client base, operating revenues have increased due to the insurance environment since September 11, 2001, which has generally resulted in certain year-over-year premium increases since that time.

        Gross margin was $41.4 million for the year ended December 31, 2002, which represents a $18.7 million or 82.4% increase, compared to $22.7 million for the year ended December 31, 2001. Gross margin as a percentage of operating revenues was 33.1% for the year ended December 31, 2002, which represents a 6.1 percentage point increase, compared to 27.0% for the year ended December 31, 2001. This improvement was primarily driven by the NAIT acquisition and subsequent growth in our independent contractor insurance portfolio, which has higher gross margin characteristics than our agent and small fleet businesses. We were also able to realign the structure used to underwrite the independent contractor insurance program, further improving overall gross margin. The improved gross margin as a percentage of operating revenues also reflects favorable development in actuarially determined insurance claim reserves of $1.7 million, and therefore a reduction to our overall claims expenses. These gains were partly offset by higher costs for reinsuring a portion of our insurance portfolio.

        Income from operations was $26.5 million for the year ended December 31, 2002, which represents an $8.0 million, or 43.2% increase, compared to $18.5 million for the year ended December 31, 2001. The increase was due to our acquisitions, higher independent contractor insurance operating revenues, growth in our customer base and associated gross margin improvements of $18.7 million, less G&A increases associated with our acquisition and growth and the amortization of $1.5 million of newly acquired intangibles with definite lives.

Transportation Solutions

        Operating revenues were $108.2 million for the year ended December 31, 2002, which represents a $17.7 million, or 14.1% decrease, compared to $125.9 million for the year ended December 31, 2001.

        Operating revenues for the year ended December 31, 2002 decreased as result of our withdrawal from the parts center business which contributed $14.5 million in operating revenues for the year ended December 31, 2001. Operating revenues were also lower as a result of reduced activity levels in our freight forwarding operations due, we believe, to the general economic slowdown. These items were partially offset by new volume due to the addition of new customers and increased program volume with existing customers.

        Gross margin was $36.2 million for the year ended December 31, 2002, which represents a $2.9 million or 7.4% decrease compared to $39.1 million for the year ended December 31, 2001. The decrease is a result of lower overall operating revenues, offset by an improvement in the overall gross margin rate. Gross margin as a percentage of operating revenues was 33.5% for the year ended December 31, 2002, which represents a 2.4 percentage point increase compared to 31.1% for the year ended December 31, 2001. The positive change in the gross margin as a percentage of operating revenues resulted primarily from our strategic withdrawal from the lower margin parts center business in the latter part of 2001.

        Income from operations was $3.3 million for the year ended December 31, 2002, which represents a $9.6 million increase, compared to a loss of $6.3 million for the year ended December 31, 2001. While gross margin decreased $2.9 million year-over-year, we rationalized our underlying cost base, resulting in $7.3 million lower general and administrative expenses year-over-year and we ceased amortization of $0.4 million goodwill in the year ended December 31, 2002. Income from operations for the year ended December 31, 2001 includes $3.9 million of severance and redundant facility expenses associated with our withdrawal from the parts center business.

Financial Condition

        The information provided below about our cash flows, debt, credit facilities, capital and operating lease obligations and future commitments is included here to facilitate a review of our liquidity.

  Cash flows from operating activities.

        Net cash used for operating activities was $9.9 million for the three months ended March 31, 2004 and net cash provided by operating activities was $12.0 million for the three months ended March 31, 2003. The change in operating cash flows was largely driven by two temporary factors for the three months ended March 31, 2004.

        The first factor was an increase in home equity advance funding to transferees, which resulted from our strong growth in relocation initiations. During 2004, we expect to enter into arrangements whereby the funding of home equity advances and relocation properties held for resale will be made by a third party financial institution. This will enable us to continue delivering this important benefit to our customers on a cash-neutral basis.

        The second factor was a reduction in accrued U.S. purchased transportation expense, reflecting improved cycle time to process customer invoices and payments to agents—an investment that will ultimately result in sustained improvement in the number of days sales remain outstanding and therefore working capital performance.

        Net cash provided by operating activities was $115.1 million, $67.2 million and $78.7 million, for the years ended December 31, 2001, 2002 and 2003, respectively. For each of the years in the three-year period ended December 31, 2003, our operating cash flows have been favorably impacted by improvements in our net income which has increased from a loss of $16.9 million for the year ended December 31, 2001 to income of $19.0 million for the year ended December 31, 2003.

        The impact of these gains in net income was augmented by management of accounts receivable. Our daily sales outstanding in accounts receivable, or DSO, which is a key performance indicator tracked by our Treasury department, can be summarized as follows:

	Days Sales Outstanding in Accounts Receivable
	December 31,			March 31,
	2001	2002	2003	2003	2004
Trailing twelve months average	52	45	43	41	41
End of period	47	42	42	40	38

        In May 2002, we acquired the relocation services business of CRS, which added a new cash flow dimension to our business. As part of our relocation product offering, we provide home equity advances to relocating corporate employees and sometimes purchase the employees' homes under buyout programs. In the United Kingdom and for traditional relocation in the United States, the corporate customer guarantees us repayment of these amounts to the extent proceeds from the home sale are insufficient.

        These equity advances, purchased homes and mortgages are classified as current assets in our consolidated balance sheets, and movements in these assets are reflected in our cash flow from operations. The cash needed to finance these assets is largely provided by special-purpose facilities, movements in which are reflected in our cash flow from financing activities. In light of the corporate guarantees and the credit quality of our counterparties, we believe the risk associated with the advances, purchased homes and mortgages is low. For internal purposes, we treat the associated financing as a current liability, not as debt.

        For internal management purposes, we use a measure of "free cash flow." This measure deducts our capital and agent expenditures, net of sale proceeds, and excludes the impact of movements of our relocation and mortgage warehouse financing facilities from our cash flow provided by (used for) operating activities, as we believe that the facilities are of a cash-neutral nature because they move roughly in tandem with the change in mortgages and relocation properties held for sale.

        Free cash flow is not a measure determined in accordance with GAAP. We believe however that our definition of free cash flow is a relevant measure as it represents the amount of cash available to us for the repayment of our indebtedness, for strategic acquisitions to grow our business, or for other investing or financing activities. Free cash flow should not be considered as an alternative measure of cash flows from operating activities, and does not necessarily represent amounts available for discretionary expenditures. Free cash flow also may not be comparable to similar measures disclosed by other companies because free cash flow is not uniformly defined.

        We reconcile free cash flow to cash flow provided by operating activities as follows:

	Years ended December 31,			Three Months ended March 31,
	2001	2002	2003	2003	2004
			(Dollars in millions)
Net cash flow provided by (used for) operating activities	$115.1	$67.2	$78.7	$12.0	$(9.9)
Change in mortgage warehouse facility	—	16.0	13.6	0.9	(10.0)
Change in relocation financing facilities	—	2.2	21.1	2.2	(0.7)
Capital expenditures	(48.3)	(33.4)	(28.6)	(3.9)	(5.5)
Other investing activities	2.1	3.5	4.1	(0.6)	2.7

Free cash flow	$68.9	$55.5	$88.9	$10.6	$(23.4)

        Since 2001, our free cash flow has improved from a cash source of $68.9 million in 2001, to a source of $88.9 million in 2003. As with cash flows from operating activities, this was driven by improvements in our income, combined with improvements in our management of accounts receivable.

        In the three months ended March 31, 2004, we had a free cash flow use of $23.4 million compared to a $10.6 million source in the three months ended March 31, 2003, a decrease of $34.0 million. The change in free cash flow was primarily driven by the factors described above related to our operating cash flows as well as a $10.0 million use associated with the mortgage warehouse facility. The lenders we sell our mortgage loans to are now settling these transactions more quickly than in 2003, when strong mortgage refinancing activity created longer closing cycles. This $10.0 million use of funds to pay down the mortgage warehouse facility was offset by a $10.7 million source of funds, recorded in cash flows from operating activities, from the settlement of mortgage loans held for sale.

        We believe that cash generated from 2004 operations, together with amounts available under the revolving credit facility and any other available source of liquidity, will be adequate to permit us to meet our debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs for at least the next twelve months.

        Cash flows used for investing activities.    Cash used for investing activities totaled $73.0 million, $137.5 million and $78.2 million, in the years ended December 31, 2001, 2002, and 2003, respectively. For the three months ended March 31, 2003 and 2004, net cash used for investing activities was $9.9 million and $8.7 million, respectively. The cash used to fund our acquisitions and related transaction fees can be summarized as follows:

	Years ended December 31,			Three months ended March 31,
	2001	2002	2003	2003	2004
		(Dollars in millions)
Allied & Pickfords (purchase price settlement)	$17.4	$—	$—	$—	$—
NAIT	—	27.0	5.7	0.1	1.5
CRS	—	57.5	—	—	—
Rowan Simmons	—	14.3	—	—	—
Scanvan	—	—	23.5	—	0.5
RDI	—	—	—	—	1.3
Other	4.0	3.8	3.8	0.1	—

	$21.4	$102.6	$33.0	$0.2	$3.3

        We will continue to pursue acquisitions that we believe would further strengthen our global presence or would advance our strategic position in the markets that we serve, such as our April 2004 acquisition of Rettenmayer Internationale.

        Our capital expenditures, which we use for computer equipment, software development and transportation and warehouse equipment, totaled $48.3 million, $33.5 million and $28.6 million in each of the years ended December 31, 2001, 2002 and 2003 respectively, and $3.9 million and $5.5 million in the three months ended March 31, 2003 and 2004, respectively. The level of capital expenditures in the year ended December 31, 2001 was driven by significant spending on information technology across our business, particularly in our Transportation Solutions segment. Capital expenditures for 2004 are expected to range between $25.0 million and $30.0 million. In addition, we received $2.7 million in the three months ended March 31, 2004 related to the sale of land at our Edinburgh, Scotland branch facility.

Cash flows from financing activities.

        Cash flows from financing activities consist primarily of bank borrowing draw-downs and repayments and proceeds from the issuance of common stock.

        Net cash flows from financing activities provided $29.1 million of funding for the three months ended March 31, 2004 and $3.9 million of funding for the three months ended March 31, 2003. The amount drawn under our revolving credit facility as of March 31, 2004 was $49.7 million.

        Net cash flows from financing activities provided $14.0 million of funding for the year ended December 31, 2003. We repaid $566.9 million of long-term debt and capital lease obligations and paid $20.6 million of costs associated with our initial public offering of SIRVA common stock with proceeds from that offering and our refinancing related to that offering. We also redeemed our $32.6 million junior preferred stock and paid $25.0 million of premium on the redemption of our 13 3/8% senior subordinated notes. The amount drawn under our revolving credit facility as of December 31, 2003 was $0.

        Net cash flows from financing activities provided $82.1 million of funding for the year ended December 31, 2002. We acquired businesses for a total consideration of $102.6 million, which was financed through our revolving credit facility as well as the issuance of $66.3 million of common stock and $50.0 million in new bank debt.

        Net cash flows used for financing activities were $53.4 million for the year ended December 31, 2001. We reduced our revolving credit position by $37.4 million following the significant improvement in our working capital requirements during that year.

        In each of the years ended December 31, 2001 and 2002, we made scheduled principal repayments on our long term debt of $11.8 million and $26.9 million, respectively. In addition to these scheduled repayments, we reduced our revolving credit position by $37.4 million in 2001 following the significant improvement in our working capital requirements during that year, including a prepayment of $17.7 million required by our credit agreement.

        In each instance, the financing activities supported our strategic acquisition program, our capital expenditures and the increase in working capital associated with our growth.

Liquidity and Capital Resources

        We broadly define liquidity as our ability to generate sufficient cash flow from operating activities to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments. Our principal capital resources consist of our $175.0 million revolving credit facility and our accounts receivable.

        Our short-term and long-term liquidity needs will arise primarily from:

  •
  interest expense, which was $60.3 million in 2003. Of this, $47.4 million was settled in cash, $4.3 million relates to non-cash charges and $8.6 million relates to our senior discount loan, which was settled in cash on repayment thereof. Interest expense was $6.7 million in the three months ended March 31, 2004. Of this, $6.0 million was settled in cash and $0.7 million relates to non-cash charges. We expect our interest expense to approximate $27.0 million in 2004;

  •
  principal repayments of debt and capital leases, which were $566.9 million in 2003 and are scheduled to be $5.1 million in 2004, $9.1 million in 2005, $9.1 million in 2006, $8.1 million in 2007 and $419.3 million thereafter;

  •
  operating lease payments, which were $78.7 million in 2003 and are scheduled to total $68.4 million in 2004, $56.3 million in 2005, $44.1 million in 2006, $39.5 million in 2007, $30.2 million in 2008 and $112.9 million thereafter;

  •
  unconditional purchase commitments, which are scheduled to total $23.8 million in 2004, $21.8 million in 2005, $18.8 million in 2006, $18.8 million in 2007, $18.8 million in 2008 and $65.0 million thereafter;

  •
  capital expenditures, which were $28.6 million in 2003 and $5.5 million in the three months ended March 31, 2004 and are expected to range between $35.0 million and $40.0 million in 2004;

  •
  cash tax payments, which were $8.0 million in 2003, due primarily to the utilization of accumulated net operating losses in the United States and are expected to be between $20.0 million and $25.0 million in 2004. After 2004, net operating losses in the United States should be substantially utilized and cash tax payments will be expected to more closely approximate the provision for income taxes; and

  •
  working capital requirements as may be needed to support business growth.

        The seasonal nature of the moving business results in increased short-term working capital requirements in the summer months. This will result in an increase in receivables, which are typically collected, and revolving credit borrowings which are typically repaid, by late fall.

        The following table provides a summary, as of March 31, 2004, of our contractual obligations related to long-term debt, leases and other commercial commitments:

			Payments Due by Period
Contractual Obligations	Total	2004	2005- 2006	2007- 2008	2009 and After
		(Dollars in millions)
Long-term debt	$477.6	$0.4	$9.2	$9.0	$459.0
Capital lease obligations	21.3	3.1	9.0	6.6	2.6
Operating leases	318.2	46.3	93.0	64.0	114.9
Unconditional purchase obligations	164.6	19.9	41.6	38.1	65.0

Total contractual cash obligations	$981.7	$69.7	$152.8	$117.7	$641.5

        As of March 31, 2004, we have no 2004 funding requirements for our pension or postretirement plans. However, we may make voluntary contributions ranging from $1.0 million to $5.0 million.

        Debt Service.    Principal and interest payments under our senior secured credit facilities and interest payments on the notes represent significant liquidity requirements for us. Our senior secured credit facilities are composed of a note payable and a revolving credit facility. As of March 31, 2004, we had $585.0 million of indebtedness composed of indebtedness for borrowed money and capital leases consisting of:

  •
  $11.0 million principal amount of our 13 3/8% senior subordinated notes;

  •
  $415.0 million outstanding under our term loan;

  •
  $49.7 million outstanding under our $175.0 million revolving credit facility;

  •
  $21.3 million of capital leases;

  •
  $86.2 million of short-term debt, consisting of $45.6 million of our mortgage warehouse facility, $40.4 million of our relocation financing facilities and $0.2 million of foreign subsidiaries' operating lines of credit; and

  •
  $1.8 million of other debt.

Commitments and Contingencies

        On July 1, 2002, we entered into a ten-year purchase commitment with Covansys Corporation and Affiliated Computer Services, Inc. to provide selected outsourcing services for our domestic information systems infrastructure, including data center operations and telecommunications and certain application software development. Covansys Corporation is a related party, as 24.5% of its outstanding common stock is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership. As of March 31, 2004, the remaining purchase commitment was $155.4 million.

Off Balance Sheet Arrangements

        During 2003 and 2002, we sold a portion of our equipment notes receivable portfolio to an unaffiliated third party. The transaction, which qualified as a sale under Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" resulted in cash proceeds of $2.9 million and $1.2 million, respectively, which approximated the fair value of notes receivable sold. The equipment notes receivable are due from agents or owner/operators for trailers, tractors and straight trucks and are collateralized by those assets. Each note is generally for a term of five years, bearing interest at either a fixed or variable rate of prime plus 1.0% to 5.25%. Principal and interest are payable monthly over the term of the agreement. Under the terms of the sales agreement, we are responsible for servicing, administering, and collecting these notes receivable on behalf of the unaffiliated third party. Servicing fees under the sales agreement are deemed adequate compensation to us for performing the servicing, accordingly no servicing asset or liability has been recognized in the accompanying financial statements. Under the terms of the transaction, the maximum recourse exposure to us was $0.2 million.

Related Party Transactions

        We are parties to a consulting agreement with Clayton, Dubilier & Rice, Inc. whereby Clayton, Dubilier & Rice, Inc. receives a management fee for financial advisory and management consulting services. For the years ended December 31, 2001, 2002 and 2003, such fees were $1.4 million, $1.4 million, and $1.2 million, respectively, and $0.3 million for the three months ended March 31, 2004. In addition, we paid Clayton, Dubilier & Rice, Inc. additional fees totaling approximately $1.7 million in 2002 in connection with our acquisitions of the relocation services business of CRS and NAIT, and the purchase by Arawak Ltd., a wholly owned subsidiary of Clayton, Dubilier & Rice Fund VI Limited Partnership, of unsecured senior discount loan we incurred in connection with our acquisition of the Allied and Pickfords businesses. We applied a portion of the net proceeds of our initial public offering to redeem the senior discount loan.

        North American Van Lines has guaranteed loans made by a third-party lender in aggregate principal amounts of $0.08 million, $1.3 million and $1.2 million as of December 31, 2002, December 31, 2003 and March 31, 2004, respectively, to various members of our management, including one of our executive officers in the amount of $159,750, in connection with their investment in SIRVA. North American Van Lines would become liable for such amounts in the event that a member of management would fail to repay the principal and interest when due. These loans mature in July 2004, with the exception of the loan to our executive officer, which matures in May 2004, and bear interest at the prime rate plus 1.0%. The loan to our executive officer was made prior to passage of the Sarbanes-Oxley Act. Subsequent to its passage, we adopted a policy prohibiting us or any of our subsidiaries from making loans to or guaranteeing loans of executive officers.

        See "Certain Relationships and Related Transactions."

Inflation

        We believe that inflation, currently, does not have a material effect on the results of our operations.

Retirement Plans

        Our domestic defined benefit pension plans were amended effective April 1, 2002 for the purpose of combining the plans into one benefit plan covering all domestic employees. This single pension plan was then frozen effective December 31, 2002, which triggered curtailment accounting treatment due to the elimination of benefits earned for future years of service. The curtailment amounts were recorded in the results of operations as an unusual item for the year ended December 31, 2002.

        The postretirement medical plan covering certain domestic employees was amended effective April 1, 2002 to include substantially all of our domestic employees. The amendment also eliminated benefits previously associated with this plan for participants over the age of 65. Effective December 31, 2002, the plan was amended to eliminate any subsidies to employees that have not reached 50 years of age with a minimum of ten years of service as of December 31, 2002. This amendment triggered curtailment accounting treatment. The curtailment amounts were recorded in the results of operations as an unusual item for the year ended December 31, 2002.

        The total amount of pension and retiree curtailment gain for the year ended December 31, 2002 was $7.4 million.

        Retirement plan expenses and obligations are dependent on assumptions used in calculating such amounts. These assumptions include discount rate, rate of compensation increases and expected return on plan assets. In accordance with GAAP, actual results that differ from the assumption are accumulated and amortized over future periods. While we believe that assumptions used are appropriate, differences in actual experience or changes in assumptions may affect our retirement plan obligations and future expense. In 2003, we maintained the expected return on plan assets at 9.0%. In developing our expected long-term rate of return assumption, we evaluated input from our independent financial advisor, including their review of our pension asset class ten-year weighted average returns for each of the last ten years. The average ten-year return by year is 11.7%. We anticipate that our investment managers will generate long-term returns of at least 9.0%. A reduction in the expected return on plan assets from

9.0% to 8.5% would increase pension expense by approximately $0.4 million. The discount rate range was lowered to 6.25% from 6.75%. The discount rate we utilize for determining pension obligations is based on the plan's projected cash flow utilizing an actuarially determined corporate spot rate. A reduction in the discount rate from 6.25% to 6.00% would increase pension expense by approximately $0.3 million. Pension expense in 2004 is expected to decrease by approximately $1.3 million primarily due to amortization of differences between actual and expected returns on plan assets. During 2003, we recorded a minimum pension liability adjustment of $0.5 million, net of tax, to accumulated other comprehensive income (loss). If the equity markets decline, we could be required to record a charge to accumulated other comprehensive income (loss).

        Our expected rate of return on plan assets is determined by the plan assets' historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. Our investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of our plan assets is broadly characterized as a 65%/35% allocation between equity and debt securities. The strategy utilizes indexed U.S. and non-U.S. equity securities and actively managed investment grade debt securities. We attempt to mitigate investment risk by rebalancing between equity and debt asset classes as our contributions and monthly benefit payments are made.

        We are not required to make contributions in 2004, as determined by minimum required contribution calculations; however, discretionary contributions could be made pending future funding considerations and asset performance significantly above or below the assumed long-term rate of return on pension assets.

Recent Accounting Pronouncements

        In December 2003, the United States Congress enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the Act. The Act established a prescription drug benefit under Medicare, or Medicare Part D, and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued FASB Staff Position No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-1"). The Company has elected to defer accounting for the economic effects of the Act, as permitted by FSP 106-1. Therefore, in accordance with FSP 106-1, the accumulated postretirement benefit obligation and net period postretirement benefit cost included in the consolidated financial statements and disclosed above do not reflect the effects of the Act. Specific authoritative guidance on accounting for the federal subsidy is pending. The final issued guidance could require a change to previously reported information.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). In December 2003 FIN 46 was revised ("FIN 46R") to clarify some of the provisions of FIN 46 and exempt certain entities from its requirements. Application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46R did not result in a material impact to our consolidated balance sheets or statements of operations.

        In December 2002, the FASB issued a revised SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits." In 2003, we adopted the revised disclosure requirements of this pronouncement, except for certain disclosures about non-U.S. plans and estimated future benefit payments that are not required until 2004.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to various market risks, including changes in interest rates and foreign currency exchange rates.

        We are exposed to various interest rate risks that arise in the normal course of business. We finance our operations with borrowings comprised primarily of variable rate indebtedness. Significant increases in interest rates could adversely affect our operating margins, results of operations and our ability to service indebtedness. A 1% rate increase would increase our gross interest expense by $4.4 million over the next year. The interest rate swap instruments described below would reduce the annual impact of a 1% change by $1.8 million. An increase of 1% in interest rates payable on our variable rate indebtedness would increase our annual interest rate expense by approximately $2.6 million in the next year.

        We utilize interest rate agreements and foreign exchange contracts to manage interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and international operating activities. We do not utilize financial instruments for trading purposes. The counterparties to these contractual arrangements are financial institutions with which we also have other financial relationships. We are exposed to credit loss in the event of nonperformance by these counterparties, but we have no reason to anticipate non-performance by the other parties.

        We had four open interest rate swap agreements as of March 31, 2004. The intent of these agreements is to reduce interest rate risk by swapping an unknown variable interest rate for a fixed rate. These agreements qualify for hedge accounting treatment, therefore, market rate changes in the effective portion of these derivatives are reported in accumulated other comprehensive income. The following is a recap of each agreement.

Notional amount	$60.0 million	$60.0 million	$40.0 million	$20.0 million
Fixed rate paid	3.10%	2.89%	2.43%	2.44%
Variable rate received	1-month LIBOR	1-month LIBOR	1-month LIBOR	1-month LIBOR
Expiration date	January 2007	March 2006	April 2005	April 2005

        Assets, liabilities and commitments that are to be settled in cash and are denominated in foreign currencies for transaction purposes are sensitive to changes in currency exchange rates. All material trade receivable balances are denominated in the host currency of the local operation. For the three months ended March 31, 2004 and 2003, we recognized a currency loss of $0.5 million and a gain of an immaterial amount, respectively, for transactional related items.

        From time to time, we utilize foreign currency forward contracts in the regular course of business to manage our exposure against foreign currency fluctuations. The forward contracts establish the exchange rates at which we will purchase or sell the contracted amount of U.S. dollars for specified foreign currencies at a future date. We utilize forward contracts which are short-term in duration (less than one year). The major currency exposures hedged by us are the Australian dollar, the British pound sterling and the euro. The contract amounts of foreign currency forwards at March 31, 2004 were $33.1 million. A hypothetical 10% adverse movement in foreign exchange rates applied to our foreign currency exchange rate sensitive instruments held as of March 31, 2004 would result in a hypothetical loss of approximately $1.4 million. Because these derivatives do not qualify for hedge accounting treatment, changes in fair value relating to these derivatives are recognized in current period earnings. For the three months ended March 31, 2004 and 2003, we recognized gains of $0.2 million, resulting from changes in the fair value of foreign currency derivatives.

        We hold various convertible bonds in the investment portfolio of our insurance operations. The value of the conversion feature is bifurcated from the value of the underlying bond. Changes in fair value are recorded in current period earnings. For the three months ended March 31, 2004 and 2003, we recognized losses of $0.3 million and $0.5 million, respectively. The insurance investment portfolio also included marketable debt and equity securities which are classified as available-for-sale and are recorded at fair value within other assets on our balance sheet. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized.

THE RELOCATION INDUSTRY

        The global relocation industry provides a variety of services that support the relocation of households for:

  •
  Corporations that pay for the relocation of their employees;

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  Governments that pay for the relocation of their military and civilian personnel; and

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  Individual households that pay for their own relocation.

        The size, scope and type of relocation services offered to these distinct market segments differs by country and by customer, but they generally include the services listed in the table below:

Market Segment
Relocation Service
	Corporate	Military	Government	Consumer
Home Purchase/Sale	X		X	X
Realtor/Realtor Management	X		X	X
Moving Services/Move Management	X	X	X	X
Mortgage	X		X	X
Destination Services	X		X	X
Visa/Expatriate Services	X
Program Administration	X	X	X

        While there is no comprehensive study of the total spending on relocation services, according to the Employee Relocation Council, U.S. corporations relocate over 1.0 million employees on an annual basis, both domestically and internationally and the U.S. military relocates 800,000 personnel annually. These numbers are in addition to the millions of individual households that move each year. We estimate the global addressable market for outsourced relocation service providers and household goods moving companies to be at least $50 billion.

Corporate

        A corporate sponsored relocation typically includes a variety of relocation services and may include some or all of the following: the movement of household goods; assistance with the sale of the employee's home; the purchase of the employee's home; temporary living assistance; assistance with the purchase of a new home, including mortgage and title services; destination services and tracking and processing of all related claims and expenses. For employees relocating outside their home country, many companies cover the costs of tax and visa planning, assistance with home finding, and other related services. As illustrated by the following chart, a corporation's total spending on these services may be up to $60,000 for a domestic relocation within the United States, and significantly in excess of that for an international relocation.

Illustrative Breakdown of Corporate Spending on a $60,000 Domestic Relocation

        We believe that the global relocation services market is being driven by the growing size, globalization and complexity of corporations around the world, and the trend toward the outsourcing of non-core administrative activities, including human resources activities. International Data Corporation projects U.S. human resources spending on outside services will grow at a 12.5% compound annual growth rate over the next five years. Because the cost of relocating employees is a component of human resources expenditures, we believe that we will benefit from this growth. According to the Global 500 List for the Year 2002 published by Fortune Magazine, Global 500 corporations employed more than 47 million people in 2001, and the median number of employees for a Global 500 corporation was approximately 63,000, in multiple locations and countries. An employee base of this magnitude presents logistical complexities and a need for efficient relocation services. Many corporations believe relocation service providers offer a lower cost, higher quality solution to both corporations and their transferring employees than can be provided by in-house alternatives.

Military/Government

        The range of services offered to the military includes the movement of a transferee's household goods and administration of transferee relocation programs, which is referred to as program administration. For the government sector, the industry offers a similar suite of services as are offered to the corporate market. We estimate that the average cost for a military relocation is $10,000 and the average cost for a government service agency relocation is $40,000. The military and government businesses are driven primarily by changes in government and military activity, rather than changes in economic conditions.

Consumer

        According to the latest study of the National Association of Realtors, 17 million households relocate each year in the United States. In most cases, a household whose relocation is not being sponsored by an employer or the government will purchase needed relocation services from a variety of different providers including independent real estate agents, mortgage service companies and professional moving services companies. Of these 17 million household relocations, we estimate that at least 25%, or 4.3 million, use a moving services company for the movement of their household goods.

Relocations Services Competition

        A variety of industry competitors have emerged to serve the relocation services market. The services these firms provide have evolved from services around their various core competencies to an attempt at providing a complete relocation service offering. Companies that compete in the marketplace include real estate brokers, financial services firms that provide home mortgages, accounting firms that entered the relocation services business through providing tax and accounting services to transferring employees, moving companies and a number of smaller industry competitors who have created businesses specifically to address the corporate relocation market.

Moving and Storage Industry

        The moving and storage industry is a significant industry within the broader relocation services industry. Typical services provided to a household include: packing and unpacking; loading and unloading; transporting; and storage of goods, if necessary. The main participants in the North American professional residential moving services industry are:

  •
  a number of large national moving companies operating through agency networks;

  •
  several hundred independent carriers, which are companies that provide full moving services without affiliation with one of the large national moving companies;

  •
  several thousand agents, which are independently owned companies affiliated with one of the large national moving companies; and

  •
  tens of thousands of owner/operators, which are independent contractors that are retained by large moving companies, independent carriers or agents and who own and drive tractors and are responsible for transporting, loading and unloading shipments.

        The moving and storage industry in Europe and the Asia Pacific regions is fragmented, with a few large suppliers providing the full range of moving and relocation services, and a considerable number of smaller, low-cost operators.

BUSINESS

General

        We are a world leader in the global relocation industry, providing our solutions to a well-established and diverse customer base. We handle more than 365,000 relocations per year, including transferring corporate and government employees and moving individual consumers. We operate in more than 40 countries under well-recognized brand names including Allied®, northAmerican®, Global® and SIRVA Relocation in North America, Pickfords® in the United Kingdom, Maison Huet® in France, Kungsholms in Sweden, ADAM in Denmark, Majortrans Flytteservice in Norway and Allied Pickfords in the Asia Pacific region. We are redefining the global relocation market by combining our relocation service offerings with our proprietary moving services network on a global basis. This unique combination is driving our growth by addressing our corporate and government customers' needs for a comprehensive service offering with global reach from a single supplier. In addition, we offer a variety of services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside our proprietary agent network.

        Our service offerings include the following:

Global Relocation Solutions		Network Services
Home Sale	High-Value Products Moving	Insurance
Household Goods Moving	Storage	Vehicle Repair and Maintenance
Home Purchase	Office Moving	Group Purchasing Organization
Mortgage Services	Records Management	Fuel and Tire Discount
Expatriate Services	Visa and Work Permits	Programs
Real Estate Title Services	Expense Management

        The market for relocation and related services is large and highly fragmented. We estimate that the worldwide aggregate annual value of these services provided by in-house and third-party providers is more than $50 billion. We are a leader in the outsourced portion of this market. The outsourcing of relocation services has been increasing, driven by the administrative and cost efficiencies and superior service levels offered by outside providers. We believe that, over time, third-party providers will continue to increase their share of corporate relocation spending.

        Our financial results reflect our ability to grow market share and improve our operating performance even in a difficult economic environment. For the twelve months ended March 31, 2004, we had operating revenues and operating income of $2.4 billion and $129.8 million, respectively. These represent increases of 8% and 28% over our operating revenues and income from operations, respectively, for the twelve month period ended March 31, 2003, resulting from a combination of internally generated and acquisition growth. We would also expect our future financial results to benefit from an improving economy as corporations increase spending on relocation.

        Our business operates in four segments: Relocation Solutions—North America, Relocation Solutions—Europe & Asia Pacific, Network Services and Transportation Solutions. We sometimes refer to our Relocation Solutions—North America and Relocation Solutions—Europe & Asia Pacific Segments together as Global Relocation Solutions.

Income from Operations by Segment for the twelve months ended March 31, 2004	Income from Operations by Geography for the twelve months ended March 31, 2004

Global Relocation Solutions

        We offer a comprehensive suite of relocation solutions to our more than 2,500 corporate and government customers around the world, providing a wide variety of services including the sale of employees' homes, movement of their household goods, purchase of their new homes and provision of destination services. In addition, we provide our corporate customers with moving services for products that require special handling and constant monitoring due to their high value. Our relocation solutions services are provided by a team of over 6,000 employees around the world and a network of agents and other service providers.

        While most of the corporate relocations originate from the United States and the United Kingdom, our relocation services are provided through our operating centers throughout the world to meet the global relocation needs of our corporate customers: six in the United States, five in the United Kingdom, two in Australia, one in Belgium and one in Hong Kong. In each of these locations, our customer service and account management personnel interact with our corporate clients and their transferring employees on a regular basis.

        Our moving services for our corporate, military/government and consumer markets are provided through our worldwide proprietary agent network. Our corporate, military/government and consumer businesses around the world completed approximately 134,000, 46,000 and 185,000 relocations, respectively, in 2003.

        In North America, we provide our moving services through our proprietary branded network of 750 agents who own the trucks and trailers used in moves and are responsible for packing, hauling and storage and distribution of household goods. We act as a network manager for our agents, providing, among other things, brand management, load optimization, billing, collection and claims handling. Outside of North America, we provide moving services through a network of company-owned and agent-owned locations in Europe and the Asia Pacific region.

Relocation Services

        We meet the needs of transferees with a full suite of customer-focused, innovative service offerings coupled with a proprietary global fulfillment network. These services include:

        Home Sale.    On behalf of our corporate customers, we will value and arrange for the sale of a transferring employee's home. In some cases, we will provide an advance on the equity in the home enabling the employee to purchase a new home before the existing one is sold. In addition, under some programs if an employee's house is not sold within a specified timeframe, we purchase the existing house and continue to market the property until it is sold.

        Traditionally, relocation services companies have offered this service on a cost-plus basis. In exchange for a fee plus the actual costs incurred, they agree to purchase and resell an employee's home. Any loss on the home sale and all holding costs incurred while the house is "in inventory," including a cost of funds on the equity advance and the mortgage servicing costs, are borne by the corporate customer.

        While we offer this traditional pricing model to customers, we also offer a differentiated product providing all these services to our U.S. corporate customers for a fixed fee, set as a percentage of the transferee's home value. In these cases, we take responsibility for all costs in the home sale process and under some programs agree to purchase the home for our own account if it is not sold within a time frame agreed upon with the corporate customer. If we take a home into inventory, which, in our experience, has occurred in approximately 10% of cases, we either continue to service the mortgage until the home is sold or, in the case of government service agencies and some corporate clients, we immediately pay off the mortgage. We have a comprehensive and sophisticated process for minimizing our risk and cost of running the fixed fee offering and have experienced minimal losses over the history of the program. We believe this model better aligns our interests with those of our customer, as it is in our mutual interests to avoid holding houses in inventory for long periods of time and incurring losses on resale. Our fixed fee product has grown at a significant rate, and now represents nearly 53% of our corporate relocations.

        Home Purchase.    Through our network of affiliated independent real estate brokers, we assist corporate transferees in locating a new home at the destination location. We provide this service at no cost to the corporation, but receive a referral fee from the real estate broker for any home purchase. We actively monitor and rate our real estate brokers to ensure cost-effective high-quality service.

        Mortgage Origination.    We provide mortgage services to our customers' transferees, underwriting the mortgage for a transferee's home purchase. Before a mortgage is underwritten, we obtain the agreement of one of various third-party financial institutions to purchase the mortgage from us. There is a processing lag of 20-30 days between the time we write the mortgages and complete the sale. During this time, the mortgages are carried as current assets and are financed through our mortgage warehouse facility. For the twelve months ended March 31, 2004, we closed approximately $861 million of mortgages.

        Destination Services.    We assist corporations in making relocations more successful for the transferee by providing a range of services that reduces the inconvenience of assignments to transferees and facilitates their integration into the new locale. These services include city orientation, school selection, visa and immigration management, language and cultural training and other services. In most cases, we contract with third-party providers to deliver these services and receive a referral fee.

        Relocation Program Administration.    We offer our corporate customers complete outsourcing of the administration of employee relocation programs, providing expense tracking, compliance and reporting, tax reporting and payroll interface services. We can aggregate data across all of a corporation's relocations, providing clients a valuable overview of their relocation programs and expenses and suggest ways to cut costs and improve services.

        Move Management.    We provide move management services to corporate transferees, coordinating the packing, storage and moving of a transferee's household goods, and providing complaint handling and claims assistance. We either provide these services through our own fulfillment network, described below under "—Household Goods Moving Services," or, at a corporate customer's election, through a non-SIRVA moving company.

        Real Estate Title Services.    We provide title and closing vendor management services in connection with sales of homes by transferees, as well as mortgages granted in connection with home purchases by transferees.

        We provide all of these relocation services through operating centers located around the world: six in the United States (Chicago, Denver, Connecticut, Minneapolis, New Jersey and Cleveland), five in the United Kingdom, two in Australia, one in Belgium and one in Hong Kong. We have a staff of over 350 key account managers and relocation managers who deal with our clients and their transferees continuously. Speaking more than 30 languages and representing many nationalities, this staff coordinates our extended network of service providers, including moving services companies, real estate brokers, appraisers and destination service providers.

        Most corporate clients prefer a streamlined communication process between ourselves and their human resource managers who handle employee relocations. We have account managers who provide this single point of contact with our clients. For individual transferring employees, we provide the full range of relocation services through a lead relocation counselor who draws on other specialists as needed during the relocation process.

Household Goods Moving Services

        In 2003, we handled approximately 134,000, 46,000 and 185,000 corporate, military/government and consumer relocations, respectively. Through our Allied, North American and Global branded networks in the United States; Pickfords, ADAM, Kungsholms, Majortrans Flytteservice and Maison Huet in Europe and Allied Pickfords in the Asia Pacific region, we provide domestic and international household goods, packing, storage and moving services. We have a leadership position in the moving services industry around the world. Our Allied® and northAmerican® trademarks are considered two of the most valuable brand names in the moving services industry and are consistently ranked by the Gallup polls among the top moving companies in terms of brand recognition and customer satisfaction.

        In North America, our household goods relocation services are primarily provided through our network of branded agents. Agents are independently owned local moving companies that provide customers with the local packing, warehousing and the majority of the hauling required to support household moves anywhere in the world. Most of the equipment used in our moving operations is owned by our network of agents and their drivers. We, in turn, provide our agents with a broad range of services including identification and coordination of hauling capacity, coordination of shipments, optimization of capacity, sophisticated transportation and logistics technology, brand management and a variety of other marketing services. Our agents generally conduct intrastate moves under their own names and licenses, except in certain states such as Texas and California where we hold intrastate licenses because of their relative size or the intrastate activities conducted by our specialized transportation business. We are therefore not a party to most intrastate transactions and do not recognize operating revenues and associated costs in connection with such transactions. In contrast, we hold licensing authority for all interstate moves and have entered into contracts with local agents with respect to their interstate moves and recognize revenues accordingly.

        In Europe and Asia, we provide household goods relocation services, office and industrial moving, records management and storage through a combination of our company-owned locations, our proprietary agent network and our network of affiliated preferred providers. We own a majority of the fulfillment assets in the United Kingdom, France, Benelux, Australia and New Zealand and utilize an agent network in the rest of continental Europe, Scandinavia and Asia.

        Agent Network.    The agents own most of the assets associated with operating their local moving and storage business (warehouse(s), tractors, trailers and associated other packing and moving equipment) and in many instances have contracts with owner/operators or have hired employee drivers to bring hauling capacity to the network.

        We have established, long-term relationships with our branded agent network, which on an individual basis have often extended to a multi-generation affiliation with us. The relationship with the agent network is governed by an agency contract which defines the terms and conditions of their exclusive representation of us on all interstate household goods shipments, as well as the compensation structure for services provided. While we enter into certain short-term contracts, we will often enter into long-term contracts, which typically extend from 3 to 12 years in length, with selected agents. In certain situations, we may make up-front payments to the agent as an incentive for entering into a long-term arrangement. In these cases, the agreement will include certain performance criteria which, if not met or if the agent terminates the agreement prior to its expiration date, will result in a pro rata portion of the upfront payment becoming repayable to us. Our long-term contracts provide security to both parties, and also ensure us long-term representation and operating revenues in key markets. We have long-term contracts in place with agents who represent approximately 80% of the 2003 operating revenues for our moving services business in the United States. As a result of these arrangements, we have historically experienced relatively low agent turnover. No one agent accounted for more than 2.3% of our operating revenues for our moving services business in the United States in 2003.

        Owner/Operators.    Owner/operators are independent contractors who work with us and agents and provide household goods and specialty transportation fulfillment services. They own the trucks and provide the labor needed to service customer moves. Across our entire network, as of April 30, 2004, there were approximately 2,014 owner/operators contracted, almost exclusively by agents, in household goods relocation, and 872 owner/operators contracted by us primarily in specialized transportation.

Customers

        We serve a diverse range of customers around the world, including small, medium and large corporations, military and government agencies and individual consumers. This diverse client base lowers our exposure to downturns or volatility in any one industry or region. The following table of our 2003 relocations illustrates the global breadth and diversity of our relocation business:

	North America	Europe	Asia Pacific	Total
Corporate	71,000	27,000	36,000	134,000
Military/Government	39,000	5,000	2,000	46,000
Consumer	129,000	36,000	20,000	185,000

Total	239,000	68,000	58,000	365,000

        Corporate Customers.    We have more than 2,500 corporate customers, ranging from small businesses to large multinationals. Our corporate business represented 36.7% of our global relocations and approximately 40.3% of our global relocation operating revenues for 2003. Many of our contracts with corporate customers are terminable by the customer on short notice and none of them specify a minimum transaction volume. We have added approximately 225 new contracts from corporate customers during the twelve months ended March 31, 2004. The contracts are subject to terms and conditions similar to those of our existing contracts with corporate customers.

        Our customers cut across a variety of industries, including consumer packaged goods, automotive, manufacturing, business and financial services, retail, technology and pharmaceuticals. They are based throughout the United States, Europe and the Asia Pacific region.

        Military/Government Agencies.    We provide household goods moving services to State and Federal government agencies in the United States, including the U.S. Department of Agriculture, the Drug Enforcement Administration and the Federal Bureau of Investigation, all branches of the U.S. military and government agencies of other countries around the world. This has traditionally represented a stable source of demand for our services, less subject to economic cycles than the corporate markets. We have historically served the U.S. military with moving services. We have recently been added to a select group of providers who are authorized to supply the U.S. Government service agencies with outsourced relocation services and are in the early stages of evaluating how to address this opportunity. The military and government agencies represented 12.6% of our global relocations and approximately 14.0% of our global relocation operating revenues for 2003.

        Consumer Market.    We provide domestic and international household goods moving services to consumers around the world. In 2003, we provided moving services for approximately 129,000 households in North America, 36,000 households in Europe and 20,000 households in the Asia Pacific region. The individual household market has traditionally been stable in terms of both volume and price. Selection of a moving company is generally driven by brand, quality, price and capacity. We believe we are well-positioned to expand our consumer business because of our ability to compete effectively on these key factors. Our consumer business represented 50.7% of our global relocations and approximately 45.7% of our global relocation operating revenues for 2003.

        We have recently begun to offer consumers a range of relocation services via employee programs through corporate customers. These services currently include mortgage brokerage and moving services. We intend to expand this effort across a greater number of services and corporate clients.

Sales and Marketing

        We believe we have the largest sales and marketing group in the relocation industry with an approximately 80-member corporate sales and marketing team and a 400-person strong network of agent sales personnel. In addition, we have a dedicated sales and marketing team for the military/government market and we address the consumer market through multiple channels, including the Yellow Pages, multiple websites and our agent sales force.

        While we expect to grow our business in each market, we believe our largest opportunity for continued growth is in the corporate market. Because of our long-standing moving services relationships with many of our corporate clients, we have a track record of delivery that enables us to offer related relocation services to many of them. This combined offering of relocation and moving services can often reduce their costs, while maintaining or improving the quality of service, and simplifying their administrative effort.

        The opportunity for growth for our corporate business is large because, among our 2,500 corporate customers, we currently provide this combination of relocation and moving services to only 136 of them. We believe that we have the opportunity, on average, to more than triple our revenue from a customer by converting it from one utilizing only our moving services to one using our combined offering of moving and relocation services. We also have a significant opportunity to sell this combination of services to new corporate clients with whom we have no business today. Through an aligned marketing and sales effort and by supporting and coordinating the selling effort of the more than 400-agent network salespeople, we are able to successfully offer this comprehensive suite of services to our customers.

        As the market recognizes our growing presence and broad capabilities, our opportunities to compete for business from customers around the world have increased. We have added approximately 225 new contracts from corporate customers during the twelve months ended March 31, 2004. These contracts helped drive our growth in 2003 and are expected to contribute to growth in 2004.

        In our corporate market, our sales and marketing groups work in conjunction with our service delivery personnel to accomplish four broad objectives:

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  To provide greater satisfaction to our current customers by exceeding their expectations for service;

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  To retain existing customers by delivering an increasing level of satisfaction;

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  To develop innovative new products and services; and

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  To continually strengthen and support our branded network of agents and their salespeople.

Competition

        The relocation services business is highly competitive, and includes a handful of major companies that provide a full suite of relocation services, including SIRVA, Cendant Mobility Services Corporation, Prudential Relocation, Weichert Relocation Resources Inc. and GMAC Global Relocation Services, Inc. The remainder of the relocation business is highly fragmented, with a variety of companies offering individual services, including real estate brokers, moving companies, accounting firms, mortgage firms, destination service providers and business process outsourcing firms.

        The basis for competing successfully in this market rests on a company's ability to meet the needs of corporate customers, including high quality, low cost, low risk, simplified administration and effective knowledge management. The majority of our major competitors approach the market based on their strength in real estate. Like us, other competitors such as Crown Relocations, Interdean.Interconex and Unigroup, Inc. approach the market based on their strength in moving services.

        The moving services business is highly competitive and fragmented. Within North America, there are a number of large moving companies providing national services. The remainder of the industry remains extremely fragmented with many small private players that have strong positions in local markets. We compete primarily with national moving companies, independent movers and self-storage and self-haul service providers. Some of our chief competitors in the moving services business are Unigroup, Inc. (United and Mayflower), Atlas Van Lines, Inc. and The Bekins Company. Quality, customer service, price and capacity are key factors in the mover selection process.

        Within Europe and the Asia Pacific region, the industry is also extremely fragmented among regional, national and local companies. Many of these companies may specialize in segments of the moving market such as international, domestic or office moving. Our chief competitors in Europe and the Asia Pacific region include Crown Relocations, Santa Fe Transport International Ltd., Britannia Movers International, TEAM Relocations plc, Sterling International, Inc., Michael Gerson Ltd., White & Company PLC and Interdean.Interconex in corporate and consumer moving, and Harrow Green Group, EDE's (UK) Limited and Business Moves Ltd. in office moving and Iron Mountain Incorporated and Recall in records management.

Specialized Transportation Industry

        The specialized transportation industry services corporate customers that have products that are typically of high value, are difficult to package and transport and have special handling and/or delivery requirements. These requirements often dictate specialized equipment and skilled crews to handle, deliver and occasionally install the product. These services have often been used by the high tech, telecommunications, medical equipment, fitness equipment and signage industries.

        SIRVA Specialized Transportation:    Our specialized transportation services grew out of our moving business. We have traditionally been focused largely on the computer, electronics and medical equipment sectors, and have developed sophisticated technology solutions that allow us to identify and track this high value freight at the serialized level. Our fleet of trailers are specifically equipped to handle the loading, unloading and hauling of sensitive, technology-based products. We, along with our agents, also operate a network of distribution and warehouse locations that are configured to store and track a client's inventory. We can combine our physical distribution capabilities with our network of locations to provide our clients with a complete package of transportation capabilities. The specialized product delivery process begins when corporate accounts contact local representatives or us to establish shipment requirements. We then coordinate the availability of our specially equipped trailers with the availability of owner/operators who provide the tractor and perform the hauling and handling services.

        We and our agents have established numerous ongoing relationships with key corporate customers requiring high-value, specialized services, including many Fortune 500 companies. Our customer base is located primarily in the United States.

        Our specialized transportation services generally utilize the same proprietary agent network as our moving services business for a majority of the sales and a portion of the transportation, warehousing and delivery services we provide for our customers. The contract with our agent defines the compensation structure for services provided, which typically pays a percentage of operating revenue to agents involved in the process.

        We announced in April 2004 that over the next six months, we intend to evaluate our strategic options with respect to our specialized transportation business.

Network Services

        The network services market comprises a range of services offered to moving and storage agents, independent owner/operators and small fleet operators to assist them in the daily operation of their business. Services offered include insurance products, fleet maintenance programs, equipment and fuel purchase packages, breakdown and road services as well as technology, legal and tax services.

        We offer a variety of network services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside our network. We developed these services using the knowledge of the needs of truck drivers, fleet owners and agents that we have accumulated from managing our proprietary agent network, operating our own fleets and drivers and from our frequent interactions with independent owner/operators.

        Our services include insurance coverage such as vehicle liability, occupational accident, physical damage, and inland marine insurance coverage, as well as truck maintenance and repair services and group purchasing. In addition, we offer a suite of services including fuel, cell phone, tire services, legal assistance and retirement programs to the members of NAIT. This association currently has approximately 27,900 owner/operator members, and we believe there is substantial opportunity for continued growth.

Insurance Services

  Transguard

        Transguard, the largest component of the Network Services segment, is a leading provider of insurance services to moving agents, small-fleet owners and owner/operators.

Customer Category	Estimated U.S. Industry Size	Number of SIRVA Customers	% of Total Insurance Revenue for the year ended December 31, 2003
Agents	in excess of 16,000	more than 400	33%
Small-Fleet Owners	450,000 trucks	1,511 representing 2,715 trucks	12%
Independent Owner/Operators	168,000	27,865	55%

        Due to the historical relationship with our moving services companies, Transguard provides insurance services to a significant portion of our U.S. fulfillment network. We have used the market position and knowledge acquired from serving our network to extend our offering to non-affiliated agents, drivers and small fleet owners. The acquisition of NAIT in April 2002 and the acquisition of MovePak in December 2003 opened up new customer channels of independent owner/operators. Transguard sells insurance services through our moving services business and through MovePak and to the members of NAIT, which offer low-cost channels for acquiring new customers. We also sell our insurance services through a network of third-party insurance brokers.

        Transguard's range of insurance offerings are tailored to the needs of our customer segments, including:

Premium In Force at December 31, 2003

        As a result of our focus on a targeted customer base and industry knowledge acquired through our other operations, we can design product offerings that are tailored for the needs of our target market. We believe that competitors without moving operations lack this knowledge and specific market focus, and offer more generic solutions that are not as attractive to our customers. We are cautious in choosing which customers to insure and what kinds of insurance to write. The insurance products listed in the chart above generally are short-tail in nature and have quantifiable exposures. We do not write significant amounts of longer-tail, more open-ended liability insurance products, such as workers' compensation. Our measured approach is reflected in our historical operating performance; we have consistently earned a profit on our underwriting activity, which represents approximately 68% of our income from operations in our insurance business; investment income represents the balance. Our combined loss and expense ratio was 82% at the end of 2003, has been below 100% for the past ten years and has declined each year since 1998. The combined loss and expense ratio is a key measure of underwriting profitability traditionally used in the property and casualty business. When the combined ratio is under 100%, underwriting results are generally considered profitable.

Insurance and Claims Reserves

        Transguard establishes reserves that are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred. The process of estimating reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. Reserves include provisions for reported claims, or case estimates, provisions for incurred-but-not-reported claims and legal and administrative costs to settle claims. Reserve estimates are based upon past claims experience, knowledge of claims staff regarding the nature and potential cost of each claim and trends and estimates of future claims trends. These claims costs are influenced by many factors that change over time, such as changed coverage definitions as a result of new court decisions, inflation in costs to repair or replace damaged property, inflation in the cost of medical services, as well as the particular, unique facts that pertain to each claim. As a result, the rate at which claims arose in the past and the costs to settle them may not always be representative of what will occur in the future.

        Management believes that Transguard's insurance and claims reserves are reasonable; however, for the reasons previously discussed, the amounts of the reserves established as of a given balance sheet date and the subsequent actual losses and loss expenses paid will likely differ, perhaps by a material amount. There is no guarantee that recorded reserves will prove to be adequate. If management determines that an adjustment to insurance and claims reserves is appropriate, the adjustment to earnings is made in the accounting period in which such determination is made in accordance with generally accepted accounting principles.

Reinsurance

        Transguard reinsures a portion of the risks it underwrites in order to control its exposure to losses, stabilize earnings and protect capital resources. Transguard cedes to reinsurers a portion of these risks and pays premiums based upon the risks and exposure of the policies subject to reinsurance. Reinsurance involves credit risks and is generally subject to aggregate loss limits. Although the reinsurer is liable to Transguard to the extent of the reinsurance ceded, Transguard remains liable as the direct insurer on all risks reinsured. Transguard monitors the financial conditions of reinsurers on an ongoing basis, and reviews its reinsurance arrangements periodically. Reinsurers are selected based on their financial condition, business practices and the price of their product offerings. The amount of premiums ceded to reinsurers for the year ended December 31, 2003 and the three months ended March 31, 2004 was $11.3 million and $4.3 million, respectively.

NAIT

        NAIT is an association of independent owner/operators. In exchange for annual membership dues of $122, NAIT offers a broad array of products and services, designed to improve the profitability and quality of life of the independent trucker. These services include fuel and tire discounts, emergency breakdown assistance, retirement programs, legal assistance, calling cards and overnight delivery. NAIT members are also offered a range of insurance services by Transguard. Since we acquired NAIT in April of 2002, we have been successful in selling its services both to our network of service providers and to non-affiliated owner/operators, with membership rising from approximately 13,300 in April 2002, when we acquired NAIT, to approximately 27,900 as of March 31, 2004, despite experiencing substantial turnover in the membership base during this period. Our marketing efforts are directed toward attracting new members from the total population of more than 165,000 independent owner/operators in the United States.

Fleet Services

        Through our fleet services business, we use the scale of our fulfillment network to offer our agents and drivers discount vehicle and supply purchase programs, and access to a nationwide network of independent repair centers to meet their needs when on the road. We also offer repair services through two of our own facilities, including one of the largest commercial equipment maintenance facilities in the U.S. Approximately 84% of fleet services operating revenues are for non-affiliated customers. In the future, we intend to offer new services to agents, drivers and small fleet owners, including outsourced administrative services, tax management, load optimization and proprietary affiliated marketing services.

Competition

        Our competition in the insurance industry is composed of large, general-line insurance companies, such as State Farm and Firemans Fund, and smaller companies that focus on our market, the most important of which is Vanliner, a subsidiary of Unigroup. The bases for competition in this industry are primarily price, product offerings and perceived quality of the insurance company. Fleet services is a highly fragmented industry with many service providers, including Comdata Corporation, Wright Express, LLC and Western Union Financial Services, Inc. Competition for fleet services is on the basis of service offering, price and geographic scope.

Transportation Solutions

        Our transportation solutions business is a participant in the third-party logistics industry. Third-party logistics companies provide outsourcing services for a full range of customer supply chain functions, including order fulfillment, freight bill auditing and payment, cross-docking, product marking, labeling and packaging, inventory and warehouse management, parts return and repair and the physical movement of goods. According to industry sources, about half of all logistics costs incurred in the U.S. relate to services provided by independent suppliers. According to Armstrong & Associates, the third-party logistics services sector of the domestic logistics market was approximately $65 billion in 2002.

        Our Transportation Solutions business provides inventory management solutions using proprietary asset management technology, to coordinate a variety of services such as order fulfillment, project-specific delivery management, and the tracing of products through customers' supply chains. We use our technology expertise developed in our moving and storage business to provide sophisticated inventory management solutions, including serialized tracking, inventory and stock management, in-transit product merge and configuration and other customized services, principally to customers with inventory tracking requirements. We also provide freight forwarding and other selected supply chain solutions. Our Transportation Solutions segment is organized into two business units:

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  Inventory management solutions, which uses proprietary asset management technology to coordinate a variety of services such as finished goods, order fulfillment, project-specific delivery management and the tracing of products through the supply chain; and

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  Transportation management services, which provides freight optimization and transportation management services to customers.

        Our Transportation Solutions segment manages customers' inventory primarily through our proprietary OnTrac Network, a technology system that integrates transportation management tools into our 32 company-and agent-owned logistics centers.

        We sell our Transportation Solutions to corporate customers through our four-member corporate sales team. This team is augmented by over 50 agent network sales personnel, who, while selling Specialized Transportation, often identify opportunities for Transportation Solutions.

Competition

        We compete with a broad spectrum of logistics providers including inventory management software providers, freight forwarders, brokers and various other logistics providers. The primary basis of competition is service, network and technology capabilities. Both in North America and Europe, logistics services providers are bundling services to offer single-source logistics solutions. Some of our primary competitors in supply chain management services are Exel, UPS, Ryder Integrated Logistics, FedEx Logistics, Menlo Worldwide Logistics, DHL Worldwide Express and UPS Logistics.

Government Regulation

        Our operations are subject to various federal, state, local and foreign laws and regulations that in many instances require permits and licenses. Our U.S. interstate motor carrier operations, as a common and contract carrier, are regulated by the Surface Transportation Board and the Federal Motor Carrier Safety Administration, which are independent agencies within the U.S. Department of Transportation. The Surface Transportation Board has jurisdiction similar to the former Interstate Commerce Commission over such issues as rates, tariffs, antitrust immunity and undercharge and overcharge claims. The Department of Transportation, and in particular the Federal Motor Carrier Safety Administration, also has jurisdiction over such matters as safety, the registration of motor carriers, freight forwarders and brokers, insurance (financial responsibility) matters, financial reporting requirements and enforcement of leasing and loading and unloading practices. In addition to motor carrier operations, we also conduct domestic operations as a licensed or permitted freight forwarder and property broker. Many of the licenses and permits that we hold were issued by the Interstate Commerce Commission, which was eliminated in 1996; some of its regulatory functions are now performed by the Department of Transportation, the Surface Transportation Board and the Federal Motor Carrier Safety Administration. With respect to interstate motor carrier operations, the Federal Motor Carrier Safety Administration is the principal regulator in terms of safety, including carrier and driver qualification, drug and alcohol testing of drivers, hours of service requirements and maintenance and qualification of equipment.

        We are an ocean transportation intermediary pursuant to the Shipping Act of 1984, as amended. As such, we hold ocean freight forwarder licenses issued by the Federal Maritime Commission, or FMC, and are subject to FMC bonding requirements applicable to ocean freight forwarders. We also conduct certain operations as a non-vessel-operating common carrier and are subject to the regulations relating to FMC tariff filing and bonding requirements, and under the Shipping Act of 1984, particularly with respect to terms thereof proscribing rebating practices. The FMC does not currently regulate the level of our fees in any material respect.

        Our U.S. Customs brokerage activities are licensed by the United States Department of the Treasury and are regulated by the United States Bureau of Customs and Border Protection. We are also subject to similar regulations by the regulatory authorities of foreign jurisdictions in which we operate.

        With respect to U.S. state and Canadian provincial licenses, the permitting and licensing structure largely parallels the U.S. federal licensing regulatory structure.

        In the United States, North American Van Lines, Allied and Global have been participants in certain collective activities, including collective rate-making with other motor carriers pursuant to an exemption from the antitrust laws as currently set forth in The Motor Carrier Act of 1980. Over the years, the scope of the antitrust exemption has decreased and there can be no assurance that such exemption from the antitrust laws will continue in the future. The loss of such exemption could result in an adverse effect on our operations or financial condition.

        In Europe, including the United Kingdom, we hold "O" (operators) licenses and international transport licenses in the eleven countries in which we run trucks. These licenses are approvals from the relevant local authority permitting the operation of commercial vehicles from specified bases. One of the prerequisites for these licenses is the employment by the relevant business of individuals who hold certain certificates of professional competence concerning their management of the business's fleet of vehicles.

        In the Asia Pacific region, we hold various commercial vehicle licenses. Additionally, in Australia we hold licenses for international relocation for our customs, quarantine and air freight operation and to store dangerous goods in connection with our management and operation of gas refueling tanks. We also are applying to be licensed under Australia's Financial Services Reform Act so that we can comply with a 2004 requirement that will apply to our sale of insurance-style products within our moving business. In New Zealand, we hold a goods service license to operate as a removalist, licenses for branded warehouses at major ports of entry in connection with our receipt of imported goods, and government approvals in connection with our establishment as a customs branded area and an approved facility for exams.

        Transguard and our other insurance subsidiaries such as The Baxendale Insurance Company Ltd., which is part of our Europe and Asia Pacific business, are subject to extensive supervision and regulation by insurance regulators in their respective jurisdictions, including regulations limiting the transfer of assets, loans, or the payments of dividends from such insurance subsidiaries to their affiliates, including us. Such regulation could limit our ability to draw on these insurance subsidiaries' assets to repay our indebtedness.

        SIRVA Title Agency, Inc. and its affiliate National Settlement must be licensed or appointed in any state in which they act as an agent to offer title insurance. SIRVA Title Agency is licensed in Ohio and National Settlement is licensed in 21 states and appointed in 12 states plus the District of Columbia. Each state has a varying degree of regulatory and annual reporting requirements.

        In addition, in order to receive referral fees, SIRVA Relocation is currently licensed, through individual employees, as a real estate broker in Ohio. Internal Revenue Service rules and regulations concerning home sale transactions also have a significant impact on our Global Relocation Solutions segments.

        SIRVA Mortgage, Inc. is authorized to conduct first-lien mortgage lending activity as a mortgage banker in all fifty states and the District of Columbia and second-lien mortgage activity in 42 states and the District of Columbia. SIRVA Mortgage has obtained a mortgage lending license and is licensed in good standing (or has received an exemption from regulation) in all states where required. State mortgage licensing laws and regulation activities have a significant impact on our mortgage lending activities.

        Any violation of the laws and regulations discussed above could increase claims and/or liabilities, including claims for uninsured punitive damages. Failure to maintain required permits or licenses, or to comply with applicable regulations could subject us to fines or, in the event of a serious violation, suspension or revocation of operating authority or criminal penalties. All of these regulatory authorities have broad powers generally governing activities such as authority to engage in motor carrier operations, rates and charges and certain mergers, consolidations and acquisitions. Although compliance with these regulations has not had a materially adverse effect on our operations or financial condition in the past, there can be no assurance that such regulations or any changes to such regulations will not materially adversely impact our operations in the future.

        Our international operations are conducted primarily through local branches owned or leased by various subsidiaries in 21 countries outside the United States and in a number of additional countries through agents, franchises and non-exclusive representatives. We are subject to certain customary risks inherent in carrying on business abroad, including the effect of regulatory and legal restrictions imposed by foreign governments.

Environmental Matters

        Our facilities and operations are subject to environmental laws and regulations in the various foreign, U.S., state and local jurisdictions in which we operate. These requirements govern, among other things, discharges of pollutants into the air, water and land, the management and disposal of solid and hazardous substances and wastes, and the cleanup of contamination. Some of our operations require permits intended to prevent or reduce air and water pollution and these may be reviewed, modified or revoked by the issuing authorities.

        We actively monitor our compliance with environmental laws and regulations and management believes that we are presently in material compliance with all applicable requirements. For example, underground storage tanks are monitored on a regular basis by company personnel and pressure-tested periodically by qualified third-party providers. The tanks have leak detection systems for early leak detection. Compliance costs are included in our results of operations and are not material. We will continue to incur ongoing capital and operating expenses to maintain or achieve compliance with applicable environmental requirements, upgrade existing equipment at our facilities as necessary and meet new regulatory requirements. While it is not possible to predict with certainty future environmental compliance requirements, management believes that future expenditures relating to environmental compliance requirements will not materially adversely affect our financial condition or results of operations.

        We have been, and in the future may be, responsible for investigating or remediating contamination at our facilities or at off-site locations to which we sent wastes for disposal. For example, because we own or lease or have in the past owned or leased facilities at which underground storage tanks are located and operated, we are subject to regulations governing the construction, operation and maintenance of underground storage tanks and for preventing or cleaning up releases from these tanks. We have incurred, and in the future may incur, costs related to our investigation and cleanup of releases of materials from underground storage tanks, though such costs are not expected to have a material adverse effect on our financial position or results of operations. Contaminants have been detected at certain of our present or former sites principally in connection with historical operations. We could incur significant costs if we were required to investigate and remediate these sites.

        We have also been named as a potentially responsible party, or PRP, in two environmental cleanup proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar state statutes. Based on all known information, it is estimated that the cost to resolve liability at these sites would not be materially or significantly larger than the reserves established. We could incur unanticipated costs, however, if additional contamination is found at these sites, or if we are named as a PRP in other proceedings.

        Based on our assessment of facts and circumstances now known, management believes it is unlikely that any identified matters, either individually or in aggregate, will have a material adverse effect on our financial position, results of operations, or liquidity. As conditions may exist on our properties related to environmental problems that are latent or as yet unknown, however, there can be no assurance that we will not incur liabilities or costs, the amount and significance of which cannot be reliably estimated at this time.

Trademarks

        We have registered the marks northAmerican®, Allied®, Home Touch!®, Worldtrac® and Relocation Redefined® and have filed an application to register the mark SIRVA in the United States and have registered other of our material trademarks in various countries. We have not registered our material trademarks in every country in which we do business. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. Other brand or product names used in this prospectus are trademarks or registered trademarks of their respective companies.

        We have been highly active in seeking protection for numerous marks and logos relating to the "SIRVA", "northAmerican", "Allied", "Global" and "Pickfords" brands. We have actively contested unauthorized use of the "northAmerican", "Global" and "Allied" marks. We have largely been successful, but in a few exceptional circumstances have tolerated some third-party use of similar marks in transport-related commerce where we felt that there was no confusion by such use and no confusion was likely to occur in the future.

        Our business is not dependent to a material degree on patents, copyrights or trade secrets. We do not believe that any of our licenses to third-party intellectual property are material to our business, taken as a whole.

Employees

        As of December 31, 2003, our workforce comprised approximately 7,772 employees, of whom approximately 1,900 were unionized. As of March 31, 2004, our workforce comprised approximately 7,676 employees. We believe our relationships with our employees are good. The unionized employees consisted of approximately 1,700 employees covered by union agreements in the United Kingdom and approximately 200 employees in Asia, New Zealand and Australia. We have not experienced any major work stoppages in the last ten years.

Properties

        We lease executive and administrative office space at our headquarters at 700 Oakmont Lane, Westmont, Illinois. We also own executive and administrative office space at 5001 U.S. Highway 30 West, Fort Wayne, Indiana, and operate warehouse space (which is primarily owned). We also own or lease major facilities in Mayfield Heights, Ohio, used by our relocation services operations, in Canada used by Relocation Solutions—North America and throughout the United Kingdom, Australia and New Zealand, each used by Relocation Solutions—Europe & Asia Pacific, and own or lease facilities at significant Global Relocation Solutions locations in many countries throughout the world. All the other properties used in our operations consist of freight forwarding offices, administrative offices and warehouse and distribution facilities.

        We believe that our office, warehouse and distribution facilities are generally well maintained and suitable to support our current and planned business needs.

Legal Proceedings

        We were a defendant in a personal injury suit resulting from a 1996 accident involving one of our agent's drivers. The case was tried in 1998, and we were found liable. After appeals, a final judgment of $15.2 million was rendered in 2002, which has been fully paid. After insurance payments and reimbursements, we have paid $7.6 million, which we believe is fully reimbursable by insurance. TIG Insurance Co., one of our excess insurers, filed suit against us, one of our subsidiaries and several other parties in the 191st Judicial District Court of Dallas County, Texas, on September 12, 2002, contesting TIG's coverage obligation and seeking declaratory judgment. We filed a counterclaim against TIG, seeking reimbursement for all remaining amounts that we paid in satisfaction of the judgment and associated costs and expenses. We filed a motion for summary judgment in August 2003, and the court rendered a judgment awarding us $2.4 million plus interest and attorneys' fees. TIG has recently filed a motion requesting a new trial, as well as a notice of appeal. We plan to file a notice of cross-appeal, and we have a reserve that we consider appropriate in the circumstances.

        We have been named as a PRP in two environmental cleanup proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar state statutes. Based on all known information, it is estimated that the cost to resolve liability at these sites would not be materially or significantly larger than the reserves established. We could incur significant unanticipated costs, however, if additional contamination is found at these sites, or if we are named as a PRP in other proceedings.

        We have produced and are producing records in response to grand jury subpoenas issued in connection with an investigation being conducted by attorneys in the Department of Justice Antitrust Division through a grand jury in the Eastern District of Virginia. We are cooperating with this investigation and understand that numerous other companies have received similar subpoenas. We believe that the investigation relates to the transportation of U.S. military members' household goods between the United States and foreign countries, which is managed and administered by the Military Transportation and Management Command of the U.S. Army, utilizing private moving companies.

        The revenues that we derived from our international military business during the years ended December 31, 2001, 2002 and 2003 and during the three months ended March 31, 2004 were small and declining, representing less than 2% of our consolidated operating revenues in 2001, and declining to less than 1% in the first three months of 2004. While the investigation is ongoing and exposes us to potential criminal, civil, and administrative penalties, it is difficult to predict its outcome with certainty at this time before the government makes its decisions and advises us of them. Management believes that, based on information currently available to it, the investigation's outcome will not have a material adverse impact on our overall operations or financial condition, although there can be no assurance that it will not. Any potential fines, penalties or judgments, however, may have a material effect on our earnings in the period in which they are recognized. For the year ended December 31, 2003, we incurred approximately $1.6 million in legal fees and expenses in relation to this matter. We are also subject to other issues that may be raised by government agencies in connection with our government contracts.

        Some of our moving services operations in Europe are being investigated by European antitrust regulators. The investigations are in the very early stages and involve certain anticompetitive practices. The relevant operations represented less than 2% of our consolidated operating revenue in the aggregate for the years ended December 31, 2001, 2002 and 2003 and the three months ended March 31, 2004. The investigations could expose us to administrative and other penalties. We are cooperating with the investigations, which we expect will take several years to complete. Management believes that, based on information currently available to it, the outcome of the investigations will not have a material adverse impact on our overall operations or financial condition, although there can be no assurance that it will not. Any potential penalties, however, may have a material impact on our earnings in the period in which they are recognized. For the year ended December 31, 2003, we incurred approximately $1.0 million in legal fees and expenses in relation to this matter.

        We are involved from time to time in other routine legal matters incidental to our business, including lawsuits relating to conduct of our agents and drivers. Such accidents have included, and in the future may include, serious injuries or the loss of lives. While we may be liable for damages or suffer reputational harm from litigation, we believe that legal proceedings will not have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information with respect to our current directors and officers.

Name	Age	Position
Brian P. Kelley	43	Class II Director, President and Chief Executive Officer
James W. Rogers	53	Class III Director, Chairman of the Board of Directors
Kathleen J. Affeldt	55	Class I Director
Robert J. Dellinger	44	Class III Director
Sir Jeremy Mackenzie	63	Class II Director
Edward H. Orzetti	38	Class II Director
Richard J. Schnall	34	Class I Director
Carl T. Stocker	60	Class I Director
Irving B. Yoskowitz	58	Class III Director
Douglas E. Christensen	46	President, Transportation Solutions
John M. Dupuy	48	Senior Vice President, Specialized Transportation and Corporate Development
Ralph A. Ford	57	Senior Vice President, General Counsel and Secretary
Douglas V. Gathany	48	Vice President, Treasurer
Ann M. Harten	42	Senior Vice President, Chief Information Officer
Michael B. McMahon	40	President, Moving Services North America
David J. Nicol	44	President, Relocation Solutions Europe & Asia Pacific
Robert J. Rosing	44	President, Relocation North America
Joan E. Ryan	48	Senior Vice President, Chief Financial Officer
Todd W. Schorr	47	Senior Vice President, Human Resources
Dennis M. Thompson	44	Vice President, Corporate Controller
Lawrence A. Writt	46	President, Network Services

        Brian P. Kelley became our President and Chief Executive Officer, and a Director, in August 2002. He is a member of the Executive Committee of our board of directors. From November 2001 until he joined our company, Mr. Kelley served as President of the Lincoln Mercury business of Ford Motor Company. Prior to joining Ford, where he also was a Vice President of Global Consumer Services from 1999 to 2001, Mr. Kelley was a senior executive for General Electric Company from 1994 to 1999. Mr. Kelley began his career at Procter & Gamble in 1983, where he was ultimately responsible for some of the company's most recognized brand names. Mr. Kelley received a Bachelor of Arts in economics from The College of Holy Cross.

        James W. Rogers became a Director of our company in February 1999 and has served as the Chairman of the board of directors since November 1999. He is also the Chairman of the Executive Committee, and a member of the Nominating and Governance Committee, of our board of directors. From April 2001 until August 2002, when Mr. Kelley joined our company, Mr. Rogers served as our President and Chief Executive Officer. Mr. Rogers is a principal of Clayton, Dubilier & Rice, Inc., a limited partner of CD&R Associates V Limited Partnership and CD&R Associates VI Limited Partnership, and a stockholder and director of CD&R Investment Associates II, Inc. and CD&R Investment Associates VI, Inc. Prior to joining Clayton, Dubilier & Rice, Inc. in 1998, Mr. Rogers was a

Senior Vice President and a member of the Corporate Executive Council of General Electric Company. From 1995 to 1998, Mr. Rogers was President and Chief Executive Officer of GE Industrial Control Systems. Mr. Rogers is currently the Chairman of Brake Bros plc, a European-based food distribution company, and of VWR International, Inc., a laboratory products distribution company. Mr. Rogers has a Bachelor of Arts in economics from Rutgers College.

        Kathleen J. Affeldt became a Director of our company in August 2002 and currently serves as Chairman of the Compensation Committee of the board of directors. Ms. Affeldt retired from Lexmark International in February 2003 where she had been Vice President of Human Resources since July 1996. She joined Lexmark when it became an independent company in 1991 as the Director of Human Resources. Ms. Affeldt began her career at IBM in 1969, specializing in sales of supply chain systems. She later held a number of human resources management positions.

        Robert J. Dellinger became a Director of our company in March 2003. He is a member of the Audit Committee of our board of directors. Since June 2002, Mr. Dellinger has been Executive Vice President and Chief Financial Officer of Sprint Corporation, where he previously served as Executive Vice President—Finance from April 2002 to June 2002. Before joining Sprint, Mr. Dellinger had served as President and Chief Executive Officer of GE Frankona Re based in Munich, Germany with responsibility for the European operations of General Electric's Employers Reinsurance Corporation, a global reinsurer, from 2000 to 2002. From 2001 to 2002, he also served as President and Chief Executive Officer of General Electric's Employers Reinsurance Corporation's Property and Casualty Reinsurance business in Europe and Asia. From 1997 to 2000, he served as Executive Vice President and Chief Financial Officer of General Electric's Employers Reinsurance Corporation. Other positions Mr. Dellinger held at GE include Manager of Finance for GE Motors and Industrial Systems and Director of Finance and Business Development for GE Plastics Pacific based in Singapore. Mr. Dellinger graduated from Ohio Wesleyan University with a B.A. in economics and a minor in accounting. He is a director of Sprint Capital Corporation and a member of the Financial Executives Institute.

        General Sir Jeremy Mackenzie became a Director of our company in June 2003 and currently serves as the Chairman of the Nominating and Corporate Governance Committee of our board of directors. He is also a member of the Compensation Committee of our board of directors. Sir Jeremy spent a long, decorated career in the British Army, and is currently the Governor of the Royal Hospital Chelsea and U.K. advisor to the governments of Slovenia and Bulgaria, and for the Department of International Development, to Uganda. He has commanded at every level of command in the U.K. Army, from Platoon to Corps, and was promoted to full General in 1994 in the post of Deputy Supreme Allied Commander Europe with special responsibility for the Partnership for Peace Program involving 27 countries in Central and Eastern Europe and the building of forces for the NATO operations in Bosnia and Kosovo. He was Commandant of the British Army Staff College Camberley, and has an in-service Fellowship from Kings College London University. As Commander of the 1st British Corps he was Knighted (KCB), and subsequently commanded NATO's Allied Command Europe Rapid Reaction Corps as its first Commander. He was made Knight Grand Cross of the Order of the Bath (GCB) in 1999, having previously been awarded the U.S. Legion of Merit twice (1997, 1999), and Officer of the Order of the British Empire. He holds the Czech Republic Cross of Merit First Class, the Officers Cross of the Order of Merit of the Republic of Hungary, the Order of the Madara Horseman first Class of Bulgaria, and the Officers' Gold Medal of Merit from Slovenia. He was aide-de-camp to Her Majesty Queen Elizabeth II from 1992 to 1996. Sir Jeremy was educated at The Royal Military Academy Sandhurst and commissioned into the Queen's Own Highlanders in July 1961.

        Edward H. Orzetti became a Director of our company in August 2002. He is also a member of the Compensation Committee of our board of directors. Mr. Orzetti has been President, Global Lab Business, of VWR International Inc. since May 2004. Mr. Orzetti was President of Textron Fluid & Power, one of Textron, Inc.'s industrial business segments, until May 2004. Before assuming that position in June 2003, he had been Vice President Enterprise Excellence since joining Textron in October 2000. Mr. Orzetti spent from 1995 to 2000 in various positions at General Electric, where he most recently served as general manager, supply chain management for GE Supply in 2000. While at GE, Mr. Orzetti also directed its central European sourcing operations in the Czech Republic. Prior to joining GE, Mr. Orzetti worked for Booz-Allen & Hamilton as a senior associate in their operations management group from 1993 to 1995 and for Johnson & Johnson as a manufacturing supervisor from 1990 to 1992. Mr. Orzetti also served for several years as an officer and helicopter pilot in the U.S. Army. Mr. Orzetti holds a BS degree in mechanical engineering from the United States Military Academy at West Point, an MS in administration and human resource management from Central Michigan University and an MS in management, operations and strategy from the Sloan School of Management at the Massachusetts Institute of Technology.

        Richard J. Schnall became a Director of our company in March 2002. He is also a member of the Nominating and Governance Committee and the Executive Committee of our board of directors. Mr. Schnall is a principal of Clayton, Dubilier & Rice, Inc. Prior to joining Clayton, Dubilier & Rice, Inc. in 1996, he worked in the Investment Banking division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall is a limited partner of CD&R Associates V Limited Partnership and CD&R Associates VI Limited Partnership, and a director and stockholder of CD&R Investment Associates II, Inc. and CD&R Investment Associates VI, Inc. He serves as a director of Global Decisions LLC, Brake Bros plc. and VWR International, Inc. Mr. Schnall is a graduate of the Wharton School of Business and Harvard Business School.

        Carl T. Stocker became a Director of our company in May 2000 and currently serves as the Chairman of the Audit Committee of our board of directors. Since 1996, Mr. Stocker has owned and managed his own acquisition, investment and consulting company, CTS Enterprises, LLC. Prior to that time, he served as the chief financial executive of General Electric's Industrial Systems business from 1990 to 1996 and the chief information executive from 1992 to 1996. He was also a member of General Electric's Corporate Finance and Information Technology Councils during these same periods, and served as a senior integration leader for the Space Systems Division created by General Electric's acquisition of RCA. Mr. Stocker graduated from Wright State University in 1970 after serving with the U.S. Army.

        Irving B. Yoskowitz became a Director of our company in January 2004. He is a member of the Audit Committee and of the Nominating and Governance Committee of our board of directors. Mr. Yoskowitz has been a senior partner of Global Technology Partners, LLC since 1998 and senior counsel with the law firm of Crowell & Moring, LLP in Washington, DC since 2001. He was the general counsel of United Technologies Corp. from 1981 to 1998 and executive vice president from 1990 to 1998. During that time, Mr. Yoskowitz was United Technologies' lead negotiator for major domestic and international acquisitions, divestitures, and joint ventures. He also was a member of United Technologies' Management Executive Committee and oversaw at various times a number of United Technologies' departments, including Legal; Corporate Development; Environmental, Health and Safety; and Business Practices. Mr. Yoskowitz was also senior adviser to the law firm of Akin Gump Strauss Hauer & Feld from 2000 to 2001. He also is a director of Equant NV. A graduate of the City College of New York, Mr. Yoskowitz received his JD, magna cum laude, from Harvard Law School and served as an editor of the Harvard Law Review. He also attended the London School of Economics from 1971 to 1972 as a Knox Fellow from Harvard University.

        Douglas E. Christensen joined our company in February 2002 and has served as President, Transportation Solutions since June 2003. From 1980 to 2001, Mr. Christensen held a number of successive positions of increasing responsibility at USF Corporation, most recently as President and CEO of USF Worldwide Logistics, USF's logistics and freight forwarding businesses. Mr. Christensen received a Bachelor of Arts in economics from the University of Western Ontario and a Masters in Business in marketing and finance from York University in Canada.

        John M. Dupuy joined our company in January 2001 and has served as Senior Vice President, Specialized Transportation and Corporate Development since April 2004. Mr. Dupuy was our President, U.S. Moving and Specialized Transportation from June 2003 to April 2004; Senior Vice President, Operations and Business Development from January 2003 to April 2003; Senior Vice President, Corporate Initiatives from January 2002 to December 2002; and Senior Vice President Business Development from July 2001 to December 2001. Mr. Dupuy brings over 20 years of experience in transforming operations, formulating business strategy, and mergers and acquisitions. From 1996 until he joined our company, Mr. Dupuy was at Maytag serving in various positions including Vice President of Strategic Planning, General Manager Emerging Solutions and Chief Information Officer. Prior to 1996, Mr. Dupuy worked as a management consultant conducting strategic and operations improvement assignments for clients around the globe. Mr. Dupuy holds a Bachelor of Science degree in Industrial Engineering from Georgia Institute of Technology and an MBA from Southern Methodist University.

        Ralph A. Ford joined our company in 1999 and has served as Senior Vice President, General Counsel and Secretary since that time. Previously, Mr. Ford served 18 years in the General Electric legal department, most recently as General Counsel to GE Industrial Control Systems from 1992 to 1999. Prior to joining General Electric, Mr. Ford served as group counsel for Bell & Howell Company, as an attorney for E.I. duPont deNemours & Co. and an associate with Venable, Baetjer & Howard. Mr. Ford earned a Bachelor of Arts from Morgan State College and a Juris Doctor from Boston University Law School.

        Douglas V. Gathany joined our company in June 2001 and has served as Vice President, Treasurer since that time. Prior to joining our company, Mr. Gathany served in various positions with Montgomery Ward since 1979, including as Vice President-Treasurer from 1996 to 2001. He received a Masters of Business Administration in Finance from The University of Chicago and a B.A. from Colby College.

        Ann M. Harten became our Senior Vice President and Chief Information Officer in May 2003. Ms. Harten joined our company in July 2000 as Chief Information Officer for our Logistics business and most recently served as Chief Information Officer for our U.S. operations. From 1987 to 2000, Ms. Harten held a variety of management and director level positions in sales, operations and information technology at Boise Cascade Office Products. Ms. Harten has a Bachelor of Science in Psychology from Indiana University of Pennsylvania.

        Michael B. McMahon joined our company in April 2004 and has served as President, Moving Services North America since that time. Prior to joining us, Mr. McMahon was General Manager, Product & Asset Management for GE Capital—Rail Services from June 2003 to March 2004 and its Chief Financial Officer from July 2001 to June 2003. He worked for GE Capital—Card Services as its Vice President, Finance from 1999 to 2001 and Chief Financial Officer—Mortgomery Wards Credit from 1997 to 1999, and held various management and financial positions with GE Appliances from 1991 to 1997 and GE International from 1990 to 1991. Mr. McMahon also served as a licensed securities trader for Mellon Bank from 1987 to 1988. Mr. McMahon received his Bachelor of Science in Finance from Pennsylvania State University.

        David J. Nicol joined our company in January 2004 and has served as President, Relocation Solutions Europe & Asia Pacific since that time. Mr. Nicol is employed by Pickfords Limited, based in the United Kingdom. Before joining us, Mr. Nicol was President and CEO of Berli Jucker Plc, a quoted affiliate of First Pacific, based in Bangkok from 1998 until 2002 and Executive Vice President & Chief Financial Officer from 1994 to 1998. Prior to that time, Mr. Nicol was Group Vice President, Finance for First Pacific Company Limited based in Hong Kong from 1992 to 1994, and its Deputy Financial Controller from 1991 to 1992. Mr. Nicol began his career with PricewaterhouseCoopers, working in their London, New York and Hong Kong offices from 1981 to 1991. Mr. Nicol received his Bachelor of Science (Hons) 1st Class in Management Sciences from Lancaster University and is a Chartered Accountant.

        Robert J. Rosing has served as President, Relocation North America since June 2003. Mr. Rosing brings more than 20 years of experience to our company, joining us after our May 2002 purchase of the relocation services business of Cooperative Resource Services. After joining Cooperative Resource Services in 1995, Mr. Rosing served as President of its Cooperative Mortgage Services and ProSource Properties subsidiaries and was also Senior Vice President of Operations for all of Cooperative Resource Services's Cleveland-based relocation services. Prior to joining Cooperative Resource Services, Mr. Rosing served as Executive Vice President and CFO for Holland Mortgage Corporation, where he managed all operations, finance, legal and human resource activities. Mr. Rosing earned a Bachelor of Science degree in Natural Sciences from Xavier University and a Masters degree in Business Administration—Finance from Cleveland State University.

        Joan E. Ryan joined our company in February 2003 and has served as Senior Vice President and Chief Financial Officer since that time. Prior to joining our company, Ms. Ryan served as a Director of our company from June 2002 to February 2003 and Executive Vice President and Chief Financial Officer of Tellabs from February 2000 to February 2003. Prior to joining Tellabs, Ms. Ryan spent from 1998 to 2000 at Alliant Foodservice, most recently as Senior Vice President and Chief Financial Officer. Ms. Ryan served as Vice President of Finance and Chief Financial Officer of Ameritech Small Business Services from 1995 to 1998. Ms. Ryan began her career in 1978 with Price Waterhouse and Co. and held various leadership and management positions at Baxter Healthcare Corporation, Kewaunee Scientific Corporation and the Nutrasweet Company. Ms. Ryan is a director of Federal Signal Corporation. Ms. Ryan holds a bachelor's degree in accounting from the University of Illinois, Champaign-Urbana and is a Certified Public Accountant.

        Todd W. Schorr joined our company in June 2000 and has served as Senior Vice President, Human Resources since that time. Prior to joining our company, Mr. Schorr served in Cummins' Human Resources department for a total of twelve years, most recently as Group Director of International Human Resources with functional responsibility for operations in India, China, the United Kingdom, Korea, Japan, Brazil, Mexico, and Australia from 1998 to 2000. Mr. Schorr also served from 1988 to 1992 at Pepsi in the Human Resources department. Mr. Schorr holds a Bachelor of Science degree from Indiana University, and a Masters degree with specialization in Labor Relations and Labor Law from Indiana University.

        Dennis M. Thompson joined our company in 1986 and has served as Vice President, Corporate Controller since December 1999. Prior to joining us, he held various management positions with Schneider National from 1981 to 1986. Mr. Thompson received his Bachelor of Science degree in accounting and his Masters of Business Administration from Indiana University and is a Certified Public Accountant.

        Lawrence A. Writt has served as President, Network Services since June 2003. Since 1991, Mr. Writt has been President and Chief Executive Officer of Transguard Insurance Company of America, Inc. and Vanguard Insurance Agency, Inc., both wholly owned subsidiaries of Allied Van Lines. Mr. Writt joined Allied in 1979 and has held various management positions in the Company including Insurance Group Controller. Mr. Writt is also a director of both Transguard and Vanguard. Mr. Writt has a Bachelor of Science in economics and accounting from St. Joseph's College.

Executive Compensation

        The following table describes the compensation paid to our Named Executive Officers who comprise our Chief Executive Officer and our four other most highly compensated executive officers serving on December 31, 2003.

Name & Principal Position	Year	Salary	Bonus	Other Annual Compensation(4)	Long-term Compensation Awards Securities Underlying Options	All Other Compensation(5)
Brian P. Kelley(1)	2003	$575,000	$341,285	$42,282	150,000	$97,792
Director, President and Chief	2002	$210,096	$234,726	$21,702	665,700	$12,965
Executive Officer
Joan E. Ryan(2)	2003	$320,137	$207,573	$26,893	302,029	$4,255
Senior Vice President and Chief Financial Officer	2002	$21,978	—	—	—	—
Lawrence A. Writt	2003	$225,000	$141,331	$41,215	76,700	$7,117
President, Network Services	2002	$214,477	$159,062	$24,547	—	$624
Michael P. Fergus(3)	2003	$299,988	$85,424	$37,265	—	$14,387
President, Moving Services	2002	$299,988	$146,244	$47,861	—	$10,420
Ralph A. Ford	2003	$238,500	$106,170	$33,131	30,000	$5,070
Senior Vice President, General Counsel and Secretary	2002	$238,500	$112,601	$37,741	—	$1,754

(1)
Mr. Kelley became President and Chief Executive Officer, and a director, on August 19, 2002.

(2)
Ms. Ryan became Senior Vice President and Chief Financial Officer in February 2003. From June 2002 until February 2003, Ms. Ryan served as a director of our company. For 2003 and 2002, Ms. Ryan's salary includes deferred compensation of $5,714 and $20,659, respectively, which was earned in respect of her service as a director under the SIRVA, Inc. Directors Compensation Plan. In addition, Ms. Ryan's salary for 2002 includes $1,319, which represents the value of her directors' compensation that was paid in shares of SIRVA common stock during April 2002 under the SIRVA, Inc. Directors Compensation Plan. In connection with Ms. Ryan's resignation as a director and in accordance with the SIRVA, Inc. Directors Compensation Plan, she received 5,072 shares of SIRVA common stock in respect of her deferred compensation during January 2004.

(3)
Mr. Fergus was removed as an officer of SIRVA on March 1, 2004. See "Employment Agreements—Michael P. Fergus."

(4)
SIRVA provides certain perquisites to Messrs. Kelley, Fergus and Ford and Ms. Ryan, each case in an amount less than the amount required to be individually disclosed. Amounts in this column for Mr. Writt include a car allowance, financial planning, and health insurance premiums. Additionally, for 2003, Messrs. Kelley, Writt, Fergus and Ford, and Ms. Ryan received $3,443, $5,699, $3,018, $3,797, and $728, respectively, to reimburse such individuals for income taxes paid in connection with the receipt of such perquisites. For 2002, Messrs. Kelley, Fergus and Ford received $1,515, $7,419 and $7,305, respectively, to reimburse such individuals for income taxes paid in connection with the receipt of such perquisites.

(5)
For 2003, SIRVA contributed $14,315, $7,117, $14,387, $5,070, and $4,255 to its defined contribution plan on behalf of Messrs. Kelley, Writt, Fergus and Ford, and Ms. Ryan, respectively, and paid relocation expenses of $77,477 for Mr. Kelley, taking into account the taxable nature of providing such a benefit.

Option Grants in the Fiscal Year Ended December 31, 2003

        The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 2003 to the Named Executive Officers.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in the fiscal year ended December 31, 2003
			Exercise Price ($/share)
				Expiration Date	5%($)(2)	10%($)(2)
Brian P. Kelley	150,000	6.62%	18.50	11/24/2010	$1,129,704	$2,632,690
Joan E. Ryan	257,029	11.35%	5.84	6/9/2013	$944,002	$2,392,286
	45,000	1.99%	18.50	11/24/2010	$338,911	$789,807
Lawrence A. Writt	45,000	1.99%	18.50	11/24/2010	$338,911	$789,807
Michael P. Fergus	—	—	—	—	—	—
Ralph A. Ford	30,000	1.32%	18.50	11/24/2010	225,941	526,538

(1)
All options were granted under the SIRVA, Inc. Omnibus Stock Incentive Plan, except for Ms. Ryan's grant of 257,029 options, which were granted under the SIRVA, Inc. Stock Incentive Plan. Options granted under our Omnibus Stock Incentive Plan generally become vested and exercisable in four equal installments beginning on the first anniversary of the grant date, subject to continued employment. Options granted under our Stock Incentive Plan generally become vested and exercisable in five equal installments beginning on the first anniversary of the grant date, subject to continued employment.

(2)
Potential realizable value is based on the assumed annual growth for each of the grants, shown over their option terms. Actual gains, if any, on stock option exercises are dependent on the future value of the stock.

Aggregated Option Exercises and December 31, 2003 Option Value

        The following table shows aggregate exercises of options to purchase shares of our common stock in the fiscal year ended December 31, 2003 by the named executive officers pursuant to the SIRVA, Inc. Stock Incentive Plan

(which was terminated in connection with our initial public offering) and the SIRVA, Inc. Omnibus Stock Incentive Plan.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-the-Money Options at Fiscal Year- End ($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Brian P. Kelley	—	—	133,140 shares/682,560 shares	$2,005,156/8,176,622
Joan E. Ryan	—	—	0 shares/302,029 shares	$0/3,569,135
Lawrence A. Writt	—	—	65,714 shares/	$989,686/970,564
109,192 shares
Michael P. Fergus	—	—	208,192 shares/108,808 shares	$3,135,477/1,638,703
Ralph A. Ford	—	—	154,891 shares/97,009 shares	$2,332,737/1,040,389

(1)
"Value of Unexercised In-the-Money Options at Fiscal Year End" is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options on December 31, 2003 multiplied by the difference between the exercise price for the grant and the closing price of a share of SIRVA common stock on December 31, 2003 ($19.54). The actual value, if any, that will be realized upon the exercise of an option will depend upon the difference between the exercise price of the option and the market price of the SIRVA common stock on the date that the option is exercised.

Retirement Plans

        We sponsor the SIRVA, Inc. Employee Retirement Plan, a funded, non-contributory defined benefit pension plan covering eligible employees of our company in the United States. We also sponsor an excess benefit plan which is an unfunded, non-qualified plan that provides retirement benefits not otherwise provided under the retirement plan because of the benefit limitations imposed by Section 415 and 401(a)(17) of the Internal Revenue Code. The excess benefit plan ensures that an executive receives the total pension benefit to which he or she would otherwise be entitled, were it not for such Code limitations. Ralph A. Ford was the only executive listed in the Summary Compensation Table who participated in these plans during fiscal year 2003. The pension plan and the excess benefit plan were frozen, effective December 31, 2002.

        The retirement plan provides each eligible employee with retirement benefits based principally on years of service with us, compensation rates over that time, and estimated primary Social Security benefits. The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (65) under both the retirement plan and the excess benefit plan. These benefits are based on the final pay formula contained in the retirement plan that applies to all benefits and that accrue under both plans, which is discussed below.

Pension Plan Table

	Years of Service
Average Annual Compensation
	5	10	15	20	25
$200,000	$13,690	$27,379	$41,069	$54,758	$68,448
$225,000	$15,565	$31,129	$46,694	$62,258	$77,823
$250,000	$17,440	$34,879	$52,319	$69,758	$87,198
$275,000	$19,315	$38,629	$57,944	$77,258	$96,573
$300,000	$21,190	$42,379	$63,569	$84,758	$105,948
$400,000	$28,690	$57,379	$86,069	$114,758	$143,448
$600,000	$43,690	$87,379	$131,069	$174,758	$218,448
$800,000	$58,690	$117,379	$176,069	$234,758	$293,448
$1,000,000	$73,690	$147,379	$221,069	$294,758	$368,448
$1,200,000	$88,690	$177,379	$266,069	$354,758	$443,448

        Benefits available under the retirement plan and the excess benefit plan are subject to offset for Social Security benefits. Compensation taken into account under the plans is the average monthly compensation paid to a participant during the consecutive 60-month period over the most recent 120-month period that produces the highest average compensation. For this purpose, compensation includes the total of base salary and bonus.

        Benefits are payable in the form of straight life annuity or a joint and survivor annuity. As of December 31, 2003, Mr. Ford had accrued 3.5 years of credited service.

Compensation of Directors

        The following table provides information on our compensation and reimbursement practices during the fiscal year ended December 31, 2003 for outside directors. Directors who are employed by us or Clayton Dubilier & Rice, Inc. do not receive any compensation for their Board activities.

Compensation Table for the 2003 Fiscal Year

Annual Retainer Fee(1)	$40,000
Minimum Percentage of Annual Retainer Fee to be Paid in SIRVA Stock(2)	50%
Additional Retainer Fee for Committee Chairs(3)	$10,000

(1)
Ms. Affeldt, Mr. Orzetti and Mr. Stocker served throughout 2003. Messrs. Dellinger, Mackenzie and Yoskowitz joined our Board on March 13, 2003, June 12, 2003 and January 5, 2004, respectively, and each individual earned a pro rata portion of his annual retainer fee from such date. Ms. Ryan and Messrs. Carpenter and Clark resigned from our Board on February 17, 2003, October 7, 2003 and October 13, 2003, respectively, and each individual earned his or her annual retainer fee until such date.

(2)
During 2003, outside directors received their compensation pursuant to the SIRVA, Inc. Directors Compensation Plan, under which they received at least 50% of their annual retainer fee in our common stock and the balance in cash, as elected by each director. The stock grant and the cash payment were made quarterly in arrears. Outside directors may have elected to receive 50% or more of his or her total compensation in deferred shares and the balance in shares of our common stock, cash or both. These deferred shares represent our contractual promise to deliver our common stock when an outside director's service as a director has terminated.

(3)
The additional retainer for committee chairs is paid annually in arrears.

        Mr. Rogers has served as Chairman of the Board since November 1999. As an employee of Clayton, Dubilier & Rice, Inc. he receives no additional compensation for his Board membership.

        The SIRVA, Inc. Directors Compensation Plan under which compensation was paid to directors during 2003 was terminated by our Board effective December 31, 2003. Effective January 1, 2004, our Board established the SIRVA, Inc. Directors Compensation Policy under the SIRVA, Inc. Omnibus Stock Incentive Plan. Pursuant to this policy, the annual retainer fee increased to $70,000, and each director received at least 50% of his or her compensation in deferred shares and the balance in cash, as elected by each director. In addition, the additional retainer fee for the chair of the Audit Committee increased to $15,000.

Employment Agreements

        Brian P. Kelley.    Effective August 19, 2002, Brian P. Kelley became our President and Chief Executive Officer pursuant to an at-will employment agreement dated June 28, 2002, which was amended and restated as of July 8, 2002. Mr. Kelley received an annual base salary of $575,000 in 2003 and participates in our management incentive plan (as described below), with a maximum annual bonus opportunity of up to 100% of his base salary. The Board approved an increase in Mr. Kelley's annual base salary to $650,000 effective February 1, 2004. If Mr. Kelley's employment is terminated without cause, he will continue to receive his annual base salary and health benefits for one year (or, if earlier, until he obtains other employment). Upon such an involuntary termination within two years following a change of control, Mr. Kelley will instead receive a payment equal to twice his annual base salary, as well as a pro rated bonus for the year of termination (based on his maximum opportunity for such year).

        Joan E. Ryan.    Effective February 17, 2003, Joan E. Ryan became our Senior Vice President and Chief Financial Officer pursuant to an at-will employment agreement dated December 6, 2002. Ms. Ryan reports to Brian Kelley, our President and CEO, and receives an annual base salary of $375,000. Ms. Ryan also participates in our management incentive plan, with a maximum annual bonus opportunity of up to 80% of her base salary. For 2003, Ms. Ryan received a one-time signing bonus of $50,000. If Ms. Ryan's employment is terminated without cause, she will continue to receive her base salary and health benefits for one year (or, if earlier, until she obtains other employment). Ms. Ryan also is entitled to participate in all health, welfare and other benefits available to executives of our company, including a company car allowance and personal financial consulting.

        Michael P. Fergus.    We are also a party to an employment agreement with Michael P. Fergus, who served as President, Moving Services until March 1, 2004, when he was removed as an officer of SIRVA and the Company gave him the required notice under his employment agreement. Mr. Fergus will remain an employee of SIRVA until February 28, 2005, and he will continue to work as an advisor to SIRVA, reporting directly to Mr. Kelley on strategic initiatives and special projects. While he remains an employee of SIRVA, Mr. Fergus continues to receive an annual base salary of $300,000. In April 2004, we entered into an Independent Contractor Service Agreement and Release with Mr. Fergus, which provides for our engagement of Mr. Fergus as a consultant for the one year period ending February 28, 2006.

SIRVA, Inc. Management Incentive Plan

        Effective January 1, 2003, we established the SIRVA, Inc. Management Incentive Plan. The Plan is designed to assure that amounts paid to certain of our executive officers will be deductible by our company for Federal income tax purposes notwithstanding the limitations imposed by section 162(m) of the Code (as described below). Our employees, and employees of our subsidiaries who are at or above the director level and who do not participate in another cash incentive plan or bonus program are eligible to receive awards under this plan. Participation may also be extended to certain key associates employed by our subsidiaries based outside of the United States. The Plan is administered by our Compensation Committee, which has full discretionary authority with respect to the Plan and awards made thereunder. The determination of the Compensation Committee on all matters relating to the Plan or any award made thereunder will be final and binding.

        Under the Plan, the Compensation Committee must establish the performance measures and award determination formula no later than 90 days into each performance period (or such other date as may be required or permitted under section 162(m) of the Code). The performance measures under the Plan may include revenue growth; earnings before interest, taxes, depreciation and amortization, or EBITDA; earnings before interest, taxes and amortization, or EBITA; strategic and leadership initiatives; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; and debt reduction. Performance measurements may be established on a corporate wide basis or with respect to one or more business units, subsidiaries, or divisions. Performance goals may be measured in either absolute terms or relative to a specified company, group of peers or other external index. Measurement of performance may exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items.

        The Plan provides that, if specified performance target(s) for SIRVA are exceeded on a year over year basis, each of our businesses is allocated a bonus pool for distribution. However, bonuses will be only paid to eligible employees upon achievement of particular performance targets established by the Compensation Committee as described above. The performance metrics chosen are weighted differently for each business unit. At the end of each performance period, the Compensation Committee certifies in writing whether, and to what extent, the performance targets have been achieved.

        For our 2003 fiscal year, our fiscal year was the performance period used to evaluate achievement of the performance measures. For our 2003 fiscal year, the specified performance target that had to be exceeded on a year-over-year basis before any bonus pool is allocated was EBITA. In addition, eligible employees were only entitled to receive a bonus under the plan upon achievement of earnings growth targets, cash generation targets, and strategic and leadership initiatives goals for each business within the fiscal year 2003 performance period.

        For our 2004 fiscal year, our fiscal year is the performance period used to evaluate achievement of the performance measures. For our 2004 fiscal year, the specified performance target that must be exceeded on a year-over-year basis before any bonus pool is allocated is EBITA. In addition, eligible employees will only be entitled to receive a bonus under the plan upon achievement of earnings growth targets, cash generation targets, and strategic and leadership initiatives goals for each business within the fiscal year 2004 performance period.

        The award can range from zero to a specified maximum of $3,000,000 for any "covered employee", as that term is defined in section 162(m) of the Code, eligible to participate in the Plan. The Compensation Committee cannot increase an award payable to a covered employee calculated in accordance with the terms and conditions of the Plan, but it can exercise "negative discretion" to downwardly adjust a covered employee's (or any other participant's) award based on individual performance.

        Awards under the Plan may be paid in cash and/or shares of our common stock as determined by the Compensation Committee in its sole discretion (in each case less appropriate withholding and employment taxes) on or before March 15 of the year following the end of the performance period, or may be deferred, in cash or shares of our Common Stock pursuant to our deferred compensation plans in accordance with the terms and conditions of such plan documents. Any shares in respect of awards under the Plan will be issued under the SIRVA, Inc. Omnibus Stock Incentive Plan, as described below.

        Our board of directors may terminate or suspend the Plan any time, and from time to time may amend or modify the Plan, provided that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of Common Stock is present in person or by proxy, no amendment or modification to the Plan may result in any payment made pursuant to the Plan not qualifying for deductibility under section 162(m) of the Internal Revenue Code. This Plan shall continue until terminated by the board of directors.

Federal Income Tax Consequences

        The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to the Management Incentive Plan.

        A participant in the Plan will generally recognize ordinary income equal to the cash bonus he or she receives in the year it is paid, and we will generally be entitled to a deduction of the same amount for such year.

        Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation's chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is "performance related" within the meaning of section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid pursuant to the plan before the first meeting of our stockholders in 2007 at which directors will be elected. Because this special rule is applicable to SIRVA, SIRVA is not currently subject to the section 162(m) limitation.

SIRVA, Inc. Omnibus Stock Incentive Plan

General

        Upon the completion of our initial public offering, our board of directors adopted and our stockholders approved the SIRVA, Inc. Omnibus Stock Incentive Plan, or the Omnibus Plan. The Omnibus Plan provides for the award to eligible participants of stock options, including incentive stock options (within the meaning of section 422 of the Internal Revenue Code), stock appreciation rights, performance stock and performance units, restricted stock and restricted stock units, and deferred stock units. Awards may be made to any non-employee member of our board of directors, officer or employee of our company or any of our subsidiaries, including any prospective employee, and any of our consultants or advisors.

        The Omnibus Plan is administered by the Compensation Committee. Initially, 7,600,000 shares of our common stock are available for award under the Omnibus Plan. Shares subject to awards that are forfeited, canceled or otherwise terminated without the issuance of common stock under the Omnibus Plan or the SIRVA, Inc. Stock Incentive Plan will again be available for future awards under the Omnibus Plan. In addition, shares that are tendered to pay the exercise price for any option award or withheld to satisfy any withholding taxes with respect to any award will also return to the share reserve and be available for future grant. Also, shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition will not count against the share reserve. Under the Omnibus Plan, during any three-year period, no one person will be able to receive more than 1,000,000 options and/or stock appreciation rights. For stock awards subject to performance requirements, no one person will be able to receive more than 200,000 shares during any performance period of 36 months, with proportionate adjustment for shorter or longer periods not to exceed five years. In addition, no one person will be able to generally receive an award that is payable in cash of more than $5,000,000 for any performance period of 36 months, with proportionate adjustments for shorter or longer performance periods not to exceed five years.

Options

        Both "incentive stock options," which satisfy the requirements of section 422 of the Internal Revenue Code, or "nonqualified stock options," which are not intended to satisfy the requirements of section 422 of the Internal Revenue Code may be granted under the Omnibus Plan. Under the terms of the Omnibus Plan, the exercise price of the options will not be less than the closing price of our common stock on the grant date. The exercise price of the options will be payable in cash or its equivalent or by other methods as permitted by the Compensation Committee.

        The options will have a term of no greater than seven years from the grant date and will become exercisable in accordance with the vesting schedule determined at the time the awards are granted.

        Upon the death or disability of any option holder and unless otherwise determined at the time of grant or subsequently by the Compensation Committee, the option holder (or his or her beneficiary or legal representative) will be able to exercise (i) any incentive stock option, regardless of whether then vested, until the earlier of (a) one year from the date of termination, or (b) the date the option would otherwise expire, and (ii) any nonqualified option, regardless of whether then vested, for a period of one year. Upon the retirement of any option holder and unless otherwise determined at the time of grant or subsequently by the Compensation Committee, if the option holder agrees to be bound by certain customary restrictive covenants for a period of three years following the date of retirement, any options previously granted to the option holder will continue to vest in accordance with their terms as if such participant had not retired and, to the extent then vested and exercisable, will be able to be exercised by the option holder (or his or her beneficiary or legal representative) until the earlier of (i) three years from the date of retirement, or (ii) the date the option would otherwise expire.

        Upon the termination of an option holder's employment for cause, all options held by the option holder, whether or not vested, will be terminated and be canceled as of the date of termination.

        Upon the termination of an option holder's employment for any other reason and unless otherwise determined by the Compensation Committee, the option holder will be able to exercise any vested option until the earlier of (i) 60 days after the date of termination, or (ii) the date the option would otherwise expire, and all unvested options will be terminated as of the date of termination.

        In general, if an option holder, directly or indirectly, competes with any business in which he or she was employed (or in which we have documented plans to become engaged of which the option holder has knowledge at the time of his or her termination), solicits any of our employees, or discloses or misuses any confidential information during the option holder's employment with us, during any post-termination option exercise period, or during the one-year period ending after the expiration of any post-termination option exercise period, the option holder would automatically forfeit any options then held, and would be required to repay to us all financial gain he or she realized from exercising all or part of any option within the period commencing six months prior to termination of employment and ending on the date of expiration of the one-year period following any post-termination option exercise period.

Stock Appreciation Rights

        Stock appreciation rights may be granted under the Omnibus Plan. Stock appreciation rights may be granted alone or together with options. Unless otherwise determined at the time of grant or subsequently by the Compensation Committee, a stock appreciation right granted together with an option will have terms that are substantially identical to the option, to the extent applicable. Similarly and to the extent applicable, a stock appreciation right granted alone will have terms that are substantially identical to the options that are granted under the Omnibus Plan. Upon exercise of a stock appreciation right, the holder will be entitled to receive payment equal to the product of (i) the excess of the closing price of a share of common stock on the date of exercise over the closing price of a share of common stock on the grant date, multiplied by (ii) the number of shares of common stock with respect to which stock appreciation rights are exercised. Payments in respect of the exercise of a stock appreciation right may be made in cash, common stock or a combination thereof, as determined at the time of grant or subsequently by the Compensation Committee.

Performance Stock and Performance Units

        The Compensation Committee may award performance stock and performance units under the Omnibus Plan. Performance stock is an award of common stock that vests upon the achievement of certain performance objectives during a specified measurement period. A performance unit represents our contractual obligation to pay a specified amount of cash to a participant upon the achievement of certain performance objectives during a specified measurement period. Performance stock and performance units may be payable in either cash and/or shares of our common stock. Performance stock will carry voting rights. Performance units will not carry voting rights.

        The Compensation Committee will determine the terms and conditions of awards, including the performance objectives to be achieved during the performance measurement period and the determination of whether and to what degree the specified objectives have been attained. The performance objectives will include revenue growth; earnings before interest, taxes, depreciation and amortization, or EBITDA; earnings before interest, taxes and amortization, or EBITA; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; and debt reduction. Performance measurements may be established on a corporate wide basis or with respect to one or more business units, subsidiaries, or divisions. Performance goals may be measured in either absolute terms or relative to a specified company, group of peers or other external index. Measurement of performance may exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items.

        Unless otherwise determined at the time of grant or subsequently by the Compensation Committee, participants will be entitled to receive, either currently or at a future date, all dividends and other distributions paid with respect to the performance awards.

        Upon termination of a participant's employment due to death or disability during the performance measurement period and unless otherwise determined by the Compensation Committee, all of the participant's performance stock and performance units will become vested and nonforfeitable as to that percentage of the award that would have been earned based on the attainment of performance objectives through the date of termination. Upon termination of a participant's employment due to retirement during the performance measurement period and subject to satisfaction of customary restrictive covenants following such date for a period of three years, all of the participant's performance stock and performance units will become vested and nonforfeitable as to the percentage of the award that would have been earned as of the date of retirement, and such amounts will become payable upon completion of the entire performance measurement period based on actual results as of the termination date. Unless otherwise determined at the time of grant or subsequently by the Compensation Committee, upon any other termination of a participant's employment, all of the performance stock and performance units held by the participant will be forfeited.

Restricted Stock and Restricted Stock Units

        Restricted stock and restricted stock units are also available for grant under the Omnibus Plan. Restricted stock is an award of common stock that vests upon the participant's completion of a specified period of service with us. A restricted stock unit represents our contractual obligation to deliver our common stock or the cash equivalent to a participant upon the participant's completion of a specified period of service with us. Unless otherwise determined at the time of grant or subsequently by the Compensation Committee, participants will be entitled to receive either currently or at a future date, dividends or other distributions paid with respect to restricted stock and restricted stock units. Restricted stock will carry voting rights, however, restricted stock units will not carry voting rights until the underlying shares are issued.

        Upon termination of a participant's employment due to death or disability during any restriction period and unless otherwise determined at the time of grant or subsequently by the Compensation Committee, the participant's restricted stock and restricted stock units will become vested and nonforfeitable as to that percentage of the award that would have been earned based on his or her service through the date of termination. Unless otherwise determined at the time of grant or subsequently by the Compensation Committee, upon any other termination of a participant's employment, all of the restricted stock and restricted stock units held by the participant that have not become vested will be forfeited.

Deferred Stock

        Under the Omnibus Plan, a participant may receive an award of deferred stock. Deferred stock represents our contractual obligation to deliver shares of our common stock at the end of a specified deferral period. Deferred stock may also be settled in cash.

        Unless otherwise determined at the time of grant, participants will be entitled to receive additional deferred stock in respect of dividends or other distributions paid with respect to his or her deferred stock. Deferred stock will not carry voting rights until the underlying shares have been issued.

        Unless the Compensation Committee determines otherwise and unless a participant's employment is terminated for cause, that participant would receive the shares of our common stock underlying his or her deferred shares (or cash in lieu thereof).

Change in Control

        In the event of a change in control (as defined in the Omnibus Plan), all outstanding options and stock appreciation rights shall become fully vested and exercisable, the restriction period applicable to any awards of restricted stock, restricted stock units and freestanding deferred stock shall lapse, and shares of our common stock underlying restricted units and deferred stock shall be issued or, at the discretion of the Compensation Committee, each award of options, stock appreciation rights, restricted stock units or deferred stock, as the case may be, shall be canceled in exchange for a payment in cash equal to the product of (i) (A) in the case of options and stock appreciation rights, the excess of the change in control price over the exercise price or base price, as the case may be, and (B) in the case of all other awards, the change of control price, and (ii) the number of shares of common stock covered by such award.

        Upon a change in control, (a) any performance period in progress at the time of the change in control for which performance stock or performance units are outstanding shall end, (b) all participants granted such awards of performance stock or performance units shall be deemed to have earned a pro rata award equal to the product of (i) such Participant's target award opportunity for the performance period in question based on performance versus goals as of such date and (ii) the percentage of performance objectives achieved as of the date of such change in control, or (c) at the discretion of the Compensation Committee, all such earned Performance Units shall be canceled in exchange for an amount equal to the product of (i) the change in control price, multiplied by (ii) the aggregate number of shares of our common stock covered by such award. All of the performance shares and performance units that have not been so earned shall be forfeited and canceled as of the date of the change in control.

        Notwithstanding the foregoing, if the Compensation Committee determines before the change in control either that all outstanding awards of options, stock appreciation rights, restricted stock, restricted stock units, and deferred stock will be honored or assumed by the acquirer, or alternative awards with equal or better terms will be made available, such outstanding awards of options, stock appreciation rights, restricted stock, restricted stock units and deferred stock will not be canceled, their vesting and exercisability will not be accelerated, and there will be no payment in exchange for such awards. Any alternative awards offered must generally satisfy the requirements for alternative awards described under the heading "SIRVA, Inc. Stock Incentive Plan" except that a participant will not have the right at the time of his or her involuntary termination to surrender his or her alternative awards for a payment equal to the value of such award. Alternative awards shall not be made available for performance stock or performance units.

        The transactions contemplated by this offering will not constitute a change in control under the SIRVA, Inc. Omnibus Stock Incentive Plan.

Non-U.S. Participants

        The Compensation Committee may, in order to conform with provisions of local laws and regulations in foreign countries in which our company or any of our subsidiaries operate, (i) modify the terms and conditions of awards granted under the Omnibus Plan to participants employed outside the United States, (ii) establish subplans with modified exercise procedures or other modifications as may be necessary or advisable under such local laws and regulations; and (iii) take any actions which it deems advisable to obtain or comply with any necessary governmental regulatory procedures, exemptions or approvals with respect to the Omnibus Plan or any subplan.

Nontransferability of Awards

        Awards under the Omnibus Plan are generally not assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights are exercisable during the life of the participant only by the participant or his or her legal representative. The Compensation Committee may, upon such terms and conditions as it determines appropriate, permit transfers to the participant's family members or to entities of which the participant or his or her family members are the sole beneficiaries or owners.

Term and Amendment

        The board of directors may terminate or suspend the Omnibus Plan any time, and from time to time may amend or modify the Omnibus Plan, provided that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the shares of Common Stock is present in person or by proxy, no amendment or modification to the Omnibus Plan may (i) materially increase the benefits accruing to participants under the Omnibus Plan, (ii) except as a result of an adjustment event (as defined in the Omnibus Plan), materially increase the number of shares of Common Stock subject to awards under the Omnibus Plan or the maximum number of awards or amount of cash that may be granted to a participant under the Omnibus Plan, or (iii) materially modify the requirements for participation in the Omnibus Plan. No amendment, modification, or termination of the Omnibus Plan shall in any manner adversely affect any award previously granted under the Omnibus Plan, without the consent of the participant. The Omnibus Plan shall continue in effect, unless sooner terminated by the board of directors, until November 19, 2013.

Federal Income Tax Consequences

        The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards issued pursuant to the Omnibus Plan.

        The grant of an option will generally not give rise to tax consequences for the option holder or entitle us to a deduction. Upon exercising an option, other than an incentive stock option, the option holder will generally recognize ordinary income equal to the excess, if any, of the closing price of the shares acquired on the date of exercise over the exercise price, and we generally will be entitled to a tax deduction in the same amount in the year the income is so recognized. Generally, upon exercise of an incentive stock option, the participant would not recognize income upon exercise if the participant (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise, and (ii) is an employee of SIRVA or a subsidiary thereof from the date of grant and through and until three months before the exercise date. Any gain would be taxed to the participant as long-term capital gain and SIRVA would not be entitled to a deduction. The excess of the market value on the exercise date over the exercise price is an item of tax preference, potentially subject to the alternative minimum tax.

        With respect to other awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. The fair market value of the shares delivered will be the product of the number of shares delivered and the closing price of a share of common stock on the date of delivery of the shares. We will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant in the year the income is so recognized.

        Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation's chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is "performance related" within the meaning of section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid pursuant to the Omnibus Plan before the first meeting of our stockholders in 2007 at which directors will be elected.

SIRVA, Inc. Stock Incentive Plan

General

        In connection with our initial public offering in November 2003, our board of directors terminated the SIRVA, Inc. Stock Incentive Plan and replaced that plan with the SIRVA, Inc. Omnibus Stock Incentive Plan described above. Upon termination of the SIRVA, Inc. Stock Incentive Plan, all outstanding options under that plan continued to be outstanding, subject to the terms and conditions of the option grants and the plan; however, no further options are available for grant under the plan. Prior to this termination, our board of directors administered the SIRVA, Inc. Stock Incentive Plan. Under this plan, our board of directors granted rights to purchase shares of our common stock and options to purchase shares of our common stock to our executive officers and other key employees, and agents and consultants. Our board of directors had the power to delegate the authority to administer the plan to a duly constituted committee of our board of directors.

Shares Subject to Stock Incentive Plan

        On the plan termination date, a total of 9,510,000 shares were available for issuance under the plan pursuant to the exercise of options granted under the plan. The options allow participants to purchase shares of our common stock. Options granted under the plan that are canceled without having been exercised will not be reissued under the plan. As of May 28, 2004, 2,067,575 shares have been issued and 4,481,486 options were outstanding under the plan.

Shares

        Under the plan, some participants were offered the right to purchase shares of our common stock. The purchase price of the shares was equal to the fair market value of our common stock on the date of the offer. If a participant chose to purchase shares, such participant agreed not to sell or otherwise dispose of the shares purchased under the plan, except in compliance with the Securities Act and the subscription agreement entered into between such participant and us.

Options

        Under the plan, two types of options were available for grant: service options and performance options. Service options become vested and exercisable in equal annual installments on each of the first five anniversaries of the grant date. Performance options generally become vested and exercisable upon achievement of specified cumulative earnings targets, except that, to the extent not vested sooner, they become vested on the ninth anniversary of the grant date. In addition, our board of directors may accelerate the exercisability of any option at any time and from time to time. All options granted expire after ten years from the grant date. In connection with offerings of common stock to participants under the plan that took place prior to December 31, 2001, we granted two options for each share of our common stock purchased: one service option and one performance option. In subsequent offerings, we have granted two service options for each share of our common stock purchased. In such case, no performance options have been or will be granted.

        The exercise price of the options equals the fair market value of our common stock at the date of the grant. The exercise price of any options may be paid in full or in part in the form of shares of our common stock that have been owned by the holder for at least six months, based on the fair market value of such shares of common stock on the date of exercise.

        In the event of a participant's termination of service with us or any of our subsidiaries by reason of death, disability or retirement at age 65, those options that have become vested and exercisable prior to the date of termination of service shall remain exercisable until the first to occur of: (1) the day that is six months after the date of termination of employment or (2) the expiration of the term of the option. Those options that have not become vested and exercisable prior to the date of termination of service by reason of death, disability or retirement at age 65 shall be canceled immediately upon such termination of service.

        In the event of the participant's termination of service with us or any of our subsidiaries for cause, all vested and unvested options held by a participant shall be forfeited and terminated immediately upon such termination of service.

        In the event a participant's service with us or any of our subsidiaries is terminated for any other reason, such participant's vested and exercisable options shall remain exercisable solely until the first to occur of:

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  the 60th day after such termination and

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  the expiration of the term of the options. Those options that have not become vested and exercisable prior to the date of termination of service shall be canceled immediately upon such termination of employment.

Change in Control

        Upon a "change in control", as that term is defined in the plan, of SIRVA or North American Van Lines, each vested and unvested service option, all vested performance options and a percentage of the unvested performance options will be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the price paid in the change in control transaction over the exercise price. All remaining unvested performance options will be canceled. Any payments made in such event will generally be paid within 30 days after the change in control and will be made in cash or in shares of capital stock of the acquirer, as determined by our board of directors. Notwithstanding the foregoing, if our board of directors determines before the change in control either that:

  •
  all outstanding options will be honored or assumed by the acquirer, or

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  alternative options with equal or better terms will be made available, the outstanding options will not be canceled, their vesting and exercisability will not be accelerated, and there will be no payment in exchange for the options.

        To be approved by our board of directors, any alternative options offered must:

  •
  have substantially equivalent economic value to the outstanding options, and

  •
  must have terms which provide, upon the involuntary termination of an optionee's employment within two years of the change in control, for either (a) unrestricted exercisability and transferability of the alternative options; or (b) a payment in exchange for any alternative options that equals the difference between the exercise price of such alternative options and the fair market value of the stock subject to such alternative options at the time of the involuntary termination.

        Options cannot be transferred or assigned by a participant other than by will or by the laws of descent or to us or Clayton, Dubilier & Rice Fund V Limited Partnership under their right to purchase options on termination of employment. In addition, options can be exercised only by a participant or a participant's estate after death.

        The transactions contemplated by this offering will not constitute a change in control under the SIRVA, Inc. Stock Incentive Plan.

Federal Income Tax Consequences

        The following is a brief description of the material U.S. federal income consequences generally arising with respect to awards issued pursuant to the SIRVA, Inc. Stock Incentive Plan.

        The purchase of shares of our common stock pursuant to the plan (including those acquired upon the exercise of options) does not normally give rise to any income, gain or loss to the purchaser. However, where the purchased stock is transferred to a particular participant in connection with the performance of services, the purchase and ownership of this stock may give rise, either at the time of purchase or in the future, to taxable ordinary income in an amount equal to the excess, if any, of the fair market value of the property over the purchase price. This income is recognized, and the fair market value determined, either (a) at the time of purchase or (b) if the property has both a substantial risk of forfeiture and a transfer restriction when purchased and the purchaser does not make an election pursuant to section 83(b) of the Code, at the time either the substantial risk of forfeiture or transfer restriction no longer applies to the property. Because of the restrictions on the transfer of the shares and the conditions attached to ownership of the shares contained in the management stock subscription agreements, the shares purchased by participants may be viewed as having a substantial risk of forfeiture and a transfer restriction from after the date of purchase and until the date on which this offering is consummated. We will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant in the year the income is so recognized.

        The grant of a stock option will generally not give rise to taxable income to the option holder or entitle us to a deduction. Upon exercising an option, the option holder will generally recognize ordinary income in an amount equal to the excess, if any, of the fair market value of our common stock on the date of exercise over the exercise price, and we will generally be entitled to a tax deduction in the same amount in the year the income is so recognized.

        Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation's chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is "performance related" within the meaning of section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid pursuant to the SIRVA, Inc. Stock Incentive Plan before the first meeting of our stockholders in 2007 at which directors will be elected.

Board of Directors Structure and Corporate Governance Principles

Board Composition

        Our business and affairs are managed under the direction of our board of directors. Our board of directors is currently composed of nine directors, none of whom, with the exception of Mr. Kelley, are officers of SIRVA, and six of whom are independent directors under the applicable rules of the NYSE. Our board of directors is divided into three classes serving staggered three-year terms. The terms of office of each class expire at different times in annual succession, with one class being elected at each year's annual meeting of shareholders. Ms. Affeldt and Messrs. Schnall and Stocker are members of Class I and will serve until the 2007 annual meeting. Messrs. Kelley, Mackenzie and Orzetti are members of Class II and will serve until the 2005 annual meeting. Messrs. Dellinger, Rogers and Yoskowitz are members of Class III and will serve until the 2006 annual meeting.

Audit Committee

        The Audit Committee has responsibility for, among other things:

  •
  assisting the board of directors in monitoring: the quality of our financial reporting and other internal control processes, the quality and integrity of our financial statements, the independent auditor's qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements and its code of conduct; and

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  preparing the report of the Audit Committee required to be included in our annual proxy statement under the rules of the Securities and Exchange Commission.

Compensation Committee

        The Compensation Committee has responsibility for the compensation of our Chief Executive Officer and our other officers. Specifically, the committee:

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  reinforces and insures alignment to our general compensation philosophy and, in consultation with senior management, oversees the development and implementation of compensation programs;

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  reviews our Chief Executive Officer's compensation, the corporate goals and objectives relevant to that compensation, our Chief Executive Officer's performance in light of those goals and objectives, and makes recommendations to the board of directors with respect to our Chief Executive Officer's compensation levels based on this evaluation;

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  reviews and approves all compensation arrangements for our other officers, including base salary level, annual incentive opportunity, and long-term incentive opportunity level;

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  reviews and makes recommendations to the board of directors with respect to our executive compensation plans, including incentive compensation plans and equity-based plans, and oversees the administration of these plans and discharges any responsibilities imposed on the committee by any of these plans; and

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  prepares the report on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

Nominating and Governance Committee

        The Nominating and Governance Committee has responsibility for, among other things, assisting our board of directors by identifying individuals qualified and suitable to be nominated as members of our board of directors and its committees and by recommending the director nominees for each annual meeting of stockholders. It is also responsible for determining the appropriate board size and committee structure, determining the compensation of our directors, including evaluating our director compensation plans, policies and programs and insuring overall alignment of directors compensation to the corporate compensation philosophy, and developing and reviewing corporate governance principles applicable to us.

Compensation Committee Interlocks and Insider Participation

        SIRVA, North American Van Lines and Clayton, Dubilier & Rice, Inc. are parties to an Amended and Restated Consulting Agreement, dated as of January 1, 2001, pursuant to which Clayton, Dubilier & Rice, Inc. provides us with financial advisory and management consulting services. We pay Clayton, Dubilier & Rice, Inc. a management fee of $1.0 million annually, which we review on an annual basis. Until October 2003, James W. Rogers, a principal of Clayton, Dubilier & Rice, Inc., a limited partner of CD&R Associates V Limited Partnership and CD&R Associates VI Limited Partnership, and a stockholder and director of CD&R Investment Associates II, Inc. and CD&R Investment Associates VI, Inc., served as a member of the Compensation Committee.

        SIRVA, North American Van Lines, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership have entered into an Indemnification Agreement, dated as of March 30, 1998, pursuant to which we have agreed to indemnify Clayton, Dubilier & Rice, Inc., Clayton, Dubilier & Rice Fund V Limited Partnership, any other investment vehicle managed by Clayton, Dubilier & Rice, Inc., their respective directors, officers, partners, employees, agents and controlling persons, against certain liabilities arising under federal securities laws, liability arising out of the performance of the consulting agreement and certain other claims and liabilities.

Statement on Corporate Governance

        We have had formal corporate governance standards in place since December 2002. We have reviewed internally and with our board of directors the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the new corporate governance listing standards of the NYSE regarding corporate governance policies and processes and are in compliance with the rules and listing standards of the NYSE.

        Our board of directors has determined that each of Kathleen J. Affeldt, Robert J. Dellinger, General Sir Jeremy Mackenzie, Edward H. Orzetti, Carl T. Stocker, and Irving B. Yoskowitz are independent directors. Each of these directors meets the requirements of the NYSE listed above and has no other material relationships with us that our board of directors, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director's responsibilities.

        We are currently considered a "controlled company" under applicable NYSE governance requirements as Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership own a majority of our outstanding voting stock. A controlled company is not required to comply with NYSE rules that require listed companies to have a majority of independent directors, and nominating and corporate governance and compensation committees composed entirely of independent directors. Although the majority of our directors and each member of our Audit and Compensation Committees qualify as independent directors under the NYSE rules, our Nominating and Governance Committee is not composed entirely of independent directors. Upon completion of this offering, we will no longer be considered a controlled company and we will change the composition of our Nominating and Governance Committee so that it will be composed entirely of independent directors.

PRINCIPAL STOCKHOLDERS

        The following table lists all shares of our common stock that, as of May 1, 2004 were beneficially owned by the following holders, without giving effect to the offering:

  •
  each stockholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, including the selling stockholders;

  •
  each of our directors;

  •
  each of the executives listed in the Summary Compensation Table; and

  •
  all of our directors and executive officers as a group.

        For information concerning the number of shares to be sold in the offering, and the percentage of shares following the offering to be held, by Clayton, Dubilier & Rice Fund V Limited Partnership, Clayton, Dubilier & Rice Fund VI Limited Partnership and Exel International Holdings (Netherlands 2) BV, see "Selling Stockholders." For more information regarding the terms of our common stock, see "Description of Capital Stock," and for information regarding transactions and relationships with the following listed beneficial owners, see "Certain Relationships and Related Transactions."

	Shares Outstanding Before the Offering
Name and Address of Beneficial Owner(1)
	Number	Percent
Clayton, Dubilier & Rice Fund V Limited Partnership(2)	27,697,466	39.32%
Clayton, Dubilier & Rice Fund VI Limited Partnership(3)	11,513,700	16.34%
Exel International Holdings (Netherlands 2) BV(4)	9,075,777	12.40%
Wellington Management Company, LLP(5)	4,226,400	6.00%
Name of Executive Officers and Directors(1)
Kathleen J. Affeldt(6)	26,634	*
Robert J. Dellinger(7)	20,777	*
Brian P. Kelley(8)	355,040	*
Sir Jeremy Mackenzie(9)	3,208	*
Edward H. Orzetti(10)	26,637	*
James W. Rogers(11)(12)	454,776	*
Richard J. Schnall(12)	2,500	*
Carl T. Stocker(13)	21,187	*
Irving B. Yoskowitz(14)	4,660	*
Michael P. Fergus(15)	334,992	*
Ralph A. Ford(16)	272,307	*
Joan E. Ryan(17)	185,286	*
Lawrence A. Writt(18)	129,082	*
All directors and executive officers as a group (22 persons)(19)	2,400,329	3.37%

*
Less than 1%

(1)
The number of shares beneficially owned by each entity, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an entity or person is deemed a "beneficial owner" of a security if it, he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. An entity or person is also deemed to be a beneficial owner of any securities which that entity or person has the right to acquire beneficial ownership of within 60 days of May 1, 2004, or July 31, 2004. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the foregoing table.

(2)
CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership and has the power to direct Clayton, Dubilier & Rice Fund V Limited Partnership as to the voting and disposition of shares held by Clayton, Dubilier & Rice Fund V Limited Partnership. CD&R Investment Associates II, Inc., a Cayman Island exempted company, is the managing general partner of CD&R Associates V Limited Partnership and has the power to direct CD&R Associates V Limited Partnership as to its direction of Clayton, Dubilier & Rice Fund V Limited Partnership's voting and disposition of the shares held by Clayton, Dubilier & Rice Fund V Limited Partnership. No person controls the voting and disposition of CD&R Investment Associates II, Inc. with respect to the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership. Each of CD&R Associates V Limited Partnership and CD&R Investment Associates II, Inc. expressly disclaims beneficial ownership of the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership. The business address for each of Clayton, Dubilier & Rice Fund V Limited Partnership, CD&R Associates V Limited Partnership and CD&R Investment Associates II, Inc. is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(3)
CD&R Associates VI Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of Clayton, Dubilier & Rice Fund VI Limited Partnership and has the power to direct Clayton, Dubilier & Rice Fund VI Limited Partnership as to the voting and disposition of shares held by Clayton, Dubilier & Rice Fund VI Limited Partnership. CD&R Investment Associates VI, Inc., a Cayman Island exempted company, is the general partner of CD&R Associates VI Limited Partnership and has the power to direct CD&R Associates VI Limited Partnership as to its direction of Clayton, Dubilier & Rice Fund VI Limited Partnership's voting and disposition of the shares held by Clayton, Dubilier & Rice Fund VI Limited Partnership. No person controls the voting and disposition of CD&R Investment Associates VI, Inc. with respect to the shares owned by Clayton, Dubilier & Rice Fund VI Limited Partnership. Each of CD&R Associates VI Limited Partnership and CD&R Investment Associates VI, Inc. expressly disclaims beneficial ownership of the shares owned by Clayton, Dubilier & Rice Fund VI Limited Partnership. The business address for each of Clayton, Dubilier & Rice Fund VI Limited Partnership, CD&R Associates VI Limited Partnership and CD&R Investment Associates VI, Inc. is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(4)
Includes 2,773,116 shares issuable to Exel International Holdings (Netherlands 2) BV upon exercise of the common stock warrant that it holds. Exel International Holdings (Netherlands 2) BV has indicated that it intends to exercise the warrant in full in connection with, and prior to the completion of, the offering. The business address for Exel International Holdings (Netherlands 2) BV is Huygensweg 10, 5460 AC, Veghel, The Netherlands. The address and number of shares of SIRVA common stock beneficially owned by Exel is based on the Schedule 13G filed by Exel with the U.S. Securities and Exchange Commission on February 13, 2004.

(5)
The business address for Wellington Management Company, LLP, or WMC, is 75 State Street, Boston, Massachusetts 02109. The address and number of shares of SIRVA common stock beneficially owned by WMC is based on the Schedule 13G filed by WMC with the U.S. Securities and Exchange Commission on February 12, 2004.

(6)
Includes 9,453 deferred shares held pursuant to the SIRVA, Inc. Directors Compensation Plan and the SIRVA, Inc. Directors Compensation Policy.

(7)
Includes 690 deferred shares held pursuant to the SIRVA, Inc. Directors Compensation Plan and the SIRVA, Inc. Directors Compensation Policy.

(8)
Includes 133,140 shares issuable to Mr. Kelley upon exercise of options exercisable within 60 days.

(9)
Includes 2,143 deferred shares held pursuant to the SIRVA, Inc. Directors Compensation Plan and the SIRVA, Inc. Directors Compensation Policy.

(10)
Includes 9,504 deferred shares held pursuant to the SIRVA, Inc. Directors Compensation Plan and the SIRVA, Inc. Directors Compensation Policy.

(11)
Does not include 5,000 shares held by a family trust. Mr. Rogers expressly disclaims beneficial ownership of the shares owned by that family trust.

(12)
Does not include 27,697,466 shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership or 11,513,700 shares owned by Clayton, Dubilier & Rice Fund VI Limited Partnership. Messrs. Rogers and Schnall may be deemed to share beneficial ownership of the shares owned of record by Clayton, Dubilier & Rice Fund V Limited Partnership by virtue of their status as stockholders of CD&R Investment Associates II, Inc., the managing general partner of CD&R Associates V Limited Partnership, and by Clayton, Dubilier & Rice Fund VI Limited Partnership by virtue of their status as stockholders of CD&R Investment Associates VI, Inc., the general partner of CD&R Associates VI Limited Partnership. However, each of Messrs. Rogers and Schnall expressly disclaims beneficial ownership of the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, respectively.

(13)
Includes 483 deferred shares held pursuant to the SIRVA, Inc. Directors Compensation Plan and the SIRVA, Inc. Directors Compensation Policy.

(14)
Includes 660 deferred shares held pursuant to the SIRVA, Inc. Directors Compensation Plan and the SIRVA, Inc. Directors Compensation Policy.

(15)
Includes 208,192 shares issuable to Mr. Fergus upon exercise of options exercisable within 60 days. Mr. Fergus was removed as an officer of SIRVA on March 1, 2004.

(16)
Includes 154,891 shares issuable to Mr. Ford upon exercise of options exercisable within 60 days.

(17)
Includes 51,406 shares issuable to Ms. Ryan upon exercise of options exercisable within 60 days.

(18)
Includes 72,054 shares issuable to Mr. Writt upon exercise of options exercisable within 60 days.

(19)
Includes 826,397 shares issuable upon exercise of options exercisable within 60 days, and 22,933 deferred shares held pursuant to the SIRVA, Inc. Directors Compensation Plan and the SIRVA, Inc. Directors Compensation Policy.

SELLING STOCKHOLDERS

        The following table lists all shares of our common stock that, as of May 6, 2004, were beneficially owned by the selling stockholders participating in the offering.

        The selling stockholders are offering a total of 18,500,000 shares in this offering, assuming no exercise of the over-allotment option held by the underwriters. For a description of the over-allotment option, see "Underwriting." The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933.

			Shares Outstanding After the Offering
10% Beneficial Owner(1)	Shares Outstanding Before the Offering	Shares to be sold in the Offering
			Number	Percent
Clayton, Dubilier & Rice Fund V Limited Partnership(2)	27,697,466	10,611,629	17,085,837	23.34%
Clayton, Dubilier & Rice Fund VI Limited Partnership(3)	11,513,700	4,411,202	7,102,498	9.70%
Exel International Holdings (Netherlands 2) BV(4)	9,075,777	3,477,169	5,598,608	7.65%

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed a "beneficial owner"of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire beneficial ownership of within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. Each of such stockholders has sole voting and investment power as to the shares unless otherwise noted.

(2)
Two of our directors, James W. Rogers and Richard J. Schnall, are principals of entities affiliated with Clayton, Dubilier & Rice Fund V Limited Partnership. See "Certain Relationships and Related Transactions—Investment Funds Managed by Clayton, Dubilier & Rice, Inc." for a description of relationships and transactions with Clayton, Dubilier & Rice Fund V Limited Partnership and its affiliates and associates. If the underwriters exercise their over-allotment option in full, Clayton, Dubilier & Rice Fund V Limited Partnership will sell an additional 1,591,745 shares of our common stock.

(3)
Two of our directors, James W. Rogers and Richard J. Schnall, are principals of entities affiliated with Clayton, Dubilier & Rice Fund VI Limited Partnership. See "Certain Relationships and Related Transactions—Investment Funds Managed by Clayton, Dubilier & Rice, Inc." for a description of relationships and transactions with Clayton, Dubilier & Rice Fund VI Limited Partnership and its affiliates and associates. If the underwriters exercise their over-allotment option in full, Clayton, Dubilier & Rice Fund VI Limited Partnership will sell an additional 661,680 shares of our common stock.

(4)
Includes 2,773,116 shares issuable to Exel International Holdings (Netherlands 2) BV, formerly known as NFC International Holdings (Netherlands II) upon exercise of the warrant received by Exel as part of the consideration for the sale of the Allied business. Exel International Holdings (Netherlands 2) BV has indicated that it intends to exercise the warrant in full in connection with, and prior to the completion of, the offering. We purchased the Allied and Pickfords businesses from Exel in 1999. See "Certain Relationships and Related Transactions—Exel plc" for a description of our relationships with Exel. If the underwriters exercise their over-allotment option in full, Exel International Holdings (Netherlands 2) BV will sell an additional 521,575 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investment Funds Managed by Clayton, Dubilier & Rice, Inc.

        Overview.    Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership own 39.32% and 16.34% of our outstanding common stock, respectively. Following this offering, we expect that Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership will own 23.34% and 9.70% of our outstanding common stock, respectively. They are private investment funds managed by Clayton, Dubilier & Rice, Inc.

        The general partner of Clayton, Dubilier & Rice Fund V Limited Partnership is CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership. CD&R Associates V Limited Partnership has three general partners. The managing general partner of CD&R Associates V Limited Partnership is CD&R Investment Associates II, Inc., a Cayman Islands exempted company. The other general partners of CD&R Associates V Limited Partnership are CD&R Cayman Investment Associates, Inc., a Cayman Islands exempted company, and CD&R Investment Associates, Inc., a Delaware corporation. Under the partnership agreement of CD&R Associates V Limited Partnership, all management authority (other than with respect to the amendment of the partnership agreement) is vested in CD&R Investment Associates II, Inc.

        The general partner of Clayton, Dubilier & Rice Fund VI Limited Partnership is CD&R Associates VI Limited Partnership, a Cayman Islands exempted limited partnership. CD&R Associates VI Limited Partnership has a general partner, CD&R Investment Associates VI, Inc., a Cayman Islands exempted company.

        Two of our directors, James W. Rogers and Richard J. Schnall, are principals of Clayton, Dubilier & Rice, Inc., limited partners of CD&R Associates V Limited Partnership and CD&R Associates VI Limited Partnership, and stockholders and directors of CD&R Investment Associates II, Inc. and CD&R Investment Associates VI, Inc.

        Clayton, Dubilier & Rice, Inc. is a private investment firm organized as a Delaware corporation. Clayton, Dubilier & Rice, Inc. is the manager of a series of investment funds, including Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership. Clayton, Dubilier & Rice, Inc. generally assists in structuring, arranging financing for and negotiating the transactions with companies in which the funds it manages invest. After the consummation of such transactions, Clayton, Dubilier & Rice, Inc. generally provides management and financial consulting services to the companies. Such services include helping companies to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving their operational, marketing and financial performance.

        Consulting Agreement.    SIRVA, North American Van Lines and Clayton, Dubilier & Rice, Inc. are parties to an Amended and Restated Consulting Agreement, dated as of January 1, 2001, pursuant to which Clayton, Dubilier & Rice, Inc. provides us with financial advisory and management consulting services. We pay Clayton, Dubilier & Rice, Inc. a management fee of $1.0 million annually, which we review on an annual basis. For each of the years ended December 31, 2002 and 2001, we paid Clayton, Dubilier & Rice, Inc. an additional $0.375 million in connection with the services provided by Mr. Rogers as our President and Chief Executive Officer from his election in April 2001 until Brian P. Kelley was named President and Chief Executive Officer in August 2002. Mr. Rogers received no compensation for his services as President and Chief Executive Officer. The consulting agreement will continue to be in effect after the offering and therefore, Clayton, Dubilier & Rice, Inc. will be entitled to receive fees, including financial advisory fees, in the future. In addition, we paid Clayton, Dubilier & Rice, Inc. additional fees totaling approximately $1.7 million in 2002 in connection with our acquisitions of the relocation services business of CRS and NAIT, and the purchase by Arawak Ltd., a wholly owned subsidiary of Clayton, Dubilier & Rice Fund VI Limited Partnership, of unsecured senior discount loan we incurred in connection with our acquisition of the Allied and Pickfords businesses. We applied a portion of the net proceeds of our initial public offering to redeem the senior discount loan.

        Indemnification Agreement.    SIRVA, North American Van Lines, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership have entered into an Indemnification Agreement, dated as of March 30, 1998, pursuant to which we have agreed to indemnify Clayton, Dubilier & Rice, Inc., Clayton,

Dubilier & Rice Fund V Limited Partnership, any other investment vehicle managed by Clayton, Dubilier & Rice, Inc., their respective directors, officers, partners, employees, agents and controlling persons, against certain liabilities arising under federal securities laws, liabilities arising out of the performance of the consulting agreement and certain other claims and liabilities.

        Stock Subscription Agreements.    Clayton, Dubilier & Rice Fund V Limited Partnership organized us in March 1998 to purchase North American Van Lines. It subscribed for 19,497,086 shares of our common stock for an aggregate purchase price of $61.5 million pursuant to a Stock Subscription Agreement, dated as of March 30, 1998.

        On December 1, 1999, pursuant to a Stock Subscription Agreement, dated as of November 19, 1999, Clayton, Dubilier & Rice Fund V Limited Partnership purchased an additional 7,143,658 shares of our common stock for an aggregate purchase price equal to $32.0 million. The proceeds of this stock subscription were used to repay a portion of the $40.0 million interim loan we incurred in connection with the acquisition of the Allied and Pickfords businesses.

        On April 12, 2002 and May 3, 2002, pursuant to a Stock Subscription Agreement, dated April 12, 2002, Clayton, Dubilier & Rice Fund VI Limited Partnership purchased 4,464,818 and 8,929,604 shares of our common stock, respectively, for aggregate purchase prices of $20.0 million and $40.0 million, respectively. The proceeds of the April subscription were used to fund a portion of the purchase price for the purchase of the business conducted by National Association of Independent Truckers, Inc. and its affiliate, VCW, Inc., a leading provider of insurance services to independent contract truck drivers. The proceeds of the May subscription were used to fund a portion of the purchase price for the purchase of the business that provides comprehensive relocation services to companies and their employees, including home sale services, relocation coordination services and mortgage lending services, conducted by CRS.

        Corporate Governance Guidelines.    We have not adopted formal procedures to specifically protect the interests of our minority stockholders in relation to future transactions with our principal stockholders. However, our board of directors has adopted corporate governance guidelines, which require each director to avoid taking actions or having interests that might result in a conflict of interest with our interests. Each director is required to ethically handle all actual or apparent conflicts of interest between personal and professional relationships, including promptly informing the corporate secretary if such a conflict arises and recusing himself or herself from any discussion or decision affecting his or her personal interests. Accordingly, our directors who are employees of Clayton, Dubilier & Rice, Inc., will be required to recuse themselves from any discussion or decision regarding any transaction with our principal stockholders. These guidelines do not, by themselves, prohibit transactions with our principal stockholders.

        Senior Discount Loan.    On November 19, 1999, we incurred $35.0 million initial value of unsecured senior discount term loan borrowings in connection with the acquisition of the Allied and Pickfords businesses. In November 2002, the lenders, J.P. Morgan Securities Inc. (formerly known as Chase Securities Inc.), Blue Ridge Investments, LLC and Mt. Mitchell Capital Funding, LLC, assigned the senior discount loan to Arawak, Ltd., a wholly owned subsidiary of Clayton, Dubilier & Rice Fund VI Limited Partnership. The senior discount loan accreted at a rate of 16.0% per annum from its initial value of $35.0 million at November 19, 1999. Such amount had accreted to $65.2 million as of December 1, 2003. We applied a portion of the net proceeds of our initial public offering to redeem the senior discount loan.

        Moveline.    In August 2000, we organized Moveline, Inc. with Clayton, Dubilier & Rice Fund V Limited Partnership to provide home and office relocation products and services to individuals, businesses, agents and drivers primarily through the internet. Pursuant to a Contribution and Subscription Agreement, dated August 11, 2000, we contributed certain assets to Moveline, Inc. in exchange for nonvoting convertible preferred stock representing 30.0% of the initially fully diluted capital stock of Moveline. Clayton, Dubilier & Rice Fund V Limited Partnership invested $25.0 million in cash for approximately 50.0% of the initial fully diluted capital stock of

Moveline. The remaining 20.0% of Moveline's capital stock was reserved for issuance to Moveline management and third-party business partners.

        On December 31, 2001, we acquired Moveline by merging it into one of our wholly owned subsidiaries, with our subsidiary as the surviving corporation, pursuant to an Agreement and Plan of Merger, dated as of November 9, 2001. Immediately following the merger, we contributed the surviving subsidiary to Allied Van Lines, Inc., another of our wholly owned subsidiaries. Allied Van Lines subsequently merged with that subsidiary with Allied Van Lines as the surviving corporation. Under the agreement and plan of merger, Moveline's stockholders received a fraction of a share of our common stock for each Moveline share acquired in the merger. As a result, we issued to Clayton, Dubilier & Rice Fund V Limited Partnership an additional 5,581,006 shares of our common stock, with an aggregate value of $25.0 million at that time, in connection with the merger.

Exel plc

        Overview.    On November 19, 1999, we purchased the Allied and Pickfords businesses from Exel plc pursuant to an Acquisition Agreement, dated as of September 14, 1999. In consideration for the acquisition, we paid Exel $418.1 million in cash and issued to Exel International Holdings (Netherlands 2) BV, formerly known as NFC International Holdings (Netherlands II), an affiliate of Exel, 5,546,263 shares of our common stock, representing approximately 20.0% of our then fully-diluted common stock, 24,500 shares of our junior exchangeable preferred stock, and a warrant to purchase 2,773,116 shares of our common stock. To finance a portion of the purchase price, we incurred a $40.0 million interim loan, a portion of which was repaid with the proceeds of a stock subscription by Exel International Holdings (Netherlands 2). In addition, we entered into various arrangements with Exel to provide each other with various vehicle and real property services and leases or subleases of several pieces of real property. Exel International Holdings (Netherlands 2) BV owns shares, and a warrant to purchase shares, of our common stock, constituting 12.40% of our outstanding common stock, assuming that the shares issuable under the warrant were outstanding. Exel International Holdings (Netherlands 2) BV has indicated that it intends to exercise the warrant in full in connection with, and prior to the completion of, this offering. Following this offering, we expect that Exel International Holdings (Netherlands 2) BV will own shares of our common stock constituting 7.65% of our outstanding common stock.

        Letter Agreement.    In connection with the issuance of 5,546,263 shares of our common stock to Exel International Holdings (Netherlands 2) pursuant to the acquisition agreement, we entered into a letter agreement with Exel that gives Exel the right, so long as it and any of its affiliates hold at least 10% of the outstanding shares of our capital stock determined as if all shares issuable under the warrant were issued and outstanding and held by Exel International Holdings (Netherlands 2), to nominate one director to our board of directors. Pursuant to a letter dated April 13, 2004, Exel irrevocably surrendered and released this right, effective April 13, 2004.

        Junior Exchangeable Preferred Stock.    The 24,500 shares of our junior preferred stock issued to Exel International Holdings (Netherlands 2) were redeemed using a portion of the net proceeds of our initial public offering.

        Warrant.    The warrant that we issued to Exel International Holdings (Netherlands 2) BV entitles the holder to purchase 2,773,116 shares of our common stock at an exercise price of $12.62 per share. The warrant expires on November 19, 2004 and contains customary anti-dilution protections. Exel International Holdings (Netherlands 2) BV has indicated that it intends to exercise the warrant in full in connection with, and prior to the completion of, this offering.

        Other Services.    In connection with the acquisition of the Allied and Pickfords businesses, Exel and its affiliates agreed to provide certain vehicle and real property services to us. In addition, there are a number of properties in the United Kingdom that are used both for operations of the moving services businesses we acquired and also for operations of other businesses of Exel that Exel retained. Certain subsidiaries of Exel lease or sublease portions of those facilities, which we acquired in connection with the acquisition of the Allied and Pickfords businesses. Similarly, in the case of the shared sites that we acquired in connection with that acquisition, Pickfords

Limited leases or subleases to certain Exel entities portions of those facilities for their use. The terms of these leasing and subleasing arrangements range from less than one year to up to fifteen years and are generally at market rents and conditions.

        Stock Subscription Agreement.    On December 1, 1999, Exel International Holdings (Netherlands 2) BV purchased 1,785,915 shares of our common stock for an aggregate purchase price of $8.0 million pursuant to a Stock Subscription Agreement, dated as of November 19, 1999. The stock subscription agreement imposes certain restrictions on the transfer of the shares of common stock purchased under that agreement. The proceeds of this stock subscription were used to repay a portion of the $40.0 million interim loan we incurred in connection with the acquisition of the Allied and Pickfords businesses.

Agreements with Our Management and Other Investors

        Management Equity Offerings.    During each of the fiscal years ended December 31, 2001, 2002 and 2003, we offered and sold shares of our common stock and granted options to purchase such shares to certain members of our management and the management of our subsidiaries pursuant to the SIRVA, Inc. Stock Incentive Plan and the SIRVA, Inc. Omnibus Stock Incentive Plan. As of December 31, 2003, 286 members of management collectively owned 2,061,235 shares of such stock and had been granted options to purchase 5,873,872 additional shares of such stock pursuant to these management equity offerings.

        Management Loans.    Certain members of our and our subsidiaries' management borrowed money from a third-party lender to fund their investments in us. North American Van Lines guarantees loans in an aggregate principal amounts of $1.3 million and $1.2 million as of December 31, 2003 and April 15, 2004, respectively, made by the third-party lender to 16 members of our and our subsidiaries' management, including one of our executive officers. North American Van Lines would become liable for such amounts in the event that a member of management fails to pay the principal and interest when due. These loans bear interest at the prime rate plus 1.0% and mature in July 2004, with the exception of the loan to one of our executive officers, Todd W. Schorr, which matures in May 2004. Mr. Schorr borrowed $159,750 to purchase 47,550 shares of our common stock. As of April 15, 2004, Mr. Schorr owed $162,279 to the third-party lender. The loan to our executive officer was made prior to the passage of the Sarbanes-Oxley Act. Subsequent to its passage, we adopted a policy prohibiting us and our subsidiaries from making loans to or guaranteeing loans of executive officers.

        Other Stockholder Offerings.    We offered holders of our common stock who were accredited investors, including members of management and directors, the opportunity to purchase, on a pro rata basis, additional shares of our common stock, in connection with the stock subscriptions made by Clayton, Dubilier & Rice Fund VI Limited Partnership on April 12 and May 3, 2002, pursuant to the Stock Subscription Agreement, dated as of April 12, 2002. Certain of these accredited investors purchased a total of 245,611 shares on July 30, 2002.

Registration and Participation Agreement

        Registration Rights.    Each holder of shares of our common stock and options to purchase shares of our common stock, including executive officers and key employees, are entitled to the following registration rights for the shares of common stock held by them or issuable upon exercise of options to purchase our common stock under a Registration and Participation Agreement, dated as of March 30, 1998, among SIRVA, Clayton, Dubilier & Rice Fund V Limited Partnership, and Exel plc, as amended:

  •
  holders constituting at least 50% for the first request, and thereafter, at least 20%, of the total shares of these registrable securities may request that we use our best efforts to register such securities for public resale,

  •
  if we register any common stock at any time, either for our account or for the account of any stockholder, including in connection with this offering, the holders of registrable securities are entitled to request that we use our best efforts to include the number of their shares of common stock, which in the opinion of the underwriters, can be sold, and

  •
  Exel has the right to make two demands that we register all of their registrable securities so long as it and its affiliate own at least 3,666,105 shares of our common stock.

        In most cases, we will bear all registration expenses (other than underwriting discounts), including the fees and expenses of counsel to the selling stockholders. Members of management generally do not have registration rights under the Registration and Participation Agreement for shares of our common stock issued upon exercise of options if we have registered such shares under the Securities Act.

        The lock-up provisions in the stock subscription agreements we have entered into with our stockholders, and in the Registration and Participation Agreement with respect to holders of registrable securities, provide that if we file a registration statement under the Securities Act with respect to a public offering of our common stock, no holders of our common stock are permitted to effect any public sale or distribution of any shares of such stock during the 20 days before and the 180 days after the effective date of the registration statement (other than as part of the public offering). In connection with this offering, we have waived these lock-up provisions to permit such stockholders to sell their shares at any time following the seventh day after the effective date of the registration statement related to this offering. See "Shares Eligible for Future Sale—Lock-Up Arrangements."

Other Arrangements

        On July 1, 2002, we entered into a ten-year purchase commitment with Covansys Corporation and Affiliated Computer Services, Inc. to provide selected outsourcing services for our domestic information systems infrastructure, including data center operations and telecommunications and certain application software development. Covansys Corporation is a related party, as approximately 24.5% of its outstanding common stock is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership. As of December 31, 2003, the remaining total purchase commitment was $159.0 million. We paid $3.0 million and $7.4 million to Covansys for the years ended December 31, 2002 and 2003, respectively.

DESCRIPTION OF OUR INDEBTEDNESS

Overview

        Prior to our initial public offering in December 2003, our wholly owned subsidiary, North American Van Lines, had been the borrower under a senior credit agreement that provided for senior secured credit facilities consisting of two term loan facilities, under which $313.3 million in borrowings were outstanding prior to their repayment, and a revolving credit facility providing up to $150.0 million in revolving credit commitments. $150.0 million principal amount of 13 3/8% senior subordinated notes due 2009 of North American Van Lines had also been outstanding, and SIRVA, Inc. had been the borrower under an unsecured senior discount loan.

        In connection with our initial public offering, we refinanced the North American Van Lines credit facilities with new $600.0 million senior secured credit facilities under which our wholly owned subsidiary, SIRVA Worldwide, Inc., is the borrower. The senior credit agreement was entered into with J.P. Morgan Chase Bank and a syndicate of other lenders, and consists of a $175.0 million revolving credit facility and a $425.0 million term loan obligation. All of these obligations are secured on a senior basis and are collateralized by substantially all of our assets. We also purchased approximately $139.0 million in aggregate principal amount of the 13 3/8% senior subordinated notes due 2009 of North American Van Lines pursuant to a tender offer. We used a portion of the net proceeds from our initial public offering and borrowings under the senior secured credit facilities to finance the note purchase. In connection with the tender offer, substantially all of the restrictive covenants and certain other provisions from the indenture governing the senior subordinated notes were removed. In addition, we used a portion of the net proceeds from our initial public offering to repay SIRVA, Inc.'s senior discount loan in its entirety.

        Our senior secured credit facilities and senior subordinated notes are described in greater detail below.

Senior Secured Credit Facilities

        General.    SIRVA, Inc.'s main operating subsidiary, SIRVA Worldwide, Inc. and designated foreign subsidiaries, are party to a senior credit agreement entered into as of December 1, 2003. The lenders are several banks and financial institutions. J.P. Morgan Chase Bank serves as administrative agent, Banc of America Securities LLC as syndication agent, and Credit Suisse First Boston, Deutsche Bank Securities, Inc. and Goldman Sachs Credit Partners L.P. as documentation agents. SIRVA Worldwide, Inc. is referred to in this summary of the new senior secured credit facilities as the "parent borrower" and together with any such foreign subsidiaries are collectively referred to in this summary of the senior secured credit facilities as the "borrowers."

        Our senior secured credit facilities provide for aggregate maximum borrowings of $600.0 million under (1) a term loan facility under which term loans in an aggregate principal amount of $425.0 million were borrowed, and (2) a revolving credit facility, providing for up to $175.0 million in revolving loans to the borrowers (including standby and commercial letters of credit) outstanding at any time. Undrawn amounts under the revolving credit facility will be available on a revolving credit basis for general corporate purposes of the borrowers and their respective subsidiaries. We permanently repaid $10.0 million of the principal balance of the term loans in December 2003.

        Maturity; Prepayments.    The term loans mature in 2010, and the revolving credit facility matures in 2009. Amortization of the principal amount of the term loans is on a quarterly installment schedule, with no substantial amortization of the term loans until the final year prior to maturity. Subject to certain exceptions, the senior secured credit facilities are subject to mandatory prepayment and reduction in an amount equal to the net proceeds of:

  •
  any U.S. receivables securitization program;

  •
  certain debt offerings by the parent borrower and its subsidiaries; and

  •
  certain asset sales and casualty recoveries by the parent borrower and its subsidiaries.

        Security; Guaranty.    The obligations of the borrowers under the senior secured credit facilities are guaranteed by the parent borrower, certain of its existing domestic subsidiaries, all of its subsequently acquired or organized domestic subsidiaries and any foreign subsidiary borrowers and their subsidiaries (other than any special purpose receivables subsidiary and certain immaterial subsidiaries). In addition, the senior secured credit facilities and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all the material tangible and intangible assets of the borrowers and the guarantors (except assets sold or otherwise transferred in a permitted receivables transaction or a relocation SPV financing), including pledges of all the capital stock of certain direct or indirect domestic subsidiaries of the parent borrower and of up to 65% of the capital stock of each direct foreign subsidiary of the parent borrower or its domestic subsidiaries.

        Interest.    The term loan and loans under the revolving credit facility bear interest at specific margins over a base rate or euro dollar rate, depending on the interest rate option we elect. As of March 31, 2004, the interest rate on the term loans was 3.60% and interest on the $49.7 million then outstanding under the revolving credit facility was 3.35% for U.S. dollar denominated amounts and 6.46% for amounts denominated in British pounds sterling.

        Fees.    The parent borrower has agreed to pay certain continuing fees with respect to the senior secured credit facilities, including (1) fees on the unused commitments of the lenders, (2) letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting bank fee for the letter of credit issuing bank, and (3) quarterly administration fees.

        Covenants.    The senior secured credit facilities contain a number of covenants that, among other things, limit or restrict the ability of the parent borrower and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, change the business conducted by the parent borrower and its subsidiaries, or engage in certain transactions with affiliates. In addition, under the senior secured credit facilities, the parent borrower is required to comply with specified consolidated financial ratios and tests, including a minimum interest expense coverage ratio, a maximum leverage ratio and maximum capital expenditures.

        The consolidated interest coverage ratio and consolidated leverage ratio requirements are:

	Consolidated Interest Coverage Ratio		Consolidated Leverage Ratio
	Target	Actual	Target	Actual
March 31, 2004	>3.25 to 1.00	7.09 to 1.00	< 3.50 to 1.00	2.84 to 1.00
December 31, 2004	>3.50 to 1.00		< 3.25 to 1.00
December 31, 2005	>3.75 to 1.00		< 3.00 to 1.00
December 31, 2006	>4.00 to 1.00		< 2.75 to 1.00
December 31, 2007 and thereafter	>4.00 to 1.00		< 2.50 to 1.00

        Events of Default.    The senior secured credit facilities contain customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments and change of ownership or control.

Senior Subordinated Notes

        Our wholly owned subsidiary, North American Van Lines, issued $150.0 million in aggregate principal amount of 13 3/8% senior subordinated notes due 2009 in November 1999 pursuant to an indenture. The terms of the indenture were amended pursuant to a December 1, 2003 tender offer and consent solicitation that retired approximately $139.0 million of the original $150 million aggregate principal amount of the senior subordinated notes. The amendments eliminated restrictive covenants under the indenture.

        The remaining approximately $11.0 million senior subordinated notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by certain of North American Van Lines' domestic subsidiaries.

        On or after December 1, 2004, North American Van Lines may redeem the remaining senior subordinated notes, in whole or in part, at certain redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. The notes are not subject to any sinking fund obligations.

DESCRIPTION OF CAPITAL STOCK

Overview

        Our restated certificate of incorporation authorizes up to 500,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. We refer to our restated certificate of incorporation in this prospectus as our certificate of incorporation.

        73,225,608 shares of common stock will be issued and outstanding, and no shares of preferred stock will be issued or outstanding, after the closing of this offering.

        The following descriptions of our capital stock and provisions of our certificate of incorporation and our amended and restated by-laws, or by-laws, are summaries of their material terms and provisions and are qualified by reference to our certificate of incorporation and by-laws, copies of which have been filed with the SEC as exhibits to our registration statement filed in connection with our initial public offering and our annual report on Form 10-K for the fiscal year ended December 31, 2003, respectively.

Common Stock

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

        Holders of common stock are entitled to receive any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock.

        Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock, including the shares of common stock offered by the selling stockholders in this offering, are fully paid and non-assessable. The rights and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

        Our certificate of incorporation provides that our board of directors has the authority, without further vote or action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock. We have no present plan to issue any shares of preferred stock.

Change of Control Related Provisions of Our Certificate of Incorporation and By-laws, and
Delaware Law

        A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

  •
  enhance the likelihood of continuity and stability in the composition of our board of directors;

  •
  discourage some types of transactions that may involve an actual or threatened change in control of us;

  •
  discourage certain tactics that may be used in proxy fights;

  •
  ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our stockholders; and

  •
  encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer.

        Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  •
  the board of directors approved the transaction in which such stockholder became an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  •
  the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        A business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation's voting stock, subject to specified exceptions.

        As a Delaware corporation, we would be subject to Section 203 of the Delaware General Corporation Law, unless we elect in our certificate of incorporation not to be governed by Section 203. We have made that election. Accordingly, Section 203 does not restrict any person who acquires 15% or more of our outstanding voting stock, whether or not from our principal stockholders, Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, from engaging in business combinations with us within the three-year period.

Unissued Shares of Capital Stock

        Common Stock.    As of May 6, 2004, we had issued and outstanding 70,446,152 shares of our authorized common stock. Following the offering, there will be 73,225,608 shares of common stock outstanding. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

        Preferred Stock.    Our certificate of incorporation provides that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors, Vacancies and Removal of Directors

        Pursuant to our certificate of incorporation, our board of directors is divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure.

        Our certificate of incorporation also provides that directors may be removed only for cause at a meeting of stockholders by 75% of the shares then entitled to vote. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our by-laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors shall at no time consist of fewer than three directors.

        These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

        Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.

        In addition, under the provisions of both our certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. Only the board of directors may call a special meeting.

        These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Limitation of Liability of Directors

        Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors' duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

        Our certificate of incorporation also authorizes us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our by-laws provide that we are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

Supermajority Voting Requirement for Amendment of Certain Provisions of our Certificate of Incorporation and By-Laws

        The provisions of our certificate of incorporation governing, among other things, the classified board of directors, the removal of directors only for cause by holders of 75% of the shares then entitled to vote, the liability of directors, the elimination of stockholder actions by written consent and the prohibition on the right of stockholders to call a special meeting, and our by-laws may not be amended, altered or repealed unless the amendment is approved by the vote of holders of 75% of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Our by-laws may be amended by the board of directors or by the vote of holders of 75% of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Transfer Agent and Registrar

        The transfer agent and registrar of our common stock is Mellon Investor Services LLC. Its address is 85 Challenger Road, Ridgefield Park, NJ 07660, and its telephone number is (201) 296-4000.

Listing

        Our common stock is listed on the NYSE under the symbol "SIR."

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public markets is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of Restricted Securities

        Following the offering, there will be 73,225,608 shares of common stock outstanding. Of these shares, the 21,052,632 shares that were sold in our initial public offering are, and the 18,500,000 shares to be sold in this offering will be, freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Of the remaining 70,452,492 shares of common stock that will be outstanding after this offering, 33,672,976 are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lockup agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Stock Options

        On November 25, 2003, we filed a registration statement under the Securities Act to register the shares of common stock to be issued under our stock option plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. A total of 12,096,672 shares of common stock are reserved for issuance under our benefit plans.

Lock-Up Arrangements

        The lock-up provisions contained in the stock subscription agreements we have entered into with our stockholders, and in the Registration and Participation Agreement with respect to holders of registrable securities, provide that if we file a registration statement under the Securities Act with respect to a public offering of our common stock, such stockholders may not effect any public sale or distribution of any shares of their stock during the 20 days before and the 180 days after the effective date of the registration statement (other than as part of the public offering). In connection with this offering, we have waived these lock-up provisions to permit such stockholders to sell their shares at any time following the seventh day after the effective date of the registration statement related to this offering. Thereafter, 2,474,334 shares of our common stock will be eligible for future sale, subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. Further, we, Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, Exel International Holdings (Netherlands 2) BV and the directors and certain members of our senior management have agreed with the underwriters, subject to exceptions, not to (1) offer, sell, contract to sell, pledge, hypothecate, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, any options, rights or warrants to purchase any shares of common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock or other securities described in (1), for 90 days after the date of this prospectus, except with the prior written consent of Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. See "Certain Relationships and Related Transactions." Following the lock-up periods, we estimate that approximately 33,672,976 shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 or Rule 701 under the Securities Act.

Registration and Participation Agreement

        Certain stockholders currently holding a significant percentage of our common stock will have the right to require us to register their shares of common stock for resale in some circumstances. See "Certain Relationships and Related Transactions."

Rule 144

        In general, under Rule 144, as currently in effect, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then-outstanding shares of common stock; and

  •
  the average weekly trading volume in the common stock on the NYSE during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        In general, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before our initial public offering to our employees, directors, officers, agents, consultants or advisers under written compensatory benefit plans, including our stock option plans, or contracts relating to the compensation of these persons. Shares of our common stock issued in reliance on Rule 701 are "restricted securities"and may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lockup agreements.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of material U.S. federal tax considerations relating to the purchase, ownership and disposition of our common stock to holders who hold shares of our common stock as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion does not address all of the tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal tax laws (such as certain financial institutions, insurance companies, tax-exempt entities, retirement plans, partnerships and their partners, other pass-through entities and their members, dealers in securities, brokers, expatriates, or persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax considerations relating to the purchase, ownership and disposition of our common stock.

        As used in this discussion, the term "U.S. holder" means a beneficial owner of our common stock that is a U.S. person. A U.S. person means a person that is for U.S. federal income tax purposes:

  (i)
  an individual who is a citizen or resident of the United States;

  (ii)
  a corporation, entity taxable as a corporation, or partnership created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

  (iii)
  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

  (iv)
  a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

        The term "non-U.S. holder" means a beneficial owner of our common stock that is not a U.S. person.

        An individual may, subject to certain exceptions, be deemed to be a resident of the United States for a calendar year by reason of being present in the United States for at least 31 days in such calendar year and for an aggregate of at least 183 days during a three-year period ending with such current calendar year (counting for such purposes all of the days present in such current calendar year, one-third of the days present in the immediately preceding calendar year, and one-sixth of the days present in the second preceding calendar year).

        Prospective purchasers are urged to consult their own tax advisors as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of our common stock, including the applicability of U.S. federal, state or local tax laws or non-U.S. tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

U.S. Holders

Dividends

        Any dividend on our common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be included in income by a U.S. holder of common stock when received. Any such dividend will be eligible for the dividends-received deduction, if received by a qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction.

        Recently enacted legislation reduces to 15% the maximum U.S. federal income tax rate for certain dividends received by individuals, estates and certain trusts through December 31, 2008, so long as certain holding period requirements are met. Unless continuing legislation is enacted, dividends received by such individuals, estates and trusts after December 31, 2008 will not benefit from this reduction in U.S. federal income tax rates and will thereafter be taxed as ordinary income subject to the U.S. holder's applicable federal income tax rate.

Sale, Exchange or Other Disposition

        Upon a sale, exchange or other disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in the common stock. Recently enacted legislation also generally reduces to 15% the maximum U.S. federal income tax rate on capital gains recognized by individuals, estates and certain trusts on the sale, exchange or other disposition of our common stock held for more than one year, through taxable years beginning on or before December 31, 2008. Unless continuing legislation is enacted, sales, exchanges or other dispositions of our common stock by such individuals, estates and trusts during taxable years beginning after December 31, 2008 will not benefit from this reduction in U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax

        In general, payments made to a U.S. holder on or with respect to our common stock will be subject to information reporting. Certain U.S. holders may be subject to backup withholding tax (at a rate equal to 28% from 2004 through 2010 and 31% after 2010) on payments made on or with respect to our common stock if such U.S. holder fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Certain persons are exempt from backup withholding including, in certain circumstances, corporations and financial institutions. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a refund or a credit against such U.S. holder's U.S. federal income tax liability, provided that the required procedures are followed.

Non-U.S. Holders

Dividends

        We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-U.S. holder at a rate of 30%, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of such treaty provides to us or such agent proper Internal Revenue Service, or IRS, documentation, or (ii) the dividends are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and the non-U.S. holder provides to us or such agent proper IRS documentation. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-U.S. holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition

        Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless (i) such non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-U.S. holder's conduct of a trade or business in the United States or (iii) we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or disposition or the period that such non-U.S. holder held our common stock (which we do not believe that we have been, are currently or are likely to be) and certain other conditions are met. If the first exception applies, the

non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange or other disposition of our common stock) exceed capital losses allocable to U.S. sources. If the second or third exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty, and a non-U.S. holder that is a corporation could also be subject to a branch profits tax on such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of his or her death generally will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

        Current U.S. federal tax law provides for reductions in U.S. federal estate tax through 2009 and the elimination of such estate tax entirely in 2010. Under this law, such estate tax would be fully reinstated, as in effect prior to the reductions, in 2011, unless further legislation is enacted.

Information Reporting and Backup Withholding Tax

        Information reporting may apply to payments made to a non-U.S. holder on or with respect to our common stock. Backup withholding tax (at a rate equal to 28% from 2004 through 2010 and 31% after 2010) may also apply to payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, provided that the required procedures are followed.

UNDERWRITING

        SIRVA, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, are the joint book running managers and the representatives of the underwriters.

Underwriters	Number of Shares
Credit Suisse First Boston LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Banc of America Securities LLC

Total	18,500,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 2,775,000 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 2,775,000 additional shares.

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $    per share from the offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $    per share from the offering price. If all the shares are not sold at the offering price, the representatives may change the offering price and the other selling terms.

        SIRVA, the selling stockholders and the directors and executive officers named under "Principal Stockholders" have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date to 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

        No syndicate member has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the shares in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to shares which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal, or holding of securities (whether as principal or as agent).

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

        Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

        The selling stockholders and we estimate that our share of the total expenses of the offering will be approximately $1.5 million.

        The selling stockholders and we have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. Under our senior secured credit facilities, an affiliate of J.P. Morgan Securities Inc. is a lender and administrative agent, an affiliate of Banc of America Securities LLC is a lender and Banc of America Securities LLC is syndication agent, and affiliates of Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Deutsche Bank Securities Inc. are lenders.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice III, who is a shareholder of the managing general partner of the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership and a shareholder of the general partner of the general partner of Clayton, Dubilier & Rice Fund VI Limited Partnership. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are not deemed to be incorporated by reference into this prospectus or the registration statement of which it forms a part. You may read and copy any documents filed by us at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov.

        Our common stock is listed on the NYSE under the symbol "SIR". You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005. We also maintain an Internet site at http://www.sirva.com. Our website and the information contained posted on it or connected to it shall not be deemed to be incorporated by reference into this prospectus or the registration statement of which it forms a part.

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the registration of the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the common stock offered by this prospectus, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
SIRVA, Inc.:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of SIRVA, Inc. and its subsidiaries at December 31, 2003 and December 31, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 17, the Company changed its accounting for redeemable junior preferred stock upon adoption of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," on July 1, 2003. As discussed in Note 7, the Company changed its accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002.

PricewaterhouseCoopers LLP
Chicago, Illinois

February 13, 2004

SIRVA, INC.
Consolidated Balance Sheets
At December 31, 2003 and 2002
(Dollars in thousands except share and per share data)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$63,065	$45,480
Short-term investments	7,759	7,062
Accounts and notes receivable, net of allowance for doubtful accounts of $21,098 and $25,059, respectively	372,804	309,565
Mortgages held for resale	58,063	42,798
Relocation properties held for resale, net of allowance for loss on sale of $2,200 and $1,772, respectively	89,128	39,115
Deferred income taxes	37,126	37,151
Other current assets	33,207	31,600

Total current assets	661,152	512,771

Investments	90,255	66,919
Property and equipment, net	180,985	171,257
Goodwill	355,141	331,147
Intangible assets, net	228,359	228,177
Other long-term assets	33,465	47,264

Total long-term assets	888,205	844,764

Total assets	$1,549,357	$1,357,535

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$560	$22,412
Current portion of capital lease obligations	4,551	4,849
Short-term debt	96,430	72,399
Accounts payable	110,315	83,962
Relocation properties related payables	72,572	38,630
Accrued transportation expense	69,694	63,691
Insurance and claims reserves	80,266	76,571
Accrued income taxes	6,722	3,970
Other current liabilities	168,146	154,763

Total current liabilities	609,256	521,247

Long-term debt	427,463	557,710
Capital lease obligations	18,072	14,122
Deferred income taxes	35,848	26,731
Other long-term liabilities	63,370	71,653
Total long-term liabilities	544,753	670,216

Total liabilities	1,154,009	1,191,463

Commitments and contingencies (Note 19)
Redeemable shares of common stock, $0.01 par value, 3,702,249 shares issued and 1,870,053 outstanding at December 31, 2002	—	7,375
Redeemable junior preferred stock, $0.01 par value, 24,500 shares authorized, issued and outstanding at December 31, 2002, with a liquidation preference of $1,000 per share	—	30,401
Stockholders' equity:
Common stock, $0.01 par value, 500,000,000 shares authorized with 73,029,346 issued and 70,435,367 outstanding at December 31, 2003 and 55,232,644 issued and 54,730,865 outstanding at December 31, 2002, respectively	730	552
Additional paid-in-capital	446,522	198,032
Common stock purchase warrant	655	655
Unearned compensation	(3,229)	—
Accumulated other comprehensive loss	(18,542)	(29,075)
Accumulated deficit	(20,670)	(39,620)

Total paid-in-capital and accumulated deficit	405,466	130,544
Less cost of treasury stock, 2,593,979 and 501,779 shares at December 31, 2003 and 2002, respectively	(10,118)	(2,248)
Total stockholders' equity	395,348	128,296

Total liabilities and stockholders' equity	$1,549,357	$1,357,535

The accompanying notes are an integral part of the consolidated financial statements.

SIRVA, INC.
Consolidated Statements of Operations
For the years ended December 31, 2003, 2002 and 2001
(Dollars in thousands except share and per share data)

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Operating revenues	$2,349,859	$2,185,646	$2,249,303
Purchased transportation expense	1,299,863	1,303,217	1,438,753
Other direct expense	576,051	463,935	426,444

Total direct expenses	1,875,914	1,767,152	1,865,197
Gross margin	473,945	418,494	384,106
General and administrative expense	338,108	319,908	315,800
Goodwill and intangibles amortization	6,149	3,894	10,906
Equity-based compensation expense	3,537	—	—
Asset impairment charge	—	7,092	—
Curtailment and other gains	—	(10,377)	—
Restructuring and headquarters move	—	3,716	4,883

Income from operations	126,151	94,261	52,517
Other income (expense) and minority interest	445	(640)	(51)
Debt extinguishment expense	37,588	—	—
Interest expense on redeemable preferred obligation	1,815	—	—
Interest expense	58,507	61,169	69,153

Income (loss) before income taxes and cumulative effect of accounting change	28,686	32,452	(16,687)
Provision (benefit) for income taxes	9,736	11,631	(131)

Income (loss) before cumulative effect of accounting change	18,950	20,821	(16,556)
Cumulative effect of accounting change, net of tax	—	—	(328)

Net income (loss)	$18,950	$20,821	$(16,884)

Income (loss) per share before cumulative effect of accounting change—basic	$0.29	$0.33	$(0.47)
Income (loss) per share before cumulative effect of accounting change—diluted	$0.27	$0.33	$(0.47)
Net income (loss) per share—basic	$0.29	$0.33	$(0.48)
Net income (loss) per share—diluted	$0.27	$0.33	$(0.48)
Average number of common shares outstanding—basic	58,104,742	51,712,625	42,308,361
Average number of common shares outstanding—diluted	60,933,868	51,832,236	42,308,361

The accompanying notes are an integral part of the consolidated financial statements.

SIRVA, INC.
Consolidated Statements of Cash Flows
For the years ended December 31, 2003, 2002 and 2001
(Dollars in thousands)

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Cash flows from operating activities:
Net income (loss) before cumulative effect of accounting change	$18,950	$20,821	$(16,556)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	—	—	(328)
Depreciation and amortization	48,058	44,249	48,742
Amortization of deferred debt issuance costs	3,224	3,171	2,792
Premium on bond extinguishment	24,951	—	—
Write-off of deferred debt issuance costs	12,637	—	—
Change in provision for losses on accounts and notes receivable	3,405	6,893	995
Deferred income taxes	9,479	(5,752)	(8,712)
Impairment loss and (gain)/loss on sale of assets, net	(2,030)	3,651	1,053
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts and notes receivable	(19,894)	5,531	98,081
Originations of mortgages held for resale	(836,570)	(481,091)	—
Sales of mortgages held for resale	821,305	464,312	—
Relocation properties held for resale, net	(44,167)	(1,249)	—
Accounts payable	18,427	(9,055)	(10,372)
Other current assets and liabilities	19,350	(7,334)	(17,514)
Other long-term assets and liabilities	1,536	23,085	16,942

Net cash provided by operating activities	78,661	67,232	115,123

Cash flows from investing activities:
Additions of property and equipment	(28,583)	(33,463)	(48,348)
Purchases of investments	(119,608)	(66,999)	(87,305)
Proceeds from sale or maturity of investments	98,950	62,068	81,905
Acquisitions, net of cash acquired	(33,035)	(102,625)	(21,357)
Other investing activities	4,097	3,520	2,106

Net cash used for investing activities	(78,179)	(137,499)	(72,999)

Cash flows from financing activities:
Borrowings on revolving credit facility and short-term debt	463,379	330,265	379,549
Repayments on revolving credit facility and short-term debt	(504,676)	(335,665)	(417,492)
Borrowings on mortgage warehouse facility	816,829	481,618	—
Repayments on mortgage warehouse facility	(803,214)	(465,622)	—
Borrowings on relocation financing facilities	70,938	11,333	—
Repayments on relocation financing facilities	(49,803)	(9,106)	—
Borrowings on long-term debt, excluding revolving credit facility	426,504	50,403	672
Redemption of junior preferred obligation	(32,633)	—	—
Repayments on long-term debt	(560,872)	(26,894)	(11,833)
Premium on bond extinguishment	(24,951)	—	—
Repayments on capital lease obligations	(6,028)	(4,983)	(2,482)
Proceeds from issuance of common stock	250,658	66,315	—
Payment of initial public offering costs	(20,594)	—	—
Other financing activities	(11,521)	(15,528)	(1,830)

Net cash provided by (used for) financing activities	14,016	82,136	(53,416)

Effect of translation adjustments on cash	3,087	1,492	(120)

Net increase (decrease) in cash and cash equivalents	17,585	13,361	(11,412)
Cash and cash equivalents at beginning of period	45,480	32,119	43,531

Cash and cash equivalents at end of period	$63,065	$45,480	$32,119

Supplemental disclosure of cash flow information—cash paid during the years ended December 31, 2003, 2002 and 2001:
Interest	$47,353	$45,343	$56,649
Income taxes	$7,969	$4,883	$3,159

The accompanying notes are an integral part of the consolidated financial statements.

SIRVA, INC.
Notes to Consolidated Financial Statements

(Dollars in thousands except share and per share data)

(1)    Summary of Significant Accounting Policies

  Business Organization and Description

        This report covers SIRVA, Inc. (the "Company") and its wholly owned subsidiaries SIRVA Worldwide, Inc. ("SIRVA Worldwide"), CMS Holding, LLC ("CMS Holding") and RS Acquisition Holding, LLC and each of its wholly owned subsidiaries.

        On March 29, 1998, the Company was incorporated and capitalized by Clayton, Dubilier & Rice Fund V Limited Partnership ("Fund V"). A wholly owned subsidiary of the Company was then capitalized for the purpose of acquiring all of the capital stock of North American Van Lines, Inc. ("NAVL") from Norfolk Southern Corporation ("NS" and the "1998 acquisition"). The 1998 acquisition was accounted for as a purchase and resulted in a new basis of accounting for the Company. On November 19, 1999, the Company sold common stock to Fund V for the purpose of partially financing the acquisition of the NFC Moving Services Group ("Allied" and "the Allied Acquisition") from Exel plc ("Seller" formerly NFC plc). On May 3 and April 12, 2002, the Company sold additional common stock to Clayton, Dubilier & Rice Fund VI Limited Partnership ("Fund VI") for the purpose of completing the acquisitions of Cooperative Resource Services Ltd. ("CRS") and the business ("NAIT") of VCW, Inc. and its affiliate, National Association of Independent Truckers, Inc. See Note 2 for further information on these and other acquisitions. Fund V and Fund VI are private investment funds managed by Clayton, Dubilier & Rice, Inc. ("CD&R").

        On November 7, 2003, the Company's board of directors approved a 3.17 for 1 stock split of the Company's common stock, effected by means of a reclassification. The stock split became effective on November 24, 2003. In connection with the stock split, the Company filed a certificate of amendment to its certificate of incorporation on November 10, 2003 which increased the number of shares of its common stock from 24,000,000 to 500,000,000. Periods presented have been restated to show the effect of the stock split.

        The Company effected an initial public offering (the "Offering") of shares of its common stock on November 24, 2003 pursuant to a registration statement, No. 333-108185, as amended, under the Securities Act of 1933, as amended. In connection with the Offering, the Company effected a refinancing of its existing senior credit facility with a new senior credit facility. The commitments provided by the lenders for the new senior credit facility provided for the Company and one or more of its foreign subsidiaries to be the borrowers under the facility. In connection with an internal reorganization, the Company provided that SIRVA Worldwide is the primary borrower under the new senior credit facility, with one or more of its foreign subsidiaries as additional borrowers. See Note 11.

        In connection with the Offering, the Company effected a tender offer for all of the 13 3/8% senior subordinated notes due in 2009 issued by North American Van Lines, a wholly owned subsidiary of SIRVA Worldwide. A portion of the net proceeds from the Offering and borrowings under the new senior credit facility were used to finance the note repurchase. In connection with the tender offer, the Company received the requisite consents to remove substantially all of the restrictive covenants and certain other provisions from the indenture governing its senior subordinated notes with a supplemental indenture agreement executed effective November 19, 2003. Approximately 93% of the notes were tendered in connection with this offer.

        The consummation of the tender offer and senior credit facility refinancing resulted in a charge of $24,951 for tender premiums on the 13 3/8% senior subordinated notes, a $12,637 write-off of deferred debt issuance costs on the existing senior credit facility and indenture and a $1,308 write-off of unrecognized hedging losses associated with open interest rate swap agreements to interest expense.

        The Company operates as a global provider of relocation and moving services to corporate clients, military and government agencies and the consumer market. In addition, the Company offers a variety of services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside of its proprietary agent network. The Company also provides inventory management solutions, using proprietary asset management technology, to coordinate a variety of services such as order fulfillment, project-specific delivery management and tracing of products through a customer's supply chain.

        The Company markets its services under the brand names of SIRVA Relocation, northAmerican Van Lines, Allied Van Lines, Global Van Lines, Allied International, Pickfords and Allied Pickfords, among others, with operations located throughout the United States, Canada, United Kingdom, Continental Europe, Australia, New Zealand and other Asia Pacific locations. The Company conducts its U.S. and Canadian operations primarily through a network of exclusive agents with approximately 1,300 locations. The Company conducts its other foreign business primarily through units that it owns and operates directly, using selected other affiliated representatives to geographically complete its service offering on a worldwide basis.

  Basis of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

  Cash Equivalents

        Cash equivalents are highly liquid investments purchased three months or less from original maturity.

  Contracts Receivable and Resale Equipment Inventory

        In the normal course of business, the Company sells tractors, trailers and other equipment ("resale equipment inventory") to its agents and to owner/operators under exclusive sales agreements ("contracts receivable"). Sales of equipment are financed by the Company, generally over a four-year period. Resale equipment inventory is recorded at the lower of cost or net realizable value determined as the fair value of the equipment less the estimated cost to sell the equipment. These balances are included as other current assets and other long-term assets.

  Mortgages Held for Resale

        The mortgage lending services operation of the Company initiates mortgage loans for relocating employees. The loan inventory has corresponding purchase commitments from private investors. Mortgages held for resale are carried at the lower of cost or market. Cost is the outstanding principal balance of the mortgage notes reduced by the net deferred fees. In addition, certain direct costs are recognized upon sale. Commitments to sell loans are included in determining market value.

  Relocation Properties Held for Resale

        The Company purchases homes under certain relocation programs. These properties are held for resale and consist of residential homes carried at the lower of cost or market, as determined by appraisal of the properties. Homes in inventory are subject to mortgages payable by the transferees to various mortgage lenders. Relocation properties related payables at December 31, 2003 and 2002 include $31,707 and $16,568, respectively, of amounts payable to transferees for subsequent payoff of the mortgages on the related homes. As the homes are sold to an ultimate buyer, the mortgage payable is paid off at the time of closing on behalf of the transferees to satisfy the mortgage notes on the properties.

  Supplies Inventory

        Supplies inventory consists of pallets, blanket stock, crates, replacement and repair parts and tires and is valued at the lower of cost, determined using a first-in, first-out method, or market. See Note 4.

  Investments

        Investments consist of U.S. Treasury and corporate debt and equity securities and interests in joint ventures. Investments are classified as current or noncurrent based on their maturities and/or the Company's expectations of sales and redemptions in the following year. Interest and dividends on debt and equity securities are included in income as earned. The Company classifies its debt securities in one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the securities until maturity. All other securities are classified as available-for-sale.

        Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets. The estimated useful lives used in computing depreciation are summarized as follows:

Useful Life
Buildings and improvements	20 to 40 years
Transportation equipment	4 to 15 years
Warehouse equipment	5 to 10 years
Computer equipment and software	3 to 5 years
Other	2 to 10 years

        Transportation equipment includes tractors, straight trucks, trailers, van equipment, containers and satellite-communication equipment. Salvage values are calculated only on tractors, straight trucks and trailers.

        Leased property and equipment meeting certain criteria are capitalized, and the present value of the related lease payments is recorded as a liability. Depreciation of capitalized leased assets is computed on a straight-line basis over the shorter of the term of the lease or the useful life of the capitalized lease asset.

        The amount of internally developed software, representing primarily the cost of independent contractor-developed software at the application development stage of the project, that was capitalized during the years ended December 31, 2003 and 2002 was $4,926 and $6,937, respectively, and is included in computer equipment and software. Amortization of capitalized software costs for the years ended December 31, 2003, 2002 and 2001 was $3,943, $3,390 and $2,513, respectively. All other costs are expensed as incurred.

        Repairs and maintenance expenditures are charged to expense as incurred.

  Goodwill and Intangible Assets

        Intangible assets consist of trade names, customer relationships, member relationships and covenants not to compete. Trade names, which have indefinite lives, and goodwill are not amortized as of January 1, 2002. Customer relationships and covenants not to compete are amortized from 7 to 18 years and 2 to 5 years, respectively. Commencing October 1, 2003, the Company amortized customer and member relationship intangible assets over their remaining useful lives using an accelerated amortization method to more closely reflect the pattern in which economic benefits of the intangible assets are utilized. Under this method, approximately 50% of the intangible assets will be amortized over the first 5 years of their respective useful lives, which average 14.5 years, thereby resulting in approximately half of the amortization expense being recognized over the first third of the intangible's useful life. See Note 7.

        The impact of the additional amortization expense recognized during the fourth quarter 2003 was approximately $335, net of taxes or $0.01 per share—basic, or $0.01 per share—diluted.

  Deferred Agent Contract Costs

        Deferred agent contract costs are payments made to certain agents for entering into long-term contracts with the Company and are included in other long-term assets. These payments are capitalized and amortized over the lives of the related contracts, which generally range from 3 to 10 years. The amortization is included in goodwill and intangibles amortization in the consolidated statements of operations.

  Unearned Premiums and Other Deferred Credits

        Unearned premiums are related to the Network Services segment and are included in other current liabilities. Deferred credits are related to the Relocation Solutions segments and are included in other current liabilities. As unearned premiums and deferred credits are recognized, they are recorded as operating revenues.

  Insurance and Claims Reserves

        The Company has purchased first dollar insurance coverage with certain deductibles or insurance coverage with certain self-insured retentions, for principally all insurable business risks. The Company estimates costs relating to cargo damage and delay claims based principally on actuarial methods applied to historical trends. The Company's multiple-line property and commercial liability insurance group sets its reserve rates based on a percentage of earned premium. The percentage is based on historical data, run rates and actuarial methods.

        A cargo claims analysis is performed each quarter comparing open and closed claim costs, as well as estimates for incurred but not reported claim costs, to the original estimates, and changes to those estimates are recorded as appropriate. The Company recognized favorable accrual adjustments related to prior year estimates of $5,356 for the year ended December 31, 2002. These favorable adjustments were a result of improved experience when compared to historical trends and estimates. This improved claims experience was attributable to a combination of reduced shipment volumes that reduced the frequency of claims and new quality-control initiatives implemented by the Company.

        For the year ended December 31, 2002, the impact, net of taxes, of the favorable accrual adjustments was $3,436, or $0.07 per share-basic, or $0.07 per share-diluted.

  Revenue Recognition

        The Company's moving services operations recognize estimated gross operating revenues to be invoiced to the transportation customer and all related transportation expenses on the date a shipment is delivered or services are completed. Calculations by shipment are based upon estimated weights resulting from a survey of the home and the known distances between origin and destination. The estimate of revenue remains in a receivable account called Delivered Not Processed ("DNP") until the customer is invoiced. Concurrent with the DNP estimate, the Company recognizes an accrual for purchased transportation expenses ("PTE") to account for the estimated costs of packing services, transportation expenses and other such costs associated with the service delivery. The estimate for PTE is not adjusted until the Company receives actual charges, which are typically within 30 days of the estimate.

        In the relocation services operations, fees are paid to the Company by corporate customers at either a fixed price per transferred employee or based upon a fixed percentage of the home's selling price. In either case, revenue is recognized when a home sale contract with the ultimate buyer is signed. However, if the Company purchases a property from the transferee when no outside buyer has been located and the property enters the Company's inventory, revenue is not recognized on that property until the closing of a sale to an outside buyer. Additionally, fees are paid to the Company by Company-qualified real estate agents for the listing or home purchase referral of a transferred employee and are recognized as revenue when a home sale contract with the ultimate buyer is signed.

        In addition, within relocation services, the Company recognizes gains or losses on the sale of mortgage loans at the date the loans are funded by purchasers pursuant to the existing sales commitment. The gain or loss equals the difference between the basis in the loan and the net proceeds received and are included in operating revenues in the consolidated statement of operations. Sales of loans are made without recourse, provided the loans meet predetermined specifications, as defined in the agreements with investors. The Company does not currently service mortgage loans.

        The Company, within the Network Services segment in the insurance services unit, recognizes revenue evenly over a 12-month period when an annual insurance policy is written.

        The Company, within the Transportation Solutions segment, recognizes operating revenues when a shipment is delivered or services are completed.

  Foreign Currency Translation

        A majority of the Company's foreign operations use the local currency as their functional currency. Assets and liabilities of these operations are translated to U.S. dollars at the exchange rates in effect on the balance sheet date. The impact of currency fluctuation is included in stockholders' equity as a component of accumulated other comprehensive income. Income statement items are translated at the average exchange rate.

  Income Taxes

        The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Some of the areas where estimation is significant are as follows:

  •
  DNP is the estimated revenue associated with shipments delivered or services completed and not invoiced.

  •
  PTE is the associated purchased transportation expense that is estimated corresponding to the DNP revenue.

  •
  An allowance for doubtful accounts and notes receivable is maintained for estimated losses resulting from the inability of the Company's customers and agents to make required payments. If the financial condition of the Company's customers and agents were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. At December 31, 2003 and 2002, the Company had allowances of $9,228 and $13,518, respectively, relating to fully reserved accounts receivable from terminated agents and owner/operators.

  •
  An allowance is maintained for the amount by which the estimated price to be received on the sale of the Company's relocation properties held for resale is less than the purchase price. If the Company experiences a further reduction in the market value of the homes in inventory, additional allowances may be required.

  •
  The Company offers certain incentives to its agents and corporate customers. Incentives offered to agents are based upon revenue growth targets. These are recognized ratably over the period of the incentive agreement as a component of general and administrative expenses. Incentives offered to corporate customers are based upon meeting certain revenue thresholds, and are recognized as a reduction in operating revenues ratably over the period of incentive. The Company estimates and accrues both incentives based upon actual progression towards achievement of the incentive targets. The Company recognized agent incentives of $3,422, $3,206 and $3,689 in the years ended December 31, 2003, 2002 and 2001, respectively. In addition, the Company recognized customer incentives of $6,750, $7,144 and $8,762 in the years ended December 31, 2003, 2002 and 2001, respectively.

  •
  SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), requires that an annual impairment review be performed, which requires the Company to place a fair value on the individual reporting units of the business. The Company performs the impairment review during the fourth quarter. This requires the Company to select an appropriate method of valuation for the business using discounted estimated cash flows and to assess assumptions inherent in such a method on an annual basis. In addition, whenever events or changes in circumstances indicate that the carrying value of goodwill and other indefinite-lived intangible assets might not be recoverable, the Company will perform an impairment review. The judgments made in determining whether goodwill and other intangible assets are impaired will directly affect reported operating income, since any time the Company determines that any of these assets are impaired, a charge will be recognized in the statement of operations equal to the decline in value of such assets.

  •
  The Company periodically assesses impairments of long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("SFAS 144"). An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered by the Company include, but are not limited to, significant underperformance relative to historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business; and significant negative industry or economic trends. When the Company determines that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above impairment indicators, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of these expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company calculates an impairment loss. An impairment loss is equal to the difference between the fair value of the asset and its carrying value. Fair value is generally determined using a discounted cash flow methodology.

  •
  The Company provides a range of benefits to employees and retired employees, including defined benefit retirement plans, postretirement health care and life insurance benefits and postemployment benefits (primarily severance). The Company records annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions, such as discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As required by GAAP, the effect of the modifications is generally recorded or amortized over future periods. The Company believes that the assumptions utilized in recording its obligations under the plans are reasonable based on experience and advice from third-party actuaries.

  Adoption of New Standards and Recent Accounting Pronouncements

        Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, ("SFAS 133"), which resulted in a change in method of accounting. The cumulative effect of this accounting change was a loss of $547 ($328, net of tax). SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities on the balance sheet and the measurement of those instruments at fair value. Changes in the fair value of derivatives will be recorded in each period in earnings or accumulated other comprehensive income ("OCI"), depending upon whether a derivative is designated and is effective as part of a hedge transaction and, if it is, the type of hedge transaction. If the derivative is designated and is effective as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded in OCI and are recognized as a component of general and administrative expense in the statement of operations when the hedged item affects earnings. Ineffective portions are recognized as a component of selling, general and administrative expense in earnings.

        Adopting the provisions of SFAS 133 had the following effect on the Company's earnings per share calculations:

	2003	2002	2001
Basic net income (loss) per share before cumulative effect of accounting change	$0.29	$0.33	$(0.47)
Cumulative effect of accounting change, net of tax	—	—	(0.01)

Basic net income (loss) per share after cumulative effect of accounting change	$0.29	$0.33	$(0.48)

Diluted net income (loss) per share before cumulative effect of accounting change	$0.27	$0.33	$(0.47)
Cumulative effect of accounting change, net of tax	—	—	(0.01)

Diluted net income (loss) per share after cumulative effect of accounting change	$0.27	$0.33	$(0.48)

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but rather be tested for impairment at least annually. The Company adopted the provisions of SFAS 142 effective January 1, 2002. See Note 7.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS 148"), an amendment of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"("SFAS 123"). This statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation and amends the disclosure requirements to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted only the disclosure requirements of SFAS 148. See Note 18.

        Had the Company elected to apply the provisions of SFAS 123 and SFAS 148 regarding recognition of compensation expense to the extent of the calculated fair value of stock options granted, net income (loss) would have changed as follows:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Net income (loss) as reported	$18,950	$20,821	$(16,884)
Equity-based compensation expense included in net income, net of tax	974	—	—
Pro forma compensation cost under fair value method, net of tax	(1,598)	(356)	(407)

Pro forma net income (loss)	$18,326	$20,465	$(17,291)

Basic net income (loss) per share, as reported	$0.29	$0.33	$(0.48)

Basic net income (loss) per share, proforma	$0.28	$0.33	$(0.49)

Diluted net income (loss) per share, as reported	$0.27	$0.33	$(0.48)

Diluted net income (loss) per share, proforma	$0.26	$0.33	$(0.49)

        In accordance with the provisions of SFAS 123, as amended by SFAS 148, the Company has elected to continue to account for stock-based compensation under the intrinsic value-based method of accounting described by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under

APB 25, generally no cost is recorded for stock options issued to employees unless the option price is below market at the time options are granted.

        The fair value of each option is estimated on the date of grant, using the Black-Scholes option pricing model with the following weighted-average assumptions used: risk-free interest rates of 4.54% to 4.59% for 2001, 3.05% to 4.27% for 2002 and 2.20% to 3.73% for 2003, expected volatility of 0.01% for options granted prior to the Offering and 42.5% for options granted subsequent to the Offering, expected life of five years prior to the Offering and six years subsequent to the Offering and no dividend payments.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). In December 2003 FIN 46 was revised ("FIN 46R") to clarify some of the provisions of FIN 46 and exempt certain entities from its requirements. Application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46R did not result in a material impact to the consolidated balance sheets or statements of operations of the Company as of and for the year ended December 31, 2003.

        In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133. This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company adopted SFAS 149, which did not have a material effect on its operating results or financial condition.

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity"("SFAS 150"). SFAS 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Company's redeemable junior preferred stock, issued in connection with the Allied Acquisition, was subject to SFAS 150. The Company issued 24,500 shares of junior preferred stock, due in 2010, to an affiliate of Exel plc, having an initial liquidation preference of $24,500. The dividend rate on the junior preferred stock was 12.4% compounded quarterly and was cumulative, although the payment of dividends was subject to the discretion of the Company's board of directors, and the Company's ability to pay dividends was subject to various debt agreements. Due to the beneficial owner of the junior preferred stock being a foreign entity, IRS regulations required withholding taxes to be paid with each quarterly dividend, even if the dividend was notional only. All withholding payments made by the Company reduced the amount ultimately paid to redeem this instrument.

        As required by SFAS 150, the Company reclassified $32,046 of redeemable junior preferred stock to redeemable junior preferred obligation, a long-term liability representing the settlement amount as of September 30, 2003. For the year ended December 31, 2003, the Company recorded $1,815 of interest expense, which previously would have been treated as accretion of junior preferred stock dividends. Concurrent with the Offering, the Company redeemed its junior preferred obligation in full.

        In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." In 2003, the Company adopted the revised disclosure requirements of this pronouncement, except for certain disclosures about non-U.S. plans and estimated future benefit payments that are not required until 2004. See Note 13.

  Reclassifications

        Certain reclassifications have been made to the consolidated financial statements for the prior periods presented to conform with the December 31, 2003 presentation.

(2)    Acquisitions and Equity Issuances

        On June 6, 2003, the Company purchased Scanvan, a Scandinavia-based moving services company, for $23,533, net of acquired cash. The cost of Scanvan has been preliminarily allocated to the net assets acquired and is subject to adjustment when intangible asset valuations are finalized. The acquisition of Scanvan was part of the Company's ongoing strategy to expand its relocation and moving capabilities in major regions of the world. This acquisition offered the Company a direct entrance into the Scandinavian market, where it historically had a limited presence. The aggregate consideration for Scanvan was developed assessing both a multiple of earnings and cash flow as well as its complementary geographic locations.

        On July 29, 2002, the Company acquired The Rowan Group PLC and Rowan Simmons Conveyancing Limited (together, "Rowan Simmons"), a U.K.-based provider of relocation services, including home sale and purchase assistance, management of tenant responsibilities and other services to corporations that assist employees in their relocation needs, for $14,242. The acquisition of Rowan Simmons provided the Company with an entrance into the U.K. corporate relocation market, one of the largest individual markets in Europe, and represented the continued strategic expansion of the Company's global corporate relocation service offering. The Company's decision to acquire Rowan Simmons was determined based on the need to service its relocation services customers throughout the world. The aggregate consideration was developed assessing a multiple of profits and cash flow as well as the strategic value to the Company for establishing this portion of its global relocation footprint. The European presence afforded by Rowan Simmons enabled the Company to immediately address the needs of larger relocation services customers and substantially strengthened the Company's global relocation services product offering. These factors made Rowan Simmons attractive to the Company and were a factor in the determination of purchase consideration, which after allocation to the acquired tangible assets and liabilities and acquired intangible assets, resulted in the recognition of goodwill. The values attributed to identified intangible assets were determined based on an independent third-party valuation. The purchase price was funded from the proceeds of a bank loan. The cost to acquire Rowan Simmons has been allocated to the assets acquired and liabilities assumed according to estimated fair values. The allocation resulted in acquired goodwill, customer relationships and covenants not to compete of $11,428, $3,500 and $500, respectively, none of which is expected to be deductible for tax purposes. Rowan Simmons is included within the Relocation Solutions—Europe & Asia Pacific segment.

        On May 3, 2002, the Company, through two wholly-owned subsidiaries, purchased the business conducted by CRS that provides comprehensive relocation services to companies and their employees, including home sale services, relocation coordination services and mortgage lending services. One of these two subsidiaries, SIRVA Relocation LLC ("SIRVA Relocation"), which is directly owned by NAVL, purchased the non-mortgage lending operations net assets and equity from CRS. The mortgage lending operations were purchased by the other subsidiary, CMS Holding, which is directly owned by the Company. The acquisition of CRS represented the first stage of the Company's strategy of expanding its corporate relocation service offering, and provided a corporate relocation services business within the United States from which to expand the Company's customer base in this market. The Company believed that CRS had a strong reputation for quality and customer service and a product offering that was unique in the industry. The aggregate consideration was developed assessing a multiple of profits and cash flow, as well as the value to the Company for establishing itself as a significant provider of high-quality corporate relocation services. The ability to immediately expand our presence in the market, acquire a talented workforce, provide a combined moving and relocation service offering to respond to customer demand, create substantial cross-selling opportunities to provide moving services to relocation customers and relocation services to moving customers, and market CRS's unique product offering were key factors in the determination of purchase consideration, which after allocation to the acquired tangible assets and liabilities and acquired intangible assets, resulted in the recognition of goodwill. The values attributed to identified intangible assets were determined based on an independent third-party valuation.

        The combined cash purchase price for the acquisitions was $60,000, of which $3,500 was paid for the assets of the mortgage lending operations. Of the total purchase price, $45,000 was paid in cash and $15,000 (non-cash) was paid in notes issued by the Company. In addition, certain liabilities relating to the acquired business were assumed in connection with the acquisition, including $26,572 of indebtedness under a revolving credit facility used to fund the mortgage lending operations, which was assumed by CMS Holding. The cash purchase price for the acquisition, as well as $24,133 of other indebtedness of the acquired business that was retired as part of the acquisition, were financed with proceeds of $40,000 of cash from the sale of 8,929,605 shares of the Company's common stock to Fund VI, and the incurrence of $50,000 additional senior indebtedness by the Company. The cost to acquire CRS has been allocated to the assets acquired and liabilities assumed according to estimated fair values. The allocation has resulted in acquired goodwill of $55,628 customer relationships of $29,100 and covenants not to compete of $6,300. The amortization periods for the definite-lived intangibles are 15 years and 5 years for the customer relationships and covenants not to compete, respectively. Of the $55,628 of acquired goodwill, an amount of $30,702 is expected to be deductible for tax purposes. CRS is included within the Relocation Solutions—North America segment.

        On April 12, 2002, the Company purchased the NAIT business conducted by VCW, a leading provider of insurance services to independent contract truck drivers, and by certain of its affiliates, including the National Association of Independent Truckers, Inc., for $25,359 in cash, $3,611 in assumed net liabilities, a deferred amount of $3,000 payable subject to maintaining a certain number of insured members as of December 31, 2002 and 2003 and an actuarially determined amount of $7,428 to be paid during 2003 and 2004, based on insurance losses incurred with respect to policies issued during the year ended December 31, 2001. Through its Transguard unit, the Company offers insurance products tailored to the needs of the transportation industry that provide attractive financial returns. Historically, the primary market for these and other fleet services was the Company's network affiliates. The acquisition of NAIT expanded the potential sales channel for the Company's pre-existing insurance and fleet services to the member base of NAIT. The aggregate consideration for this acquisition was developed assessing both a multiple of profits and cash flow as well as the anticipated synergy benefits that were expected from cost efficiencies and further market penetration. The ability to sell the Company's existing Network Services offerings to the NAIT membership base, cost efficiencies and further market penetration were significant factors in the determination of purchase consideration, which after allocation to the acquired tangible assets and liabilities and acquired intangible assets, resulted in the recognition of goodwill. The values attributed to identified intangible assets were determined based on an independent third-party valuation. NAIT is now part of TransGuard General Agency. The National Association of Independent Truckers is an association of approximately 26,500 independent contract truck drivers that provides its members with occupational accident, physical damage and non-trucking liability insurance, as well as access to a suite of professional services. The purchase price was funded from existing cash and investment balances and $20,000 of cash from the sale of 4,464,818 shares of the Company's common stock to Fund VI. The cost to acquire NAIT has been allocated to the assets acquired and liabilities assumed according to estimated fair values. The allocation has resulted in acquired goodwill of $19,750, trade name of $12,300, member relationships of $3,200 and a covenant not to compete of $5,800. The amortization periods for the definite-lived intangibles are 8 years for member relationships and 5 years for the covenant not to compete. All of the acquired goodwill is expected to be deductible for tax purposes. NAIT is included within the Network Services segment.

        The following unaudited pro forma consolidated information presents the results of operations of the Company as if the acquisitions of CRS, NAIT and Rowan Simmons had taken place at the beginning of each period presented:

	Year Ended December 31, 2002	Year Ended December 31, 2001
Operating revenues	$2,224,460	$2,355,696

Income (loss) before cumulative effect of accounting change	22,631	(10,832)
Cumulative effect of accounting change, net of tax	—	(843)
Net income (loss)	$22,631	$(11,675)

Basic net income (loss) per share before cumulative effect of accounting change	$0.37	$(0.34)
Cumulative effect of accounting change, net of tax	—	(0.02)

Basic net income (loss) per share after cumulative effect of accounting change	$0.37	$(0.36)

Diluted net income (loss) per share before cumulative effect of accounting change	$0.37	$(0.34)
Cumulative effect of accounting change, net of tax	—	(0.02)

Diluted net income (loss) per share after cumulative effect of accounting change	$0.37	$(0.36)

        The unaudited pro forma consolidated results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have actually resulted had the combinations been in effect on January 1, 2001, or of future results of operations.

        The following summary presents the estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisitions:

	NAIT	Rowan Simmons	CRS
Assets
Total current assets	$129	$4,034	$104,767
Property and equipment, net	293	347	6,206
Goodwill	19,750	11,428	55,628
Trade name	12,300	—	—
Customer relationships	—	4,000	29,100
Member relationships	3,200	—	—
Covenants not to compete	5,800	1,000	6,300

Total assets	$41,472	$20,809	$202,001

Liabilities and Stockholders' Equity
Mortgage warehouse facility	$—	$—	$26,572
Other current liabilities	4,033	3,631	81,144
Long-term liabilities	—	1,500	5,944
Stockholders' equity	37,439	15,678	88,341

Total liabilities and stockholders' equity	$41,472	$20,809	$202,001

(3)    Cash and Cash Equivalents

        Cash and cash equivalents included $34,547 and $22,422 at December 31, 2003 and 2002, respectively, relating to the Company's wholly-owned insurance subsidiaries. While these cash balances may be used without limitation by the insurance subsidiaries for their operations, the payment of cash dividends by the insurance subsidiaries to the Company is principally dependent upon the amount of their statutory policyholders' surplus available for dividend distribution. The insurance subsidiaries' ability to pay cash dividends to the Company is, in turn, generally restricted by law or subject to approval of the insurance regulatory authorities of the states or countries in which they are domiciled. These authorities recognize only statutory accounting practices for determining financial position, results of operations and the ability of an insurer to pay dividends to its shareholders. Based on statutory requirements at December 31, 2003, the maximum amount of ordinary dividends payable to the Company by its insurance subsidiaries during 2004 without the prior approval of appropriate regulatory authorities is $12,552.

(4)    Other Current Assets

        Other current assets consisted of the following:

	December 31, 2003	December 31, 2002
Prepaid expenses	$16,715	$15,329
Supplies inventory	9,470	8,086
Current portion of contracts receivable, net of allowance for doubtful accounts of $2 and $116, respectively	2,511	4,664
Resale equipment inventory	1,034	1,662
Recoverable income taxes	903	490
Other	2,574	1,369

	$33,207	$31,600

(5)    Investments

        Investments consisted primarily of marketable debt and equity securities held by the Company's insurance subsidiaries and also joint ventures of $0 and $287 at December 31, 2003 and 2002, respectively. The marketable security investments included:

		December 31, 2003				December 31, 2002
	Fair Value	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Fair Value	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses
Current
Available-for-sale
Money market funds	$7,759	$7,759	$—	$—	$7,062	$7,062	$—	$—

Total current	$7,759	$7,759	$—	$—	$7,062	$7,062	$—	$—

Noncurrent
U.S. government bonds	$1,184	$1,246	$3	$(65)	$8,241	$8,239	$2	$—
Asset-backed securities	35,816	36,341	286	(811)	20,876	19,932	1,337	(393)
Municipal bonds	3,771	3,842	8	(79)	1,619	1,594	25	—
Corporate bonds	28,553	29,588	616	(1,651)	19,907	21,123	1,093	(2,309)
Preferred and common stock	8,263	7,988	354	(79)	7,280	8,385	318	(1,423)
Other invested assets	6,942	6,942	—	—	4,211	4,211	—	—

Available-for-sale	84,529	85,947	1,267	(2,685)	62,134	63,484	2,775	(4,125)
Held-to-maturity
U.S. government bonds	4,281	4,281	—	4,498	4,498	—	—
Municipal bonds	1,445	1,445

Total noncurrent	$90,255	$91,673	$1,267	$(2,685)	$66,632	$67,982	$2,775	$(4,125)

        The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003:

	Less than 12 Months		12 Months or More		Total
	Fair Value 2003	Unrealized Losses	Fair Value 2003	Unrealized Losses	Fair Value 2003	Unrealized Losses
Noncurrent
Available-for-Sale
U.S. government bonds	$1,184	$(65)	$—	$—	$1,184	$(65)
Asset-backed securities	16,112	(341)	584	(470)	16,696	(811)
Municipal bonds	2,849	(79)	—	2,849	(79)
Corporate bonds	4,879	(1,578)	786	(73)	5,665	(1,651)
Preferred stock	269	(49)	980	(30)	1,249	(79)

	$25,293	$(2,112)	$2,350	$(573)	$27,643	$(2,685)

        The Company has two asset-backed securities in a continuous loss position for more than twelve months totaling $470 at December 31, 2003. As these securities move towards the maturity date, price fluctuations will subside as prices will reflect the receipt of par at maturity date. Likewise, two corporate bonds and two preferred stock investments have unrealized losses of $73 and $30, respectively. Based on consultation with the Company's investment advisors, and based on a combination of recapitalizations, improved cash flows, rating upgrades and resulting improvements in unrealized loss positions, the Company has concluded that the impairments are not other than temporary.

        Investments with continuous losses for less than twelve months are a result of rising interest rates. The Company invests in A-rated or better fixed income securities with an average life of 6 years. These securities are performing in line with expectations at the time of purchase. As these securities move towards the maturity date, price fluctuations will subside as prices will reflect the receipt of par at maturity date.

        Marketable security investments are exposed to various risks and rewards, such as interest rate, market and credit risk. Due to these risks and rewards associated with marketable security investments, it is possible that changes in the values of these investments may occur and that such changes could affect the amounts reported on the balance sheet. The Company holds investments in certain debt securities with the following aggregate maturities as of December 31, 2003:

Year	Held-to- Maturity Cost	Available-for- Sale Fair Value
2004	$—	$7,759
2005-2009	1,903	13,341
2010-2014	3,823	14,254
Thereafter	—	41,729

	$5,726	$77,083

        As of December 31, 2003, the Company holds investments of $8,263 in preferred and common stock and $6,942 in mutual funds, which have an indefinite maturity.

        For the years ended December 31, 2003, 2002 and 2001, realized gains on sales of marketable security investments were $3,762, $2,121 and $5,424, respectively.

(6)    Property and Equipment

        Property and equipment consisted of the following:

	December 31, 2003	December 31, 2002
Land	$2,893	$2,607
Buildings and improvements	54,063	41,730
Transportation equipment	113,016	102,589
Warehouse equipment	74,646	62,368
Computer equipment and software	119,818	96,014
Furniture, office equipment and other	15,769	14,572
Projects in process	13,428	14,548

	393,633	334,428
Less accumulated depreciation	(212,648)	(163,171)

	$180,985	$171,257

(7)    Goodwill and Intangible Assets

        Goodwill and intangible assets consisted of the following:

	December 31, 2003	December 31, 2002
Goodwill	$369,220	$345,226
Less accumulated amortization	14,079	14,079

	$355,141	$331,147

Intangible assets:
Trade names	$195,000	$191,400
Less accumulated amortization	12,429	12,429

	182,571	178,971
Customer relationships	38,930	33,600
Less accumulated amortization	4,072	1,430

	34,858	32,170
Member relationships	3,200	6,100
Less accumulated amortization	1,310	572

	1,890	5,528
Covenants not to compete and other	13,833	13,400
Less accumulated amortization	4,793	1,892

	9,040	11,508
Total intangible assets	250,963	244,500
Less accumulated amortization	22,604	16,323

	$228,359	$228,177

        The changes in the amount of goodwill are as follows:

	2003	2002
Balance as of January 1	$331,147	$247,558
Goodwill acquired:
NAIT	—	16,826
CRS	—	55,373
Rowan Simmons	—	10,666
Scanvan	17,020	—
Other acquisitions and adjustments	6,974	724

Balance as of December 31	$355,141	$331,147

        SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but rather be tested for impairment at least annually. The Company adopted the provisions of SFAS 142 effective January 1, 2002 and has discontinued the amortization of goodwill and intangible assets with indefinite useful lives. Trade names include the brand names northAmerican, Allied, Pickfords, Allied Pickfords and NAIT. Goodwill and trade names have been identified as having indefinite useful lives and were tested for impairment, using discounted estimated cash flows, consistent with the provisions of SFAS 142. The Company completed such testing and determined that there was no impairment of goodwill and trade names as of December 31, 2003.

        The amount of goodwill attributable to each reportable business segment was as follows:

	December 31, 2003	December 31, 2002
Relocation Solutions—North America	$138,134	$137,974
Relocation Solutions—Europe & Asia Pacific	147,317	127,886

Global Relocation Solutions	285,451	265,860
Network Services	66,042	61,639
Transportation Solutions	3,648	3,648

	$355,141	$331,147

        The following represents a comparison of results adjusted to exclude goodwill and trade names amortization expense:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Net income (loss), as reported	$18,950	$20,821	$(16,884)
Amortization of goodwill and trade names	—	—	10,906
Income tax provision	—	—	(974)

Adjusted net income (loss)	$18,950	$20,821	$(6,952)
Basic net income (loss) per ordinary share, as reported	$0.29	$0.33	$(0.48)
Amortization of goodwill and trademarks	—	—	$0.25
Income tax provision	—	—	$(0.02)

Adjusted basic net income (loss) per ordinary share	$0.29	$0.33	$(0.25)

Diluted net income (loss) per ordinary share, as reported	$0.27	$0.33	$(0.48)
Amortization of goodwill and trademarks	—	—	$0.25
Income tax provision	—	—	$(0.02)

Adjusted diluted net income (loss) per ordinary share	$0.27	$0.33	$(0.25)

        Amortization expense for definite-lived intangibles for the years ended December 31, 2003, 2002 and 2001 was $6,149, $3,894 and $10,906, respectively.

        Amortization of definite-lived intangible assets for the next five years is as follows:

December 31, 2003
2004	$7,343
2005	6,798
2006	6,543
2007	4,491
2008	3,461

$28,636

(8)    Other Current Liabilities

        Other current liabilities consisted of the following accruals:

	December 31, 2003	December 31, 2002
Unearned premiums and other deferred credits	$59,331	$42,732
Compensation and benefits	29,802	30,684
Outstanding checks	13,759	16,809
Customer relocation expense	12,980	6,592
Customer and agent incentives	12,772	8,412
Sales, fuel and other non-income taxes	10,558	15,902
General and administrative	10,224	7,837
Interest and interest swap agreements	3,917	3,720
Deferred purchase price consideration	3,357	7,072
Facilities expense	909	4,870
Restructuring expense	392	514
Other	10,145	9,619

	$168,146	$154,763

(9)    Income Taxes

  (a) Provision (Benefit) for Income Taxes

        The Company and its wholly owned domestic subsidiaries file a consolidated federal income tax return.

        The components of income (loss) before income taxes and cumulative effect of accounting change are:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
U.S. operations	$(2,237)	$11,168	$(41,448)
Foreign operations	30,923	21,284	24,761

	$28,686	$32,452	$(16,687)

        The provision (benefit) for income taxes includes:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Current:
Federal	$127	$3,063	$(3,802)
Foreign	8,508	7,894	6,225
State	483	1,322	938

Total current taxes	9,118	12,279	3,361
Deferred:
Federal	2,246	397	(3,003)
Foreign	(1,177)	(402)	2,613
State	(451)	(643)	(3,102)

Total deferred taxes	618	(648)	(3,492)

Provision (benefit) for income taxes	$9,736	$11,631	$(131)

  (b) Reconciliation of Statutory Rate to Effective Rate

        Total income taxes as reflected in the Consolidated Statements of Operations differ from the amounts computed by applying the statutory federal corporate tax rate as follows:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Federal income tax at statutory rate	$10,040	$11,358	$(5,840)
State income taxes, net of federal tax benefit	21	441	(1,407)
Foreign income taxes	(2,029)	551	3,066
Intangibles amortization	—	—	2,161
Other—net	1,704	(719)	1,889

Provision (benefit) for income taxes	$9,736	$11,631	$(131)

  (c) Deferred Tax Assets and Liabilities

        Deferred taxes related to the following:

	December 31, 2003	December 31, 2002
Deferred tax assets:
Property and equipment	$—	$228
Reserves, including casualty and other claims	27,163	27,481
Employee benefits	6,883	6,372
Taxes other than income taxes	2,041	1,841
Postretirement benefits other than pensions	9,181	10,143
Net operating loss carryforwards	27,457	20,088
Pension obligation	13,207	16,266
Unrealized gains and other	7,318	12,145

Total gross deferred tax assets	93,250	94,564
Less valuation allowance	660	646

Net deferred tax asset	92,590	93,918

Deferred tax liabilities:
Foreign earnings	4,319	4,319
Property and equipment	6,291	5,305
State income taxes	3,680	1,988
Intangibles	77,022	71,886

Total gross deferred tax liabilities	91,312	83,498

Net deferred tax assets	1,278	10,420
Less net current deferred tax assets	37,126	37,151

Net long-term deferred tax liability	$35,848	$26,731

        At December 31, 2003 and 2002, a valuation allowance has been established due to the uncertainty of realization of foreign net operating loss ("NOL") carryforwards. The net change in the total valuation allowance for the period ended December 31, 2003 was an increase of $14. The increase was the result of additional losses generated in jurisdictions where realization is uncertain. Federal NOL carryforwards expire between the years 2019 through 2023 and state NOL carryforwards expire between the years 2004 through 2023. Management believes it is more likely than not all other domestic deferred tax assets will be realized based on the Company's anticipated future taxable earnings or available tax planning alternatives.

        Deferred U.S. federal income taxes and non-U.S. withholding taxes have been provided by the Company on the undistributed earnings accumulated through 2001 of certain subsidiaries deemed available for dividend repatriation. The Company did not provide for U.S. federal income taxes or non-U.S. withholding taxes on approximately $57,197 and $31,320 of undistributed earnings of its foreign subsidiaries as of December 31, 2003 and 2002, respectively, because such earnings are intended to be reinvested indefinitely.

  (d) Taxing Authority Reviews

        Consolidated federal income tax returns of the Company, while owned by NS, have been examined and Revenue Agent Reports have been received for all years up to and including 1998. The Company is currently under examination for the years 1999 and 2000. NS will indemnify the Company for any tax liabilities prior to the 1998 Acquisition to the extent they were not accrued at the purchase date. Consolidated federal income tax returns of Allied have been examined and Revenue Agent Reports have been received for all years up to and including the Allied fiscal year ended September 30, 1995. Exel plc will indemnify the Company for any Allied Acquisition companies' tax liabilities related to periods prior to the Allied Acquisition.

(10)    Short-term Debt

        Short-term debt consisted of the following:

	December 31, 2003	December 31, 2002
Foreign subsidiaries' lines of credit	$848	$1,074
Mortgage warehouse facility	55,509	41,893
Relocation financing facilities	40,073	15,432
Rowan Simmons note payable	—	14,000

	$96,430	$72,399

        Certain wholly-owned foreign subsidiaries maintain credit facilities totaling $22,765. Interest is payable monthly or quarterly at the base lending rate plus margins between .85% and 1.75% (effective rates between 3.60% and 8.55% as of December 31, 2003). Commitment fees range from 0% to .60% on the non-utilized portion of an applicable credit facility. As of December 31, 2003 and 2002, the outstanding balance was $848 and $1,074, respectively. The Company has $6,761 of bank guarantees issued against these credit lines at December 31, 2003. Certain of these facilities are guaranteed by the Company.

        A subsidiary, SIRVA Mortgage, Inc., maintains a $100,000 revolving warehouse facility with an outstanding balance of $55,509 at December 31, 2003. Interest is payable monthly at London Interbank Offered Rate ("LIBOR") plus 1.50% to 3.00% (effective rate of 2.95% at December 31, 2003). A commitment fee of 0.125% is charged on the entire facility and is payable quarterly. $50,000 of the facility matures on July 31, 2004, and the remaining $50,000 matures on July 31, 2005.

        A subsidiary, SIRVA Finance Limited, and various subsidiaries of SIRVA Relocation LLC, maintain relocation financing lines in the amount of $68,711 with various European banks. The Company has an outstanding balance of $40,073 on December 31, 2003. Interest is payable monthly or quarterly depending on the lenders, at a rate of LIBOR plus 0.60%-1.50% (effective rate of 4.5%-5.4% on December 31, 2003). A commitment fee between 0% and 0.125% is charged on the undrawn balances.

        In connection with the acquisition of Rowan Simmons, the Company incurred a $14,000 note payable with a bank. Interest was paid on its maturity date of April 26, 2003 and was calculated at LIBOR plus 0.75% (effective rate of 2.17%) at December 31, 2002.

(11)    Long-term Debt

        On December 1, 2003, in connection with the Offering, the Company effected a refinancing of its existing senior credit facility with a new $600,000 senior credit facility through SIRVA Worldwide. The SIRVA Worldwide credit agreement (the "Credit Agreement") with J.P. Morgan Chase Bank and a consortium of other lenders consists of a $175,000 revolving credit facility (the "Revolving Credit Facility") and a $425,000 term loan obligation under the Credit Agreement all senior secured, and collateralized by substantially all of the assets of the Company.

        For the year ended December 31, 2003, the Company recognized $37,588 of debt extinguishment expense, consisting of $24,951 of bond tender premium on the 13 3/8% senior subordinated notes, a $12,637 write-off of deferred debt issuance costs on the prior senior credit facility and indenture and a $1,308 write-off of unrecognized interest rate hedging losses in connection with the debt refinancing to interest expense.

        The Company's previous credit agreement bore interest at variable interest rates and consisted of a revolving credit facility and two term loans: Note Payable—Tranche A and Note Payable—Tranche B, which were paid off as a result of the refinancing and the Offering. The revolving credit facility was due in November 2006. The term loans were due in 2006 and 2007.

        The previous credit agreement, as amended and restated, governing Note Payable—Tranche A, Note Payable—Tranche B and the revolving credit facility contained a number of covenants that limited, among other things, the incurrence of additional indebtedness, the incurrence of capital lease obligations and purchase of operating property, and the payment of dividends. The previous credit agreement also required the Company to maintain certain financial tests, including a consolidated interest coverage ratio and a leverage ratio, and includes a general lien on certain of the Company's assets. The agreement also included certain cross-default provisions such that a default under any other loan agreements by the Company would cause a default in the Credit Agreement.

        Long-term debt consisted of the following:

	December 31, 2003	December 31, 2002
Revolving credit facility	$—	$27,000
Term loan	415,000	—
Note payable—Tranche A	—	120,000
Note payable—Tranche B	—	209,887
Senior subordinated notes	11,025	150,000
Senior discount loan	—	56,578
Other	1,998	16,657

Total debt	428,023	580,122
Less current maturities	560	22,412

Total long-term debt	$427,463	$557,710

  (a)    Revolving Credit Facility

        Under the Revolving Credit Facility, as amended and restated, SIRVA Worldwide may borrow up to $175,000, which includes a $10,000 swing line subfacility and a $50,000 letter of credit subfacility, until its scheduled maturity on December 1, 2009. Advances must be made in increments of no less than $5,000 or multiples of $1,000 in excess thereof. If lesser amounts are required, then the swing line subfacility may be activated. Borrowing under the Revolving Credit Facility was $0 at December 31, 2003. A commitment fee of 0.5% is charged on the unused portion of the Revolving Credit Facility and is payable quarterly. SIRVA Worldwide had outstanding letters of credit of $11,045 at December 31, 2003, primarily in conjunction with its insurance agreements. SIRVA Worldwide has available credit of $163,955 at December 31, 2003.

        Interest is payable at ABR rates (based on prime), plus a margin of 1.25% (effective rate of 5.25% as of December 31, 2003) or LIBOR, plus a margin of 2.25% (effective rate of 3.42% as of December 31, 2003). The weighted-average interest rate for the year ended December 31, 2003 was 3.58%. The rate selected is determined by the facility/subfacility from which the borrowings are drawn, the maturity date of the loan and the required notice of the borrowing. ABR interest is payable at the end of each quarter, and LIBOR interest is payable in arrears on the last day of the loan period for loans less than three months and at the end of each quarter for loans greater than three months. Principal is repaid as funds are available.

  (b)    Term Loan

        SIRVA Worldwide has $415,000 of term debt outstanding at December 31, 2003. Principal and interest payments are paid quarterly commencing on March 31, 2004 through maturity on December 1, 2010. Interest is payable at ABR plus 1.50% or LIBOR plus 2.50%. Rates are subject to a 0.25% reduction upon obtainment of qualifying reductions in our leverage ratio. The loan was accruing interest at LIBOR plus 2.50% (3.67%) on December 31, 2003.

        The Credit Agreement governing the term loan and the Revolving Credit Facility contains a number of covenants that limit, among other things, the incurrence of additional indebtedness, the incurrence of capital lease obligations and purchase of operating property, and the payment of dividends to the Company. While the Credit Agreement generally permits dividends and distributions on the capital stock of SIRVA Worldwide's subsidiaries to

SIRVA Worldwide, such dividends and distributions from SIRVA Worldwide to the Company are limited to 20% of net income, subject to exceptions for transfers to fund the Company's operating expenses in the ordinary course of business. The Credit Agreement also requires SIRVA Worldwide to maintain certain financial tests, including a consolidated interest coverage ratio and a leverage ratio beginning on March 31, 2004, and includes a general lien on certain of SIRVA Worldwide's assets. The agreement also includes certain cross-default provisions such that a default under any other loan agreements in excess of an amount defined as material by SIRVA Worldwide would cause a default in the Credit Agreement.

  (c)    Senior Subordinated Notes

        In connection with the Allied Acquisition, the Company, through its wholly owned subsidiary, NAVL, issued $150,000 aggregate principal amount of 13 3/8% Senior Subordinated Notes ("Senior Subordinated Notes") due December 1, 2009. Each note bears interest at a rate of 13 3/8% per annum and is payable in semiannual installments on June 1 and December 1 each year to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date.

        The Senior Subordinated Notes are unsecured senior subordinated indebtedness of NAVL. They are subordinated in right of payment, as set forth in the Senior Subordinated Notes Indenture ("Indenture"), to the payment when due in full cash of all existing and future senior indebtedness of NAVL. These Senior Subordinated Notes have been guaranteed by certain domestic subsidiaries of NAVL.

        In connection with the Offering, the Company retired $138,975 of these notes. The notes were retired via a purchase and consent offering that included the adoption of amendments to the indenture eliminating or modifying provisions contained therein. Significant changes included elimination of SEC reporting requirements for NAVL, limitation on indebtedness and limitation on sales of assets.

  (d)    Senior Discount Loan

        In connection with the Offering, the Company redeemed its Senior Discount Loan for $65,157 of accreted value. The Senior Discount Loan was due in December 2007, and had accreted at a rate of 16.0% per annum.

  (e)    Other

        In connection with the Offering, the Company redeemed for $16,396 Seller Note A, which was due in May 2007, and Seller Note B, which was due in 2012.

        Future maturities of long-term debt are as follows:

December 31, 2003
2004	$560
2005	4,649
2006	4,573
2007	4,474
2008	4,510
Thereafter	409,257

$428,023

        The fair value of the Company's long-term debt approximates the carrying amount based on the present value of cash flows discounted at the current rates offered to the Company on similar debt instruments.

(12)    Capital and Operating Leases

        During 2003, the Company entered into one building lease agreement and two transportation equipment lease agreements totaling $7,951 (non-cash). The leases are being accounted for as capital leases and require the Company to pay customary operating and repair expenses that will keep the assets in roadworthy and appropriate condition through termination dates between 2007 and 2013. The leases do not contain purchase options.

        During 2002, the Company entered into two vehicle and one communications equipment lease agreements totaling $1,338 (non-cash). The leases are being accounted for as capital leases and require the Company to pay customary operating and repair expenses that will keep the assets in roadworthy and appropriate condition through the termination dates of 2007 and 2012. The leases do not contain purchase options.

        The Company has noncancelable lease commitments under operating leases for rental of office space, warehouse facilities, transportation equipment and office equipment. The Company's rental expense under these operating leases was $78,713, $58,911 and $52,348 for the years ended December 31, 2003, 2002 and 2001, respectively.

        Future minimum rental payments under capital lease obligations and operating leases at December 31, 2003 are as follows:

	Capital Leases	Operating Leases
2004	$5,564	$68,353
2005	5,186	56,289
2006	5,042	44,057
2007	4,006	39,457
2008	3,096	30,208
Thereafter	2,734	112,883

Total minimum lease payments	25,628	$351,247

Less interest	3,005

Present value of net minimum lease payments	22,623
Less current portion	4,551

Long-term portion of capital lease obligation	$18,072

        Assets under capital leases consist of the following:

	December 31, 2003	December 31, 2002
Transportation equipment	$27,684	$29,939
Buildings and improvements	5,023	—

	32,707	29,939
Less accumulated depreciation	(9,808)	(10,861)

	$22,899	$19,078

(13)    Retirement and Postretirement Medical Plans

  (a) Defined Benefit Plans

        The Company has several defined pension plans covering substantially all of its domestic employees and certain employees in other countries. Pension benefits earned are generally based on years of service and compensation during active employment; however, the level of benefits and terms of vesting may vary among plans. Pension plan assets are administered by trustees and are principally invested in equity securities, fixed income securities and pooled separate accounts. The funding of pension plans is determined in accordance with statutory funding requirements.

        The domestic defined pension plans were amended effective April 1, 2002, for the purpose of combining the plans into one benefit plan covering all domestic employees. This single pension plan was then frozen effective December 31, 2002, which triggered curtailment accounting treatment due to the elimination of benefits earned for future years of service. The curtailment amounts recorded are reflected in the table below.

        The Company also has an Excess Benefit Plan and an Executive Retirement and Savings Plan that are unfunded nonqualified plans that provide retirement benefits not otherwise provided under the qualified plan because of the benefit limitations imposed by Section 415 and 401(a)(17) of the Internal Revenue Code. These Plans ensure that an executive receives the total pension benefit to which he/she otherwise would be entitled, were it not for such limitations. The expense associated with the Excess Benefit Plan is included within the Pension Benefits table below. For the years ended December 31, 2003, 2002 and 2001, the expense associated with the Executive Retirement and Savings Plan was $195, $556 and $496, respectively.

        In addition, the Overlap Benefit Plan for various domestic employees, an unfunded, nonqualified retirement plan, provides retirement benefits forfeited by the highly compensated employees under the Qualified Plan because of the changes to the retirement plan formula that were effective April 18, 1989.

        The U.K. pension scheme was amended in December 2003 with the effective date of amendment commencing April 2004. The amendment alters the level of benefits received for a substantial portion of participants in the plan and resulted in curtailment accounting treatment. The curtailment gain did not result in any immediate income recognition for 2003. The curtailment amounts recorded are reflected in the table below.

        Information on the Company's domestic and foreign defined benefit plans and amounts recognized in the Company's consolidated balance sheets, based on actuarial valuation, is as follows:

	Combined Plans Excluding United Kingdom		United Kingdom
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Change in Benefit Obligation
Benefit obligation at beginning of period	$104,690	$96,897	$64,306	$52,293
Service cost	16	2,660	4,233	3,793
Interest cost	6,909	6,964	3,626	3,307
Plan participants' contribution	—	—	1,565	1,764
Actuarial (gain)/loss	7,519	11,022	4,268	(1,758)
Plan amendments	—	(4,901)	—	—
Curtailments	—	(3,142)	(4,091)	—
Benefits paid	(5,223)	(5,019)	(1,762)	(644)
Currency translation	205	209	7,402	5,551

Benefit obligation at end of period	$114,116	$104,690	$79,547	$64,306

Change in Plan Assets
Fair value of plan assets at beginning of period	$65,513	$80,404	$57,915	$62,544
Actual return on plan assets	14,740	(9,979)	9,214	(12,390)
Employer contribution	2,563	12	1,548	—
Plan participants' contribution	—	—	1,565	1,764
Benefits paid	(5,109)	(4,924)	(1,762)	(644)
Currency translation	—	—	6,039	6,641

Fair value of plan assets at end of period	$77,707	$65,513	$74,519	$57,915

Funded Status Reconciliation
Funded status	$(36,409)	$(39,177)	$(5,028)	$(6,391)
Unrecognized net actuarial loss	40,375	44,636	9,334	18,169
Net transition obligation	—	—	—	(5,330)

Prepaid benefit cost	3,966	5,459	$4,306	$6,448

Minimum liability adjustment	(40,375)	(44,636)

Accrued benefit liability	$(36,409)	$(39,177)

Amounts Recognized in the Consolidated Balance Sheet
Prepaid pension asset at beginning of year	$—	$—	$6,448	$8,103
Accrued benefit liability	(36,409)	(39,177)	—	—
Accumulated other comprehensive income	40,375	44,636	—	—
Net change in prepaid benefit	—	—	(2,142)	(1,655)

Net amount recognized	$3,966	$5,459	$4,306	$6,448

        At December 31, 2003 and 2002, the Combined Plans excluding United Kingdom accumulated benefit obligation was the same as the benefit obligation noted above, due to the freezing of the plan on December 31, 2002. At December 31, 2003 and 2002, the U.K. accumulated benefit obligation was $74,489 and $57,644, respectively.

        The cumulative income tax impact of the accumulated other comprehensive income line item shown in the table above was $14,131 and $17,854 as of December 31, 2003 and 2002, respectively. The changes within stockholders' equity in Note 17 are presented net of tax.

        The following actuarial assumptions were used for the Company's benefit obligations under the plans at December 31:

	Combined Plans Excluding United Kingdom			United Kingdom
	2003	2002	2001	2003	2002	2001
Weighted-average Assumptions
Discount rate	6.25%	6.75%	7.25%	5.60%	5.60%	5.75%
Expected return on plan assets	9.00%	9.00%	9.00%	7.75%	7.75%	7.75%
Rate of compensation increase	N/A	4.00%	4.00-5.00%	4.40%	4.00%	4.00%

        The Company's expected rate of return on plan assets is determined by the plan assets' historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. In 2003, the Company maintained the expected return on plan assets at 9.00%. In developing its expected long-term rate of return assumption, the Company evaluated input from its independent financial advisor, including their review of the Company's pension asset class 10-year weighted-average returns for each of the last 10 years. The average 10-year return by year is 11.7%. The Company anticipates that its investment managers will generate long-term returns of at least 9.00%.

        The rate of compensation increase for 2003 is N/A as the plan was curtailed in 2002; therefore, participants are not accruing service benefits.

        The Company's U.S. pension plan asset allocation was as follows:

	Percentage of Fair Value Plan Assets
	2004 Target	December 31, 2003	December 31, 2002
U.S. Plans Asset Category
Equity securities	60%-70%	69%	68%
Debt securities	30%-40%	30%	32%
Other	—	1%	0%

Total	100%	100%	100%

        The Company's investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of the Company's plan assets is broadly characterized as a 65%/35% allocation between equity and debt securities. The strategy utilizes indexed U.S. and non-U.S. equity securities and actively managed investment grade debt securities. The Company attempts to mitigate investment risk by rebalancing between equity and debt asset classes as the Company's contributions and monthly benefit payments are made.

        The Company intends to fund at least the minimum amount required under the Employee Retirement Income Security Act of 1974, as amended, for its domestic plans and the Pensions Act 1995 for its U.K. plan. The Company is not required to make contributions in 2004, as determined by minimum required contribution calculations; however, discretionary contributions could be made pending future funding considerations and asset performance significantly above or below the assumed long-term rate of return on pension assets.

        Information on the Company's significant domestic and foreign defined benefit plans and amounts recognized in the Company's consolidated statements of operations, based on actuarial valuation, is as follows:

	Combined Plans Excluding United Kingdom			United Kingdom
	December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2003	December 31, 2002	December 31, 2001
Components of Net Periodic Benefit Cost
Service cost	$16	$2,660	$2,926	$4,233	$3,793	$3,136
Interest cost	6,909	6,964	6,657	3,626	3,307	3,179
Expected return on plan assets	(5,785)	(7,036)	(7,837)	(4,645)	(5,411)	(5,710)
Amortization of recognized actuarial loss	2,815	1,075	135	794	827	68

Net periodic benefit cost	3,955	3,663	1,881	4,008	2,516	673
Prior service benefit curtailment gain	—	(4,531)	—	—	—	—

Net periodic benefit cost after curtailment and settlements	$3,955	$(868)	$1,881	$4,008	$2,516	$673

        The following actuarial assumptions were used to determine the Company's net pension cost for the year ended December 31:

	Combined Plans Excluding United Kingdom			United Kingdom
	2003	2002	2001	2003	2002	2001
Weighted-average Assumptions
Discount rate	6.75%	7.25%	7.50%	5.60%	5.75%	6.00%
Expected rate of return on plan assets	9.00%	9.00%	9.00%	7.75%	7.75%	7.75%
Rate of compensation increase	N/A	4.00%	4.00%	4.00%	4.00%	4.25%

        The rate of compensation increase for 2003 is N/A as the plan was curtailed in 2002; therefore, participants are not accruing service benefits.

        The Company recognizes an accrued benefit liability in its financial statements for its unfunded Excess Benefit Plan and Overlap Benefit Plan. The accrued benefit cost at December 31, 2003 and 2002 included $1,468 and $1,228, respectively, related to this liability.

        The Company's Canadian subsidiary, ALNAV Platinum Group, Inc., has a defined benefit plan (the "Canada Plan") with the benefits generally based upon years of service and the highest five-year average salary during employment. As of December 31, 2003 and 2002, the accumulated benefit obligation of accrued pension benefits was $719 and $1,494, respectively, and the aggregate market value of pension plan assets was $1,089 and $1,669, respectively. As of December 31, 2003 and 2002, the prepaid pension cost was $370 and $175, respectively. The expense associated with the plan for the years ended December 31, 2003, 2002 and 2001 was $68, $59 and $53, respectively. The Canada Plan terminated as of January 1, 2001. Pursuant to the Canadian Pension Benefits Standards Act, pension benefits accrued as of January 1, 2001 are fully vested for all affected members, and wind-up notices were distributed to them on December 27, 2000. The Office of the Superintendent of Financial Institutions has approved the wind-up report. Distribution of assets is expected to occur during 2004.

  (b) Postretirement Medical Plan

        The Company has a nonpension postretirement benefit plan for certain domestic employees that provides specific health care and death benefits to eligible retired employees. Under the present plan, which may be amended or terminated at the Company's option, a defined percentage of health care expenses is covered, after reductions for any deductibles, co-payments, Medicare payments and, in some cases, coverage provided by other group insurance policies. The cost of such health care coverage to a retiree may be determined in part by a retiree's years of vested service with the Company prior to retirement. Death benefits are based on a fixed amount at time of retirement.

        The plan covering certain domestic employees was amended effective April 1, 2002 to include substantially all of its domestic employees. This amendment also eliminated benefits after age 65. Effective December 31, 2002, the plan was amended to eliminate any subsidies to employees that have not reached 50 years of age with a minimum of 10 years of service as of December 31, 2002. This amendment triggered curtailment accounting treatment. The curtailment amounts recorded are reflected in the table below.

	December 31, 2003	December 31, 2002
Change in Benefit Obligation
Benefit obligation at beginning of period	$16,733	$18,990
Service cost	117	764
Interest cost	1,197	1,201
Plan participants' contribution	104	77
Actuarial loss	2,434	3,137
Plan amendments	—	(5,330)
Curtailment gains	—	(1,225)
Benefits paid	(1,453)	(881)

Benefit obligation at end of period	$19,132	$16,733

Plan Status Reconciliation and Amounts Recognized in the Consolidated Balance Sheets
Plan status	$(19,132)	$(16,733)
Unrecognized net actuarial loss	3,300	614

Accrued benefit cost and net amount recognized	$(15,832)	$(16,119)

        The following actuarial assumptions were used for the Company's postretirement benefit obligations at December 31:

	2003	2002	2001
Weighted-average Assumptions
Discount rate	6.00%	6.75%	7.25%
Health care cost trend rates	11.00%	12.00%	8.50%

	December 31, 2003	December 31, 2002	December 31, 2001
Components of Net Periodic Benefit Cost
Service cost	$117	$764	$1,158
Interest cost	1,197	1,201	1,293
Amortization of recognized actuarial (gain)/loss	(252)	(346)	12

Net periodic benefit cost	1,062	1,619	2,463
Prior service benefit curtailment gain	—	(2,839)	—

Net periodic benefit cost after curtailment	$1,062	$(1,220)	$2,463

        The following actuarial assumptions were used for the Company's net postretirement cost for the years ended December 31:

	2003	2002	2001
Weighted-average Assumptions
Discount rate	6.75%	7.25%	7.50%
Health care cost trend rate	12.00%	8.50%	7.00%

        The health care cost trend rate was assumed to decrease gradually to 5.0% for 2010 and remain at that level thereafter.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	One-Percentage Point
	Increase	Decrease
Effect on total of service and interest cost components	$152	$(131)
Effect on postretirement benefit obligation	$2,360	$(2,029)

        In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act established a prescription drug benefit under Medicare ("Medicare Part D"), and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

        In January 2004, the FASB issued FASB Staff Position No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-1"). The Company has elected to defer accounting for the economic effects of the Act, as permitted by FSP 106-1. Therefore, in accordance with FSP 106-1, the accumulated postretirement benefit obligation and net period postretirement benefit cost included in the consolidated financial statements and disclosed above do not reflect the effects of the Act. Specific authoritative guidance on accounting for the federal subsidy is pending. The final issued guidance could require a change to previously reported information.

  (c) Defined Contribution Plans

        In 1994, one of the Company's U.K. subsidiaries, North American (U.K.), Ltd., established a contributory defined contribution plan for eligible employees. The plan is funded through contributions from employees, generally 3% of earnings, which are matched by the Company. The expense associated with the plan was $36, $62 and $36 for the years ended December 31, 2003, 2002 and 2001, respectively.

        Effective April 1, 2002, the Allied Van Lines, Inc. Profit Sharing and Retirement Savings Plan was merged with the NAVL Employees Savings Plan and Trust and was renamed the SIRVA Employee Retirement Savings Plan. The plan qualifies under Section 401(a) and 401(k) of the Internal Revenue Code. The Company made contributions of $2,733, $0 and $1,225 for the years ended December 31, 2003, 2002 and 2001, respectively.

(14)    Postemployment Medical Plan

        The Company provides certain postemployment health care continuation benefits to inactive SIRVA Worldwide employees and their dependents during the period following employment but before retirement. A plan change was enacted in 2003 that substantially reduced the liability associated with this plan as the health care continuation benefits for inactive employees and their dependents would cease at the end of 2003. Beginning in January 2004, the inactive employees and their dependents could continue to receive benefits through the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to 29 months, with the COBRA premiums being paid by the Company. As of December 31, 2003 and 2002, the accumulated postemployment benefit obligation for such benefits was $563 and $1,936, respectively. The (income) expense associated with the plan was $(493), $152 and $789 for the years ended December 31, 2003, 2002 and 2001, respectively. Included in 2003 plan income was a $1,045 gain from the plan amendment.

(15)    Incentive Compensation

        The Company maintains a Management Incentive Plan for certain executives and key management employees. The plan is administered by the board of directors, whose members do not participate in the plan. For the year ended December 31, 2001, the Company also maintained a Performance Incentive Plan for eligible employees not included in the Management Incentive Plan. The Performance Incentive Plan was discontinued after December 31, 2001. The plan was administered by the Vice President of Compensation and Benefits, who did not participate in the plan. Incentive compensation was based upon achievement of certain predetermined corporate performance goals. The expense associated with both of the incentive plans was $7,601, $4,500 and $147 for the years ended December 31, 2003, 2002 and 2001, respectively, as a component of general and administrative expense.

        In addition to the Management Incentive Plan and the Performance Incentive Plan, the Company administers several other incentive plans that were in place prior to the acquisitions of Allied, NAIT and CRS. These plans are administered by the Vice President of Compensation and Benefits and are based on achievement of certain predetermined segment performance goals. The expense associated with these plans was $1,029, $2,661 and $952 for the years ended December 31, 2003, 2002 and 2001, respectively as a component of general and administrative expense.

(16) Other Long-Term Liabilities

        Other long-term liabilities consisted of the following:

	December 31, 2003	December 31, 2002
Long-term pension	$37,014	$39,143
Long-term post-retirement benefit	14,379	15,238
Deferred compensation	4,461	4,237
Other	7,516	13,035

	$63,370	$71,653

(17) Stockholders' Equity, Redeemable Common Stock and Redeemable Junior Preferred Stock

        Following is an analysis of stockholders' equity, redeemable common stock and redeemable junior preferred stock:

	Total	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Common Stock	Common Stock Purchase Warrant	Additional Paid-in- Capital	Unearned Compensation	Treasury Stock	Redeemable Common Stock	Redeemable Junior Preferred Stock
Balance at December 31, 2000	$94,042	$(43,557)	$(5,641)	$413	$655	$143,097	$—	$(925)	$6,057	$26,417
Comprehensive income (loss):
Net loss	(16,884)	(16,884)	—	—	—	—	—	—	—	—
Derivative transactions:
Cumulative effect of accounting change, net of tax of $219	328	—	328	—	—	—	—	—	—	—
Unrealized hedging loss, net of tax benefit of $(1,551)	(2,326)	—	(2,326)	—	—	—	—	—	—	—
Net change in unrealized holding loss on available-for-sale securities, net of tax benefit of $(104)	(157)	—	(157)	—	—	—	—	—	—	—
Minimum pension liability, net of tax benefit of $(5,424)	(8,136)	—	(8,136)	—	—	—	—	—	—	—
Foreign currency translation adjustment, net of tax benefit of $(1,371)	(2,056)	—	(2,056)	—	—	—	—	—	—	—

Total comprehensive loss	(29,231)	—	—	—	—	—	—	—	—	—
Accretion of redeemable common stock	(157)	—	—	—	—	(157)	—	—	157	—
Stock repurchases	(142)	—	—	—	—	—	—	(142)	(2,238)	—
Common stock reclass	710	—	—	2	—	708	—	—	(710)	—
Accretion of junior preferred stock	(3,364)	—	—	—	—	(3,364)	—	—	—	3,364
Taxes paid	—	—	—	—	—	—	—	—	—	(1,442)

Balance at December 31, 2001	$61,858	$(60,441)	$(17,988)	$415	$655	$140,284	$—	$(1,067)	$3,266	$28,339
Comprehensive income (loss):	—	—	—	—	—	—	—	—	—	—
Net income	20,821	20,821	—	—	—	—	—	—	—	—
Unrealized hedging gain, net of tax of $1,308	1,962	—	1,962	—	—	—	—	—	—	—
Net change in realized holding loss on available-for-sale securities, net of tax benefit of $(963)	(1,444)	—	(1,444)	—	—	—	—	—	—	—
Minimum pension liability, net of tax benefit of $(12,207)	(18,311)	—	(18,311)	—	—	—	—	—	—	—
Foreign currency translation adjustment, net of tax of $4,471	6,706	—	6,706	—	—	—	—	—	—	—
Total comprehensive income	9,734	—	—	—	—	—	—	—	—	—
Stock repurchases	(1,181)	—	—	—	—	—	—	(1,181)	(712)	—

Issuance of common stock	61,494	—	—	137	—	61,357	—	—	4,821	—
Accretion of junior preferred stock	(3,609)	—	—	—	—	(3,609)	—	—	—	3,609
Taxes paid	—	—	—	—	—	—	—	—	—	(1,547)

Balance at December 31, 2002	$128,296	$(39,620)	$(29,075)	$552	$655	$198,032	$—	$(2,248)	$7,375	$30,401
Comprehensive income (loss):
Net income	18,950	18,950	—	—	—	—	—	—	—	—
Unrealized hedging loss, net of tax benefit of $(68)	(212)	—	(212)	—	—	—	—	—	—	—
Net change in unrealized holding gain on available-for-sale securities, net of tax of $44	(112)	—	(112)	—	—	—	—	—	—	—
Minimum pension liability, net of tax of $3,723	538	—	538	—	—	—	—	—	—	—
Foreign currency translation adjustment, net of tax of $5,699	10,319	—	10,319	—	—	—	—	—	—	—

Total comprehensive income	29,483	—	—	—	—	—	—	—	—	—
Unearned compensation	161	3,390	(3,229)
Accretion of redeemable common stock	(352)	—	—	—	—	(352)	—	—	352	—
Redemption of redeemable common stock	—	—	—	—	—	—	—	—	(1,484)	—
Treasury stock purchase	(22)	—	(22)
Issuances of common stock	251,033	—	—	136	—	250,897	—	—	5,535	—
Stock issuance costs	(23,128)	(23,128)	—
Accretion of junior preferred stock	(1,901)	—	—	—	—	(1,901)	—	—	—	1,901
Taxes paid	—	—	—	—	—	—	—	—	—	(815)
Reclassify to junior preferred obligation	—	—	—	—	—	—	—	—	—	(31,487)
Reclassify redeemable common stock to common stock	11,778	—	—	42	—	19,584	—	(7,848)	(11,778)	—

Balance at December 31, 2003	$395,348	$(20,670)	$(18,542)	$730	$655	$446,522	$(3,229)	$(10,118)	$—	$—

  (a)  Initial Public Offering

        The Company effected an initial public offering of its common stock on November 24, 2003, pursuant to a registration statement, No. 333-108185, as amended, under the Securities Act of 1933, as amended.

  (b) Common Stock Purchase Warrant

        In connection with the Allied Acquisition, the Company issued a common stock purchase warrant to an affiliate of Exel plc. The warrant entitles the holder to purchase 2,773,116 shares of common stock of the Company, par value $.01 per share, at an exercise price of $12.62 per share. The warrant expires in November 2004 and contains customary anti-dilution protections. In addition, the warrant and any shares issued upon its exercise are subject to certain transfer restrictions. This warrant has been accounted for at fair value on the date of acquisition and was included in the purchase price allocation performed following the Allied Acquisition.

  (c) Unearned Compensation

        For the year ended December 31, 2003, the Company recognized $3,537 of non-cash equity-based compensation expense in relation to stock subscriptions and stock option grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of the Company's common and redeemable common stock on the date of grant in accordance with APB 25. The total non-cash equity-based compensation expense to be recognized by the Company in respect of these transactions is $6,766. At December 31, 2003, the Company has recorded $3,229 of unearned compensation and expects to recognize $1,493, $865, $516, $272 and $83 in each of 2004, 2005, 2006, 2007 and 2008, respectively.

  (d) Redeemable Common Stock

        Certain key employees of the Company who held common stock may have required the Company to repurchase all of the shares held upon termination by the Company without cause, or death, disability or retirement at normal retirement age. This repurchase right terminated upon the Offering and as a result, these securities were reclassified to common stock.

  (e) Redeemable Junior Preferred Stock

        In connection with the Allied Acquisition, the Company issued 24,500 shares of junior preferred stock, due in 2010, to an affiliate of Exel plc, having an initial liquidation preference of $24,500. The dividend rate on this junior preferred stock was 12.4% compounded quarterly and was cumulative. Due to Exel plc being a foreign entity, IRS regulations require withholding taxes to be paid with each quarterly dividend, even if the dividend is notational only. All withholding payments made by the Company reduced the price the Company paid to redeem this stock.

        As of July 1, 2003, as required by SFAS 150, the Company reclassified $31,487 of redeemable junior preferred stock to redeemable junior preferred obligation, a long-term liability. The accretion of dividends of $1,901, $3,609 and $3,364 for the years ended December 31, 2003, 2002 and 2001, respectively, was accounted for as a non-cash transaction.

        In connection with the Offering, the redeemable junior preferred obligation was redeemed in full. For the year ended December 31, 2003, the Company recorded $1,815 of interest expense on the redeemable preferred obligation since July 1, 2003, which previously would have been treated as accretion of junior preferred stock dividends.

  (f) Stock Split

        On November 7, 2003, the Company's board of directors approved a stock split of 3.17 for 1 of its common stock by way of a reclassification. The reclassification was effected through a restated certificate of incorporation, which the Company filed with the Secretary of State of the State of Delaware on November 10, 2003 and which became effective on November 24, 2003. The restated certificate of incorporation also increased the number of authorized shares of the Company's common stock to 500,000,000. The Company's board of directors and its stockholders approved the restated certificate of incorporation on November 6, 2003. Accordingly, all share and per share information in this report give effect to the reclassification.

(18)    Stock Option Plans

        Prior to the Offering, the Company maintained a stock option plan (the "Option Plan") for officers and other key employees that provided for the offer of up to 3,170,000 shares of its common stock and the granting of options to acquire up to 6,340,000 shares of its common stock. The administrator of the Option Plan was SIRVA's board of directors. Under the Option Plan, Service Options and, in certain cases, Performance Options were granted with each share of stock sold to the officers and other key employees. Service Options were vested in equal annual installments on each of the first five anniversaries of the grant date. Performance Options were vested dependant on achievement of cumulative earnings targets, or if not vested sooner, become vested on the ninth anniversary of the grant date. All options granted expire after 10 years from the grant date. On January 1, 2001, the Company discontinued the granting of Performance Options.

        For the year ended December 31, 2003, the Company recognized $3,537 of non-cash equity-based compensation expense in relation to stock subscriptions and stock options grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of our common and redeemable common stock on the date of grant in accordance with APB 25. The total non-cash equity-based compensation expense to be recognized by us in respect of these transactions is $6,766. We expect to recognize $1,493, $865, $516, $272, and $83 in each of 2004, 2005, 2006, 2007 and 2008, respectively.

        Subsequent to the Offering, the Company maintains the SIRVA, Inc. Omnibus Stock Incentive Plan (the "Omnibus Plan") for any non-employee member of the Company's board of directors, officer or employee of the Company or any of the Company's subsidiaries, including any prospective employee, and any of the Company's consultants or advisors. The Omnibus Plan provides for the offer of up to 7,600,000 shares of the Company's common stock. The Omnibus Plan will provide for the award to eligible participants of stock options, including incentive stock options (within the meaning of section 422 of the Internal Revenue Code), stock appreciation rights, performance stock and performance units, restricted stock and restricted stock units, and deferred stock units. Unless otherwise provided in a participant's option agreement, the exercise price of the options will be (and in 2003, was) at least equal to the closing price of the Company's common stock on the trading date immediately prior to the grant date; hence, no compensation expense is recognized.

        Information with respect to the options granted under the Option Plan is as follows:

	# of Shares	Weighted-Avg. Exercise Price
Outstanding at December 31, 2000	2,896,683	$4.22
Options granted	481,650	4.48
Options cancelled	(1,219,880)	4.31
Outstanding at December 31, 2001	2,158,453	4.24
Options granted	2,321,308	4.48
Options cancelled	(315,605)	4.48
Outstanding at December 31, 2002	4,164,156	4.35
Options granted	2,264,302	13.28
Options cancelled	(569,586)	4.37
Outstanding at December 31, 2003	5,858,872	$7.80

        The weighted-average remaining contractual life of these options is 8.36 years. At December 31, 2003, 2002 and 2001, the number of options that were exercisable were 1,538,322, 1,013,785 and 837,197, respectively.

        As of December 31, 2003, stock options outstanding have exercise prices of $3.15, $4.48, $5.84 and $18.50 per share.

(19)    Commitments and Contingencies

  (a) Legal Matters

        The Company was a defendant in a personal injury suit resulting from a 1996 accident involving one of its agent's drivers. The case was tried in 1998, and the Company was found liable. After appeals, a final judgment of $15,229 was rendered in 2002 and fully paid by the Company and two of its insurers. After certain insurance payments and reimbursements, the Company has paid $7,637, which the Company believes is fully reimbursable by insurance; however, one of the Company's several co-insurers of this case has filed suit, contesting its coverage obligations. The Company filed a counterclaim and cross-claim seeking reimbursement for all remaining amounts that the Company paid in satisfaction of the judgment and associated costs and expenses. The Company filed a motion for summary judgment in August 2003, and the court issued a final award to the Company. TIG has recently filed a motion asking for a new trial. The Company has a reserve that the Company considers appropriate in the circumstances.

        The Company has produced and is producing records in response to grand jury subpoenas issued in connection with an investigation being conducted by attorneys in the Department of Justice Antitrust Division through a grand jury in the Eastern District of Virginia. The Company is cooperating with the investigation and understands that numerous other companies have received similar subpoenas.

        Some of the Company's moving services operations in Europe are being investigated by European antitrust regulators. The investigations are in the very early stages and involve certain anticompetitive practices. The investigations could expose the Company to administrative and other penalties. The Company is cooperating with the investigations, which the Company expects will take several years to complete. Management believes that, based on information currently available to it, the outcome of the Department of Justice and European antitrust investigations will not have a material adverse impact on the Company's overall operations or financial condition, although there can be no assurance that it will not. Any potential penalties, however, may have a material impact on the Company's earnings in the period in which they are recognized.

        The Company and certain subsidiaries are defendants in numerous lawsuits relating principally to motor carrier operations. In the opinion of management, after consulting with its legal counsel, the amount of the Company's ultimate liability resulting from these matters should not materially affect the Company's financial position, results of operations or liquidity.

  (b) Environmental Matters

        The Company has been named as a potentially responsible party ("PRP") in two environmental cleanup proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar state statutes. Based on all known information, the Company believes that the cost to resolve liability at these sites will not be materially or significantly larger than the reserves established, which totaled $35 as of December 31, 2003 and 2002, respectively. These reserves are based upon the Company's allocation of the total estimated cleanup costs as a de minimis contributor, pursuant to agreed orders executed with the Indiana Department of Environmental Management and the U.S. Environmental Protection Agency. The Company has made no provision for expected insurance recovery. The Company could incur significant unanticipated costs, however, if additional contamination is found at these sites, or if it is named as a PRP in other proceedings.

        The Company owns or has owned and leases or has leased facilities at which underground storage tanks are located and operated. Management believes that the Company has taken the appropriate and necessary action with regard to releases that have occurred. Based on its assessment of the facts and circumstances now known and after consulting with its legal counsel, management believes that it has recorded appropriate estimates of liability for those environmental matters of which the Company is aware. Further, management believes it is unlikely that any identified matters, either individually or in aggregate, will have a material effect on the Company's financial position, results of operations or liquidity. As conditions may exist on these properties related to environmental problems that are latent or as yet unknown, there can be no assurance that the Company will not incur liabilities or costs in the future, the amount of which cannot be estimated reliably at this time.

  (c) Purchase Commitments

        The Company has entered into certain purchase commitments of $8,098 for software licenses and transportation equipment at December 31, 2003 and $6,263 for software licenses and transportation equipment at December 31, 2002.

        On July 1, 2002, the Company entered into a 10-year purchase commitment with Covansys Corporation and Affiliated Computer Services, Inc. to provide selected outsourcing services for the Company's domestic information systems infrastructure, including data center operations and telecommunications and certain application software development. Covansys Corporation is a related party, as approximately 24.2% of its outstanding common stock is owned by Fund VI. As of December 31, 2003, the remaining purchase commitment was $158,954. For the years ended December 31, 2003 and 2002, the Company paid Covansys $7,407 and $2,997, respectively.

(20)    Financial Instruments

        The Company utilizes interest rate agreements and foreign exchange contracts to manage interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and international operating activities. The Company does not utilize financial instruments for trading purposes. The counterparties to these contractual arrangements are financial institutions with which the Company also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, the Company does not anticipate nonperformance by the other parties, and no material loss would be expected from their nonperformance. Interest rate swap agreements and foreign exchange instruments with the Company's credit agreement banks are borrower obligations under the credit agreement; hence, such agreements and instruments are secured and guaranteed.

  (a) Interest Rate Instruments

        The Company enters into interest swap agreements to manage its exposure to changes in interest rates. The swaps involve the exchange of variable interest rate payments for fixed interest rate payments without exchanging the notional principal amounts. The Company records the payments or receipts on the agreements as adjustments to interest expense.

        The debt restructuring in 2003 constituted a terminating event for the four interest rate swap instruments. The Company recorded expense of $1,308 to recognize the unrealized loss at time of refinancing to interest expense. The Company has designated the existing interest rate swap agreements as cash flow hedges to manage floating rate exposure under its credit facility.

        Derivative gains or losses included in accumulated other comprehensive income are reclassified into earnings at the time when the hedged item affects earnings. During the years ended December 31, 2003, 2002 and 2001, $2,993, $4,449 and $1,900, respectively, were reclassified as interest expense. During the years ended December 31, 2003, 2002 and 2001, $28 of expense, $64 of income and $82 of expense, respectively, were recognized in earnings for ineffectiveness relating to cash flow hedges. The Company estimates that net derivative losses of $887 included in accumulated other comprehensive income at December 31, 2003 will be reclassified into earnings during the next 12 months. The following is a recap of each agreement as of December 31, 2003:

Notional amount	$60.0 million	$60.0 million	$40.0 million	$20.0 million
Fixed rate paid	3.10%	2.89%	2.43%	2.44%
Variable rate received	1-month LIBOR	1-month LIBOR	1-month LIBOR	1-month LIBOR
Expiration date	January 2007	March 2006	April 2005	April 2005

        The Company enters into derivative transactions to protect against the risk of adverse interest rate movements on the value of the transactions in our committed loan sales business within the Relocation Solutions segment. Changes in fair value relating to these derivatives are recognized in current period earnings. No losses resulting from changes in fair value of these derivatives were recognized in earnings for the years ended December 31, 2003 and 2002.

  (b) Foreign Exchange Instruments

        From time to time, the Company utilizes foreign currency forward contracts in the regular course of business to manage its exposure against foreign currency fluctuations. The forward contracts establish the exchange rates at which the Company will purchase or sell the contracted amount of U.S. dollars for specified foreign currencies at a future date. The Company utilizes forward contracts that are short-term in duration (less than one year). The major currency exposures hedged by the Company are the Australian dollar, British pound sterling and euro. The contract amount of foreign currency forwards was $20,706 and $3,421 at December 31, 2003 and 2002, respectively. Changes in fair value relating to these derivatives are recognized in current period earnings. Approximately $2,127 and $142 of losses and $435 of gains resulting from changes in fair value of these derivatives were recognized in earnings for the years ended December 31, 2003, 2002 and 2001, respectively, as a component of general and administrative expense.

  (c) Convertible Bond Instruments

        The Company holds various debt securities with convertible features in the available-for-sale investment portfolio of its insurance operations. The value of the conversion feature is bifurcated from the value of the underlying bond. Changes in fair value are recorded in current period earnings. During the years ended December 31, 2003, 2002 and 2001, $1,880, $700 and $9 of gains, respectively, from increases in the fair market value of these instruments was recorded in earnings as a component of general and administrative expense.

(21)    Earnings Per Share

        A reconciliation of net income (loss) to net income (loss) available to common stockholders and basic to diluted share amounts is as follows:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Net income (loss)	$18,950	$20,821	$(16,884)
Less preferred share dividends	(1,901)	(3,609)	(3,364)
Less accretion of redeemable common stock	(331)	—	(157)

Net income (loss) available to common stockholders	$16,718	$17,212	$(20,405)

Basic weighted-average common shares outstanding	58,104,742	51,712,625	42,308,361
Assumed conversion of stock options and awards	2,829,126	119,611	—

Diluted weighted-average common shares outstanding	60,933,868	51,832,236	42,308,361

        Potentially dilutive securities totaling 137,664 shares in 2001 have not been included in the determination of diluted net loss per share as their inclusion would be anti-dilutive in that period.

(22)    Operating Segments

        The Company has four reportable segments: 1) Relocation Solutions-North America, 2) Relocation Solutions-Europe & Asia Pacific, together forming Global Relocation Solutions, 3) Network Services, and 4) Transportation Solutions. Intersegment transactions, principally relating to international operations, are recorded at market rates as determined by management. The consolidation process results in the appropriate elimination of intercompany transactions, with operating revenues reflected in the segment responsible for billing the end customer.

  Global Relocation Solutions

        The Company's Global Relocation Solutions business provides a combination of relocation services, global mobility services and moving and storage services that are tailored by geographic region to the specific customer needs. Global Relocation Solutions comprises the Relocation Solutions-North America and the Relocation Solutions-Europe & Asia Pacific reportable segments. This business provides the following services:

  •
  Relocation Services: Relocation services include realtor services for home sales and purchases, tax and expense management and closing and destination services.

  •
  Global Mobility Services: These services include assignment management programs, destination services to identify housing, schools and other critical client needs, as well as expatriate tax and expense management services.

  •
  Moving and Storage Services:

  •
  Household Goods: The Company provides worldwide household goods moving and storage services, including sales, packing, loading, transportation, delivery and warehousing. In the United States and Canada, moving and storage services are provided through a network of exclusive agents. Outside of the United States and Canada, the Company provides these services through a network of company-owned branches throughout the United Kingdom, Europe and the Asia Pacific regions.

  •
  Commercial Customers: The Company provides a broad portfolio of services to commercial customers, including office and industrial relocations and records management.

  •
  Transportation of High-Value Products: The Company provides customized solutions to facilitate the movement of high-value products that require specialized transport and handling, such as electronics, telecommunications, medical equipment and fine art.

  Network Services

        The network services business offers insurance programs, such as auto liability, occupational accident, physical damage, cargo and warehouse insurance coverage, to a network of agents, owner/operators and drivers as well as independent third-parties. The Company also offers fleet services, or a broad array of vehicle and supply purchase programs, as well as vehicle repair services.

  Transportation Solutions

        The Company provides logistic and transportation solutions to customers that require transportation management capabilities, inventory visibility at the serialized level and in-transit merge delivery solutions that are coordinated at the item level to deliver commercial goods that require specialized handling in a timely manner with the appropriate equipment.

        The tables below represent information about operating revenues, depreciation and amortization, income (loss) from operations and total assets by segment used by the chief operating decision-maker of the Company as of and for the years ended December 31, 2003, 2002 and 2001:

December 31, 2003:	Operating Revenues	Depreciation and Amortization(1)	Income (Loss) from Operations	Total Assets(2)
Relocation Solutions—North America	$1,602,924	$22,492	$59,760	$809,590
Relocation Solutions—Europe & Asia Pacific	478,167	19,695	30,162	449,542

Global Relocation Solutions	2,081,091	42,187	89,922	1,259,132
Network Services	163,178	3,890	36,711	267,487
Transportation Solutions	105,590	1,981	4,108	22,738
Corporate	—	—	(4,590)	—

Consolidated Totals	$2,349,859	$48,058	$126,151	$1,549,357

December 31, 2002:	Operating Revenues	Depreciation and Amortization(1)	Income (Loss) from Operations	Total Assets(2)
Relocation Solutions—North America	$1,544,438	$23,017	$40,993	$745,025
Relocation Solutions—Europe & Asia Pacific	407,972	16,941	24,840	372,588

Global Relocation Solutions	1,952,410	39,958	65,833	1,117,613
Network Services	125,042	3,118	26,452	221,444
Transportation Solutions	108,194	1,173	3,274	18,478
Corporate	—	—	(1,298)	—

Consolidated Totals	$2,185,646	$44,249	$94,261	$1,357,535

December 31, 2001:	Operating Revenues	Depreciation and Amortization(1)	Income (Loss) from Operations
Relocation Solutions — North America	$1,652,135	$25,871	$15,142
Relocation Solutions — Europe & Asia Pacific	387,081	20,104	25,976
Global Relocation Solutions	2,039,216	45,975	41,118
Network Services	84,210	659	18,478
Transportation Solutions	125,877	2,108	(6,294)
Corporate	—	—	(785)

Consolidated Totals	$2,249,303	$48,742	$52,517

(1)
Depreciation and amortization is composed of depreciation, goodwill amortization (prior to January 1, 2002), intangibles amortization in 2003 and 2002 and deferred agent contract amortization.

(2)
Total assets by segment are specific assets such as trade receivables and property and equipment. Assets also included allocated assets such as computer hardware and software, contracts receivable associated with equipment sales, deferred taxes, goodwill and intangible assets.

        Specified items related to segment assets:

	Year Ended December 31, 2003 Capital Expenditures	Year Ended December 31, 2002 Capital Expenditures	Year Ended December 31, 2001 Capital Expenditures
Relocation Solutions—North America	$8,342	$13,429	$27,195
Relocation Solutions—Europe & Asia Pacific	12,346	18,335	20,840
Global Relocation Solutions	20,688	31,764	48,035
Network Services	6,891	1,648	44
Transportation Solutions	1,004	51	269
Corporate	—	—	—

Consolidated Totals	$28,583	$33,463	$48,348

        Operating revenues and long-lived asset information by geographic area as of and for the years ended December 31, 2003, 2002 and 2001:

	2003		2002		2001
	Operating Revenues	Long-lived Assets	Operating Revenues	Long-lived Assets	Operating Revenues
United States	$1,805,094	$453,450	$1,723,692	$460,003	$1,799,200
Foreign	544,765	311,035	461,954	270,578	450,103

Total	$2,349,859	$764,485	$2,185,646	$730,581	$2,249,303

        Foreign revenue is based on the country in which the sales originated, principally in the United Kingdom, Continental Europe and Australia. Long-lived assets are composed of property and equipment, net and goodwill and intangible assets, net.

(23)    Restructuring and Unusual Items

        The following table provides details of restructuring for the year ended December 31, 2003:

	Restructuring Accrual as of December 31, 2002	Restructuring	Payments	Restructuring Accrual as of December 31, 2003
Transportation Solutions Parts Centers
Building leases and other	$514	$—	$(122)	$392
Total	$514	$—	$(122)	$392

        The following table provides details of restructuring for the year ended December 31, 2002:

	Restructuring Accrual as of December 31, 2001	Restructuring Credit	Payments	Restructuring Accrual as of December 31, 2002
Transportation Solutions Parts Centers
Severance cost	$40	$—	$(40)	$—
Building leases and other	2,197	(942)	(741)	514
Total	$2,237	$(942)	$(781)	$514

        The following table provides details of restructuring for the year ended December 31, 2001:

	Restructuring Accruals as of December 31, 2000	Restructuring Charge	Other Adjustments	Asset Impairment	Payments	Restructuring Accruals as of December 31, 2001
Fast Forward Program
Severance cost	$418	$—	$292	$—	$(710)	$—
Outplacement services and other	257	—	(247)	—	(10)	—

Total restructuring cost	675	—	45	—	(720)	—
Allied Acquisition
Severance cost	335	—	(170)	—	(165)	—
Other	65	—	112	—	(177)	—

Total restructuring cost	400	—	(58)	—	(342)	—

Branch System
Severance cost	135	595	—	—	(730)	—

Total restructuring cost	135	595	—	—	(730)	—

Business Needs Staffing Adjustment
Severance cost	751	429	15	—	(1,195)	—

Total restructuring cost	751	429	15	—	(1,195)	—

Transportation Solutions Parts Centers
Severance cost	—	969	(325)	—	(604)	40
Building leases	—	2,167	353	—	(403)	2,117
Asset impairment	—	772	(79)	(576)	(37)	80

Total restructuring cost	—	3,908	(51)	(576)	(1,044)	2,237

Total	$1,961	$4,932	$(49)	$(576)	$(4,031)	$2,237

  (a)    Fast Forward Program

        In January 1999, with the help of outside consultants, the Company initiated the Fast Forward Program, which was a detailed evaluation of its existing cost structure. The program was composed of a number of initiatives, primarily relating to employee redundancy. The charges included estimated severance costs for 237 employees across all operating divisions of the Company, outplacement services and other costs. None of these charges related to the Allied Acquisition. A total of 188 employees were terminated. The remaining employees transferred to other divisions or left the Company voluntarily. During 2000, the Fast Forward Program was completed, with remaining severance costs paid in 2001.

  (b) Allied Acquisition

        Included in the acquisition purchase price allocation were restructuring charges related to the Allied Acquisition, which reflect certain severance and relocation costs the Company incurred to effect a worldwide integration plan for Allied's operations. A total of 66 employees were terminated, and 55 were relocated. In 2000, based on an evaluation of the remaining amount needed, a reduction of $1,555 was made to the restructuring accrual, which was offset by an adjustment to goodwill. During 2000, the program was completed, with remaining severance costs paid in 2001.

  (c) Branch System

        In 2000, the Company's Relocation Solutions—Europe & Asia Pacific segment initiated programs in its U.K. operations in an effort to restructure its branch system and to eliminate management redundancy within its Pickfords Vanguard unit, reducing headcount by 93 employees. Charges were recorded as branch locations were identified for closure. The identification process continued through 2001, and headcount was reduced by an additional 16 employees. The programs were completed in 2001.

  (d) Business Needs Staffing Adjustment

        In November 2000, due to business needs as determined by management, the Company established a restructuring reserve of $1,084 whereby headcount was reduced by 50 employees. The charges included estimated severance costs across all operating divisions of the Company. Severance costs were paid out and the program was completed in 2001.

  (e) Transportation Solutions Parts Centers

        In June 2001, the Company's Transportation Solutions segment established a program to exit the Parts Center business. The program charges included severance and employee benefit costs for 293 employees and lease and asset impairment costs to shut down and exit the Parts Center business by the end of 2001. Due to lease terms and severance agreements, certain payments will continue through September 2005. During the year ended December 31, 2002, the restructuring accrual was reduced by $942, when the Company was able to sublease certain Parts Centers facilities earlier than originally estimated. As of December 31, 2003, 293 employees had been terminated.

  (f) Headquarters Move

        In December 2002, the Company incurred expenses of $4,658 associated with the move of its corporate headquarters building. The expenses were composed of $3,625 of remaining lease obligation costs, utilities and taxes associated with the former headquarters building, and were recorded upon exiting the facility. In addition, $1,033 of costs primarily relating to moving expenses to relocate to the new facility were expensed as incurred.

Unusual Items

        For the year ended December 31, 2003, the Company recognized $3,537 of non-cash equity-based compensation expense in relation to stock subscriptions and stock option grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of our common and redeemable common stock on the date of grant in accordance with APB 25. The total non-cash equity-based compensation expense to be recognized by us in respect of these transactions is $6,766. We expect to recognize $1,493, $865, $516, $272 and $83 in each of 2004, 2005, 2006, 2007 and 2008, respectively.

        The asset impairment charge of $7,092 for the year ended December 31, 2002 was due to a reduction in the number of software modules implemented by the high-value products moving business within Relocation Solutions—North America and Transportation Solutions, as a result of a change in business strategy. Curtailment and other gains for the year ended December 31, 2002 were composed of $7,370 of pension and retiree medical curtailment gain as the pension plan was frozen and retiree medical benefits were reduced (see Note 13) and $3,007 of gain from the sale of the Company's U.K. industrial moving business. The net book value of the assets sold was $1,322, and 2002 operating losses for the disposed entity were $2,573.

(24)    Related-Party

        As of December 31, 2003, Fund V and Fund VI, which are private investment funds managed by CD&R, own approximately 39.3% and 16.3% of the Company's outstanding common stock, respectively. Of the nine members of the Company's board of directors, two are principals of Clayton, Dubilier & Rice, Inc.

        The Company, NAVL and CD&R are parties to a consulting agreement pursuant to which CD&R is paid a management fee for financial advisory and management consulting services. For the years ended December 31, 2003, 2002 and 2001, such fees were $1,000, $1,375 and $1,375, respectively, as a component of general and administrative expense.

        NAVL has guaranteed loans made by a third-party lender in an aggregate principal amount of $1,254 and $810 as of December 31, 2003 and 2002, respectively, to various members of management, including certain of the Company's executive officers, in connection with their investment in SIRVA. NAVL would become liable for such amounts in the event that a member of management would fail to repay the principal and interest when due. These loans mature in July 2004, except for the loan to one of the Company's executive officers, which matures in May 2004, and bear interest at the prime rate plus 1.0%. The loan to the Company's executive officer was made prior to passage of the Sarbanes-Oxley Act. Subsequent to its passage, a policy was adopted that prohibited the Company or any of its subsidiaries from making loans to or guaranteeing loans of executive officers.

(25)    Summary of Quarterly Operating Results (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Operating revenues	$474,193	$579,803	$731,192	$564,671
Gross margin	$94,643	$114,845	$143,759	$120,698
Stock compensation expense	$—	$2,149	$821	$567
Income from operations	$12,799	$24,663	$55,432	$33,257
Debt extinguishment expense	$—	$—	$—	$37,588
Income (loss) before cumulative effect of accounting change	$(2,237)	$9,476	$39,902	$(18,455)
Net income (loss)	$(1,467)	$6,212	$26,165	$(11,960)
Basic income (loss) per share	$(0.05)	$0.09	$0.46	$(0.19)
Diluted income (loss) per share	$(0.05)	$0.09	$0.43	$(0.19)
2002
Operating revenues	$429,654	$538,361	$677,569	$540,062
Gross margin	$80,301	$102,006	$129,183	$107,004
Income from operations	$5,421	$23,038	$44,679	$21,123
Income (loss) before cumulative effect of accounting change	$(8,749)	$8,043	$28,618	$4,540
Net income (loss)	$(5,284)	$4,863	$17,424	$3,818
Basic income (loss) per share	$(0.15)	$0.08	$0.30	$0.05
Diluted income (loss) per share	$(0.15)	$0.08	$0.30	$0.05

        In the first quarter of 2003, the Company standardized certain employee benefit programs resulting in a reduction in accruals of $1,626.

        In the second quarter of 2003, the Company incurred $1,185 of outside legal expense associated with the Department of Justice antitrust matter, recognized $1,396 of severance expense associated with reduced headcount actions, recorded $2,149 of equity-based compensation expense and reversed to income $1,377 of unclaimed accounts receivable credits.

        In the third quarter of 2003, the Company sold its Sydney, Australia, facility resulting in a gain of $1,808.

        In the fourth quarter of 2003, the Company standardized certain employee benefit programs resulting in a reduction in accruals of $1,045, sold its minority interest in a joint venture resulting in a gain of $764, reduced accruals for unclaimed property by $1,779 and incurred $1,182 of outside legal expense associated with the Department of Justice and European antitrust matters. In addition, the Company recognized $37,588 of debt extinguishment expense, consisting of $24,951 of bond tender premium on the 13 3/8% senior subordinated notes and a $12,637 write-off of deferred debt issuance costs on the prior senior credit facility and indenture and a $1,308 write-off of unrecognized interest rate hedging losses in connection with the debt refinancing.

        In the fourth quarter of 2002, the Company incurred an asset impairment charge of $7,092 due to a reduction in the number of software modules implemented and expenses of $4,658 associated with the move of its headquarters building. In addition, the Company recognized a $7,370 pension and retiree medical curtailment gain and a $3,007 gain from the sale of its U.K. industrial moving business.

SIRVA, INC.
Consolidated Balance Sheets
At December 31, 2003 and March 31, 2004
(Dollars in thousands except share data)
(Unaudited)

	December 31, 2003	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$63,065	$73,940
Short-term investments	7,759	6,426
Accounts and notes receivable, net of allowance for doubtful accounts of $21,098 and $20,588, respectively	372,804	371,708
Mortgages held for resale	58,063	47,374
Relocation properties held for resale, net of allowance for loss on sale of $2,200 and $1,756, respectively	89,128	82,038
Deferred income taxes	37,126	37,143
Other current assets	33,207	44,391

Total current assets	661,152	663,020

Investments	90,255	94,486
Property and equipment, net	180,985	177,088
Goodwill	355,141	355,524
Intangible assets, net	228,359	228,218
Other long-term assets	33,465	33,758

Total long-term assets	888,205	889,074

Total assets	$1,549,357	$1,552,094

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$560	$1,538
Current portion of capital lease obligations	4,551	4,087
Short-term debt	96,430	86,209
Accounts payable	110,315	114,325
Relocation properties related payables	72,572	64,120
Accrued transportation expense	69,694	47,238
Insurance claims and reserves	80,266	72,428
Unearned premiums and other deferred credits.	59,331	70,126
Accrued income taxes	6,722	7,714
Other current liabilities	108,815	87,213

Total current liabilities	609,256	554,998

Long-term debt	427,463	476,067
Capital lease obligations	18,072	17,174
Deferred income taxes	35,848	37,768
Other liabilities	63,370	64,010

Total long-term liabilities	544,753	595,019

Total liabilities	1,154,009	1,150,017

Commitments and contingencies (Note 9)
Stockholders' equity:
Common stock, $.01 par value, 500,000,000 shares authorized with 73,029,346 issued and 70,435,367 outstanding at December 31, 2003 and 73,040,131 issued and 70,446,152 outstanding at March 31, 2004	730	731
Additional paid-in-capital	446,522	446,394
Common stock purchase warrant	655	655
Unearned compensation expense	(3,229)	(2,755)
Accumulated other comprehensive loss	(18,542)	(18,583)
Accumulated deficit	(20,670)	(14,247)

	405,466	412,195
Less cost of treasury stock, 2,593,979 shares at December 31, 2003 and March 31, 2004	(10,118)	(10,118)

Total stockholders' equity	395,348	402,077

Total liabilities and stockholders' equity	$1,549,357	$1,552,094

See accompanying notes to consolidated financial statements.

SIRVA, INC.
Consolidated Statements of Operations
For the three months ended March 31, 2003 and 2004
(Dollars in thousands except share and per share data)
(Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2004
Operating revenues	$474,193	$528,961
Operating expenses:
Purchased transportation expense	255,912	263,338
Other direct expense	123,638	154,892

Total direct expenses	379,550	418,230
Gross margin	94,643	110,731
General and administrative expense	80,358	92,373
Intangibles amortization	1,487	1,926

Income from operations	12,798	16,432
Other income (expense)	(22)	(71)
Interest expense	15,013	6,738

Income (loss) before income taxes	(2,237)	9,623
Provision (benefit) for income taxes	(770)	3,200

Net income (loss)	$(1,467)	$6,423

Net income (loss) per share—basic	$(0.05)	$0.09

Net income (loss) per share—diluted	$(0.05)	$0.09

Average number of common shares outstanding—basic	56,557,091	70,445,673
Average number of common shares outstanding—diluted	56,557,091	75,236,074

See accompanying notes to consolidated financial statements.

SIRVA, INC.
Consolidated Statements of Cash Flows
For the three months ended March 31, 2003 and 2004
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2004
Cash flows from operating activities:
Net income (loss)	$(1,467)	$6,423
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	12,079	12,846
Amortization of deferred debt issuance costs	882	450
Change in provision for losses on accounts and notes receivable	574	(31)
Deferred income taxes	1,425	1,752
(Gain) loss on sale of assets, net	382	(2,734)
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts and notes receivable	20,176	13,197
Originations of mortgages held for resale	(148,236)	(175,659)
Sales of mortgages held for resale	146,806	186,348
Relocation properties held for resale, net	(2,459)	(12,174)
Accounts payable	270	3,589
Other current assets and liabilities	(18,364)	(44,535)
Other long-term assets and liabilities	(68)	653

Net cash provided by (used for) operating activities	12,000	(9,875)

Cash flows from investing activities:
Additions of property and equipment	(3,927)	(5,547)
Purchases of investments	(21,738)	(29,022)
Proceeds from sale or maturity of investments	16,627	26,495
Acquisitions, net of cash acquired	(248)	(3,266)
Other investing activities	(580)	2,683

Net cash used for investing activities	(9,866)	(8,657)

Cash flows from financing activities:
Borrowings on short-term debt	1,475	252
Repayments on short-term debt	(1,706)	(858)
Borrowings on mortgage warehouse facility	144,605	172,300
Repayments on mortgage warehouse facility	(143,680)	(182,259)
Borrowings on relocation financing facilities	10,851	18,797
Repayments on relocation financing facilities	(8,608)	(19,544)
Borrowings on long-term debt	98,886	187,269
Repayments on long-term debt	(98,303)	(137,794)
Repayments on capital lease obligations	(2,571)	(1,619)
Proceeds from issuance of common stock	—	70
Other financing activities	2,968	(7,558)

Net cash provided by financing activities	3,917	29,056

Effect of translation adjustments on cash	1,034	351

Net increase in cash and cash equivalents	7,085	10,875

Cash and cash equivalents at beginning of period	45,480	63,065

Cash and cash equivalents at end of period	$52,565	$73,940

See accompanying notes to consolidated financial statements.

SIRVA, INC.
Notes to Consolidated Financial Statements

(Dollars in thousands except share and per share data)
(Unaudited)

(1)    Basis of Presentation

        This report covers SIRVA, Inc. (the "Company") and its wholly-owned subsidiaries SIRVA Worldwide, Inc., CMS Holding, LLC, RS Acquisition Holding, LLC and indirect subsidiary North American Van Lines, Inc.

        The accompanying unaudited consolidated financial statements should be read together with the Company's audited consolidated financial statements for the twelve months ended December 31, 2003. Certain information and footnote disclosures normally included in the aforementioned financial statements prepared in accordance with generally accepted accounting principles are condensed or omitted. Management of the Company believes the interim financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the interim periods presented. Certain reclassifications have been made to the consolidated financial statements for the prior periods presented to conform with the March 31, 2004 presentation.

        On November 7, 2003, the Company's board of directors approved a 3.17 for 1 stock split of the Company's common stock, effected by means of a reclassification. The stock split became effective on November 24, 2003. In connection with the stock split, the Company filed a certificate of amendment to its certificate of incorporation on November 10, 2003 which increased the number of shares of its common stock from 24,000,000 to 500,000,000. Periods presented have been restated to show the effect of the stock split.

        In accordance with the provisions of SFAS 123, as amended by SFAS 148, the Company has elected to continue to account for stock-based compensation under the intrinsic value based method of accounting described by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, generally no cost is recorded for stock options issued to employees unless the option price is below market at the time options are granted.

        Had the Company elected to apply the provisions of SFAS 123 and SFAS 148 regarding recognition of compensation expense to the extent of the calculated fair value of stock options granted, net income would have changed as follows:

	Three Months Ended
	March 31, 2003	March 31, 2004
Net income (loss) as reported	$(1,467)	$6,423
Equity-based compensation expense included in net income, net of tax	—	316
Pro forma compensation cost under fair value method, net of tax	(138)	(1,424)

Pro forma net income (loss)	$(1,605)	$5,315

Basic net income (loss) per share, as reported	$(0.05)	$0.09

Basic net income (loss) per share, pro forma	$(0.05)	$0.08

Diluted net income (loss) per share, as reported	$(0.05)	$0.09

Diluted net income (loss) per share, pro forma	$(0.05)	$0.07

(2)    Acquisition and Disposition

        On March 10, 2004, the Company purchased Relocation Dynamics, Inc. ("RDI"), a U.S.-based specialty relocation services provider, for $1,786, net of acquired cash of $200. The purchase was made with $1,986 in cash,

$1,500 paid at closing and $486 paid in April 2004, and contingent consideration of up to $3,000 payable subject to the achievement of certain revenue targets over the next five years. The cost of RDI has been preliminarily allocated to the net assets acquired and is subject to adjustment when asset and liability valuations are finalized. The acquisition of RDI was part of the Company's ongoing strategy to expand relocation and moving capabilities in major regions of the world. With RDI located in New Jersey, this acquisition added another service center on the East Coast to enhance the Company's service offering to existing and new customers. The aggregate consideration for RDI was developed assessing a multiple of earnings and cash flows as well as its complementary geographic location and customer base.

        On March 25, 2004, the Company sold its long leasehold interest in a parcel of land at its Edinburgh, Scotland facility to Forth Ports plc. for $2,740 in cash resulting in a gain of $2,626. This sale was in conjunction with the Company's ongoing plan to rationalize the infrastructure and expense base of its international operations to fund incremental investments in sales, marketing and other strategic capabilities that will enable future growth. The gain associated with this sale was recorded as a component of general and administrative expense.

(3)    Income Taxes

        The Company's estimated provision for income taxes differs from the amount computed by applying the U.S. federal and state statutory rates. This difference is primarily due to (1) differences in the statutory rates between the United States and countries where the Company has permanently reinvested earnings and (2) tax incentive programs that the Company has qualified for under the laws of certain jurisdictions.

(4)    Cash and Cash Equivalents

        Cash and cash equivalents included $34,547 and $46,022 at December 31, 2003 and March 31, 2004, respectively, primarily relating to the Company's wholly-owned insurance subsidiaries. While these cash balances may be used without limitation by the insurance subsidiaries for their operations, the payment of cash dividends by the insurance subsidiaries to the Company is principally dependent upon the amount of their statutory policyholders' surplus available for dividend distribution. The insurance subsidiaries' ability to pay cash dividends to the Company is, in turn, generally restricted by law or subject to approval of the insurance regulatory authorities of the states or countries in which they are domiciled. These authorities recognize only statutory accounting practices for determining financial position, results of operations, and the ability of an insurer to pay dividends to its shareholders.

(5)    Short-term Debt

        Short-term debt consisted of the following:

	December 31, 2003	March 31, 2004
Mortgage warehouse facility	$55,509	$45,550
Relocation financing facilities	40,073	40,403
Foreign subsidiaries' lines of credit	848	256

	$96,430	$86,209

        A subsidiary, SIRVA Mortgage, Inc., maintains a $100,000 revolving warehouse facility with an outstanding balance of $45,550 at March 31, 2004. Interest is payable monthly at the London Interbank Offered Rate ("LIBOR") plus 1.50% to 3.00% (effective rate of 2.81% at March 31, 2004). A commitment fee of 0.125% is charged on the entire facility and is payable quarterly. $50,000 of the facility matures on July 31, 2004, and the remaining $50,000 matures on July 31, 2005.

        A subsidiary, SIRVA Finance Limited, and various subsidiaries of SIRVA Relocation LLC, maintain relocation financing lines in the amount of $70,568 with various European banks. The Company has an outstanding balance of $40,073 on December 31, 2003 and $40,403 on March 31, 2004. Interest is payable monthly or quarterly depending on the lenders, at a rate of LIBOR plus 0.60%-1.50% (effective rate of 4.79%-5.69% on March 31, 2004). A commitment fee between 0% and 0.125% is charged on the undrawn balances.

        Certain wholly owned foreign subsidiaries maintain credit facilities totaling $22,944. Interest is payable monthly or quarterly at the base lending rate plus margins between 0.85% and 1.75% (effective rates between 3.52% and 8.51% as of March 31, 2004). Commitment fees range from 0% to 0.60% on the non-utilized portion of an applicable credit facility. As of December 31, 2003 and March 31, 2004, the outstanding balance was $848 and $256, respectively. The Company has $7,505 of bank guarantees issued against these credit lines at March 31, 2004. Certain of these facilities are guaranteed by the Company.

(6)    Other Current Liabilities

        Other current liabilities consisted of the following accruals:

	December 31, 2003	March 31, 2004
Compensation and benefits	$29,802	$19,543
Outstanding checks	13,759	9,049
Customer relocation expense	12,980	13,332
Customer and agent incentives	12,772	6,853
Sales, fuel and other non-income taxes	10,558	9,750
General and administrative	10,224	8,187
Interest and interest swap agreements	3,917	5,260
Deferred purchase price consideration	3,357	2,457
Facilities expense	909	2,211
Restructuring expense	392	363
Other	10,145	10,208

	$108,815	$87,213

(7)    Long-term Debt

        Long-term debt consisted of the following:

	December 31, 2003	March 31, 2004
Term loan	$415,000	$415,000
Revolving credit facility	—	49,745
Senior subordinated notes	11,025	11,025
Other	1,998	1,835

Total debt	428,023	477,605
Less current maturities	560	1,538

Total long-term debt	$427,463	$476,067

        The consolidated leverage ratio and interest coverage ratio, as defined in the Company's credit agreement, at March 31, 2004 were 2.84 to 1.00 and 7.08 to 1.00, respectively, compared to required ratios of less than 3.50 to 1.00 and greater than 3.25 to 1.00, respectively.

(8)    Stockholders' Equity

        Following is an analysis of stockholders' equity:

	Stockholders' Equity
	Total	Accumulated deficit	Accumulated other comprehensive income (loss)	Common stock	Common stock purchase warrant	Additional paid-in- capital	Unearned compensation	Treasury stock
Balance at December 31, 2003	$395,348	$(20,670)	$(18,542)	$730	$655	$446,522	$(3,229)	$(10,118)
Comprehensive income (loss):
Net income	6,423	6,423	—	—	—	—	—	—
Unrealized hedging loss, net of tax benefit of $(434)	(806)	—	(806)	—	—	—	—	—
Net change in unrealized holding loss on available-for-sale securities, net of tax benefit of $(83)	(153)	—	(153)	—	—	—	—	—
Foreign currency translation adjustment, net of tax of $496	918	—	918	—	—	—	—	—

Total comprehensive income	6,382	—	—	—	—	—	—	—

Issuance of common stock	71	—	—	1	—	70		—
Stock issuance costs	(198)	—	—	—	—	(198)	—	—
Unearned compensation	474	—	—	—	—	—	474	—

Balance at March 31, 2004	$402,077	$(14,247)	$(18,583)	$731	$655	$446,394	$(2,755)	$(10,118)

        The stock issuance costs incurred during the three months ended March 31, 2004 relate to the Company's initial public offering completed in the fourth quarter of 2003.

(9)    Commitments and Contingencies

        (a) Litigation

        The Company was a defendant in a personal injury suit resulting from a 1996 accident involving one of its agent's drivers. The case was tried in 1998, and the Company was found liable. After appeals, a final judgment of $15,229 was rendered in 2002, which has been fully paid. After insurance payments and reimbursements, the Company has paid $7,637, which the Company believes is fully reimbursable by insurance. TIG Insurance Co., one of the Company's excess insurers, filed suit against the Company, one of its subsidiaries and several other parties in the 191st Judicial District Court of Dallas County, Texas, on September 12, 2002, contesting TIG's coverage obligation and seeking declaratory judgment. The Company filed a counterclaim against TIG seeking reimbursement for all remaining amounts that the Company paid in satisfaction of the judgment and associated costs and expenses. The Company filed a motion for summary judgment in August 2003, and the court rendered a judgment awarding the Company $2,400 plus interest and attorneys' fees. TIG has recently filed a motion requesting a new trial, as well as a notice of appeal. The Company plans to file a notice of cross-appeal and has a reserve that it considers appropriate in the circumstances.

        The Company has produced and is producing records in response to grand jury subpoenas issued in connection with an investigation being conducted by attorneys in the Department of Justice Antitrust Division through a grand jury in the Eastern District of Virginia. The Company is cooperating with the investigation and understands that numerous other companies have received similar subpoenas.

        Some of the Company's moving services operations in Europe are being investigated by European antitrust regulators. The investigations are in the very early stages and involve certain anti-competitive practices. The investigations could expose the Company to administrative and other penalties. The Company is cooperating with the investigations, which the Company expects will take several years to complete.

        Management believes that, based on information currently available to it, the outcome of the Department of Justice and European antitrust investigations will not have a material adverse impact on the Company's overall operations or financial condition, although there can be no assurance that it will not. Any potential penalties, however, may have a material impact on the Company's earnings in the period in which they are recognized.

        The Company and certain subsidiaries are defendants in numerous lawsuits relating principally to motor carrier operations. In the opinion of management, after consulting with its legal counsel, the amount of the Company's ultimate liability resulting from these matters should not materially affect the Company's financial position, results of operations or liquidity.

  (b) Environmental Matters

        The Company has been named as a potentially responsible party ("PRP") in two environmental cleanup proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar state statutes. Based on all known information, the Company believes that the cost to resolve liability at these sites would not be materially or significantly larger than the reserves established which totaled $35 as of December 31, 2003 and March 31, 2004 respectively. These reserves are based upon the Company's allocation of the total estimated cleanup costs as a de minimis contributor pursuant to agreed orders executed with the Indiana Department of Environmental Management and the U.S. Environmental Protection Agency. The Company has made no provision for expected insurance recovery. The Company could incur significant unanticipated costs, however, if additional contamination is found at these sites, or if it is named as a PRP in other proceedings.

        The Company owns or has owned and leases or has leased facilities at which underground storage tanks are located and operated. Management believes that the Company has taken the appropriate and necessary action with regard to releases that have occurred. Based on its assessment of the facts and circumstances now known and after consulting with its legal counsel, management believes that it has recorded appropriate estimates of liability for those environmental matters of which the Company is aware. Further, management believes it is unlikely that any identified matters, either individually or in aggregate, will have a material effect on the Company's financial position, results of operations or liquidity. As conditions may exist on these properties related to environmental problems that are latent or as yet unknown, there can be no assurance that the Company will not incur liabilities or costs in the future, the amount of which cannot be estimated reliably at this time.

  (c) Purchase Commitments

        Purchase commitments consisted of the following:

	December 31, 2003	March 31, 2004
Outsourcing agreements	$158,954	$155,383
Software licenses, transportation equipment and other	8,098	9,183

	$167,052	$164,566

        On July 1, 2002, the Company entered into a ten-year purchase commitment with Covansys Corporation and Affiliated Computer Services, Inc. to provide selected outsourcing services for the Company's domestic information systems infrastructure, including data center operations and telecommunications and certain application software development. As of March 31, 2004, the remaining purchase commitment was $155,383. For the three months ended March 31, 2004, the Company paid Covansys $1,918. Covansys Corporation is a related party, as 24.5% of its outstanding common stock is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands exempted limited partnership ("Fund VI"). As of March 31, 2004, Fund VI held approximately 16.3% of the capital stock of the Company. Fund VI is managed by Clayton, Dubilier & Rice, Inc. a private investment firm that is organized as a Delaware corporation, and is an affiliate of our controlling shareholder, Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership.

(10)    Earnings Per Share

        A reconciliation of reported net income (loss) to net income (loss) available to common stockholders and a reconciliation of basic to diluted weighted average common shares are as follows:

	Three months Ended March 31
	2003	2004
Net income (loss)	$(1,467)	$6,423
Less preferred share dividends	942	—
Less accretion of redeemable common stock	148	—

Net income (loss) available to common stockholders	$(2,557)	$6,423

Basic weighted average common shares outstanding	56,557,091	70,445,673
Assumed conversion of stock options and awards	—	4,790,401

Diluted weighted average common shares outstanding	56,557,091	75,236,074

Net income (loss) per share—basic	$(0.05)	$0.09

Net income (loss) per share—diluted	$(0.05)	$0.09

        Potentially dilutive securities totaling 1,529,160 shares for the three months ended March 31, 2003 have not been included in the determination of diluted net loss per share as their inclusion would be anti-dilutive in that period.

(11)    Operating Segments

        The Company has four reportable segments—1) Relocation Solutions-North America, 2) Relocation Solutions-Europe & Asia Pacific, together forming Global Relocation Solutions, 3) Network Services, and 4) Transportation Solutions. Intersegment transactions, principally relating to international operations, are recorded at market rates as determined by management. The consolidation process results in the appropriate elimination of intercompany transactions, with revenues reflected in the segment responsible for billing the end customer.

  Global Relocation Solutions

        The Company's Global Relocation Solutions business provides a combination of relocation services, global mobility services and moving and storage services that we tailor by geographic region to the specific needs of our customers. Global Relocation Solutions is comprised of the Relocation Services—North America and the Relocation Solutions—Europe & Asia Pacific reportable segments. This business provides the following services:

  •
  Moving and Storage Services:

          Household Goods:    The Company provides worldwide household goods moving and storage services, including sales, packing, loading, transportation, delivery and warehousing. In the United States and Canada, moving and storage services are provided through a network of exclusive agents. Outside of the United States and Canada, the Company provides these services through a network of company owned branches throughout the United Kingdom, Europe and the Asia Pacific region.

          Commercial Customers:    The Company provides a broad portfolio of services to commercial customers, including office and industrial relocations and records management.

          Transportation of High-Value Products:    The Company provides customized solutions to facilitate the movement of high-value products that require specialized transport and handling such as electronics, telecommunications and medical equipment and fine art.

  •
  Relocation Services: Relocation services include realtor services for home sales and purchases, tax and expense management, closing and destination services.

  •
  Global Mobility Services: These services include assignment management programs, destination services to identify housing, schools, and other critical client needs, as well as expatriate tax and expense management services.

  Network Services

        The Company's Network Services segment offers a variety of services for truck drivers, fleet owners and agents, both inside and outside the Company's network. Services offered include insurance coverage such as vehicle liability, occupational accident, physical damage and inland marine insurance coverage, as well as truck maintenance and repair services and group purchasing. In addition, the Company offers a suite of services including fuel, cell phone, tire services, legal assistance and retirement programs to the members of the Company's National Association of Independent Truckers, an association of independent contract truck drivers.

  Transportation Solutions

        The Company provides a unique combination of third-party logistics transportation solutions designed to benefit a select market niche of customers that require transportation management, inventory visibility at the serialized level, and delivery solutions that are coordinated at the item level to deliver commercial goods that require specialized handling in a timely manner, and with the proper equipment to fit the situation.

        The tables below represent information about operating revenues, income (loss) from operations and total assets by segment:

	Three Months Ended
	March 31, 2003	March 31, 2004
Operating Revenues
Relocation Solutions—North America	$315,511	$325,017
Relocation Solutions—Europe & Asia Pacific	101,289	131,241

Global Relocation Solutions	416,800	456,258
Network Services	35,507	46,503
Transportation Solutions	21,886	26,200

Consolidated operating revenues	$474,193	$528,961

Income (loss) from operations
Relocation Solutions—North America	$1,889	$2,090
Relocation Solutions—Europe & Asia Pacific	3,612	5,314

Global Relocation Solutions	5,501	7,404
Network Services	8,058	9,539
Transportation Solutions	(481)	472
Corporate	(280)	(983)

Consolidated income from operations	$12,798	$16,432

	As of
	December 31, 2003	March 31, 2004
Total assets
Relocation Solutions—North America	$809,590	$780,921
Relocation Solutions—Europe & Asia Pacific	449,542	447,527

Global Relocation Solutions	1,259,132	1,228,448
Network Services	267,487	299,980
Transportation Solutions	22,738	23,666

Consolidated total assets	$1,549,357	$1,552,094

(12)    Components of Net Periodic Cost

        Information on the Company's domestic defined benefit and postretirement benefit plans and amounts recognized in the Company's consolidated statements of operations, based on actuarial valuation, is as follows:

	Pension Benefits		Postretirement Benefits
	Three Months Ended		Three Months Ended
	March 31, 2003	March 31, 2004	March 31, 2003	March 31, 2004
Interest cost	$1,774	$1,723	$254	$279
Service cost	—	—	25	33
Expected return on plan assets	(1,513)	(1,704)	—	—
Amortization of prior service benefit curtailment gain	—	—	(117)	(139)
Amortization of recognized actuarial loss	739	617	63	90

Net periodic benefit cost	$1,000	$636	$225	$263

        As of March 31, 2004, the Company had no 2004 funding requirements for its pension or postretirement plans; however, the Company may make voluntary contributions ranging from $1,000 to $5,000.

(13)    Restructuring

        In June 2001, the Transportation Solutions operating segment established a program to exit the parts center business. The charges included severance and employee benefit costs for 293 employees, lease and asset impairment costs to shut down and exit the parts center business by the end of 2001. Due to lease terms, certain facility lease payments will continue through September 2005. At March 31, 2004, the restructuring accrual was $363 after lease payments of $29 were made during the three months ended March 31, 2004.

(14)    Equity-Based Compensation Expense

        For the twelve months ended December 31, 2003 and the three months ended March 31, 2004, the Company recognized $3,537 and $474, respectively, of non-cash equity-based compensation expense in relation to stock subscriptions and stock option grants made to certain managers and directors in 2003. The expense has been recorded as the difference between the subscription or exercise price and the deemed fair value of the Company's common and redeemable common stock on the date of grant in accordance with APB 25. The total non-cash equity-based compensation expense to be recognized by the Company in respect of these transactions is $6,766. The Company expects to recognize $454, $292 and $272 in the three months ended June 30, 2004, September 30, 2004 and December 31, 2004, respectively.

(15)    Subsequent Event

        Subsequent to March 31, 2004, the Company initiated a process to pursue the sale of certain business assets which do not represent core components of the Company's market strategy. It is expected that any resulting transactions would occur during 2004 and would result in the sale of equipment and other intangible assets with a carrying value of approximately $2,853 as of March 31, 2004.

        On April 30, 2004, the Company purchased Rettenmayer Internationale Umzugslogistik GmbH ("Rettenmayer"), a Germany-based moving and relocation services business, for $4,355 in cash. The acquisition of Rettenmayer will provide the Company with a greater presence in the German market as well as complement its existing businesses in Central and Eastern Europe, and further enhance its "Relocation Redefined" offering to existing and new customers.

(16)    Related Party Transactions

        The Company is a party to a consulting agreement with Clayton, Dubilier & Rice, Inc. whereby Clayton, Dubilier & Rice, Inc. receives a management fee for financial advisory and management consulting services. For the three months ended March 31, 2004, such fees were $250.

        North American Van Lines has guaranteed loans made by a third-party lender in aggregate principal amounts of $1,245 as of March 31, 2004 to various members of the Company's management, including one of its executive officers in the amount of $160, in connection with their investment in the Company. North American Van Lines would become liable for such amounts in the event that a member of management would fail to repay the principal and interest when due. These loans mature in July 2004, with the exception of the loan to our executive officer, which matures in May 2004, and bear interest at the prime rate plus 1.0%. The loan to the Company's executive officer was made prior to passage of the Sarbanes-Oxley Act. Subsequent to its passage, the Company adopted a policy prohibiting it or any of its subsidiaries from making loans to or guaranteeing loans of executive officers.

(17)    Recent Accounting Pronouncements

        In December 2002, the FASB issued a revised SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits." In 2003, the Company adopted the revised disclosure requirements of this pronouncement, except for certain disclosures about non-U.S. plans and estimated future benefit payments that are not required until the year ended December 31, 2004.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). In December 2003 FIN 46 was revised ("FIN 46R") to clarify some of the provisions of FIN 46 and exempt certain entities from its requirements. Application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46R did not result in a material impact to the Company's consolidated balance sheets or statements of operations.

        In December 2003, the United States Congress enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act established a prescription drug benefit under Medicare ("Medicare Part D"), and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued Staff Position No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-1"). The Company has elected to defer accounting for the economic effects of the Act, as permitted by FSP 106-1. Therefore, in accordance with FSP 106-1, the accumulated postretirement benefit obligation and net period postretirement benefit cost included in the consolidated financial statements and disclosed above do not reflect the effects of the Act. Specific authoritative guidance on accounting for the federal subsidy is pending. The final issued guidance could require a change to previously reported information.

SCHEDULE II

SIRVA, INC.

VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2003 and 2002 and 2001
(Dollars in thousands)

Col.A	Col.B	Col.C			Col.D	Col.E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts(a)		Deductions(b)	Balance at End of Period
2003:
Allowance for doubtful accounts	$25,059	$3,401	$		$(7,362)	$21,098
Valuation allowance for contracts receivable	116	7		—	(121)	2
Allowance for loss on sale of relocation properties held for resale	1,772	4,243		—	(3,815)	2,200

	$26,947	$7,651	$		$(11,298)	$23,300

2002:
Allowance for doubtful accounts	$24,386	$6,891		$1,078	$(7,296)	$25,059
Valuation allowance for contracts receivable	367	—		—	(251)	116
Allowance for loss on sale of relocation properties held for resale	—	1,453		1,422	(1,103)	1,772

	$24,753	$8,344		$2,500	$(8,650)	$26,947

2001:
Allowance for doubtful accounts	$26,721	$5,558		$—	$(7,893)	$24,386
Valuation allowance for contracts receivable	255	112		—	—	367

	$26,976	$5,670		$—	$(7,893)	$24,753

(a)
Primarily related to acquisitions.

(b)
Primarily related to write-offs of accounts receivable, net of recoveries, losses on sale of relocation properties held for resale and currency translation.

Inside Back Cover Description: SIRVA's various brands arranged in an inverted triangle formation

18,500,000 Shares

Common Stock

PROSPECTUS

                           , 2004

Credit Suisse First Boston
Goldman, Sachs & Co.
Morgan Stanley
Deutsche Bank Securities
Banc of America Securities LLC
Citigroup
JPMorgan

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table itemizes the expenses incurred by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration fee—Securities and Exchange Commission	$64,424
Filing fee—National Association of Securities Dealers, Inc.	$30,500
Accounting fees and expenses	$200,000
Legal fees and expenses (other than blue sky)	$500,000
Printing	$400,000
Transfer agent and registrar fees	$5,000
Miscellaneous	$300,000
Total	$1,499,924

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        SIRVA'S Amended and Restated By-Laws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of the Delaware Corporation Law, as amended, and SIRVA's Restated Certificate of Incorporation authorizes the indemnification of officers and directors of the corporation to the fullest extent permitted under Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        The following sets forth information, as of December 31, 2003, regarding all sales of our unregistered securities during the past three years. All such shares were issued in reliance upon an exemption or exemptions from registration under the Securities Act by reason of Section 4(2) of the Securities Act or Rule 701 promulgated under

Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans relating to compensation as provided under Rule 701. In connection with the transactions for which an exemption is claimed pursuant to Section 4(2) of the Securities Act, the securities were sold to a limited number of persons and/or accredited investors, such persons were provided access to all relevant information regarding us and represented to us that they were either "sophisticated" investors or were represented by persons with knowledge and experience in financial and business matters who were capable of evaluating the merits and risks of the prospective investment, and such persons represented to us that the shares were purchased for investment purposes only and with no view toward distribution. In connection with the issuances of securities for which an exemption is claimed pursuant to Rule 701, the securities have been offered and issued by us to executive officers and employees and consultants for compensating purposes pursuant to written plans or arrangements.

        The following table sets forth the date of each sale or grant, the number of purchasers and/or grantees, and the number of shares and/or options sold or granted on such date.

Date of Issuance	Number of Share Acquirers/Option Grantees	Number of Shares of SIRVA Common Stock Sold	Aggregate Consideration Received by SIRVA ($)	Number of Options To Purchase Shares of SIRVA Common Stock Granted (3)
December 14, 2001	12 managers	—	—	26,945
December 31, 2001 (1)	72 managers	93,007	416,628.00	21,219
December 31, 2001 (1)	Guidance Solutions, Inc.	250,049	1,120,096.00	—
December 31, 2001 (1)	Clayton, Dubilier & Rice Fund V Limited Partnership	5,581,006	25,000,094.00	—
February 15, 2002	20 managers	295,919	1,325,570.00	58,667
February 15, 2002	1 director	158,500	710,000.00	—
April 12, 2002	Clayton, Dubilier & Rice Fund VI Limited Partnership	4,464,818	20,000,132.00	—
May 3, 2002	Clayton, Dubilier & Rice Fund VI Limited Partnership	8,929,604	40,000,122.00	—
July 30, 2002	3 managers	58,549	262,274.00	—
July 30, 2002	3 directors	176,664	791,366.00	—
July 30, 2002	2 agents	10,397	46,576.00	—
August 1, 2002 (2)	1 director	294	—	—
September 30, 2002 (2)	5 directors	4,926	—	—
November 15, 2002	24 managers	756,368	3,388,148.40	1,734,636
January 1, 2003 (2)	2 directors	3,429	—	—
March 30, 2003 (2)	3 directors	3,731	—	—
June 9, 2003	9 managers	231,603	1,351,628.50	461,494
June 9, 2003	6 directors	92,953	542,475.50	—
June 27, 2003	12 managers	204,465	1,193,250.00	408,930
June 30, 2003 (2)	3 directors	2,234	—	—
August 8, 2003	1 manager	31,700	185,000.00	63,400
October 1, 2003 (2)	4 directors	1,351	—	—
October 14, 2003 (4)	2 former directors	2,072	—	—

(1)
The shares of our common stock issued to managers, Guidance Solutions and Clayton, Dubilier & Rice Fund V Limited Partnership on December 31, 2001 were issued in consideration for all of each such stockholder's shares of Class A common stock, par value $.01 per share, of Moveline, Inc. The exercise price of the options issued to managers on December 31, 2001 was $4.48 per share.

(2)
Securities issued to directors on August 1, 2002, September 30, 2002, January 1, 2003, March 30, 2003, June 30, 2003 and October 1, 2003 were issued pursuant to the Directors Compensation Plan in consideration for services rendered by such directors.

(3)
The exercise price of the options granted from December 27, 2000 until prior to January 1, 2003 was $4.48 per share. The exercise price of all options granted on or after January 1, 2003 was $5.84 per share.

(4)
Securities issued to these directors were issued pursuant to the Directors Compensation Plan in consideration for services rendered by such directors prior to their resignation from SIRVA's board of directors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  List of Exhibits.

    The attached Exhibit Index is incorporated by reference.

  (b)
  Financial Statement Schedules.

    Schedule II, Valuation and Qualifying Accounts for the years ended December 31, 2001, 2002 and 2003 is filed as part of this registration statement. All other schedules are omitted as the information required is either included elsewhere in the consolidated financial statements herein or is not applicable.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes as follows:

        (1)   The undersigned will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (2)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto, duly authorized in the City of Westmont, State of Illinois, on June 1, 2004.

SIRVA, INC.
By:	/s/ RALPH A. FORD
	Name:	Ralph A. Ford
	Title:	Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ BRIAN P. KELLEY* Brian P. Kelley	Director, President and Chief Executive Officer (principal executive officer)	June 1, 2004
/s/ JAMES W. ROGERS* James W. Rogers	Director and Chairman of the board of directors	June 1, 2004
/s/ KATHLEEN J. AFFELDT* Kathleen J. Affeldt	Director	June 1, 2004
/s/ ROBERT J. DELLINGER* Robert J. Dellinger	Director	June 1, 2004
/s/ SIR JEREMY MACKENZIE* Sir Jeremy Mackenzie	Director	June 1, 2004
/s/ EDWARD H. ORZETTI* Edward H. Orzetti	Director	June 1, 2004
/s/ RICHARD J. SCHNALL* Richard J. Schnall	Director	June 1, 2004
/s/ CARL T. STOCKER* Carl T. Stocker	Director	June 1, 2004
/s/ IRVING B. YOSKOWITZ* Irving B. Yoskowitz	Director	June 1, 2004
/s/ JOAN E. RYAN* Joan E. Ryan	Senior Vice President and Chief Financial Officer (principal financial officer)	June 1, 2004
/s/ DENNIS M. THOMPSON* Dennis M. Thompson	Vice President, Corporate Controller (principal accounting officer)	June 1, 2004
*By:	/s/ RALPH A. FORD Ralph A. Ford Attorney-in-fact

Exhibits

Exhibit Number	Description of Document	Method of Filing
1.1	Form of Underwriting Agreement	To be filed by amendment.
3.1	Form of Restated Certificate of Incorporation of SIRVA, Inc.	Previously filed as Exhibit 3.1 to Amendment No. 3 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed November 12, 2003 and incorporated herein by reference.
3.2	Certificate of Amendment to the Restated Certificate of Incorporation of SIRVA, Inc.	Previously filed as Exhibit 3.2 to Amendment No. 5 to SIRVA, Inc. Form S-1(Registration No. 333-108185), filed November 20, 2003 and incorporated herein by reference.
3.3	Amended and Restated By-Laws of SIRVA, Inc.	Previously filed as Exhibit 3.3 to the Annual Report on Form 10-K of SIRVA, Inc. for the year ended December 31, 2003 and incorporated herein by reference.
4.1	Indenture, dated as of November 19, 1999, among North American Van Lines, Inc., State Street Bank and Trust Company and the subsidiary guarantors party thereto	Previously filed as Exhibit 4.1 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
4.2	13 3/8 Senior Subordinated Note due 2009	Previously filed as Exhibit 4.2 to the Annual Report on Form 10-K of SIRVA, Inc. for the year ended December 31, 2003 and incorporated herein by reference.
4.3	Registration Rights Agreement, dated November 19, 1999, among North American Van Lines, Inc., Banc of America Securities LLC, Chase Securities Inc. and the subsidiary guarantors party thereto	Previously filed as Exhibit 4.2 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
4.4	Supplemental Indenture, dated as of November 19, 2003, among North American Van Lines, Inc., U.S. Bank National Association and the outstanding guarantors thereto	Previously filed as Exhibit 4.4 to Amendment No. 5 to SIRVA, Inc. Form S-1 (Registration No. 333-96233), filed November 20, 2003 and incorporated herein by reference.
5.1	Opinion of Debevoise & Plimpton LLP	To be filed by amendment.
10.1	Acquisition Agreement, dated as of September 14, 1999, between NA Holding Corporation and NFC plc, now known as Exel plc	Previously filed as Exhibit 10.1 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.2	Amendment No. 1 to the Acquisition Agreement, dated as of November 19, 1999, between NA Holding Corporation and NFC plc, now known as Exel plc	Previously filed as Exhibit 10.2 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.

10.3
	Letter Agreement, dated as of November 19, 1999, among NA Holding Corporation, Clayton, Dubilier & Rice Fund V Limited Partnership and NFC plc, now known as Exel plc, with respect to rights and obligations of NFC by virtue of its acquisition of 1,749,610 shares of common stock, par value $0.01 per share, of NA Holding Corporation	Previously filed as Exhibit 10.10 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.4	Stock Subscription Agreement, dated as of November 19, 1999, between the NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership	Previously filed as Exhibit 10.11 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.5	Stock Subscription Agreement dated as of November 19, 1999, between NA Holding Corporation and NFC plc, now known as Exel plc	Previously filed as Exhibit 10.12 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.6	Transition Services Agreement, dated as of November 19, 1999, by and between NFC plc, now known as Exel plc, and NA Holding Corporation	Previously filed as Exhibit 10.15 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.7	Tax Matters Agreement, dated as of September 14, 1999, between NA Holding Corporation and NFC plc, now known as Exel plc	Previously filed as Exhibit 10.16 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.8
	Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.3 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.9
	Second Amendment, dated as of August 11, 2000, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.18 to Amendment No. 1 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed April 4, 2002 and incorporated herein by reference.

10.10
	Third Amendment and Waiver, dated as of December 21, 2001, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.19 to Amendment No. 1 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed April 4, 2002 and incorporated herein by reference.
10.11
	Fourth Amendment, dated as of March 19, 2002, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.20 to Amendment No. 2 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed May 22, 2002 and incorporated herein by reference.
10.12
	Fifth Amendment, dated as of April 30, 2002, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.21 to Amendment No. 2 to North American Van Lines, Inc. Form S-4 (Registration No. 333- 96233), filed May 22, 2002 and incorporated herein by reference.
10.13
	Sixth Amendment, dated April 24, 2003, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.13 to Amendment No. 1 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed October 16, 2003 and incorporated herein by reference.

10.14
	Indemnification Agreement, dated as of March 30, 1998, among NA Holding Corporation, NA Acquisition Corporation, North American Van Lines, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership	Previously filed as Exhibit 10.6 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.15	Consulting Agreement, dated as of March 30, 1998, among NA Holding Corporation, NA Acquisition Corporation, and North American Van Lines, Inc. and Clayton, Dubilier & Rice, Inc.	Previously filed as Exhibit 10.7 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.16	Amended and Restated Consulting Agreement, dated as of January 1, 2001, by and among SIRVA, Inc., North American Van Lines, Inc. and Clayton, Dubilier & Rice, Inc.	Previously filed as Exhibit 10.17 to Amendment No. 1 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed April 4, 2002 and incorporated herein by reference.
10.17	Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership	Previously filed as Exhibit 10.8 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.18
	Amendment No. 1, dated as of November 19, 1999, to the Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership	Previously filed as Exhibit 10.9 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.19
	Amendment No. 2, dated as of May 30, 2002, to the Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership	Previously filed as Exhibit 10.20 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.20
	Guaranty and Collateral Agreement, dated as of November 19, 1999, made by NA Holding Corporation, North American Van Lines, Inc. and certain of its subsidiaries in favor of The Chase Manhattan Bank, as collateral agent and administrative agent	Previously filed as Exhibit 10.4 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.21
	Common Stock Purchase Warrant No. 1, dated as of November 19, 1999, for 87,480 shares of NA Holding Corporation's Common Stock, issued in the name of NFC International Holdings (Netherlands II) BV, now known as Exel International Holdings (Netherlands 2) BV	Previously filed as Exhibit 10.5 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.22	Loan Agreement, dated as of November 19, 1999, between NA Holding Corporation, Blue Ridge Investments, LLC and The Chase Manhattan Bank.	Previously filed as Exhibit 10.23 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.

10.23
	First Amendment, dated as of February 16, 2000, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., formerly known as NA Holding Corporation (now known as SIRVA, Inc.), Blue Ridge Investments, LLC, and Chase Securities Inc.	Previously filed as Exhibit 10.24 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.24	Second Amendment, dated as of April 14, 2000, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Previously filed as Exhibit 10.25 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.25	Third Amendment, dated as of June 23, 2000, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Previously filed as Exhibit 10.26 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.26	Fourth Amendment, dated as of October 11, 2000, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Previously filed as Exhibit 10.27 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.27	Fifth Amendment, dated as of January 10, 2001, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Previously filed as Exhibit 10.28 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.28	Sixth Amendment, dated as of April 5, 2001, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Previously filed as Exhibit 10.29 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.29	Seventh Amendment, dated as of June, 2001, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Previously filed as Exhibit 10.30 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.30	Eighth Amendment, dated as of October 2, 2001, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Previously filed as Exhibit 10.31 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.31
	Ninth Amendment, dated as of January 2, 2002, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc., formerly known as Chase Securities Inc.	Previously filed as Exhibit 10.32 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.

10.32	Tenth Amendment, dated as of April 2, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc.	Previously filed as Exhibit 10.33 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.33
	Eleventh Amendment, dated as of July 1, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., formerly known as Allied Worldwide, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc.	Previously filed as Exhibit 10.34 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.34	Twelfth Amendment, dated as of July 29, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc.	Previously filed as Exhibit 10.35 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.35	Thirteenth Amendment, dated as of August 14, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc.	Previously filed as Exhibit 10.36 to SIRVA, Inc. Form S-1(Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.36	Fourteenth Amendment, dated as of September 10, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc.	Previously filed as Exhibit 10.37 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.37
	Fifteenth Amendment, dated as of October 29, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, Mt. Mitchell Capital Funding, LLC, and J.P. Morgan Securities Inc.	Previously filed as Exhibit 10.38 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.38
	Sixteenth Amendment, dated as of November 12, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, Mt. Mitchell Capital Funding, LLC, and J.P. Morgan Securities Inc.	Previously filed as Exhibit 10.39 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.39
	Seventeenth Amendment, dated as of November 12, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc. and Arawak, Ltd. (together with its permitted successors and assigns under the Agreement), as successor and assign of Blue Ridge Investments, LLC, Mt. Mitchell Capital Funding, LLC and J.P. Morgan Securities Inc.	Previously filed as Exhibit 10.40 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.

10.40
	Third Amended and Restated Warehousing Credit and Security Agreement, dated as of September 30, 2002, by and among SIRVA Mortgage, Inc., the lenders from time to time party thereto, and Washington Mutual Bank, FA, as a lender, lead arranger and agent, and National City Bank of Kentucky as documentation agent.	Previously filed as Exhibit 10.36 to the Annual Report on Form 10-K of SIRVA, Inc. for the year ended December 31, 2003 and incorporated herein by reference.
10.41
	First Amendment to Third Amended and Restated Warehousing Credit and Security Agreement, dated as of April 28, 2003, by and among SIRVA Mortgage, Inc., Washington Mutual Bank, FA, as a lender and agent, and the lenders party thereto.	Previously filed as Exhibit 10.37 to the Annual Report on Form 10-K of SIRVA, Inc. for the year ended December 31, 2003 and incorporated herein by reference.
10.42
	Second Amendment to Third Amended and Restated Warehousing Credit and Security Agreement, dated as of June 29, 2003, by and among SIRVA Mortgage, Inc., Washington Mutual Bank, FA, as a lender and agent, and the lenders party thereto.	Previously filed as Exhibit 10.38 to the Annual Report on Form 10-K of SIRVA, Inc. for the year ended December 31, 2003 and incorporated herein by reference.
10.43
	Third Amendment to the Third Amended and Restated Warehousing Credit and Security Agreement, dated as of July 30, 2003, by and among SIRVA Mortgage, Inc., the lenders from time to time party thereto, Washington Mutual Bank, F.A., as a lender, lead arranger and agent, and National City Bank of Kentucky, as documentation agent.	Previously filed as Exhibit 10.40 to Amendment No. 1 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed October 16, 2003 and incorporated herein by reference.
10.44
	Fourth Amendment to Third Amended and Restated Warehousing Credit and Security Agreement, dated as of October 29, 2003, by and among SIRVA Mortgage, Inc., Washington Mutual Bank, FA, as a lender and agent for the lenders, National City Bank of Kentucky, as a lender and documentation agent for the lenders, and Colonial Bank, N.A.	Previously filed as Exhibit 10.40 to the Annual Report on Form 10-K of SIRVA, Inc. for the year ended December 31, 2003 and incorporated herein by reference.
10.45	Stock Subscription Agreement, dated as of April 12, 2002, between SIRVA, Inc. and Clayton, Dubilier & Rice Fund VI Limited Partnership	Previously filed as Exhibit 10.22 to Amendment No. 2 to North American Van Lines, Inc. Form S-4, (Registration No. 333-06233) filed May 22, 2002 and incorporated herein by reference.
10.46	SIRVA, Inc. Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.42 to Amendment No. 5 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed November 20, 2003 and incorporated herein by reference.
10.47	Form of Option Agreement under the SIRVA, Inc. Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.43 to Amendment No. 5 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed November 20, 2003 and incorporated herein by reference.

10.48	SIRVA, Inc. Stock Incentive Plan	Previously filed as Exhibit 10.45 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.49	First Amendment to the SIRVA, Inc. Stock Incentive Plan	Previously filed as Exhibit 10.45 to Amendment No. 5 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed November 20, 2003 and incorporated herein by reference.
10.50	Form of Management Stock Subscription Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.13 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.51	Form of Other Investor Stock Subscription Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.48 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.52	Form of Management Stock Option Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.14 to North American Van Lines, Inc. Form S-4 (Registration No. 333-96233), filed February 4, 2000 and incorporated herein by reference.
10.53	SIRVA, Inc. Directors Compensation Plan	Previously filed as Exhibit 10.50 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.54	First Amendment to the SIRVA, Inc. Directors Compensation Plan	Previously filed as Exhibit 10.50 to Amendment No. 5 to SIRVA, Inc. Form S-1 (Registration No. 333-108185, filed November 20, 2003 and incorporated herein by reference.
10.55	Form of Directors Award Agreement under the SIRVA, Inc. Directors Compensation Plan	Previously filed as Exhibit 10.24 to Amendment No. 4 to North American Van Lines, Inc. Form S-4 (Registration No. 333-06233), filed June 18, 2002 and incorporated herein by reference.
10.56	SIRVA, Inc. Management Incentive Plan	Previously filed as Exhibit 10.52 to Amendment No. 5 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed November 20, 2003 and incorporated herein by reference.
10.57	Letter Agreement, dated as of July 8, 2002, by and between SIRVA, Inc. and Brian P. Kelley	Previously filed as Exhibit 10.54 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.58	Amendment to the Letter Agreement, dated as of November 19, 2003, by and between SIRVA, Inc. and Brian P. Kelley	Previously filed as Exhibit 10.54 to Amendment No. 5 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed November 20, 2003 and incorporated herein by reference.

10.59		Letter Agreement, dated December 6, 2002, by and between SIRVA, Inc. and Joan E. Ryan	Previously filed as Exhibit 10.55 to the Annual Report on Form 10-K of SIRVA, Inc. for the year ended December 31, 2003 and incorporated herein by reference.
10.60	(a)	Employment Agreement, dated as of December 5, 1994, by and between Allied Van Lines, Inc. and Michael P. Fergus	Previously filed as Exhibit 10.56 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.60	(b)	Independent Contractor Service Agreement and Release, dated as of April 27, 2004, by and between Michael P. Fergus and SIRVA, Inc.	Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q of SIRVA, Inc. for the three months ended March 31, 2004 and incorporated herein by reference.
10.60	(c)	Letter agreement, dated March 1, 2004, by and between Michael P. Fergus and SIRVA, Inc., with respect to termination of employment	Previously filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q of SIRVA, Inc. for the three months ended March 31, 2004 and incorporated herein by reference.
10.61		Fee and Guarantee Agreement, dated as of December 22, 1999, among North American Van Lines, Inc. and The Chase Manhattan Bank	Previously filed as Exhibit 10.57 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.62		First Amendment, dated as of December 27, 2000, to the Fee and Guarantee Agreement, dated as of December 22, 1999, among North American Van Lines, Inc. and The Chase Manhattan Bank	Previously filed as Exhibit 10.58 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.63		Second Amendment, dated as of February 5, 2002, to the Fee and Guarantee Agreement, dated as of December 22, 1999, among North American Van Lines, Inc. and The Chase Manhattan Bank	Previously filed as Exhibit 10.59 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.64		Fee and Guarantee Agreement, dated as of November 15, 2002, among North American Van Lines and JPMorgan Chase Bank	Previously filed as Exhibit 10.60 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.65		First Amendment, dated as of June 20, 2003, to the Fee and Guarantee Agreement, dated as of November 15, 2002, among North American Van Lines, Inc. and JPMorgan Chase Bank	Previously filed as Exhibit 10.61 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed August 25, 2003 and incorporated herein by reference.
10.66		Form of Restricted Stock Agreement under the SIRVA, Inc. Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.61 to Amendment No. 5 to SIRVA, Inc. Form S-1 (Registration No. 333-108185), filed November 20, 2003 and incorporated herein by reference.

10.67
	Credit Agreement, dated as of December 1, 2003, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, as administrative agent, Banc of America Securities LLC, as syndication agent, and Credit Suisse First Boston, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as documentation agents, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners	Previously filed as Exhibit 99.1 to the Current Report on Form 8-K filed December 8, 2003, as amended, and incorporated herein by reference.
10.68	Guarantee and Collateral Agreement, dated as of December 1, 2003, made by SIRVA, Inc., SIRVA Worldwide, Inc. and certain of its Subsidiaries in favor of JPMorgan Chase Bank, as Administrative Agent	Previously filed as Exhibit 99.2 to the Current Report on Form 8-K filed by SIRVA, Inc. on December 8, 2003, as amended, and incorporated herein by reference.
10.69	Letter, dated April 13, 2004, from Exel Investments Limited to SIRVA, Inc. and Clayton Dubilier & Rice Fund V Limited Partnership.	Previously filed as Exhibit 10.69 to SIRVA, Inc. Form S-1 (File No. 333-115315), filed May 7, 2004, and incorporated herein by reference.
10.70	Letter, dated March 18, 2004, from SIRVA, Inc. to Michael McMahon, with respect to offer of employment.	Previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q of SIRVA, Inc. for the three months ended March 31, 2004 and incorporated herein by reference.
21.1	List of Subsidiaries of SIRVA, Inc.	Previously filed as Exhibit 21.1 to the Annual Report on Form 10-K of SIRVA, Inc. for the year ended December 31, 2003 and incorporated herein by reference.
23.1	Consent of Debevoise & Plimpton LLP	Included as part of Exhibit 5.1.
23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith.
24.1	Powers of Attorney	Included in signature pages of SIRVA, Inc. Form S-1 (File No. 333-115315), filed May 7, 2004.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Business
Our Competitive Strengths
Our Strategies
Corporate History
Principal Stockholders
The Offering
Risk Factors
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE RELOCATION INDUSTRY
Illustrative Breakdown of Corporate Spending on a $60,000 Domestic Relocation
BUSINESS
Premium In Force at December 31, 2003
MANAGEMENT
Compensation Table for the 2003 Fiscal Year
PRINCIPAL STOCKHOLDERS
SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OUR INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
UNDERWRITING
Paid by the Selling Stockholders
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
SIRVA, INC. Consolidated Balance Sheets At December 31, 2003 and 2002 (Dollars in thousands except share and per share data)
SIRVA, INC. Consolidated Statements of Operations For the years ended December 31, 2003, 2002 and 2001 (Dollars in thousands except share and per share data)
SIRVA, INC. Consolidated Statements of Cash Flows For the years ended December 31, 2003, 2002 and 2001 (Dollars in thousands)
SIRVA, INC. Notes to Consolidated Financial Statements (Dollars in thousands except share and per share data)
SIRVA, INC. Consolidated Balance Sheets At December 31, 2003 and March 31, 2004 (Dollars in thousands except share data) (Unaudited)
SIRVA, INC. Consolidated Statements of Operations For the three months ended March 31, 2003 and 2004 (Dollars in thousands except share and per share data) (Unaudited)
SIRVA, INC. Consolidated Statements of Cash Flows For the three months ended March 31, 2003 and 2004 (Dollars in thousands) (Unaudited)
SIRVA, INC. Notes to Consolidated Financial Statements (Dollars in thousands except share and per share data) (Unaudited)
SCHEDULE II SIRVA, INC. VALUATION AND QUALIFYING ACCOUNTS For the Years Ended December 31, 2003 and 2002 and 2001 (Dollars in thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibits